Form 10-K, Exhibit 13
period 1998-12-31
OCTEL CORP
filed 1999-03-26
CIK 1054905

[PHOTO OF DENNIS J. KERRISON APPEARS HERE]

                                    Dennis J. Kerrison
                                    President and Chief Executive Officer
                                    Octel Corp.


       DEAR SHAREHOLDERS: There are three realities that define Octel. One, our main business is declining, and it's not coming back. Two, that business remains profitable. Three, those profits will fund our strategies for growth. Our mission is very clear.......

  A CLEAR PATH
  OCTEL CORP. ANNUAL REPORT 1998

1998 HIGHLIGHTS
                     SPIN-OFF FROM GREAT LAKES CHEMICAL CORPORATION.

            ITALIAN PLANT SALE.         IMPROVED SAFETY RECORD,
                                                   50% IMPROVEMENT OVER 3 YEARS.
PURCHASED FUEL ADDITIVES BUSINESS FROM VEBA OEL.
     PLUTO (ESTABLISHED AS OCTEL DEUTSCHLAND GMBH.
                                              EPS MET MARKET EXPECTATIONS.
ESTABLISHED A MARKETING ALLIANCE
                WITH ETHYL FOR THE SALE, MARKETING AND DISTRIBUTION OF TEL.

         GENERATED $238M CASH FROM OPERATING ACTIVITIES,
                                     50% OF SENIOR DEBT PAID IN FIRST 8 MONTHS.

 REPURCHASED $14.0M IN SHARES (5.6%).

TABLE OF CONTENTS

      Where We Stand  2
      Our Opportunity for Growth  5
      Plan in Motion  9
      Chairman's Message  12
      Financials  13

                       [BACKGROUND ARTWORK APPEARS HERE]

FINANCIAL HIGHLIGHTS


(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE FIGURES)           1998           1997           1996           1995
-----------------------------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS:
NET SALES                                                    $ 465.0        $ 539.1        $ 597.4        $ 628.3
OPERATING INCOME                                               134.9          194.7          226.1          254.6
INCOME BEFORE INCOME TAXES AND MINORITY                        111.9          198.7          221.7          249.1
MINORITY INTEREST                                                 --           24.3           29.6           32.3
INCOME TAXES                                                    41.5           56.7           63.8           71.7
NET INCOME                                                      70.4          117.7          128.3          145.1
CASH GENERATED BY OPERATING ACTIVITIES                         238.3          167.5          127.8          175.8

FINANCIAL POSITION AT YEAR END:
WORKING CAPITAL                                                106.7          179.9          216.1          175.8
TOTAL ASSETS                                                   806.7          832.9          841.0          798.4
LONG TERM DEBT (INCLUDING CURRENT PORTION)                     300.8             --             --             --
GLCC INVESTMENT                                                   --          652.8          584.6          530.8
STOCKHOLDERS' EQUITY                                           301.1             --             --             --

FINANCIAL RATIOS:
NET INCOME AS A PERCENT TO SALES                                15.1           21.8           21.5           23.1
EFFECTIVE INCOME TAX RATE                                       37.1           32.5           33.2           33.1
CURRENT RATIO                                                    1.2            2.7            2.7            2.3

SHARE DATA:
EARNINGS  -- BASIC                                              4.85           7.84           8.08           8.88
          -- FULLY DILUTED                                      4.85           7.84           8.08           8.88
SHARES OUTSTANDING (BASIC, THOUSANDS)
          -- AT YEAR END                                      13,934         15,000         15,900         16,300
          -- AVERAGE DURING YEAR                              14,514         15,000         15,900         16,300
STOCK PRICE
          -- HIGH                                               22.7             --             --             --
          -- LOW                                                11.6             --             --             --
          -- AT YEAR END                                        13.9             --             --             --

 .    1995 BALANCE SHEET DATA IS UNAUDITED.
 .    ACCOUNTS DETAILS PRIOR TO THE SPIN-OFF (MAY 22, 1998) ARE DERIVED FROM GLCC
     HISTORIC DATA.

OCTEL IS A GLOBAL CHEMICAL COMPANY SPECIALIZING IN HIGH PERFORMANCE FUEL ADDITIVES -- PRIMARILY TETRAETHYL LEAD (TEL) ANTI-KNOCK COMPOUND.



We manufacture approximately 80 percent of the global demand for TEL and, through the recently formed marketing alliance with Ethyl Corporation, market directly to approximately 75 percent of global customers. The market is declining roughly 15 percent per year due to the incompatibility of leaded fuel with catalytic converters and certain health and environmental concerns. We have pledged to manage this decline safely under our Product Stewardship Program. By vigorous strategic management of our cost base, we will work to maintain high margins to pay off debt and generate sufficient cash to grow our two strategic business units: Petroleum Specialties and Performance Chemicals. The result, we believe, will be the creation of value for our shareholders.

 ... We will manage the declining lead business safely and effectively and maximize cash flow through the decline. We will differentiate ourselves from our competition and manage costs tightly to drive productivity improvements throughout the organization. Also, we will look for opportunities for further industry consolidation. We will accelerate our debt repayment, invest in our specialties businesses, and return value to our shareholders. Our challenges, of course, are also very clear. We must reinvent the company. We will create the infrastructure of people, operations and technology to become a new company on a new track towards profitable growth.

     Our overriding mission is to execute these strategies in a way that creates value for the shareholders who invest in our business. We can't do that by tinkering at the margins of change. It takes fundamental redirection. And that, in turn, takes tough decisions. We faced up to reality early. When you're looking at a business that is declining by 15 percent a year, you can't waste energy trying to change the rules. You create new ones. You adapt.

[SOUND BITE 1 - SEE PAGE 53]

[PICTURE OF PLANE APPEARS HERE]

[SOUND BITE 2 - SEE PAGE 53]

WHERE WE STAND
The first step in rewriting the rules for the new company was the spin-off from Great Lakes Chemical Corporation. Being on our own allows us to deal positively with our issues, set our own strategies, focus on our strengths and invest in our technologies. We can now create our own future.

THREE KEY UNITS As a number of businesses historically managed by Octel were retained by Great Lakes, we organized the company into three Strategic Business Units (SBUs) -- Lead Alkyls (TEL), Petroleum Specialties and Performance Chemicals. We understand the drivers, competitors, challenges and opportunities for each of these businesses.

     While the TEL business is declining, it will remain a viable business for a considerable number of years. TEL remains the most efficient octane enhancer available, meaning the transition to lead-free fuel is unlikely to happen globally all at once. Also, in some uses -- piston-engined aircraft, for example -- there is no realistic substitute.

     However, we do not have the market to ourselves. There are three competitors: Ethyl Corporation (U.S.), competing in North America and Western Europe, Alcor/Novoktan

[PHOTO OF STEVE W. WILLIAMS APPEARS HERE]

[SOUND BITE 3 - SEE PAGE 53]

[GRAPHIC APPEARS HERE]

[SOUND BITE 4 - SEE PAGE 53]

(Switzerland/Eastern Germany) and Sintez(Russia). However, our competitive advantages are substantial.

A SERVICE ADVANTAGE One advantage is our size. Serving a market that spans the globe, we are the clear number one player in the TEL market. We supply our global distribution network from a world-class manufacturing facility in Ellesmere Port, UK and subsidiaries and offices across the world. We can provide a range of services that go well beyond the delivery of product. All of this gives customers compelling reasons to make Octel the supplier of choice.

Our profile is raised further by the fact that, as the industry leader, we have taken on the role of setting standards. Through our Product Stewardship Program -- which focuses on excellence in safety and quality -- and our environmental services team, we will help the industry work responsibly and safely during the decline of lead.

OPPORTUNITIES IN CONSOLIDATION Given the rapid decline in TEL, and the high costs and logistical complexity facing the industry, we decided immediately after the spin-off to seek opportunities for industry consolidation.

[PICTURE APPEARS HERE]

[SOUND BITE 5 - SEE PAGE 53]

[PHOTO OF MAN AT CONTROL PANEL APPEARS HERE]

[SOUND BITE 6 - SEE PAGE 53]

[GRAPHIC APPEARS HERE]

In October, we forged a marketing alliance with Ethyl Corporation to improve services to customers outside the U.S. and Western Europe. The cultural similarities between the companies and our joint commitment to safety, quality and excellence give us confidence that the alliance will allow us to manage the decline efficiently and increase our ability to meet the full range of customer needs. We will continue to seek further opportunities for consolidation, maintaining our leadership position and ensuring that our global customers receive the service and support they demand.

GRAPHIC APPEARS HERE]

[PHOTO OF ALAN G. JARVIS APPEARS HERE]

[SOUND BITE 7 - SEE PAGE 53]

OUR OPPORTUNITY FOR GROWTH
As we generate revenues from our lead business to pay back debt, we are also building our position in Specialty Chemicals, where we are concentrating on two main markets: Petroleum Specialties and Performance Chemicals.

   The larger of the two is Petroleum Specialties, a performance fuel additives business built on the TEL operation. Over the last 8 years our global coverage and extensive customer network has enabled us to build a solid business with sales of $64M in 1998. We believe that our long experience in fuels and our broad market presence will be an ongoing advantage.

A NEED FOR CLEANER FUELS Recognizing the opportunity in the demand for cleaner-burning and more efficient fuels early on, we have used our experience to develop a range of products and customized performance blends for both diesel and gasoline engines. We are now one of the largest independent suppliers of products that enable our petroleum industry customers to improve and differentiate their products in the marketplace.

   Petroleum Specialties' Refinery Services unit supplies a growing list of products and services that improve operational efficiences and product performance at the Refinery.

[PHOTO OF CHEMICAL CONTAINERS APPEARS HERE]

[SOUND BITE 8 - SEE PAGE 53]

[SOUND BITE 9 - SEE PAGE 53]

Also, in December we completed the acquisition of Pluto from Veba Oel. The company, which now operates as Octel Deutschland GmbH, opens wide new marketing opportunities to serve customers in more places with an expanded range of Petroleum Specialty products.

   Our second growth opportunity, Performance Chemicals, originally centered on intermediates and raw materials related to our main businesses. Our focus as we go forward is to develop high performance, and particularly environmentally friendly, products from our technology base. The major current product line is Octaquest(R), which was originally developed for the detergent market. We are now finding applications in the personal care, paper, photographic and other markets where biodegradability is a key requirement.

BUILDING ON STRENGTHS We are not the volume leader in these growth industries, but we do have a strong niche position and an excellent technology base -- footholds we need to become a major factor in the market in the future.

   In Petroleum Specialties, we are developing interesting combustion enhancers for both diesel and gasoline. The acquisition of Pluto has added Ferrocene, an iron-based

[ARTWORK APPEARS HERE]

SOUND BITE 10 - SEE PAGE 53]

[PHOTO APPEARS HERE]

[SOUND BITE 11 - SEE PAGE 53]

combustion improver, into our family of products, giving us flexibility in formulating to meet the new, vigorous air standards being introduced. In Performance Chemicals, the Octaquest technology is the platform for the development of a family of products, such as Octahib(R), a biodegradable corrosion inhibitor that protects metal.

BALANCED OPTIONS FOR GROWTH We have a number of ways we can grow the business beyond organic growth from home-grown R&D. Among the relatively low-cost, low-risk options for building our business are: licensing, acquisitions, custom synthesis and developing ways to use existing technologies in product applications for new markets.

   For example, the licensing program we launched in 1998 will allow us to introduce new technologies into a number of our markets. Many of the industries that are moving toward outsourcing manufacturing are benefiting from our infrastructure and experience.

PRODUCTS FOR NEW MARKETS Another clear opportunity is to move products currently sold by Petroleum Specialties into other market segments without high market entry and

[DIAGRAM APPEARS HERE]

[SOUND BITE 12 - SEE PAGE 53]

[BACKGROUND PHOTO APPEARS HERE]

[SOUND BITE 13 - SEE PAGE 54]

development costs. One good example is Stadis(R), an anti-static agent for fuels that could have many other similar applications in various manufacturing processes.

   Finally, we intend to accelerate the growth of the company over time through bolt-on acquisitions. These will be companies that are small, affordable and in areas we know.

   They typically will help us fill strategic gaps and move faster in building shareholder value.

[PHOTO APPEARS HERE]

[SOUND BITE 14 - SEE PAGE 54]

PLAN IN MOTION

Real change, of course, is more than a strategic course correction. It takes a rethinking of the basics -- people, costs and operations. It takes rebuilding around new realities.

THE PEOPLE FACTOR Once a fairly traditional hierarchy, we are recreating our culture around heavy employee involvement in decision-making and open, two-way communications. We have asked our people for their ideas and their support. The response of our employees and their representatives during a difficult period of downsizing has been outstanding. They have been absolutely key to the progress we have made, and they are critical to our future.

HOLDING THE MARGINS Rather than pursuing individual cost-improvement programs on an ad hoc basis, we adopted a strategic cost management program. Continuous cost improvement is central to all we do: our lines of business, our site operations and our longer-term investment plans. A key step was to reduce capacity we would no longer need. In 1996 we closed both our French and Italian manufacturing operations, consolidating all TEL manufacture at Ellesmere Port.

[PHOTO APPEARS HERE]

[SOUND BITE 15 - SEE PAGE 54]

[SOUND BITE 16 - SEE PAGE 54]

Also, from May 1996 to the end of 1998, we reduced our employee force by approximately 50 percent. However, as we continue to rationalise, we will also continue to create new and better management systems, performance measurements and training programs.

A MATTER OF RESPONSIBILITY To improve on our past safety and environmental record, we have adopted Organizational Stewardship as a core value -- which means we answer not only to our profit statement, but also to the safety of our employees and neighbors and the well-being of the environment.

We have signed up to the Guiding Principles of the Chemical Industries Association's Responsible Care Program, and we have set new internal improvement targets. As a result of these and related efforts, we have improved our safety record for the third consecutive year. There is still more improvement to be made, but we are clearly on the right track.

A CLEAR PATH FORWARD The productive year behind us is a first, solid step along what I see as a five-year horizon. The first years, by necessity, will focus on managing our current business and paying down our debt ahead of schedule. But,

[SOUND BITE 17 - SEE PAGE 53]

[SOUND BITE 18 - SEE PAGE 54]

as we manage those situations, we will be moving forward toward a new and exciting future for Octel and our shareholders.

        My thanks to you, our shareholders, for your support, and to our employees for all you have done in making our future possible.


Sincerely,

/s/ Dennis J. Kerrison
DENNIS J. KERRISON
President and Chief Executive Officer, Octel Corp.

[SOUND BITE 19 - SEE PAGE 53]

[PHOTO OF DR ROBERT E. BEW APPEARS HERE]

CHAIRMAN'S MESSAGE
I am pleased to have chaired the company through its first eight months as a public company and to have seen it deliver performance in line with expectations.

I believe our performance relates directly to the quality of leadership. In addition to a very experienced management team, we have assembled a first-rate Board of Directors, giving us a wealth of international experience in the chemical, petrochemical and financial services industries. Guiding our efforts is a system of good Corporate Governance practices to meet our shareholders' expectations.

The most tumultuous period of change is now behind us. Ahead, I believe, is a time of building on the platform we have created, and of progress in our number one objective: creating a business that delivers value for our shareholders.


Sincerely,

/s/ Dr Robert E. Bew

DR. ROBERT E. BEW
Chairman, Octel Corp.

[SOUND BITE 20 - SEE PAGE 54]

     FINANCIALS

14. Management's Discussion and Analysis of Financial Condition and Results of Operations

24.  Management's Statement of Responsibility for Financial Statements

25.  Report of Independent Accountants

26.  Consolidated Statements of Income

27.  Consolidated Balance Sheets

28.  Consolidated Statements of Cash Flows

29.  Consolidated Statements of Stockholders' Equity

30.  Notes on Consolidated Financial Statements

47.  Quarterly Summary (Unaudited)

48.  Board of Directors

48.  Corporate Officers

49.  Investor Information

MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          OVERVIEW
          ----------------------------------------------------------------------

The following discussion is based upon the separate financial statements of the Company,which present the Company's results of operations, financial position and cash flows. In so far as they relate to the periods prior to May 22, 1998 when the spin-off of Octel Corp. from the Great Lakes Chemical Corporation group
(GLCC) was consummated, these financial statements include the assets, liabilities, income and expenses that related to the Octel businesses as they were operated as a part of the Petroleum Additives Business Unit of GLCC, and the Company's statement of income includes all the related costs of doing business,including charges for the use of facilities and for employee benefits. The financial information included herein, however, may not necessarily reflect the results of operations,financial position and cash flows that would have been achieved if the Company had been an independent company during the periods presented.

Some of the information presented in this Annual Report constitutes forward-looking comments within the meaning of the Private Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for the Company's products, including the rate of decline in demand for tetraethyl lead(TEL). In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations.

The Company has three businesses -- Lead Alkyls (TEL), Petroleum Specialties and Performance Chemicals. TEL is the Company's principal product, and the Company is the world's leading manufacturer of TEL. Over the last few years, approximately 70% of the Company's TEL production has been sold on a retail basis to oil refineries, and the remaining 30% has been sold to distributors, principally Ethyl Corporation (Ethyl), under long-term wholesale contracts.Pricing to distributor customers is substantially below pricing to retail refinery customers.

From 1989 to 1995, the Company was able to substantially offset the financial effects of the declining demand for TEL through higher TEL pricing. The magnitude of these price increases reflected the cost effectiveness of TEL as an octane enhancer as well as the high cost of converting refineries to produce higher octane grades of fuel. More recently, however, as the optimum TEL levels in gasoline have been reached, and as competition has
14
intensified due to the decline in demand for TEL, it has been increasingly difficult for the Company to secure general price increases. The Company expects that this trend will continue in the foreseeable future.

As world demand for TEL has declined,the Company has been reducing its cost base in an attempt to maintain its margins. In 1989, the Company closed its German manufacturing facility. In 1996, the Company ceased production at its Italian and French manufacturing facilities. The closure of the Italian and French facilities has reduced the Company's workforce by 193 and will result in a further reduction of 59 employees upon substantial completion of site remediation activities in France. All of the Company's current TEL requirements are now produced at its sole remaining TEL manufacturing facility which is located in Ellesmere Port in the United Kingdom. In December, 1998 one of the three TEL buildings on this site was closed. Since 1996, the Company's cost reduction efforts and operating improvement programs in the UK have reduced the workforce by 686 people as at December 31, 1998 and by mid 1999 the total UK workforce will be reduced by 50% from the 1,800 employed in June 1996. All this has been achieved through voluntary severance programs. The Company will continue to downsize its manufacturing and operating cost base and restructure its operations as the TEL market continues to decline.


          RECENT DEVELOPMENTS
          ----------------------------------------------------------------------

On September 29, 1998 the Company announced that its UK subsidiary The Associated Octel Company Limited (Associated Octel) had signed agreements with Ethyl Corporation and its UK subsidiary to market and sell TEL in areas of the world excluding North America and the European Union. The agreements, which became effective October 1, 1998, finalized the memorandum of understanding between the companies previously announced on July 27, 1998. Under the agreements, all marketing and sales efforts made to customers are made in the name of Associated Octel. Ethyl provides bulk transportation services in support of the agreements while Octel continues to produce all TEL marketed under these agreements. Depending upon cost, performance and flexibility, one or both companies provide under the agreements other TEL services. As countries move increasingly toward lead-free fuel and the demand for TEL continues to decline, it becomes increasingly more expensive to market, sell, manufacture and distribute a given quantity of TEL. The Company believes that significant cost savings can be achieved under these agreements by permitting more efficient marketing, sales and distribution of TEL products.

In order to diversify and expand its non-TEL product line, in December 1998 the Company concluded an agreement with Veba Oel AG for the acquisition of its petroleum specialties subsidiary, Chemische Betriebe Pluto GmbH (Pluto). Based in Herne, Germany, Pluto manufactures and sells fuel additives mainly based on ferrocene, an iron-based metal organic product used as a combustion improver and octane enhancer. Pluto has annual sales of approximately $18 million. The Company and Pluto had already entered into a joint marketing arrangement in 1997.

The Company continues to reduce TEL costs in line with the market decline and announced another voluntary severance program in September 1998 which is to be implemented in early 1999. The Company closed one TEL building at the end of 1998 and has announced a formal review into the economics of manufacturing raw materials currently produced to support the manufacture of TEL.

     FISCAL 1998 COMPARED TO FISCAL 1997
     ---------------------------------------------------------------------------

Net sales decreased $74.1 million (or 14%) in 1998 to $465.0 million from $539.1 million in 1997. Net sales by business area are set forth in the following table:

                                                                       INCREASE
     (DOLLARS IN MILLIONS)                1998              1997      (DECREASE)
     ---------------------------------------------------------------------------
     TEL                          $  369.0    79%    $  442.0     82%     (16)%
     PETROLEUM SPECIALTIES            63.9    14         62.6     12        2
     PERFORMANCE CHEMICALS            32.1     7         34.5      6       (7)
     ---------------------------------------------------------------------------
     TOTAL                        $  465.0   100%    $  539.1    100%     (14)%
     ---------------------------------------------------------------------------

TEL sales in 1998 were $73 million (16%) lower than 1997, attributable to volume decreases of $65.5 million and price reductions of $9.1 million offset by exchange gains of $1.6 million. The reduction is largely due to the decreased worldwide demand for TEL which reduced volumes and increased surplus capacity and competition in the marketplace.

Retail TEL volumes decreased by 9% to 50,600 metric tons, and prices fell by 3%. Sales on a wholesale basis fell in volume terms by 45% to 13,400 metric tons, principally due to reduced off-take by Ethyl.

Petroleum Specialties net sales in 1998 were $63.9 million, an increase of 2% over 1997 levels, despite reduced market demand for additives in Asia Pacific. The acquisition of Pluto (now Octel Deutschland) in December 1998 will add to sales in 1999 but its results are not included in 1998.

Performance Chemicals net sales in 1998 were $2.4 million (7%) below 1997 levels, mainly as a result of reduced demand for Octaquest(R) and a plant maintenance shutdown, prior to expansion during the year.

Gross profit of $220.7 million in 1998 was $44.0 million (17%) below 1997 levels. As a percentage of sales, gross profit in 1998 was 47% compared to 49% in 1997. The reduction reflects the decline in TEL sales but also reflects an increase in rationalization charge from $13 million to $16 million, including the settlement of all liabilities relating to the Bussi site (Italy) in return for a payment of $5 million.

Operating expenses in 1998 were $85.8 million, increased by $15.8 million (23%) on 1997. The increase is principally due to higher amortization charges on intangible assets from $27.6 million in 1997 to $42.6 million in 1998, mainly resulting from the acquisition in late 1997 of the minority interest in the Company's subsidiaries previously held by Chevron Chemical Company
(Chevron). Sales, general and administrative expenses were $40.1 million compared to $38.6 million in 1997, but the increase of $1.5 million includes $3.0 million of public company costs which did not exist in 1997.

Operating income in 1998 was $134.9million, a return of 29% on net sales. The reduction in the rate of return from 36% in 1997 was mainly the result of lower gross profit and increased amortization charges.

Interest expense in 1998 was $25.2 million compared to $2.2 million in 1997. Interest on the Senior Debt and Notes issued in connection with the spin-off from GLCC was $21 million for the eight months through December, the balance being interest paid to GLCC on loans to fund the acquisition of Chevron's minority interest in November 1997. Interest income decreased from $3.9 million in 1997 to $2.7 million in 1998.

The decrease in other expenses and other income, compared to 1997, of $1.8 million and $4.6 million, respectively, relates to foreign exchange movement from an income of $6.8 million to an expense of $2.5 million.

The minority interest in the Company was acquired from Chevron in the fourth quarter of 1997, resulting in an improvement of $24.3 million in profit attributable to the Company in 1998.

Income tax charges of $41.5 million in 1998 decreased by $15.2 million from 1997, largely due to the decrease in pre-tax profits but also due to a $3.5 million refund of Italian withholding tax received by the Company.


          FISCAL 1997 COMPARED TO FISCAL 1996
          ----------------------------------------------------------------------

Net sales decreased $58.3 million (or 10%) in 1997 to $539.1 million from $597.4 million in 1996. Net sales by business are set forth in the following table:

                                                                       INCREASE
          (DOLLARS IN MILLIONS)             1997             1996     (DECREASE)
          ----------------------------------------------------------------------
          TEL                        $  442.0    82%    $505.1   85%     (12)%
          PETROLEUM SPECIALTIES          62.6    12       70.9   12      (12)
          PERFORMANCE CHEMICALS          34.5     6       21.4    3       61
          ----------------------------------------------------------------------
          TOTAL                      $  539.1   100%    $597.4  100%     (10)%
          ----------------------------------------------------------------------


This total decrease was primarily attributable to a decline in sales volume of $67.9 million which was partly offset by a price increase of $8.7 million and foreign exchange gains of $0.9 million. In 1997 the retail volume of TEL sold was 55.8 thousand metric tons as compared with 63.8 thousand metric tons in 1996, a decline of approximately 12%, which was slightly improved from the 13% annual volume decline experienced in 1996. Reduced sales in Western Europe, the Middle East and Australia were partly offset by increases in Eastern Europe and Central America, but the Company believes it maintained its share of the worldwide retail TEL market during this period. Retail sales prices of TEL increased by approximately 2% in 1997 as compared to 1996. Product pricing reflected (i) the Company's strategy to extend the life of TEL by reducing or foregoing price increases, (ii) changing refinery economics related to achieving octane ratings by using different production processes, (iii) a changing mix of customers and regions of the world where TEL is sold (e.g., TEL demand in higher priced regions declined at a faster rate than in other regions), and (iv) aggressive pricing by competitors. Sales of TEL on a wholesale basis decreased by approximately 20% in 1997 as compared to 1996, declining from 30.2 thousand metric tons in 1996 to 24.2 thousand metric tons in 1997. This higher than normal rate of decline mainly resulted from a Mexican phase-out of leaded gasoline, which market had been supplied by E.I. du Pont de Nemours & Company (DuPont) with TEL purchased from the Company. The ratio of the Company's retail TEL sales to wholesale TEL sales was 70/30 in 1997 as compared to 68/32 in 1996. Net sales of Petroleum Specialties declined 12% in 1997 as compared to 1996 because of the loss of a major customer, while net sales of Performance Chemicals increased 61% in 1997 as compared to 1996 because of increased demand for Octaquest, a biodegradable chelating agent used in laundry products.

Gross profit decreased $33.9 million (or 11%) in 1997 to $264.7 million from $298.6 million in 1996 because lower TEL volumes and adverse currency effects offset selling price gains and cost improvements. As a percentage of net sales, gross profit decreased to 49.1% in 1997 as compared to 50% in 1996. This decrease also reflects TEL being a lower percentage of total sales in 1997.

Operating expenses decreased $2.5 million (or 3.4%) in 1997 to $70.0 million from $72.5 million in 1996 primarily as a result of cost reduction programs, including a decrease in research and development expenses of $1.8 million, net of unfavorable currency translations. As a percentage of net sales, operating expenses increased in 1997 to 13.0% as compared to 12.1% in 1996.

Other income increased $6.7 million to $7.9 million in 1997 from $1.2 million in 1996 mainly due to foreign currency gains of $6.8 million.


          LIQUIDITY AND FINANCIAL CONDITION
          ----------------------------------------------------------------------

Cash provided by operating activities in 1998 amounted to $238.3 million, an increase of $70.8 million (42%) over 1997. $45 million of the working capital reduction related to tax because cash flows in respect of 1997 taxation liabilities were met by GLCC as part of the spin-off. A further $83.6 million reduction resulted from internally generated working capital reductions, notably in debtors where reduced sales levels and a reduction in debtor days from 109 days to 98 days combined to create a $53.6 million reduction. Inventory levels increased overall, with raw material reductions more than offset by $25 million increases in finished goods due to bulk shipping patterns and the inclusion of $3 million of Octel Deutschland inventories on acquisition.

Total expenditure on plant closures was $27.8 million compared to $35.3 million in 1997. Of this $14.9 million related to personnel severance, and a further payment of $5 million was made in settlement of all remediation liabilities at the Bussi site in Italy.

Cash outflows in investing activities included capital expenditure of $23.5 million and business combinations of $26.4 million, the latter including $9.4 million relating to the acquisition of Octel Deutschland and $8.7 million paid to a former partner in the Cetex International joint venture to acquire the goodwill and customer list of the Cetex diesel fuel additives business.

Payments of $468.5 million were made to GLCC in 1998, principally relating to the spin-off. External borrowings in the year relate to the Senior Notes of $150 million and the Senior Debt of $280 million and $11 million under the Revolving Credit Facility which were put in place as part of the spin-off. During the year $140 million, 50% of the Senior Debt, was repaid.

In the period from August to year-end the Company undertook a stock buyback program and repurchased 882,280 shares at an aggregate cost of $14.0 million. 53,228 shares were issued at an aggregate cost of $0.8 million, comprising 3,000 new stock and 50,228 reissued treasury stock.


          DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS
          ----------------------------------------------------------------------

Between 50% and 60% of the Company's sales are in US dollars. Foreign currency sales, primarily in UK pounds sterling, offset most of the Company's costs, which are also in UK pounds sterling. To the extent required by the Company, dollars are sold forward to cover local currency needs. The instruments utilized by the Company in its hedging activities are considered risk management tools, and are not used for trading or speculative purposes. The Company diversifies the counterparties used and monitors the concentration of risk to limit its counterparty exposure.


          ENVIRONMENTAL MATTERS AND PLANT CLOSURES
          ----------------------------------------------------------------------

The Company is subject to laws, regulations and legal requirements relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes (Environmental Laws) in all of the countries in which it does business. Under certain Environmental Laws, the Company is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties.

The manufacturing operations of the Company have been conducted outside the United States and, therefore, any liability of the Company pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-US law.

Management believes (based upon its internal review and the review of reports prepared by independent experts) that the Company is in material compliance with all applicable Environmental Laws. Such expenditure as is required to maintain compliance has been and will continue to be made at all sites for which the Company has responsibilities. The Company has developed estimates for the costs of compliance, which are set out below. Management believes these to be reasonable (based upon its internal review and the review of reports prepared by independent experts). There can be no assurance, however, that these estimates will prove accurate or that the Company will not incur costs in excess of these estimates. Further, there can be no assurance that changes in existing laws, or the discovery of additional environmental liabilities associated with current or historical operations, will not require the Company to incur material costs or otherwise adversely affect the Company's business, results of operations or financial condition.

Total expenditure on remediation, decontamination and demolition projects related to the closed manufacturing sites in France, Germany and Italy amounted to $10.6 million, $13.1 million and $2.8 million in the years 1998, 1997 and 1996, respectively. In December 1998 the Bussi site in Italy was transferred to Ausimont SpA, and in return for a payment of $5 million Ausimont SpA has accepted full responsibility for remediation and has indemnified the Company against all current and future environmental liabilities. Other expenditure of $5.6 million in 1998 relates to ongoing projects.

At Ellesmere Port site in the UK remediation, decontamination and demolition revenue expenditure was $2.3 million, $0.4 million and $0.9 million and capital expenditure was $2.7 million, $0.6 million and $0.1 million in the years 1998, 1997 and 1996, respectively.

In addition to environmental compliance the Company has also incurred personnel severance costs in relation to the ongoing management of the decline in TEL business. Total severance costs group-wide were $14.9 million, $21.8 million and $16.0 million in the years 1998, 1997 and 1996, respectively.

Management estimates the total future revenue costs of environmental matters to be as follows:

          (MILLIONS OF DOLLARS)
          ----------------------------------------------------------------------
          ENVIRONMENTAL   -- OVERSEAS GROSS                                 $10
                          -- LESS RECOVERIES                                 (6)
          ----------------------------------------------------------------------
                                                                              4
                          -- UK                                              56
          ----------------------------------------------------------------------
          TOTAL ENVIRONMENTAL                                                60
          SEVERANCE                                                          35
          ----------------------------------------------------------------------
                                                                            $95
          ----------------------------------------------------------------------

Of the total environmental costs some $34 million relates to costs which will not be incurred unless and until all manufacturing operations at Ellesmere Port cease and the site is sold to third parties. Capital costs, not included in the $95 million noted above, are estimated at $18 million. The majority of expenditure in 1999 is expected to relate to severance costs of some $16 million.


          INFLATION
          ----------------------------------------------------------------------

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.


          SINGLE EUROPEAN CURRENCY
          ----------------------------------------------------------------------

In January 1999, certain European countries began the transition to the Euro. The transition to the Euro has both internal recordkeeping and external commercial aspects, neither of which are expected to have a material effect on the Company's business, results of operations or financial condition.

          YEAR 2000
          ----------------------------------------------------------------------

Octel is implementing a program of work, the objective of which is to ensure that the Company is not adversely affected by "Date Discontinuity" problems in computers, software and embedded processors during the transition from 1999 to 2000 and as a result of 2000 being a leap year.

Date discontinuity occurs when time as expressed by a system or its software does not move forward successfully in line with true time. The most commonly known manifestation of this occurs in systems that recognize years as two digits and, when moving from `99' to `00', recognize `00' as 1900 or fail altogether. Additionally, some systems fail to recognize 2000 as a leap year, omitting Feb 29th from their calendars.

          PROJECT SCOPE
          -------------

The project covers Information Technology (IT) systems, embedded processors, supply chain and business continuity.

IT systems include central and network hardware, business systems and desktop hardware and software. Octel has very little bespoke software, the majority being industry standard packages, customized only where necessary.

Embedded processors include, for example, plant instruments, laboratory equipment, control systems, data acquisition systems, vehicles and telecommunications.

Supply chain considerations include liaison with suppliers and customers about our respective states of readiness for the Year 2000.

Business continuity will consider all areas of the business and put in place contingency plans to mitigate the consequences arising from key risks identified.

The project covers all Octel Corp. sites.

          PROGRAM
          -------

Work is divided into the following key stages:

   1. Inventory of hardware, software and embedded systems
   2. Analysis of compliance
   3. Defining and planning of solutions
   4. Implementation and testing of solutions
   5. Confirmation of major suppliers' and customers' state of readiness
   6. Contingency planning

Steps 1 and 2 are substantially complete.

Step 3 is progressing in all areas as compliance analysis information is generated. This is being produced by business process reviews and impact assessments.

In the UK there are two key IT legacy system replacement programs (Step 4), both of which are advancing well:

   . Replacement of the existing purchasing and sales order processing system. . Introduction of Windows NT environment, which will result in substantial replacement of desktop hardware and software.

In Step 5, all current suppliers of goods and services have been approached and replies have been received from most suppliers. Key suppliers are the subject of more detailed scrutiny to monitor the progress of their program. Liaison with key customers is now ongoing.

The risk analysis relevant to the business which feeds into the contingency plan (Step 6) covers internal processes, resource requirements and supply chain issues. This program is progressing well.

Octel Corp. expects to be in full Year 2000 readiness for critical systems by the end of the third quarter 1999 and will then continue to monitor all areas through January 2000 and beyond.

          COSTS
          -----

It is estimated that the total cost of achieving Year 2000 compliance will be approximately $8.0 million of which $6.5 million will be on IT systems and $1.5 million on embedded processors. This figure is subject to ongoing review and throughout the project life cycle the business benefit of systems is constantly challenged and redundant systems will be decommissioned prior to the Year 2000. Approximately $3 million has been spent to date.

          RISKS
          -----

The most reasonably likely worst case scenario is an event which would shut down the Sodium manufacturing process. It has been estimated that this would reduce TEL production for up to six months. During this time the Company would be able to maintain supplies to its customers but the cost to the business would be approximately $11 million.

Through its internal and Supplier Year 2000 projects the Company is working to minimize the probability of such an event occurring and, through its contingency planning, to mitigate the consequences.


          FUTURE OUTLOOK
          ----------------------------------------------------------------------

The Company is, and for the next several years is likely to remain, highly dependent on its principal product, TEL. Over the last three years, TEL has represented more than 80% of the Company's net sales and has provided essentially all the Company's profits and cash flow. The Company believes that its strong, although declining, cash flow in the foreseeable future will be adequate to fund the Company's future capital and operating needs. In addition, the Company will have access to the $9 million Revolving Credit Facility not presently drawn down.

World demand for TEL has been in decline since the 1970s, and this trend is expected to continue. Through the mid-1990s the Company was able, in part, to offset the effects of declining volumes with selling price increases.

More recently, however, the Company has reduced or foregone price increases in order to extend the life of the product and to remain competitive with other TEL marketers and alternate methods of achieving higher octane levels in gasoline. The Company believes that a competitive pricing environment will continue which will increasingly limit the ability of the Company to partially offset the effects of future declines in TEL volumes with price increases.

The Company has and will continue to downsize and restructure its operations consistent with declining demand for TEL. The cessation of TEL production in France and Italy and the restructuring of the UK operations have reduced the cost base to maintain operating margins. Notwithstanding the Company's continuing downsizing and productivity improvement programs, management expects the fixed cost per ton of TEL to increase gradually in the future as cost reductions are not expected to keep pace with declining TEL sales volume.

The marketing agreement with Ethyl positions the Company to optimize returns over the remaining life of TEL, but is not expected to yield significant benefits during 1999.

Raw materials, particularly lead, ethylene and salt, account for a substantial portion of the total manufacturing costs of TEL. These materials are commodities and are subject to significant price fluctuations over time. While the Company may or may not be able to pass through to its customers the impact of any such fluctuations in raw material prices in the future, management does not believe that any such fluctuations will have a material effect on the Company's results of operations.

A strong, although declining, cash flow is expected in future years. The Company does not anticipate any significant capital expenditures, other than maintenance and environmental compliance costs, in the foreseeable future.

Although the Company anticipates significant sales growth from the Petroleum Specialties business and the Performance Chemicals business in the future, earnings from these businesses will not be sufficient to fully offset the projected decline in TEL sales and earnings, at least over the next several years.

MANAGEMENT'S STATEMENT OF
RESPONSIBILITY FOR FINANCIAL STATEMENTS


The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts that are based on management's informed judgements and estimates.

The Company maintains accounting systems and internal accounting controls which management believes provide reasonable assurance that the Company's financial reporting is reliable, that assets are safeguarded, and that transactions are executed in accordance with proper authorization. This internal control structure is supported by the selection and training of qualified personnel and an organizational structure which permits the delegation of authority and responsibility. The systems are monitored by an internal audit function that reports its findings to management.

The Company's financial statements have been audited by independent accountants, in accordance with generally accepted auditing standards. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.

The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent accountants to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent accountants and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of their audits and financial reporting matters.



/s/ Alan G. Jarvis

ALAN G. JARVIS
Vice President and Chief Financial Officer

REPORT OF
INDEPENDENT ACCOUNTANTS


In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Octel Corp. at December 31, 1998, and the results of their operations and their cash flows for the year in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Octel Corp. as of December 31, 1997 and for each of the two years ended December 31, 1997 and 1996 were audited by other independent accountants whose report, dated April 4, 1998, expressed an unqualified opinion on those statements.



/s/ PricewaterhouseCoopers

PRICEWATERHOUSECOOPERS
February 9, 1999

CONSOLIDATED STATEMENTS OF INCOME
(IN MILLIONS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31                                                           1998                 1997                 1996
----------------------------------------------------------------------------------------------------------------------------------
NET SALES(NOTE 2)                                                           $      465.0         $      539.1         $      597.4
COST OF GOODS SOLD                                                                 244.3                274.4                298.8
----------------------------------------------------------------------------------------------------------------------------------
   GROSS PROFIT                                                                    220.7                264.7                298.6

OPERATING EXPENSES:
   SELLING, GENERAL AND ADMINISTRATIVE                                              40.1                 38.6                 40.2
   RESEARCH AND DEVELOPMENT                                                          3.1                  3.8                  5.6
AMORTIZATION OF INTANGIBLE ASSETS                                                   42.6                 27.6                 26.7
----------------------------------------------------------------------------------------------------------------------------------
      TOTAL                                                                         85.8                 70.0                 72.5
----------------------------------------------------------------------------------------------------------------------------------
OPERATING INCOME                                                                   134.9                194.7                226.1
INTEREST EXPENSE                                                                    25.2                  2.2                  1.6
OTHER EXPENSES                                                                       3.8                  5.6                  7.5
INTEREST INCOME                                                                     (2.7)                (3.9)                (3.5)
OTHER INCOME                                                                        (3.3)                (7.9)                (1.2)
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND MINORITY INTEREST                                   111.9                198.7                221.7
----------------------------------------------------------------------------------------------------------------------------------
MINORITY INTEREST                                                                   --                   24.3                 29.6
----------------------------------------------------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES (NOTE 2)                                                111.9                174.4                192.1
INCOME TAXES (NOTE 5)                                                               41.5                 56.7                 63.8
----------------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                  $       70.4         $      117.7         $      128.3
==================================================================================================================================
BASIC AND DILUTED EARNINGS PERSHARE                                         $       4.85         $       7.84         $       8.08
==================================================================================================================================
WEIGHTED AVERAGE SHARES OUTSTANDING (IN THOUSANDS)                                14,514               15,000               15,900
==================================================================================================================================

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED BALANCE SHEETS
(IN MILLIONS)

AT DECEMBER 31                                                                       1998               1997
-----------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS
   CASH AND CASH EQUIVALENTS                                                       $   26.5           $   29.7
   ACCOUNTS RECEIVABLE (LESS ALLOWANCE OF $0.8 AND $0.9, RESPECTIVELY)                120.6              169.8
   INVENTORIES
      FINISHED GOODS                                                                   61.1               35.7
      RAW MATERIALS AND WORK IN PROGRESS                                               27.8               43.1
-----------------------------------------------------------------------------------------------------------------
                                                                                       88.9               78.8
   PREPAID EXPENSES                                                                     4.9                4.4
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                                                  240.9              282.7
PROPERTY, PLANT AND EQUIPMENT (NOTE 9)                                                116.1              106.0
GOODWILL (NOTE 7)                                                                     360.5              379.3
PREPAID PENSION COST (NOTE 3)                                                          73.5               63.3
DEFERRED FINANCING COSTS (NOTE 8)                                                      15.7                --
OTHER ASSETS                                                                           --                  1.6
-----------------------------------------------------------------------------------------------------------------
                                                                                   $  806.7           $  832.9
-----------------------------------------------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
   ACCOUNTS PAYABLE                                                                $   78.6           $   40.0
   ACCRUED EXPENSES                                                                    13.0                9.0
   ACCRUED INCOME TAXES                                                                42.6               53.8
   CURRENT PORTION OF LONG-TERM DEBT (NOTE 11)                                         71.0               --
-----------------------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                                                             205.2              102.8
PLANT CLOSURE PROVISIONS (NOTE 10)                                                     47.1               57.2
DEFERRED INCOME TAXES (NOTE 5)                                                         21.6               20.1
LONG-TERM DEBT (NOTE 11)                                                              229.8               --
OTHER LIABILITIES                                                                       1.9               --
GLCC INVESTMENT (NOTE 12)                                                              --                652.8

STOCKHOLDERS' EQUITY (NOTE 13)
COMMON STOCK, $0.01 PAR VALUE, AUTHORIZED
   40,000,000 SHARES, ISSUED 14,766,386 SHARES
   (ZERO AT 12.31.97)                                                                   0.1               --
ADDITIONAL PAID-IN CAPITAL                                                            276.1               --
TREASURY STOCK (832,052 SHARES AT COST)                                               (13.2)              --
RETAINED EARNINGS                                                                      39.9               --
ACCUMULATED OTHER COMPREHENSIVE INCOME                                                 (1.8)              --
-----------------------------------------------------------------------------------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                            301.1               --
-----------------------------------------------------------------------------------------------------------------
                                                                                   $  806.7           $  832.9
-----------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF
CASH FLOWS
(IN MILLIONS)

YEARS ENDED DECEMBER 31                                                            1998                1997             1996
---------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
NET INCOME                                                                      $   70.4           $  117.7           $  128.3
ADJUSTMENTS TO RECONCILE NET INCOME TO
   CASH PROVIDED BY OPERATING ACTIVITIES:
      DEPRECIATION AND AMORTIZATION                                                 59.7               46.8               42.9
      DEFERRED INCOME TAXES                                                          1.5               13.3                4.0
      OTHER                                                                         (0.9)               0.5                1.3
CHANGES IN OPERATING ASSETS AND LIABILITIES:
   ACCOUNTS RECEIVABLE                                                              53.6               26.6                9.2
   INVENTORIES                                                                      (5.7)               1.6              (12.4)
   ACCOUNTS PAYABLE AND ACCRUED EXPENSES                                            35.7               (2.6)             (19.0)
   INCOME TAXES AND OTHER CURRENT LIABILITIES                                       45.0              (11.6)              (9.8)
   OTHER NON-CURRENT ASSETS AND LIABILITIES                                        (21.0)             (24.8)             (16.7)
---------------------------------------------------------------------------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES                                          238.3              167.5              127.8

CASH FLOWS FROM INVESTING ACTIVITIES
CAPITAL EXPENDITURES                                                               (23.5)             (17.8)             (20.6)
BUSINESS COMBINATIONS, NET OF CASH ACQUIRED                                        (26.4)            (130.8)             (17.0)
OTHER                                                                                1.0                1.6              (14.9)
---------------------------------------------------------------------------------------------------------------------------------

NET CASH USED IN INVESTING ACTIVITIES                                              (48.9)            (147.0)             (52.5)

CASH FLOWS FROM FINANCING ACTIVITIES
NET CASH PAID TO GLCC                                                             (468.5)             (31.4)            (103.0)
MINORITY INTEREST                                                                   --                  3.3                7.1
RECEIPT OF LONG-TERM BORROWINGS                                                    441.0               --                 --
REPAYMENT OF LONG-TERM BORROWINGS                                                 (140.2)              --                 --
DEFERRED FINANCING COSTS                                                           (15.2)              --                 --
NET REPURCHASE OF COMMON STOCK (NOTE 13)                                           (13.2)              --                 --
---------------------------------------------------------------------------------------------------------------------------------

NET CASH USED IN FINANCING ACTIVITIES                                             (196.1)             (28.1)             (95.9)
EFFECT OF EXCHANGE RATE CHANGES ON CASH                                              3.5              (17.6)              21.1
---------------------------------------------------------------------------------------------------------------------------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                             (3.2)             (25.2)               0.5
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                                      29.7               54.9               54.4
---------------------------------------------------------------------------------------------------------------------------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                        $   26.5           $   29.7           $   54.9
---------------------------------------------------------------------------------------------------------------------------------

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

CONSOLIDATED STATEMENTS OF
STOCKHOLDERS' EQUITY
(IN MILLIONS)

                                                                                                        CUMULATIVE
                                                                                                            TRANS-         TOTAL
                                                        GREAT                    ADDITIONAL                 LATION       COMPRE-
                                                        LAKES   COMMON TREASURY     PAID-IN    RETAINED    ADJUST-       HENSIVE
                                                   INVESTMENT    STOCK    STOCK     CAPITAL    EARNINGS       MENT        INCOME
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 1996                           $  530.8    $ --     $  --      $   --     $   --      $  --      $   --
   NET INCOME                                            --        --        --          --        128.3       --         128.3
   PAYMENTS TO GLCC                                    (102.3)     --        --          --         --         --          --
   NET CTA* CHANGE                                       --        --        --          --         --         27.8        27.8
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL                                                428.5      --        --          --        128.3       27.8       156.1
   TRANSFER (NOTE 12)                                   156.1      --        --          --       (128.3)     (27.8)     (156.1)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1996                            584.6      --        --          --         --         --          --
   NET INCOME                                            --        --        --          --        117.7       --         117.7
   PAYMENTS TO GLCC                                     (31.0)     --        --          --         --         --          --
   NET CTA* CHANGE                                       --        --        --          --         --        (18.5)      (18.5)
----------------------------------------------------------------------------------------------------------------------------------

   TOTAL                                                553.6      --        --          --        117.7      (18.5)       99.2
   TRANSFER (NOTE 12)                                    99.2      --        --          --       (117.7)      18.5       (99.2)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1997                            652.8      --        --          --         --         --          --
   NET INCOME                                            --        --        --          --         70.4       --          70.4
   NET CTA* CHANGE                                       --        --        --          --         --         (1.8)       (1.8)
   SPIN-OFF (NOTE 1)                                   (652.8)      0.1      --         276.1      (30.5)      --         (30.5)
   REPURCHASE OF TREASURY
      STOCK (NOTE 13)                                    --        --       (14.0)       --         --         --          --
   SHARE ISSUE (NOTE 13)                                 --        --         0.8        --         --         --          --
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1998                             --         0.1     (13.2)      276.1       39.9       (1.8)       38.1
----------------------------------------------------------------------------------------------------------------------------------

*Cumulative translation adjustment

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE STATEMENTS.

NOTES ON CONSOLIDATED FINANCIAL STATEMENTS


          1. ACCOUNTING POLICIES
          ----------------------------------------------------------------------

          BASIS OF PRESENTATION
          ---------------------

Until May 22, 1998 the Company was a wholly-owned subsidiary of GLCC. On May 22, 1998 GLCC consummated the spin-off of its petroleum additives business by distributing shares in the Company to the stockholders of GLCC in a ratio of one Company share for every four GLCC shares held (the spin-off). In connection with the spin-off, the Company issued 14,762,417 shares of common stock on May 26, 1998.

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include all subsidiaries of the Company. All significant intercompany accounts and balances have been eliminated upon consolidation.

All acquisitions are accounted for as purchases and the results of operations of the acquired businesses are included in the combined financial statements from the date of acquisition.

The combined financial statements presented herein for the years ended December 31, 1997 and 1996 give effect to the spin-off as a transfer of ownership interests between entities under common control. Accordingly, the financial statements reflect the assets, liabilities, revenues and expenses of GLCC's petroleum additives business, adjusted only for those parts of that business which remained part of GLCC after the spin-off. The financial statements have been prepared as if the Company had existed as an independent entity for all years and include allocations of certain GLCC expenses prior to the spin-off. Management believes these allocations are reasonable.

The financial information relating to the pre spin-off period may not necessarily reflect the consolidated financial position, results of operations or cash flows of the Company that would have been achieved if the Company had been a separate, independent company.

          NATURE OF OPERATIONS
          --------------------

The Company is a major manufacturer and distributor of TEL, Petroleum Specialties and Performance Chemicals. Its primary manufacturing operation is located at Ellesmere Port in the United Kingdom. The Company's products are sold globally, primarily to oil refineries. Principal product lines are TEL, other petroleum additives and performance chemicals.

On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area (the Territory) for the period to December 31, 2009. All marketing and sales effort made under the arrangement is made in the name of Octel. Octel will continue to produce all TEL marketed under the agreements and also provide marketing and other services. Ethyl will continue to provide bulk distribution services, marketing and other services related to sales made within the Territory. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula with Octel receiving approximately two-thirds of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreements. Sales and expenses incurred under the agreements are included within Octel's income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl's share of the net proceeds for services is charged as a distribution expense within cost of goods sold.

          USE OF ESTIMATES
          -----------------

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amount reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

          REVENUE RECOGNITION
          --------------------

Revenue from sales of products is recognized at the time products are shipped to the customer or, in the case of bulk shipments, at the time of delivery to the customer.

          CASH EQUIVALENTS
          ----------------

Investment securities with maturities of three months or less when purchased are considered to be cash equivalents.

          INVENTORIES
          -----------

Inventories are stated at the lower of cost (FIFO method) or market price.

          PROPERTY, PLANT AND EQUIPMENT
          -----------------------------

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The cost of additions, improvements and interest on construction are capitalized. Maintenance and repairs are charged to expense when incurred.

          GOODWILL
          --------

Goodwill, the excess of investments over the net assets of subsidiaries acquired, is amortized over periods of up to 35 years. The majority of goodwill relates to the TEL business and is being amortized over 10 years, the expected remaining life of the business. The Company regularly evaluates the realizability of goodwill based on projected undiscounted cash flows and operating income for each business with material goodwill balances.

          DEFERRED FINANCING COSTS
          ------------------------

The costs related to debt financing are classified as intangible assets in the balance sheets. All are amortized over the life of the debt.

          MINORITY INTEREST
          ------------------

Minority interest represents income before income taxes as earnings are predominantly from a partnership and taxes are therefore paid by each partner individually.

          DERIVATIVE FINANCIAL INSTRUMENTS
          --------------------------------

The Company uses various derivative instruments including forward contracts and options to manage certain foreign currency exposures. These instruments are entered into under the Company's corporate risk management policy to minimize exposure and are not for speculative trading purposes. Management periodically reviews the effectiveness of the use of the derivative instruments.

Derivatives used for hedging purposes must be designed as, and effective as, a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in the value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at the inception of the hedge and over the life of the hedge contract. Any derivative instrument designated but no longer effective as a hedge would be reported at market value and the related gains and losses recognized in earnings.

Derivatives that are designated as, and effective as, a hedge of foreign currency commitments are accounted for using the deferral method. Gains and losses from instruments that hedge firm commitments are deferred and recognized as part of the economic basis of the transactions underlying the commitments when the associated hedged transaction occurs. Gains and losses from instruments that hedge foreign currency denominated receivables, payables and debt instruments are reported in earnings and offset the effects of foreign exchange gains and losses from the associated hedged items.

          ENVIRONMENTAL COMPLIANCE AND REMEDIATION
          ----------------------------------------

Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Environmental costs are accrued when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future obligations are not discounted to their present values.

          EARNINGS PER SHARE
          ------------------

The Company has adopted Statement of Financial Accounting Standard No. 128 "Earnings Per Share" for 1998.

Basic earnings per share is based on the weighted average number of common shares outstanding during the period, whilst diluted earnings per share includes the effect of options and restricted stock that are dilutive and outstanding during the period.

Prior to the spin-off the Company was not a separate operating company with a capital structure of its own. Weighted average shares outstanding for 1997 and 1996 have been calculated by applying the distribution ratio (one Company share for every four GLCC shares) to average GLCC shares outstanding.

          FOREIGN CURRENCIES
          ------------------

The local currency has been used as the functional currency throughout the group. Exchange differences arising on the retranslation of opening balance sheets of overseas subsidiaries are taken to a separate equity reserve, the cumulative translation adjustment. Gains and losses on foreign currency transactions are included in other expenses in the income statement.



       2. BUSINESS SEGMENT AND GEOGRAPHICAL AREA DATA
          ----------------------------------------------------------------------

The Company has adopted Statement of Financial Accounting Standard No. 131 "Disclosures about Segments of an Enterprise and Related Information" for its annual financial statements.

The Company's operations consist of one dominant industry segment: petroleum additives.

Within the industry segment the Company has identified three main product groups: TEL, Petroleum Specialties and Performance Chemicals. The following table analyzes sales and other financial information by product group:

     PRODUCT GROUP DATA
     (IN MILLIONS)                              1998        1997       1996
     ------------------------------------------------------------------------
     NET SALES:
        TEL                                  $  369.0    $  442.0    $  505.1
        PETROLEUM SPECIALTIES                    63.9        62.6        70.9
        PERFORMANCE CHEMICALS                    32.1        34.5        21.4
     ------------------------------------------------------------------------
                                             $  465.0    $  539.1    $  597.4
     ========================================================================
     GROSS PROFIT:
        TEL                                  $  203.5    $  245.5    $  281.1
        PETROLEUM SPECIALTIES                    13.8        13.8        15.9
        PERFORMANCE CHEMICALS                     3.4         5.4         1.6
     ------------------------------------------------------------------------
                                             $  220.7    $  264.7    $  298.6
     ========================================================================

No discrete financial information is maintained below gross profit level.

      IDENTIFIABLE ASSETS AT YEAR END:
      --------------------------------

     (IN MILLIONS)                           1998         1997         1996
     ------------------------------------------------------------------------
     TEL                                  $   733.2    $   766.5    $   772.3
     PETROLEUM SPECIALTIES                     51.2         44.3         44.4
     PERFORMANCE CHEMICALS                     22.3         22.1         24.3
     ------------------------------------------------------------------------
                                          $   806.7    $   832.9    $   841.0
     ========================================================================

The majority of the Company's operations are conducted by its UK enterprises. Sales are reported in the geographic area where the transaction originates, rather than where the final sale to customers is made. Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.

Identifiable assets are those directly associated with the operations of the geographic area.

      GEOGRAPHICAL AREA DATA
      ----------------------

      (IN MILLIONS)                                             1998                1997                1996
      ---------------------------------------------------------------------------------------------------------
      NET SALES:
         UNITED STATES                                       $    36.1           $    39.0           $    43.6
         UNITED KINGDOM                                          421.6               512.2               527.3
         WEST OF EUROPE                                           70.1               103.5               138.5
         SALES BETWEEN AREAS                                     (62.8)             (115.6)             (112.0)
      ---------------------------------------------------------------------------------------------------------
                                                             $   465.0           $   539.1           $   597.4
      =========================================================================================================
      INCOME (LOSS) BEFORE INCOME TAXES:
         UNITED STATES                                       $    (1.6)          $    (1.2)          $     1.7
         UNITED KINGDOM                                          109.4               198.1               208.3
         WEST OF EUROPE                                             4.1                 1.8                11.7
      =========================================================================================================
                                                             $   111.9           $   198.7           $   221.7
      ---------------------------------------------------------------------------------------------------------
     IDENTIFIABLE ASSETS AT YEAR END:
         UNITED STATES                                       $    34.7           $    30.8           $    34.8
         UNITED KINGDOM                                          725.1               741.2               717.3
         WEST OF EUROPE                                           46.9                60.9                88.9
      ---------------------------------------------------------------------------------------------------------
                                                             $   806.7           $   832.9           $   841.0
      =========================================================================================================

          3. PENSION PLANS
          ----------------------------------------------------------------------

Statement of Financial Accounting Standard No. 132, "Employers' Disclosures about Pensions and Other Post-retirement Benefits" was issued in December 1997 and is effective for the Company's 1998 fiscal year.

The Company maintains a contributory defined benefit pension plan (The Octel Pension Plan) covering substantially all UK employees. The Projected Benefit Obligation (PBO) is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.

The Company's funding policy is to contribute amounts to the plan to cover service costs to date as recommended by the Company's actuary. Based on this advice, no contributions were made by the Company or by its employees in the years 1998, 1997 and 1996. The plan's assets are invested by two investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest security,index linked securities, property unit trusts and cash or cash equivalents.

Assumptions for the plan as of the end of the last three years were as follows:

                                                      1998       1997      1996
     ---------------------------------------------------------------------------
     WEIGHTED AVERAGE DISCOUNT RATE                  6.25%      7.75%     7.75%
     RATE OF INCREASE IN COMPENSATION LEVELS          4.0%       5.5%      5.5%
     RATE OF RETURN ON PLAN ASSETS                    7.0%       8.5%      8.5%

Net pension cost for the UK pension plan is as follows:

     (IN MILLIONS)                                    1998       1997      1996
     ---------------------------------------------------------------------------
     SERVICE COST                                  $  10.6    $  13.4   $  12.0
     INTEREST COST ON PBO                             37.8       39.7      35.2
     ACTUAL RETURN ON PLAN ASSETS                     (5.6)    (103.4)    (60.6)
     NET AMORTIZATION AND DEFERRAL                   (49.9)      50.8      14.1
     ---------------------------------------------------------------------------
                                                   $  (7.1)   $   0.5   $   0.7
     ---------------------------------------------------------------------------

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plan are as follows:

     (IN MILLIONS)                                       1998          1997
     ---------------------------------------------------------------------------
     CHANGE IN PBO
        BALANCE AT JANUARY 1                         $  494.6      $  495.6
        INTEREST COST                                    37.8          40.8
        SERVICE COST                                     10.6          15.0
        BENEFITS PAID                                   (22.2)        (16.1)
        ACTUARIAL GAINS/LOSSES                           20.2         (20.6)
        EXCHANGE VARIANCE                                 6.5         (20.1)
     ---------------------------------------------------------------------------
     BALANCE AT DECEMBER 31                             547.5         494.6
     ---------------------------------------------------------------------------
     FAIR VALUE OF PLAN ASSETS
        BALANCE AT JANUARY 1                            708.2         644.2
        ACTUAL BENEFITS PAID                            (22.2)        (21.1)
        ACTUAL CONTRIBUTIONS                               --           0.7
        ACTUAL RETURN ON ASSETS                           5.6         110.6
     EXCHANGE VARIANCE                                    9.0         (26.2)
     ---------------------------------------------------------------------------
     BALANCE AT DECEMBER 31                             700.6         708.2
     ---------------------------------------------------------------------------
     PLAN ASSETS EXCESS OVER PBO                        153.1         213.6
     UNRECOGNIZED NET GAIN                              (82.0)       (151.3)
     UNRECOGNIZED PRIOR SERVICE COST                      7.1           8.0
     ---------------------------------------------------------------------------
     PREPAID PENSION COST                                78.2          70.3
     ESTIMATED TRANSFER                                  (4.7)         (7.0)
     ---------------------------------------------------------------------------
                                                     $   73.5      $   63.3
     ===========================================================================

The estimated transfer represents prepaid pension cost attributable to employees who participate in the Octel Pension Plan that remained with GLCC after the spin-off. Final determination of the transfer is subject to, among other things, a final actuarial evaluation and election of the employees.


     4. STOCK OPTION PLANS
     ---------------------------------------------------------------------------

Prior to the spin-off, certain employees of the Company participated in GLCC's employee stock option plans which covered officers and key employees of GLCC.

The Octel Corp. Savings Related Stock Plan became effective from November 1, 1998. This is a stock purchase plan, open to all employees at the offer date, whereby employees may save up to $416 per month over a three-year period. Stock options may then be exercised for a period of six months, after which the options expire. 141,683 options were granted under the scheme at a price of $13.20 per share, the market price of the shares at the grant date, and are exercisable from November 2001 through May 2002. The fair value of the options was $4.99 estimated using the Black-Scholes model with the following assumptions: dividend yield 0.0%, expected life of 3 years, volatility 50% and risk free interest rate of 4.33%.

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related Interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123). Had compensation expense for the Company's stock-based compensation plan been recorded based on the fair value of the stock options at grant date consistent with the method prescribed by FAS 123, the effect on the Company's net income and earnings per share for 1998 would not have been material.



          5. INCOME TAXES
          ----------------------------------------------------------------------

Income taxes are accounted for using the asset and liability method pursuant to Statement of Financial Accounting Standards No. 109 Accounting for Income Taxes (FAS 109). Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, FAS 109 requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

The sources of income (loss) before income taxes were as follows:

     (IN MILLIONS)                                  1998        1997       1996
     --------------------------------------------------------------------------
     DOMESTIC                                   $   (1.6)   $   (1.2)  $    1.7
     FOREIGN                                       113.5       175.6      190.4
     --------------------------------------------------------------------------
                                                $  111.9    $  174.4   $  192.1
     --------------------------------------------------------------------------

The components of income tax provisions are summarized as follows:

     (IN MILLIONS)                           1998          1997          1996
     ------------------------------------------------------------------------
     CURRENT:
        FEDERAL                         $     0.1     $     0.1     $     0.1
        FOREIGN                              39.8          43.3          59.6
     ------------------------------------------------------------------------
                                             39.9          43.4          59.7
     DEFERRED:
        FEDERAL                                --            --           0.4
        FOREIGN                               1.6          13.3           3.7
     ------------------------------------------------------------------------
                                              1.6          13.3           4.1
     ------------------------------------------------------------------------
                                        $    41.5     $    56.7     $    63.8
     ------------------------------------------------------------------------

Cash payments(receipts) for income taxes were $(5.7) million, $62.0 million and $58.0 million during 1998, 1997 and 1996, respectively. Tax payments in respect of 1998 were made by GLCC.

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

                                             1998          1997          1996
     ------------------------------------------------------------------------
     STATUTORY RATE                          35.0%         35.0%         35.0%
     FOREIGN TAX RATE
         DIFFERENTIAL                        (4.9)         (3.5)         (2.9)
     GOODWILL AMORTIZATION                   11.3           2.1           1.3
     OTHER                                   (4.3)         (1.1)         (0.2)
     ------------------------------------------------------------------------
                                             37.1%         32.5%         33.2%
     ------------------------------------------------------------------------

Details of deferred tax assets and liabilities are as follows:

     (IN MILLIONS)                                         1998          1997
     ------------------------------------------------------------------------
     DEFERRED TAX ASSETS:
     CLOSURE COSTS                                    $    12.9     $    17.7
     ------------------------------------------------------------------------
     DEFERRED TAX LIABILITIES:
        PENSION COSTS                                      22.1          18.6
        GOODWILL AMORTIZATION                                --           4.1
        OTHER                                              12.4          15.1
     ------------------------------------------------------------------------
                                                           34.5          37.8
     ------------------------------------------------------------------------
     TOTAL NET PROVISION                             $     21.6      $   20.1
     ------------------------------------------------------------------------

     6. ACQUISITIONS
        ---------------------------------------------

The Company's 100% ownership interest in Octel Associates and The Associated Octel Company Limited was acquired in three transactions. The Company acquired a 51.15% interest in 1989, a further 36.67% interest in 1992 and the balance in 1997. The 1989 agreement provides for profit participation payments to be made to certain former owners (The Vendor Partners) through 2006. Such payments are treated as an adjustment to the purchase price and for 1998 amounted to $9.0 million.

In 1997 the Company completed the determination of the profit participation payments for the years 1989 through 1995 resulting in an addition to the purchase price of approximately $30 million.

On October 31, 1997 the Company acquired certain fractional interests in the Company's subsidiaries held by the Vendor partners for a nominal amount.

On November 20, 1997 the Company completed the acquisition of the outstanding minority in the Company's subsidiaries previously owned by Chevron Chemical Company for $117 million. The excess of purchase price over the value of net assets was added to goodwill in 1997.

On October 31, 1998 the Company acquired the customer list of the Cetex International partnership, a diesel additives business in which the Company previously held a 50% interest, for $8.7 million.

On December 1, 1998 the Company completed the previously announced acquisition of Chemische Betriebe Pluto GmbH, a petroleum specialties company formerly owned by Veba Oel AG. The Company, now known as Octel Deutschland GmbH, has annual sales of approximately $18 million.


     7. GOODWILL
        -----------------------------------------------

Goodwill comprises the following:

     (IN MILLIONS)                                  1998                1997
     -----------------------------------------------------------------------
     GROSS COST                                $   522.1           $   496.9
     ACCUMULATED AMORTIZATION                     (161.6)             (117.6)
     -----------------------------------------------------------------------
                                               $   360.5           $   379.3
     -----------------------------------------------------------------------

Based on its most recent analysis the Company believes that no impairment of goodwill exists as of December 31, 1998.

Amortization of goodwill was $39.9 million, $27.6 million and $26.7 million in 1998, 1997 and 1996, respectively.

     8. DEFERRED FINANCING COSTS
        ---------------------------------------

Costs related to the financing of the spin-off from GLCC were incurred during 1998 and are amortized over the related debt profile.

      (IN MILLIONS)                                    1998           1997
     ---------------------------------------------------------------------
     GROSS COST                                   $    16.9         $   --
     ACCUMULATED AMORTIZATION                          (1.2)            --
     ---------------------------------------------------------------------
                                                  $    15.7         $   --
     ---------------------------------------------------------------------

     9. PROPERTY, PLANT AND EQUIPMENT

The estimated useful lives of the major classes of depreciable assets are as follows:

        BUILDINGS                                          7 TO 25 YEARS
        EQUIPMENT                                          3 TO 10 YEARS

Property, plant and equipment consists of the following:

             (IN MILLIONS)                            1998              1997
             ---------------------------------------------------------------
             LAND                                $     2.9         $     2.8
             BUILDINGS                                 1.1               0.6
             EQUIPMENT                               112.0             101.0
             CONSTRUCTION IN PROGRESS                 31.0              18.4
             ---------------------------------------------------------------
                                                     147.0             122.8
             ---------------------------------------------------------------
             LESS ACCUMULATED DEPRECIATION            30.9              16.8
             ---------------------------------------------------------------
                                                 $   116.1         $   106.0
             ---------------------------------------------------------------

The estimated additional cost to complete construction in progress is $6.1 million (1997, $17.6 million).



     10. PLANT CLOSURE PROVISIONS
         ------------------------------------------

The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes.

The Company has and will continue to downsize and restructure its operation consistent with declining demand for TEL. Octel closed its German manufacturing facility in 1989 and ceased production in Italy and France in 1996. All of the Company's TEL is now produced at its manufacturing plant at Ellesmere Port in the UK. In December 1998 one of the three TEL plants at the Ellesmere Port site was closed. Since 1996 the UK workforce has been reduced by 686 people in response to the downsizing of the TEL plants.

Total plant closure costs are evaluated on a regular basis. As at December
31, 1997, the range of potential net remediation costs was assessed as $45-$133 million, with a most likely cost of $94 million. At the same date management estimated the additional related severance costs to be $50 million. Management has revised these estimates as of December 31, 1998 to take account of expenditure incurred during 1998. The current estimate is as follows:

     (IN MILLIONS)                             1998          1997
     ------------------------------------------------------------
     OPERATING EXPENSES  -- REMEDIATION        $ 60          $ 74
                         -- SEVERANCE            35            50
     ------------------------------------------------------------
                                                 95           124
     CAPITAL COSTS     -- REMEDIATION            18            20
     ------------------------------------------------------------
                                               $113          $144
     ------------------------------------------------------------

The estimated remediation costs shown above include $34 million which comprises the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently, management views the $34 million as a contingent liability.

No provision is made for estimated future severance costs until the employees concerned have been notified and the expenditure is committed. As stated above, at December 31, 1998 estimated total future severance costs were $35 million of which $17.1 million were committed.

Capital remediation costs will be included in property, plant and equipment as expenditure is incurred, in accordance with Company policy. The costs will be depreciated over the remaining useful life of the related plant.

The year-end provision of $47.1 million is held to cover operating remediation expenses (excluding contingencies) of $30.0 million and committed severance costs of $17.1 million.

Movements  in the provision are summarized as follows:

        (IN MILLIONS)                                    1998           1997
        -----------------------------------------------------------------------
        BALANCE AT JANUARY 1                          $    57.2      $    90.3
        EXCHANGE EFFECT                                     2.0          (10.4)
        CHARGE FOR THE YEAR                                15.7           12.6
        EXPENDITURE                                       (27.8)         (35.3)
        -----------------------------------------------------------------------
        BALANCE AT DECEMBER 31                        $    47.1      $    57.2
        -----------------------------------------------------------------------

Expenditure against provisions was as follows:

        (IN MILLIONS)                     1998           1997           1996
        -----------------------------------------------------------------------
        SEVERANCE                      $    14.9      $    21.8      $    16.0
        REMEDIATION -- UK                    2.3            0.4            0.9
                    -- OTHER                10.6           13.1            2.8
        -----------------------------------------------------------------------
                                       $    27.8      $    35.3      $    19.7
        -----------------------------------------------------------------------

Capital expenditure relating to environmental matters in 1998, 1997 and 1996 was $2.7 million, $0.6 million and $1.0 million, respectively.

     11. LONG-TERM DEBT
        -----------------------------------------------------------------------

Long-term debt consists of the following:

        (IN MILLIONS)                                    1998           1997
        -----------------------------------------------------------------------
        SENIOR TERM LOAN                              $   139.8      $      --
        CREDIT FACILITY                                    11.0             --
        SENIOR NOTES                                      150.0             --
        -----------------------------------------------------------------------
                                                          300.8             --
        -----------------------------------------------------------------------
        LESS CURRENT PORTION                              (71.0)            --
        -----------------------------------------------------------------------
                                                      $   229.8      $      --
        -----------------------------------------------------------------------

On April 27, 1998 the Company entered into a $300 million secured credit facility consisting of a $280 million senior secured term loan and a $20 million revolving credit facility. The credit facility will mature on December 31, 2001 and the term loan is amortized in quarterly installments to December 31, 2001 subject to early repayment conditions. The term loan is secured on the Company's UK assets. Loans under the credit facility bear interest at LIBOR plus 1.75 per cent, reducing to LIBOR plus 1.25 per cent when the outstanding balance under the credit facility is below $140 million or 12 months from first drawdown (whichever is the later).

Also on April 27, 1998 the Company issued $150 million of Senior Notes due 2006. The Company is required to redeem $37.5 million principal amount of Notes in each of the years 2003, 2004 and 2005. The notes bear interest at a fixed rate of 10%.

The proceeds of the credit facility and the notes were used principally to repay an intercompany loan to GLCC which arose as a result of the acquisition of the Chevron minority interest as described in note 6 above and to pay a special dividend to GLCC in connection with the spin-off.

The credit facility and the notes both contain substantial restrictions on the Company's operations,including the ability to pay dividends.

The following table presents the projected annual maturities for the next five years after 1998:

         (IN MILLIONS)
         ------------------------------------------------------
         1999                                          $   71.0
         2000                                              60.0
         2001                                              19.8
         2002                                                --
         2003                                              37.5
         THEREAFTER                                       112.5
         ------------------------------------------------------
                                                       $  300.8
         ------------------------------------------------------


     12. GLCC INVESTMENT
         ------------------------------------------------------

GLCC investment comprises all GLCC funding, including intercompany balances and debt prior to the spin-off (see note 1).

Payments to GLCC included exchange effect of $4.7 million, $0.4 million and $0.7 million in 1998, 1997 and 1996, respectively.

The net payment of $31.0 million in 1997 includes the receipt of a short-term loan from GLCC of $116.8 million used to fund the acquisition of the Chevron interest described in note 6 above.

     13. STOCKHOLDERS' EQUITY
         --------------------------------------------------------

On May 26, 1998 the Company issued 14,762,417 shares of common stock with a par value of $0.01, nil paid, in connection with the spin-off (see note 1).

A further 969 shares were subsequently issued in respect of late notified changes in GLCC stockholders at the record date of the spin-off issue.

During 1998 the Company's Board of Directors approved a stock buy back program, authorizing the repurchase of up to $15 million of its stock, as allowed under its debt covenants. At December 31, 1998 882,280 shares had been repurchased at an aggregate cost of $14.0 million.

The Company has also issued 53,228 shares to Directors and senior management at an aggregate cost of $0.8 million, comprising 3,000 new shares and 50,228 issues from treasury stock.

     14. FAIR VALUE OF FINANCIAL INSTRUMENTS
         --------------------------------------------------------

The following table presents the carrying amount and fair values of the Company's financial instruments at December 31, 1998 and 1997:


                                                    1998                 1997

                                             CARRYING    FAIR    CARRYING    FAIR
         (IN MILLIONS)                        AMOUNT    VALUE     AMOUNT    VALUE
         ------------------------------------------------------------------------
         NON-DERIVATIVES:
            CASH AND CASH EQUIVALENTS       $   26.5  $   26.5   $  29.7  $  29.7
            LONG-TERM DEBT                     300.8     306.8        --       --
         DERIVATIVES:
            MISCELLANEOUS                         --      (1.2)       --       --
         ------------------------------------------------------------------------

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents: The carrying amount approximates to fair value because of the short-term maturities of such instruments.

Long-term debt: The carrying amount of term borrowings at variable interest rates approximates to fair value. The fair value of fixed interest rate debt is based on the quoted market prices for the same or similar debt.

Derivatives: The fair value of derivatives, including forward exchange contracts and interest rate swaps, was estimated based on current settlement prices and comparable contracts using current assumptions.

     15. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT
         -----------------------------------------------

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well defined interest rate and foreign exchange exposures.

The Company invoices between 50% and 60% of its sales in US dollars, the balance mainly invoiced in pounds sterling to match the Company's sterling costs. Prior to the spin-off from GLCC foreign exchange contracts were taken out with GLCC and (until November 1997) Chevron Chemical Company to hedge dollar income and, thereby, dollar profit distributions to both parties.

The Company uses interest rate swap, floor and collar and cap agreements to reduce the impact of changes in interest rates on its floating rate debt.The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

As of December 31, 1998 the Company had the following interest rate instruments in effect (notional amounts in millions; cap, floor and collar rates based on 3-month LIBOR):

                                                      1998
                                        NOTIONAL    STRIKE         PERIOD
                                          AMOUNT      RATE
               -----------------------------------------------------------
               INTEREST SWAP            $  100.0     5.87%     12/98-12/01
               INTEREST COLLAR              65.7     5.75%     12/98-12/00
                                                     5.45%

No such interest rate agreements were in place at December 31, 1997.

The Company sells a range of TEL and petroleum additives to major oil refineries throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize risk. Collateral is not generally required.

Approximately half of the Company's workforce are covered by a collective bargaining agreement which expires on January 1, 2000.


           16. RELATED PARTY TRANSACTIONS
               ----------------------------------------------------------------

The Company sells significant qualities of TEL to refineries wholly or partly owned by BP, Texaco and Mobil (The Vendor Partners) and Chevron Chemical Company, who ceased to be related parties on October 31, 1997 and November 20, 1997, respectively. Sales were made at arm's length and at prices which varied according to individual customers and the market in which they operated. In the years 1997 and 1996 such sales amounted to $80.2 million and $94.7 million, respectively, and amounts due in respect of those sales at December 31, 1997 were $26.3 million.

Until the spin-off GLCC was a related company. Sales to GLCC are included in the accounts at estimated market value, and in 1998 (to the spin-off date) 1997 and 1996 amounted to $3.3 million, $7.4 million and $6.4 million, respectively. Purchases from GLCC for the same periods amounted to $7.1 million, $18.5 million and $15.7 million, respectively.

Interest charges from GLCC in respect of funding provided for acquisitions in 1998 (to the spin-off date), 1997 and 1996 amounted to $3.4 million, $2.1 million and $1.5 million, respectively.



           17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS
               -----------------------------------------------------------------

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities" which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities.This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 1999. The Company is at present evaluating the impact of SFAS 133 on its operations.

Statement of Financial Accounting Standard No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise" was issued in October 1998. This Statement relates to entities engaged in mortgage banking activities and so does not affect the Company.


           18. POST BALANCE SHEET EVENTS
               -----------------------------------------------------------------

In February 1999 the Company granted zero cost share options to senior management under the terms of the Octel Corp. Performance Related Stock Option Plan (PRSOP) and The Octel Corp. Time Restricted Stock Option Plan (TRSOP).The 107,079 options granted under the PRSOP are exercisable from January 1, 2001 through January 1, 2008. The 181,521 options granted under the TRSOP are exercisable from December 31, 1999 through December 31, 2007.

QUARTERLY SUMMARY (UNAUDITED)


                                                      FIRST          SECOND         THIRD        FOURTH
(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)   QUARTER        QUARTER       QUARTER        QUARTER
--------------------------------------------------------------------------------------------------------
1998
NET SALES                                           $  123.2       $  115.6      $  113.4        $ 112.8
OPERATING INCOME                                        41.0           35.9          28.0           29.9
NET INCOME                                              25.6           16.6          10.6           17.7
NET CASH PROVIDED BY OPERATING ACTIVITIES               47.9           66.9          70.3           53.2
PER COMMON SHARE:
   EARNINGS      -- BASIC                              1.73            1.12          0.73           1.26
                 -- FULLY DILUTED                      1.73            1.12          0.73           1.26
   MARKET PRICE  -- HIGH                                 --            22.7          20.6           16.2
                 -- LOW                                  --            18.2          13.7           11.6

1997
NET SALES                                          $  123.5        $  134.6      $  137.5        $ 143.6
OPERATING INCOME                                       41.5            48.3          53.2           51.7
NET INCOME                                             26.4            27.7          29.2           34.4
NET CASH PROVIDED BY OPERATING ACTIVITIES              62.8            41.4          62.3            1.0
PER COMMON SHARE:
   EARNINGS      -- BASIC                              1.79            1.88          1.98           2.19
                 -- FULLY DILUTED                      1.79            1.88          1.98           2.19
   MARKET PRICE  -- HIGH                                 --              --            --             --
                 -- LOW                                  --              --            --             --

OCTEL CORP.


BOARD OF DIRECTORS
-----------------------------------------------------------
DR. ROBERT E. BEW
Chairman and Director
Chairman of European Process Industries Competitiveness
    Centre Ltd and The Teesside Chemical Initiative
Retired CEO of ICI Chemical & Polymer Division and Chairman of Phillips Imperial Petroleum Ltd.

DENNIS J. KERRISON
President and Chief Executive Officer
Previously Executive Vice President,
    Great Lakes Chemical Corporation
Former CEO of Hickson International PLC

MARTIN M. HALE
Director
Executive Vice President and Director of Hellman, Jordan
    Management Co.Inc.
Chairman of Great Lakes Chemical Corporation
Former President and CEO of Marsh & McClennan Asset
    Management Company

THOMAS M. FULTON
Director
Recently Retired Executive Vice President and CEO
    of Landauer Inc.
Director of Landauer Inc.
Director of Great Lakes Chemical Corporation

JAMES PUCKRIDGE
Director
Chairman of Ato Findley UK Ltd.
Director of Thomas Swan & Co. Ltd.
Retired Chairman of Elf Atochem UK Ltd.

DR. BENITO FIORE
Director
Former Chairman and CEO of Enichem UK Ltd.

CHARLES M. HALE
Director
Chairman of Donaldson, Lufkin & Jenrette International
Former General Partner of Lehman Brothers Kuhn Loeb
Managing Director of AG Becker International


CORPORATE OFFICERS
--------------------------------------------

DENNIS J.KERRISON
President and Chief Executive Officer

ALAN G. JARVIS
Vice President and Chief Financial Officer

GRAHAM DE M. LEATHES
Corporate Secretary and General Counsel

STEVEN W. WILLIAMS
Vice President, Group Operations

H. ALAN HANSLIP
Vice President, Human Resources

DR. GEOFFREY J. HIGNETT
Vice President, Specialty Chemicals

INVESTOR INFORMATION
--------------------------------------------------------------------------------

CORPORATE OFFICES
Octel Corp.
200 Executive Drive
Newark, DE 19702
USA

SHAREHOLDER INQUIRIES
First Chicago Trust Co. of New York
Mail Suite 4691
P.O. Box 2533
Jersey City, NJ 03303-2533
USA

INDEPENDENT ACCOUNTANTS
PricewaterhouseCoopers, London, UK

LEGAL COUNSEL
Kirkland & Ellis, London, UK
Linklaters & Paines, London, UK

INVESTOR RELATIONS INQUIRIES
Octel Corp.
c/o The Associated Octel Co. Ltd.
P.O. Box 17, Oil Sites Road
Ellesmere Port
South Wirral L65 4HF
UK
Tel: +44(0)151 356 6100

OCTEL CORP. COMMON STOCK
New York Stock Exchange
Symbol: OTL

CORPORATE WEBSITE
http://www.octel-corp.com

FORM 10-K AND ADDITIONAL INFORMATION
Form 10-K is the company's annual report filed with the Securities and Exchange Commission. Copies of the Form 10-K and other financial information are available from the Office of Investor Relations.

[OCTEL LOGO APPEARS HERE]

"I see this as a five-year horizon. The first years, by necessity, will focus on managing our current business and paying down our debt ahead of schedule. But, as we manage those situations, we will be moving forward toward a new and exciting future for Octel and our shareholders."

     -- Dennis J. Kerrison, President and Chief Executive Officer, Octel Corp.

                                  SOUND BITES
                                  -----------

SOUND BITE 1
------------

"We faced up to reality early. When you're looking at a business that is declining by 15 percent a year, you can't waste energy trying to change the rules. You create new ones. You adapt."

     - Dennis J Kerrison, President and Chief Executive Officer, Octel Corp.

SOUND BITE 2
------------

While the TEL business will decline, it will not dry up completely. Lead is still the most powerful octane booster available, and in many markets, change will take time. In aviation, for example, there is no substitute for leaded fuel in gasoline engine planes.


SOUND BITE 3
------------

"The central advantage we have over the short term is that we lead the market. At 80 percent of worldwide manufacturing volume and, with the Ethyl Corporation marketing alliance, nearly 75 percent of sales volume, we have the lion's share of the market and with that comes our responsibility as leader of the pack."

     -- Steve W. Williams, Vice President, Group Operations, Octel Corp.

SOUND BITE 4
------------

Octel is the only manufacturer of TEL that manufactures and distributes on a global basis, a key advantage in serving global oil companies.

SOUND BITE 5
------------

The TEL business is declining at 15 percent a year worldwide. But it remains a business with high margins and excellent cash flow.

SOUND BITE 6
------------

Octel provides a range of services, such as environmental consulting, decommissioning and refinery management, that smaller competitors can't match. This is the foundation of our service differentiation and Product Stewardship Program.

SOUND BITE 7
------------

"As we look ahead to the future, we will concentrate on paying down debt and managing the TEL decline. But our objective, our mission, is to put Octel firmly on a growth track."

     -- Alan G. Jarvis, Vice President and Chief Financial Officer, Octel Corp.

SOUND BITE 8
------------

Growth in new fuel additives is a logical progression for a company that has been in the additives business for over 60 years.

SOUND BITE 9
------------

"When you have a global infrastructure in place like ours, taking new products through the pipeline is infinitely easier than breaking into a new distribution system."

     -- Steve W. Williams, Vice President, Group Operations, Octel Corp.

SOUND BITE 10
-------------

Petroleum Specialities supplies a broad range of additives -- such as combustion enhancers for diesel engines, fuel detergents and corrosion inhibitors.

SOUND BITE 11
-------------

Experience, technical excellence and market knowledge allow Octel to blend additives made to order for its customers. It's a level of service few competitors can match.

SOUND BITE 12
-------------

The core of the Performance Chemicals business is the Octaquest range of products, the main one being an environmentally friendly biodegradable detergent ingredient. It was developed in partnership with a major detergent manufacturer.

SOUND BITE 13
-------------

The Octaquest range also has potential markets in pulp and paper, cosmetics, photography and personal care.

SOUND BITE 14
-------------

"The future for Specialty Products is very promising. We have many low-cost, low-risk ways to grow -- including licensing, bolt-on acquisitions, alliances, custom synthesis and the development of new markets with existing technologies."

     -- Dr. Geoff J. Hignett, Vice President, Specialty Chemicals

SOUND BITE 15

"Reducing the employee work force with maximum sensitivity to the human cost and an aggressive program of retraining have kept union-management relations positive in a time of difficult change."

     -- Alan Hanslip, Vice President, Human Resources, Octel Corp.

SOUND BITE 16
-------------

"We had to get a very clear understanding of our cost base, and then develop and implement a plan to drive unnecessary costs out of the business."

     -- Alan G. Javis, Vice President and Chief Financial Officer, Octel corp.

SOUND BITE 17
-------------

Even as the company changes dramatically some areas remain constant. Octel continues to be totally committed to safety and environmental responsibility. Major emissions at the Ellesmere Port plant, for example, have been reduced by half in three years.

SOUND BITE 18
-------------

A key step in rethinking and redirecting Octel was to assemble a group of experienced managers who understand both the oil and chemical industries. They also have a balance of skills and experience to strategically manage the decline of TEL, and understand how to grow new businesses. The top eight executives average 25 years of industry experience.

SOUND BITE 19
-------------

"I see this as a five-year horizon. The first years, by necessity, will focus on managing our current business and paying down our debt ahead of schedule. But, as we manage those situations, we will be moving forward toward a new and exciting future for Octel and our shareholders."

     -- Dennis J. Kerrison, President and Chief Executive Officer, Octel Corp.

SOUND BITE 20
-------------

"The most tumultuous period of change is now behind us. Ahead, I believe, is a time of building on the platform we have created."

     -- Dr. Robert E. Bew, Chairman, Octel Corp.