Form 10-K, Exhibit 13
period 1998-12-31
OCTEL CORP
filed 1999-03-26
CIK 1054905

EXHIBIT 13.2


     17.1  REPORT OF INDEPENDENT AUDITORS



Board of Directors and Stockholder
Octel Corp.


We have audited the accompanying combined balance sheet of the businesses that comprise Octel Corp. as of December 31, 1997, and the related combined statements of income, cash flows and stockholders' equity for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the businesses that comprise Octel Corp. at December 31, 1997, and the combined results of their operations and their cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                                    ERNST & YOUNG LLP


Indianapolis, Indiana
April 4, 1998