Form 10-K, Exhibit 13
period 1999-12-31
OCTEL CORP
filed 2000-03-27
CIK 1054905

YEAR 2:
ON TRACK.
ON TARGET.
Octel Corp. 1999 Annual Report

Octel is a global chemical company specializing in high performance fuel additives and other performance chemicals. In a market where demand for tetraethyl lead (TEL), our major product, is declining roughly 15 percent per year, we have pledged to manage the decline safely under our Product Stewardship Program. By vigorous strategic management of our cost base we will work to maintain high margins to pay off debt and generate sufficient cash to grow our two strategic business units: Petroleum Specialties and Performance Chemicals. The result, we believe, will be the creation of value for our shareholders.


[OCTEL LOGO]

Octel has taken on one of the most difficult jobs in any business:
We are reinventing our company.

     In 1999, we:

     built our share in the TEL market through a strategic acquisition and continued to differentiate ourselves from our global competition,

     used our international network, customer relationships, advanced technology and superior technical service to expand our Petroleum Specialties business, and took first steps toward creating a firm foundation for our Performance Chemicals business through the development of new products, aggressive marketing and organizational focus.

LEAD ALKYLS (TEL)                               4
PETROLEUM SPECIALTIES                           6
PERFORMANCE CHEMICALS                           9
CHAIRMAN'S LETTER                              12
FINANCIALS                                     13

FINANCIAL HIGHLIGHTS

                                             1999     1998     1997     1996     1995
(dollar amounts in millions except per
 share figures)
Summary of earnings:
Net sales                                 $ 516.8  $ 465.0  $ 539.1  $ 597.4  $ 628.3
Operating income                             92.3    134.9    194.7    226.1    254.6
Income before income taxes
and minority                                 77.2    111.9    198.7    221.7    249.1
Minority interest                             1.9       --     24.3     29.6     32.3
Income taxes                                 32.7     41.5     56.7     63.8     71.7
Net income                                   42.6     70.4    117.7    128.3    145.1
EBITDA                                      167.6    194.1    243.8    262.7    287.0
Cash generated
by operating activities                     108.7    238.3    167.5    127.8    175.8
Financial position at year end:
Working capital                             129.0    106.7    179.9    216.1    175.8
Total assets                                849.5    806.7    832.9    841.0    798.4
Long term debt (including current
 portion)                                   313.3    300.8       --       --       --
GLCC investment                                --       --    652.8    584.6    530.8
Stockholders' equity                        313.9    301.1       --       --       --
Financial ratios:
Net income as a percent to sales              8.2     15.1     21.8     21.5     23.1
Effective income tax rate                    43.4     37.1     32.5     33.2     33.1
Current ratio                                 1.2      1.2      2.7      2.7      2.3
Share data:
Earnings
     -- Basic                                3.08     4.85     7.84     8.08     8.88
     -- Fully diluted                        3.05     4.85     7.84     8.08     8.88
Shares outstanding (basic, thousands)
     -- At year end                        13,451   13,934   15,000   15,900   16,300
     -- Average during year                13,827   14,514   15,000   15,900   16,300
Stock price
     -- High                                 15.3     22.7       --       --       --
     -- Low                                   9.7     11.6       --       --       --
     -- At year end                          10.4     13.9       --       --       --

1995 balance sheet data is unaudited.
Accounts details prior to the spin-off (May 22, 1998) are derived from GLCC historic data.

[GRAPH APPEARS HERE]

Dear Shareholders:

(PHOTO OF DENNIS J. KERRISON APPEARS HERE)

In last year's annual report I outlined a five-year plan to reinvent Octel by profitably managing our declining TEL business and growing our Specialty Chemicals business. I am pleased to report that, while in 1999 we started to see a faster-than-anticipated decline in TEL markets and increased competition, we maintained our momentum towards achieving the ultimate goal of our vision -- maximizing shareholder return.

New additions to the company played a major role in our progress. We acquired OBOAdler and this, following our successful alliance last year with Ethyl Corporation, completes the final stage of our planned consolidation of the TEL market.

Joint ventures with Starreon Corporation and APS, forming Octel Starreon and Octel Valvemaster respectively, strengthened our base in Specialty Chemicals. These alliances, combined with strong organic growth, gave us a 48 percent increase in sales revenue in Specialty Chemicals year on year and helped us to profit in our second full year of operation as a stand-alone business unit.

Another critical component of our progress -- especially given the issues in the TEL market -- was the performance of our people in strategically managing our cost base and minimizing the decrease in percentage margin.

While there remain uncertainties about the rate of market decline and competitive pressures in TEL, we are confident that our successful stewardship of the TEL business and growth of the Specialty Chemicals businesses put us firmly on track and on target as we head into year three of our plan.

In this report, we take a closer look at a very successful year and our plans for the future.

/s/ Dennis J. Kerrison
Dennis J. Kerrison
President and Chief Executive Officer

LEAD ALKYLS (TEL)

HIGHLIGHTS

Began the second phase of a re-engineering project at Ellesmere Port that will help reduce our cost base.
Continued to maintain our percentage gross margin above 40 percent (excluding provisions).

Reached agreement to acquire OBOAdler, strengthening logistics and distribution efficiency.

Made excellent progress in managing the alliance with Ethyl.

Strengthened Octel Environmental and Refinery Service units.


"END GAME" STRATEGY SHOWING RESULTS

In managing a declining TEL business, our strategy has been to combine product stewardship with aggressive cost management to maintain a high-quality, safe and efficient supply to our customers. Success in that strategy will provide funds to pay down our debt and invest in our strategic businesses.

In 1999, two factors created significant challenges to the execution of our strategy. Firstly, a number of countries started moving much more aggressively than anticipated in phasing out leaded gasoline. Secondly, we saw increased price competition from a Russian competitor, which had an impact on margins.

In spite of these conditions, we expect that our ability to leverage our strengths of quality, service and global presence will enable us to continue to manage this business effectively.

DISTINGUISHING OCTEL IN GLOBAL MARKETS

A key strategy is to continue to invest in the safety and efficiency of both our logistics and distribution systems through Octel Environmental and Octel Refinery Services.

Through our alliance and acquisition, we have strengthened these services and resources to create 100 percent coverage for all our customers. We intend to give our customers and the entire industry safe and effective support during TEL's phaseout. To date, 83 percent of the industry worldwide has used these support services.

AN ONGOING EMPHASIS ON COST REDUCTION

In a rapidly declining industry, unit costs rise rapidly. Since 1996, Octel has limited the rising cost base through tight cost management programs and balancing supply and demand. In 1999, we took a major step forward with a re-engineering program at our Ellesmere Port manufacturing site, the key operating unit in our group.

While the restructuring effort will result in significant head-count reduction -
- by mid-2000, we will have approximately 30 percent of the 1996 workforce at the Ellesmere Port site -- the program is also about the way we operate -- creating new skills, productivity and flexibility.

PHOTO CAPTION

Through alliances in this sunset industry, Octel has been able to maintain and improve service globally. 83 percent of Octel's customers use our environmental services, ensuring the safe and cost effective distribution of TEL.

PHOTO CAPTION

With a well-established base business and advanced technologies, we will take advantage of significant opportunities in our core markets. We expect to grow an average 15 percent per annum in these markets, driven by demands for cleaner and more efficient fuels.

PETROLEUM SPECIALTIES

HIGHLIGHTS

Installed expert management teams and assigned profit center responsibility.

Created a joint venture with Starreon Corp., combining respective strengths in the US market.

Achieved first year growth and profitability from the Pluto business, acquired in 1998 and now operating as Octel Deutschland GmbH.

Entered into a joint venture with APS on valve-seat recession products under the Valvemaster(R) name.

Improved cost efficiency by bringing fuel detergent manufacturing in house and improving raw material purchasing, storage and distribution.

GROWTH OPPORTUNITY IN PETROLEUM SPECIALTIES

Our Petroleum Specialties business supplies a range of specialty fuel additives and compounded formulations to more than 200 refineries in 65 countries around the world.

Our core strategy is to continue to build on that base through both organic growth and strategic acquisitions or alliances, at the same time improving our cost-effectiveness throughout the business process.

Our focus is on combining strong technologies and service leadership to attack the significant opportunities in our target markets. One of the main growth drivers is the universal demand for cleaner air. Ongoing rounds of legislation and regulation -- both current and proposed -- will continue to lower the levels of contaminants in fuel and improve combustion efficiency. Our advanced technology, product development capability and testing facilities position us to be a strategic partner with customers who must keep ahead of ever more stringent demands from the regulators and society.

In 1999, we strengthened our technologies with the introduction of additives for diesel particulate filters, which lower the particle discharge from diesel engines. We also enhanced our product range by introducing additives that improve combustion and reduce diesel engine emissions.

We made solid progress in 1999 in strengthening the existing business base. We reorganized and consolidated our management team, as part of our five-year strategy. We negotiated new supply agreements to improve cost efficiency, negotiated improved purchase contracts and rationalized the storage and distribution of raw materials.

We organized ourselves to become more effective marketers. In 1998 and 1999, we progressed to a more focused market approach -- building our products, services and sales operations around two key markets and the requirements of our customers in both Refinery and Performance Specialties.

MARKET FOCUS CREATES TWO UNITS

Our Refinery business focuses on additives that help customers meet fuel specifications and achieve maximum yields of premium refinery fuels. We are now set up to concentrate our product range, manufacturing, product testing and distribution strengths on their needs.

Our second business area, Performance Specialties, is involved in developing performance packages for diesel and gasoline in which we now have over a decade of experience. Our understanding of market trends being shaped by new legislation and consumer demands -- combined with our technological expertise and product development -- gives us and our customers a key advantage.

GROWTH THROUGH STRATEGIC ADDITIONS

Our growth strategy is to develop a strong base, organically and through acquisition or joint ventures. In 1998, we acquired the Pluto business from Veba. Renamed Octel Deutschland, the company has given us a strategic presence in a major European fuel additive market, coupled with a spectrum of technologies. In 1999, we created a joint venture, Octel Starreon LLC, with Starreon Corporation, a company with an excellent reputation which complements our technical expertise with its sales and marketing strengths. Starreon contributes an established presence with end-users, fleets and jobbers with a strong position in premium fuel programs at the fuel terminals. Octel's historic strength has been predominantly with the oil refineries and fuel retailers.

In 1999, we formed a joint venture with APS, Octel Valvemaster Ltd, which offers protective valve-seat recession additives that are necessary during the phaseout of TEL. We also signed an agreement with Castrol, who will market Valvemaster(R) in the UK.

MORE TO COME

Looking ahead, in 2000 we will build on our accomplishments of 1999. We will continue to serve the increasingly demanding needs of the market with proprietary products, new technologies and outstanding service. While we expect much of our short-term growth to be organic, we will continue to look for opportunities to add to our capabilities either through acquisitions, alliances or joint ventures.

PHOTOS

PERFORMANCE CHEMICALS

HIGHLIGHTS

Identified new markets for the Octaquest(R) family.

Installed experienced management and market development team, creating a distinct business unit with profit responsibility.

Introduced a new range of environmentally-friendly products -- Octahib(R), a bio-degradable corrosion inhibitor, and Octasol(R), a colloidal alumina sol for use in a wide range of water treatment applications.

NEW CHEMICAL BUSINESS SHOWING EARLY SUCCESS

While Petroleum Specialties pursues growth within our existing markets in the fuel industry, we are also seeking growth in new areas through the aggressive development of our Performance Chemicals business. The business unit manufactures and markets a growing range of chemical products -- including a number of new environmentally-friendly materials developed by Octel Research and Development.

We have made excellent progress since establishing the Performance Chemicals business. A new management team is now in place and charged with profit center responsibility. We have also created a market development team to identify and develop opportunities around the Octaquest(R) range of products, and a dedicated sales team introducing our new products to the market.

OCTAQUEST(R) IN STEP WITH MARKET NEED

Currently, our business is centered on Octaquest(R), a powerful chelating agent that is used in European detergents. Octaquest(R) is phosphorus-free and readily biodegradable -- a timely solution to growing concerns about existing chelating agents and the growing need for environmentally-friendly products.

We are working to expand the unique Octaquest(R) technology into other industries that require effective chelating agents. The market opportunities we are exploring include photography, personal care, household and institutional cleaning and textiles.

In 1999, we signed an agreement with Hi-Mar Specialties, Inc., to market their specialty effect chemicals, including defoamers, globally outside North America. This offers us marketing synergies with our Octaquest(R) product range in certain markets.

PHOTO CAPTION

With unique technologies and a newly established marketing and sales operations in place, we are targeting growth at 15 percent per annum for Specialty Chemicals.

UNIQUE TECHNOLOGIES CREATE NEW PLATFORMS

As we expand the Octaquest(R) market, we are also building a business platform to support growth in other specialty chemicals. During the year, we began to market a series of biodegradable corrosion inhibitors under the Octahib(R) brand -- which has solid growth possibilities in crude oil and natural gas production, water treatment and a range of similar industries that need a more environmentally-acceptable means to provide corrosion resistance.

Our emphasis in 1999, for both the Octaquest(R) family and sister products, was providing environmentally-friendly options to help solve customer problems in a wide range of markets.

ACQUISITIONS FIGURE IN THE FUTURE

Acquisitions and alliances also figure in this business strategy. Our short-term focus is likely to be on relatively small "seed" acquisitions that give us experience in new markets or help speed our growth program.

ON TRACK FOR GROWTH

We believe that both our Specialty Chemicals businesses have created a solid base and have outstanding growth prospects. We now have the organization to bring unique, proven technologies to markets which are increasingly demanding improved environmental performance. We see these products and these markets as the future for Octel, and that future looks very promising.

[PHOTOS]

CHAIRMAN'S LETTER

We have completed a very successful second year under conditions in our TEL market that were less than ideal. We demonstrated three defining strengths. First, we showed the ability to adjust to changes in TEL demand and strong competition. Second, we demonstrated the promise of our Specialty Chemicals Business. Third, in everything we accomplished, we exhibited that every one of our decisions and business efforts centers on creating maximum shareholder value.

I believe our progress and our prospects tie directly to the abilities of an outstanding management team. In 1999, the development of the three strategic business units enabled our managers to contribute their skills and experience and assume full profit accountability in each of our businesses.

As we enter our third year, I am confident that this company will continue to focus its resources and energies on recreating Octel around Specialty Chemicals, while successfully managing the declining TEL business. I believe we have the critical pieces in place -- market and customer knowledge, new product technologies, and people with experience -- to transform this company, and to put it on a clear growth track.

                          PHOTO OF DR. ROBERT E. BEW
Sincerely,
/s/ Robert E. Bew
Dr. Robert E. Bew
Chairman

     FINANCIALS
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS                                                                   14
MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS             22
REPORT OF INDEPENDENT ACCOUNTANTS                                             23
CONSOLIDATED STATEMENTS OF INCOME                                             24
CONSOLIDATED BALANCE SHEETS                                                   25
CONSOLIDATED STATEMENTS OF CASH FLOWS                                         26
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                               27
NOTES ON CONSOLIDATED FINANCIAL STATEMENTS                                    28
QUARTERLY SUMMARY (UNAUDITED)                                                 43
BOARD OF DIRECTORS                                                            44
CORPORATE OFFICERS                                                            44
INVESTOR INFORMATION                                                          45

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

The following discussion is based upon the separate financial statements of the Company, which present the Company's results of operations, financial position and cash flows. Insofar as they relate to the periods prior to May 22, 1998 when the "spin-off" of Octel Corp. from the Great Lakes Chemical Corporation group
(GLCC) was consummated, these financial statements include the assets, liabilities, income and expenses that related to the Octel businesses as they were operated as a part of the Petroleum Additives Business Unit of GLCC, and the Company's statement of income includes all the related costs of doing business, including charges for the use of facilities and for employee benefits. The financial information included herein, however, may not necessarily reflect the results of operations, financial position and cash flows that would have been achieved if the Company had been an independent company during the periods presented.

Some of the information presented in the following discussion constitutes forward-looking comments within the meaning of the Private Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for the Company's products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations.

The Company has two businesses -- Lead Alkyls (TEL) and Specialty Chemicals. The Company's strategy is to maximize cash generation from the declining TEL business by consolidating the Company's place in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt but will also be invested in growing Petroleum Specialties and Performance Chemicals, which together comprise the Specialty Chemicals business. Investment in these areas will be to stimulate organic growth in existing areas or to grow by acquisition.

From 1989 to 1995, the Company was able to substantially offset the financial effects of the declining demand for TEL through higher TEL pricing. The magnitude of these price increases reflected the cost effectiveness of TEL as an octane enhancer as well as the high cost of converting refineries to produce higher octane grades of fuel. More recently, however, as competition has intensified due to the decline in demand for TEL, it has been difficult for the Company to secure general price increases. The Company expects that this trend may continue in the foreseeable future.

As world demand for TEL has declined, the Company has been reducing its cost base in an attempt to maintain its margins. In 1989, the Company closed its German manufacturing facility. In 1996, the Company ceased production at its Italian and French manufacturing facilities. The closure of the Italian and French facilities reduced the Company's workforce by 244 and will result in a further reduction of eight employees upon completion of site remediation activities in France. Until the acquisition of OBOAdler, all of the Company's current TEL requirements were produced at its sole remaining TEL manufacturing facility which is located in Ellesmere Port in the United Kingdom. In December 1998, one of the three TEL buildings on this site was closed. Since 1996, the Company's cost reduction efforts and operating improvement programs in the UK have reduced the workforce by 921 people as at December 31, 1999 and by mid 2000 the total UK workforce will be reduced by 70% from the 1,800 employed in June 1996. All this has been achieved through voluntary severance. The Company will continue to downsize its manufacturing and operating cost base and restructure its operations as the TEL market continues to decline.

RECENT DEVELOPMENTS

In December, 1998 the Company concluded an agreement with Veba Oel AG for the acquisition of its petroleum specialties subsidiary, Chemische Betriebe Pluto GmbH, now renamed Octel Deutschland GmbH (Octel Deutschland). Based in Herne, Germany, Octel Deutschland manufactures and sells fuel additives mainly based on ferrocene, an iron-based metal organic product used as a combustion improver.

On March 1, 1999, the Company formed a joint venture between its subsidiary, Octel America Inc., and Starreon Corporation. The joint venture, Octel Starreon LLC, combines the finished fuel additives businesses of both companies in the USA and Canada but excludes TEL.

Following the completion of the third phase of the UK voluntary severance program in the June quarter 1999, which reduced the headcount by 280 employees, a further UK voluntary severance program was announced in the fourth quarter 1999, and a further 330 employees will leave the group's employment during fiscal 2000.

On September 6, 1999 the Federal Trade Commission (FTC) approved the acquisition by The Associated Octel Company Limited (AOC) of the UK company OBOAdler Company Limited (OBOAdler). AOC completed the acquisition on November 9, 1999. The OBOAdler group includes a sales office in Baar, Switzerland and a TEL manufacturing plant in Doberitz, Germany. The price paid for OBOAdler was $94.5 million plus fees and expenses and the acquisition was funded by an additional $100 million of senior debt on similar terms to Octel's current debt.

Results of Operations -- Fiscal 1999 Compared to Fiscal 1998
------------------------------------------------------------

The results of operations for fiscal 1999 and 1998 are analyzed by business unit in the following table:

                                                                       Increase/
(dollars in millions)               1999                 1998         (Decrease)
NET SALES:
TEL                          $396.1       77%     $383.7       82%        3%
Specialty Chemicals           120.7       23%       81.3       18%       48%
                             ------      ----     ------      ----      -----
                             $516.8      100%     $465.0      100%       11%
                             ------      ----     ------      ----      -----
GROSS PROFIT:
TEL                          $155.5       82%     $203.1       92%      (23%)
Specialty Chemicals            34.5       18%       17.6        8%       96%
                             ------      ----     ------      ----      -----
                             $190.0      100%     $220.7      100%      (14%)
                             ------      ----     ------      ----      -----
OPERATING INCOME:
TEL                          $ 85.4       92%     $139.6      103%      (39%)
Specialty Chemicals             6.9        8%       (4.7)      (3%)     147%
                             ------      ----     ------      ----      -----
                              $92.3      100%     $134.9      100%      (32%)
                             ------      ----     ------      ----      -----

Comparatives have been restated to reflect the reallocations described in Note 2 to the financial statements.

The overall decline in the TEL market continued, but the effect on Octel was offset by the effect of a full year's operation of the Ethyl marketing agreement in 1999 (as opposed to three months in 1998) and the inclusion of two months of OBOAdler sales. Total volumes fell by 4,299 metric tons (mt) from 64,000 mt to 59,701 mt, a decrease of 7%. Within this overall decrease, however, there was a favorable sales mix variance. Lower value wholesale volumes fell by 12,040 mt to 1,360 mt, whereas retail volumes rose by 7,741 mt to 58,340 mt. This, combined with an average 1% increase in retail prices over 1998 levels, resulted in an increase of 3% in the overall value of net sales from 1998 to 1999.

TEL gross profit in 1999 was 39% of net sales compared to 53% in 1998. This partly reflects the full year's marketing agreement contribution payable to Ethyl, but cost of goods sold was also increased by rationalization costs in connection with the 1999 UK severance program. Total rationalization charges in 1999 were $24 million compared to $16 million in 1998.

Specialty Chemicals net sales saw growth of 48% over 1998 levels and an increase in gross profit from 22% to 29% of net sales. Two-thirds of the sales increase arose from acquisitions in late 1998 and early 1999 (Octel Deutschland and Octel Starreon) and the remainder was organic growth. This resulted in the operating loss of $4.7 million in 1998 becoming an operating income of $6.9 million in 1999.

The increase in sales, general and administrative costs overall from $40.1 million to $44.9 million arose due to the inclusion of new acquisitions -- Octel Deutschland, Octel Starreon and OBOAdler.

Amortization charges rose by $6.3 million (15%) to $48.9 million, due to charges on goodwill relating to new acquisitions and to the effect of a full year's charge on deferred finance costs arising from the "spin-off." Other income relates mainly to exchange gains, $9.2 million in 1999 compared to $2.5 million in 1998.

The effective tax rate has increased from 37.1% to 43.4% mainly due to increased amortization on overseas goodwill which is not tax deductible. The tax charge is net of $3.2 million income arising from a refund of Italian withholding tax.

Results of Operations -- Fiscal 1998 Compared to Fiscal 1997
------------------------------------------------------------

The results of operations for fiscal 1998 and 1997 are analyzed by business unit in the following table:

                                                                      Increase/
(dollars in millions)                     1998               1997     (Decrease)
NET SALES:
TEL                                 $383.7     82%      $454.1    84%    (16%)
Specialty Chemicals                   81.3     18%        85.0    16%     (4%)
                                    ------    ----      ------   ----    -----
                                    $465.0    100%      $539.1   100%    (14%)
                                    ------    ----      ------   ----    -----
GROSS PROFIT:
TEL                                 $203.1     92%      $244.9    92%    (17%)
Specialty Chemicals                   17.6      8%        19.8     8%    (11%)
                                    ------    ----      ------   ----    -----
                                    $220.7    100%      $264.7   100%    (17%)
                                    ------    ----      ------   ----    -----
OPERATING INCOME:
TEL                                 $139.6    103%      $196.8   101%    (29%)
Specialty Chemicals                   (4.7)    (3%)       (2.1)   (1%)  (124%)
                                    ------    ----      ------   ----    -----
                                    $134.9    100%      $194.7   100%    (31%)
                                    ------    ----      ------   ----    -----

Amounts have been restated to reflect the reclassifications described in Note 2 to the financial statements.

TEL sales in 1998 were $70 million (16%) lower than 1997 largely due to the decreased worldwide demand for TEL which reduced volumes and increased surplus capacity and competition in the marketplace.

Retail TEL volumes decreased by 9% to 50,600 metric tons, and prices fell by 3%. Sales on a wholesale basis fell in volume terms by 45% to 13,400 metric tons principally due to reduced off-take by Ethyl.

Specialty Chemicals net sales in 1998 were $81.3 million, a decrease of 4% below 1997 levels mainly as a result of reduced demand for Octaquest(R) and a plant maintenance shutdown, prior to expansion during the year.

Gross profit of $220.7 million in 1998 was $44.0 million (17%) below 1997 levels. As a percentage of sales gross profit in 1998 was 47% compared to 49% in 1997. The reduction reflects the decline in TEL sales, but also reflects an increase in rationalization charge from $13 million to $16 million, including the settlement of all liabilities relating to the Bussi site (Italy) in return for a payment of $5 million.

Operating expenses in 1998 were $85.8 million, increased by $15.8 million (23%) on 1997. The increase is principally due to higher amortization charges on intangible assets from $27.6 million in 1997 to $42.6 million in 1998, mainly resulting from increased asset cost in late 1997 and 1998. Sales, general and administrative expenses were $40.1 million compared to $38.6 million in 1997, but the increase of $1.5 million includes $2.5 million of non-recurring consultancy costs and $3.0 million Octel Corp. costs which did not exist in 1997.

Operating income in 1998 was $134.9 million, a return of 29% on net sales. The reduction in the rate of return from 36% in 1997 was mainly the result of lower gross profit and increased amortization charges.

Interest expense in 1998 was $25.2 million compared to $2.2 million in 1997. Interest on the senior debt and notes issued in connection with the "spin-off" from GLCC was $21 million for the eight months through December, the balance being interest paid to GLCC on loans to fund the acquisition of Chevron's minority interest in November 1997. Interest income decreased from $3.9 million in 1997 to $2.7 million in 1998.

The decrease in other expenses and other income, compared to 1997, of $1.8 million and $4.6 million respectively, relates to foreign exchange movement from an income of $6.8 million to an expense of $2.5 million.

The minority interest in the Company was acquired in the fourth quarter of 1997, resulting in an improvement of $24.3 million in profit attributable to the Company in 1998.

Income tax charges of $41.5 million in 1998 decreased by $15.2 million from 1997, largely due to the decrease in pre-tax profits but also due to a $3.5 million refund of Italian withholding tax received by the Company.

LIQUIDITY AND FINANCIAL CONDITION

Cash provided by operating activities in 1999 was $108.7 million compared to $238.3 million in 1998. The two main reasons for this decrease are adverse changes in taxation liabilities of $59 million (from $45.0 million inflow to $14.0 million outflow) and in accounts receivable of $68 million (from $54 million inflow to $14 million outflow). Taxation liabilities due in 1998 in respect of fiscal 1997 were paid by GLCC, effectively allowing the Company a one-year tax holiday from a cash flow perspective. This was no longer the case in 1999. The cash flow increase of $53.6 million from accounts receivable in 1998 arose because of exceptionally high opening balances at December 31, 1997. Once having realized those reductions in 1998 further decreases in receivables became more difficult to achieve. In fact, accounts receivable increased by $14.0 million, representing 104 days' sales compared to 98 days' in 1998.

A significant increase in operating cash was generated by the reduction in inventory levels. The overall decrease of $31.6 million in 1999 included a reduction of $29 million in finished goods (excluding OBOAdler), completing management's program to reverse the $25.4 million increase which arose in 1998.

The $11.8 million business combination inflow is the net of equity investments in OBOAdler, and related costs, and the cash in OBOAdler's balance sheet of $19.3 million on acquisition. This excludes the funding by Octel of the repayment of $90 million OBOAdler short-term credit which is included in financing activities.

The Company drew down $6 million under the revolving credit facility in first quarter 1999, and entered into $100 million further term loan connected with the OBOAdler acquisition. Debt repayments in fiscal 1999 include full settlement of the amounts due of $17 million under the revolving credit facility, $10 million repayment of OBOAdler-related debt and $66.5 million of the original 1998 senior debt. Over 74% of the total bank debt entered into at the "spin-off" has been repaid by 1999 year end.

DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS

Over half of the Company's sales are in US dollars. Foreign currency sales, primarily in UK pounds sterling, offset most of the Company's costs, which are also in UK pounds sterling. To the extent required by the Company, dollars are sold forward to cover local currency needs. The instruments utilized by the Company in its hedging activities are considered risk management tools, and are not used for trading or speculative purposes. The Company diversifies the counterparties used and monitors the concentration of risk to limit its counterparty exposure.

ENVIRONMENTAL MATTERS AND PLANT CLOSURES

The Company is subject to laws, regulations and legal requirements relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes ("Environmental Laws") in all of the countries in which it does business. Under certain Environmental Laws, the Company is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties.

The manufacturing operations of the Company have been conducted outside the United States and, therefore, any liability of the Company pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-US law.

Management believes (based upon its internal review and the review of reports prepared by independent experts) that the Company is in material compliance with all applicable Environmental Laws. Such expenditure as is required to maintain compliance has been, and will continue to be made at all sites for which the Company has responsibilities. The Company has developed estimates for the costs of compliance, which are set out below. Management believes these to be reasonable (based upon its internal review and the review of reports prepared by independent experts). There can be no assurance, however, that these estimates will prove accurate or that the Company will not incur costs in excess of these estimates. Further, there can be no assurance that changes in existing laws, or the discovery of additional environmental liabilities associated with current or historical operations, will not require the Company to incur material costs or otherwise adversely affect the Company's business, results of operations or financial condition.

Management evaluates costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which the Company is committed under Environmental Laws. Total estimated future costs at December 31, 1999 were $89.2 million of which $52.7 million were deemed to be either capital (rather than revenue) in nature or at management's discretion. Full provision has been made for the committed costs of $36.5 million.

Expenditure against provisions was $9.3 million, $12.9 million and $13.5 million in the years 1999, 1998 and 1997. Capital costs related to environmental matters for the same years were $0.7 million, $2.7 million and $0.6 million, respectively.

The Company has also incurred personnel severance costs in relation to the management of the decline in TEL markets. Total severance costs were $17.0 million, $14.9 million and $21.8 million in the years 1999, 1998 and 1997, respectively. Provision is made for severance costs to which the Company is committed. The provision at December 31, 1999 was $19.1 million which related to the 330 employees included in the UK voluntary severance program announced in fourth quarter, 1999.

INFLATION

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.

SINGLE EUROPEAN CURRENCY

In January 1999, certain European countries (excluding the UK) began the transition to the euro. The transition to the euro has both internal recordkeeping and external commercial aspects, neither of which are expected to have a material effect on the Company's business, results of operations or financial condition.

YEAR 2000

Octel has implemented a program of work, the objective of which was to ensure that the Company was not adversely affected by "Date Discontinuity" problems in computers, software and embedded processors during the transition from 1999 to 2000 and as a result of 2000 being a leap year.

Date discontinuity occurs when time as expressed by a system or its software does not move forward successfully in line with true time. The most commonly known manifestation of this occurs in systems that recognize years as two digits and, when moving from "99" to "00", recognize "00" as 1900 or fail altogether. Additionally, some systems fail to recognize 2000 as a leap year, so omitting Feb 29th from their calendars.

Project Scope

The project covered Information Technology (IT) systems, embedded processors, supply chain and business continuity.

IT systems include central and network hardware, business systems and desktop hardware and software. Octel has very little custom-made software, the majority being industry standard packages, customized only where necessary.

Embedded processors include, for example, plant instruments, laboratory equipment, control systems, data acquisition systems, vehicles and telecommunications.

Supply chain considerations include liaison with suppliers and customers about our respective states of readiness for the Year 2000.

Business continuity considers all areas of the business and puts in place contingency plans to mitigate the consequences arising from key risks identified.

The project covered all Octel Corp. sites.

Octel Corp. was in full Year 2000 readiness for critical systems by the end of the third quarter 1999 and then continued to monitor all areas through New Year and beyond.

Costs

It is estimated that the total cost of achieving Year 2000 compliance was approximately $8.0 million of which $6.5 million was on IT systems and $1.5 million on embedded processors.

Risks

The most reasonably likely worst case scenario was an event which would shut down the sodium manufacturing process. It has been estimated that this would have reduced TEL production for up to six months. During this time the Company would have been able to maintain supplies to its customers but the cost to the business would have been approximately $3 million.

Through its internal and supplier Year 2000 projects the Company worked to minimize the probability of such an event occurring and, through its contingency planning, to mitigate the consequences. No evidence has arisen of significant date discontinuity problems to date.

FUTURE OUTLOOK

The Company is, and for the next several years is likely to remain, highly dependent on its principal product, TEL. Over the last three years, TEL has represented approximately 80% of the Company's net sales and has provided essentially all the Company's profits and cash flow. The Company believes that its strong, although declining, cash flow in the foreseeable future will be adequate to fund the Company's future capital and operating needs.

World demand for TEL has been in decline since the 1970s, and this trend is expected to continue. Through the mid-1990s the Company was able, in part, to offset the effects of declining volumes with selling price increases. More recently, however, the Company has reduced or foregone price increases in order to extend the life of the product and to remain competitive with other TEL marketers and alternate methods of achieving higher octane levels in gasoline. The Company believes that a competitive pricing environment will continue which will limit the ability of the Company to partially offset the effects of future declines in TEL volumes with price increases. The Company is seeking to optimize returns over the remaining life of TEL, but in the longer term the general market trend is not expected to reverse.

The Company has and will continue to downsize and restructure its operations consistent with declining demand for TEL. Notwithstanding the Company's continuing downsizing and productivity improvement programs, management expects the fixed cost per ton of TEL to increase gradually in the future as cost reductions are not expected to keep pace with declining TEL sales volume.

Raw materials account for a substantial portion of total manufacturing costs of TEL. Of these the principal items are lead, sodium, ethyl chloride and dibromoethane, which are subject to long-term contracts with suppliers.

A strong, although declining, cash flow is expected in future years. The Company does not anticipate any significant capital expenditures, other than maintenance and environmental compliance costs in the foreseeable future.

Although the Company anticipates significant sales growth from the Specialty Chemicals business in the future, earnings from this business alone will not be sufficient to fully offset the projected decline in TEL sales and earnings at least over the next several years.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with generally accepted accounting principles and include amounts that are based on management's informed judgments and estimates.

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

The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent auditors and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of their audits and financial reporting matters.

/s/ Alan G. Jarvis

Alan G. Jarvis
Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Octel Corp. at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. The financial statements of Octel Corp. as of December 31, 1997 and for the year then ended were audited by other independent accountants whose report, dated April 4, 1998, expressed an unqualified opinion on those statements.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers
February 9, 2000

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except per share data)
Years ended December 31                                1999         1998      1997
Net sales (Note 2)                                  $ 516.8      $ 465.0   $ 539.1
Cost of goods sold                                    326.8        244.3     274.4
----------------------------------------------------------------------------------
Gross profit (Note 2)                                 190.0        220.7     264.7
OPERATING EXPENSES:
Selling, general and administrative                    44.9         40.1      38.6
Research and development                                3.9          3.1       3.8
Amortization of intangible assets                      48.9         42.6      27.6
----------------------------------------------------------------------------------
Total                                                  97.7         85.8      70.0
----------------------------------------------------------------------------------
Operating income (Note 2)                              92.3        134.9     194.7
Interest expense                                       25.9         25.2       2.2
Other expenses                                          2.6          3.8       5.6
Interest income                                        (3.9)        (2.7)     (3.9)
Other income                                           (9.5)        (3.3)     (7.9)
----------------------------------------------------------------------------------
Income before income taxes and minority
 interest                                              77.2        111.9     198.7
Minority interest                                       1.9           --      24.3
----------------------------------------------------------------------------------
Income before income taxes (Note 2)                    75.3        111.9     174.4
Income taxes (Note 5)                                  32.7         41.5      56.7
----------------------------------------------------------------------------------
Net income                                          $  42.6      $  70.4   $ 117.7
----------------------------------------------------------------------------------
Basic earnings per share                            $  3.08      $  4.85   $  7.84
----------------------------------------------------------------------------------
Diluted earnings per share                          $  3.05      $  4.85   $  7.84
----------------------------------------------------------------------------------
Weighted average shares outstanding (in thousands)
     -- basic                                        13,827       14,514    15,000
     -- diluted                                      13,979       14,514    15,000
----------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

(in millions) At December 31                           1999         1998
ASSETS
     Current assets
Cash and cash equivalents                           $  37.2      $  26.5
Accounts receivable (less allowance of $2.2 and $0.8
 respectively)                                        150.5        120.6
     Inventories
Finished goods                                         34.8         61.1
Raw materials and work in progress                     29.5         27.8
------------------------------------------------------------------------
                                                       64.3         88.9
Prepaid expenses                                        3.8          4.9
------------------------------------------------------------------------
Total current assets                                  255.8        240.9
Property, plant and equipment (Note 9)                104.5        116.1
Goodwill (Note 7)                                     379.2        360.5
Intangible asset                                       22.7           --
Deferred finance costs (Note 8)                        12.7         15.7
Prepaid pension cost (Note 4)                          72.2         73.5
Other assets                                            2.4           --
------------------------------------------------------------------------
                                                     $849.5      $ 806.7
------------------------------------------------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
     Current liabilities
Accounts payable                                     $ 78.5      $  78.6
Accrued expenses                                       17.0         13.0
Accrued income taxes                                   31.3         42.6
Current portion of long-term debt (Note 11)            80.0         71.0
------------------------------------------------------------------------
Total current liabilities                             206.8        205.2
Plant closure provisions (Note 10)                     55.6         47.1
Deferred income taxes (Note 5)                         35.8         21.6
Long-term debt (Note 11)                              233.3        229.8
Other liabilities                                       1.7          1.9
Minority interest                                       2.4           --
STOCKHOLDERS' EQUITY (NOTE 13)
Common stock, $0.01 par value, authorized
     40,000,000 shares, issued 14,766,386 shares        0.1          0.1
Additional paid-in capital                            276.1        276.1
Treasury stock (1,314,864 shares at cost)             (18.9)       (13.2)
Retained earnings                                      82.5         39.9
Accumulated other comprehensive income                (25.9)        (1.8)
------------------------------------------------------------------------
Total stockholders' equity                            313.9        301.1
------------------------------------------------------------------------
                                                     $849.5      $ 806.7
------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)
Years ended December 31                               1999       1998      1997
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                         $  42.6    $  70.4   $ 117.7
     Adjustments to reconcile net income to
     cash provided by operating activities:
Depreciation and amortization                         68.4       59.7      46.8
Deferred income taxes                                 14.5        1.5      13.3
Other                                                 (1.2)      (0.9)      0.5
     Changes in operating assets and
      liabilities:
Accounts receivable                                  (14.2)      53.6      26.6
Inventories                                           31.6       (5.7)      1.6
Accounts payable and accrued expenses                 (6.1)      35.7      (2.6)
Income taxes and other current liabilities           (14.0)      45.0     (11.6)
Other non-current assets and liabilities             (12.9)     (21.0)    (24.8)
-------------------------------------------------------------------------------
Net cash provided by operating activities            108.7      238.3     167.5
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                  (8.4)     (23.5)    (17.8)
Business combinations, net of cash acquired           11.8      (26.4)   (130.8)
Other                                                 (6.4)       1.0       1.6
-------------------------------------------------------------------------------
Net cash used in investing activities                 (3.0)     (48.9)   (147.0)
CASH FLOWS FROM FINANCING ACTIVITIES
Net cash paid to GLCC                                   --     (468.5)    (31.4)
Minority interest                                      2.4         --       3.3
Receipt of long-term borrowings                      106.0      441.0        --
Repayment of long-term borrowings                    (93.5)    (140.2)       --
Repayment of short-term credit                       (90.0)        --        --
Deferred finance costs (Note 8)                         --      (15.2)       --
Net repurchase of common stock (Note 13)              (5.7)     (13.2)       --
-------------------------------------------------------------------------------
Net cash used in financing activities                (80.8)    (196.1)    (28.1)
Effect of exchange rate changes on cash              (14.2)       3.5     (17.6)
Net change in cash and cash equivalents               10.7       (3.2)    (25.2)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR        26.5       29.7      54.9
-------------------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR           $  37.2    $  26.5   $  29.7
-------------------------------------------------------------------------------

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in millions)

                                             Great                                Additional             Cumulative       Total
                                             Lakes        Common       Treasury     Paid-in   Retained   Translation   Comprehensive
                                             Investment   Stock        Stock        Capital   Earnings   Adjustment       Income
BALANCE AT JANUARY 1, 1997                    $ 584.6    $   --     $    --      $    --      $    --      $   --       $   --
Net income                                         --        --          --           --        117.7          --        117.7
Payments to GLCC                                (31.0)       --          --           --           --          --           --
Net CTA* change                                    --        --          --           --           --       (18.5)       (18.5)
-------------------------------------------------------------------------------------------------------------------------------
Total                                           553.6        --          --           --        117.7       (18.5)        99.2
Transfer (Note 12)                               99.2        --          --           --       (117.7)       18.5        (99.2)
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1997                    652.8        --          --           --           --          --           --
Net income                                         --        --          --           --         70.4          --         70.4
Net CTA* change                                    --        --          --           --           --        (1.8)        (1.8)
"Spin-off" (Note 1)                            (652.8)      0.1          --        276.1        (30.5)         --        (30.5)
Repurchase of treasury stock (Note 13)             --        --       (14.0)          --           --          --           --
Share issue (Note 13)                              --        --         0.8           --           --          --           --
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1998                       --       0.1       (13.2)       276.1         39.9        (1.8)        38.1
Net income                                         --        --          --           --         42.6          --         42.6
Net CTA* change                                    --        --          --           --           --       (24.1)       (24.1)
Repurchase of treasury stock                       --        --        (5.7)          --           --          --           --
-------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                  $    --    $  0.1     $ (18.9)     $ 276.1      $  82.5      $(25.9)      $ 56.6
-------------------------------------------------------------------------------------------------------------------------------

* cumulative translation adjustment

The accompanying notes are an integral part of these statements.

NOTES ON CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Accounting Policies
---------------------------

BASIS OF PREPARATION

Until May 22, 1998 the Company was a wholly-owned subsidiary of GLCC. On May 22, 1998 GLCC consummated the "spin-off" of its petroleum additives business by distributing shares in the Company to the stockholders of GLCC in a ratio of one Company share for every four GLCC shares held (the "spin-off"). In connection with the "spin-off," the Company issued 14,762,417 shares of common stock on May 26, 1998.

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

The combined financial statements presented herein for the year ended December 31, 1997 give effect to the "spin-off" as a transfer of ownership interests between entities under common control. Accordingly, the financial statements reflect the assets, liabilities, revenues and expenses of GLCC's petroleum additives business, adjusted only for those parts of that business which remained part of GLCC after the "spin-off." The financial statements have been prepared as if the Company had existed as an independent entity for all years and include allocations of certain GLCC expenses prior to the "spin-off." Management believes these allocations are reasonable.

The financial information relating to the pre "spin-off" period may not necessarily be indicative of the financial position, results of operations or cash flows of the Company that would have been achieved if the Company had been a separate, independent company.

NATURE OF OPERATIONS

The Company is a major manufacturer and distributor of TEL and Specialty Chemicals. Its primary manufacturing operation is located at Ellesmere Port in the United Kingdom. The Company's products are sold globally, primarily to oil refineries. Principal product lines are TEL, other petroleum additives and performance chemicals.

On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area (the Territory) for the period to December 31, 2009. All marketing and sales effort made under the arrangement is made in the name of Octel. Octel will continue to produce all

TEL marketed under the agreements and also provide marketing and other services. Ethyl will continue to provide bulk distribution services, marketing and other services related to sales made within the Territory. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula with Octel receiving 68% of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreement. Sales and expenses incurred under the agreement are included within Octel's income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl's share of the net proceeds for services is charged as a distribution expense within cost of goods sold.

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

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The cost of additions, improvements and interest on construction are capitalized. Maintenance and repairs are charged to expenses when required.

GOODWILL

Goodwill, the excess of investments over the net assets of subsidiaries acquired, is amortized over periods of up to 35 years. The majority of goodwill relates to the TEL business and is being amortized over 10 years from January 1, 1998, the expected remaining life of the business. The Company regularly evaluates the realizability of goodwill based on projected undiscounted cash flows and operating income for each business with material goodwill balances.

DEFERRED FINANCE COSTS

The costs related to the debt financing are classified as intangible assets and separately disclosed in the balance sheets. All are amortized over the life of the debt.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company re-evaluates long-lived assets based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded costs and writes down net recorded costs to fair value (based on discounted cash flows or market values) if recorded costs, prior to impairment, are higher.

DERIVATIVE FINANCIAL INSTRUMENTS

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

EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding during the period, while diluted earnings per share includes the effect of options and restricted stock that are dilutive and outstanding during the period.

Prior to the "spin-off" the Company was not a separate operating company with a capital structure of its own. Weighted average shares outstanding for 1997 have been calculated by applying the distribution ratio (one Company share for every four GLCC shares) to average GLCC shares outstanding.

FOREIGN CURRENCIES

The local currency has been used as the functional currency throughout the group. Exchange differences arising on the retranslation of opening balance sheets of overseas subsidiaries are taken to a separate equity reserve, the cumulative translation adjustment. Gains and losses on foreign currency transactions are included in other expenses in the income statement.

STOCK OPTION PLANS

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provision of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (FAS 123).

PENSION PLANS AND OTHER POST EMPLOYMENT BENEFITS

Annual costs of pension plans are actuarially determined based on FAS 87, Employers' Accounting for Pensions. The Company has conformed its pension and other post-retirement disclosures to comply with FAS 132, Employers' Disclosures about Pensions and other Post-Retirement Benefits.

Note 2. Business Segment and Geographical Area Data
---------------------------------------------------

The Company has adopted FAS 131, Disclosures about Segments of an Enterprise and Related Information, for its annual financial statements.

The Company's operations consist of one dominant industry segment: petroleum additives.

Within the industry segment the Company has identified two main product groups:
TEL and Specialty Chemicals. The following table analyzes sales and other financial information by product group:

Product Group Data
------------------

(in millions)                                   1999     1998    1997
NET SALES:
TEL                                            $396.1   $383.7   $454.1
Specialty Chemicals                             120.7     81.3     85.0
------------------------------------------------------------------------
                                               $516.8   $465.0   $539.1
------------------------------------------------------------------------
GROSS PROFIT:
TEL                                            $155.5   $203.1   $244.9
Specialty Chemicals                              34.5     17.6     19.8
------------------------------------------------------------------------
                                               $190.0   $220.7   $264.7
------------------------------------------------------------------------
OPERATING INCOME:
TEL                                            $ 85.4   $139.6   $196.8
Specialty Chemicals                               6.9     (4.7)    (2.1)
------------------------------------------------------------------------
                                               $ 92.3   $134.9   $194.7
------------------------------------------------------------------------
IDENTIFIABLE ASSETS AT YEAR END:
TEL                                            $728.6   $733.2   $766.5
Specialty Chemicals                             120.9     73.5     66.4
------------------------------------------------------------------------
                                               $849.5   $806.7   $832.9
------------------------------------------------------------------------

No segmental analysis was carried out below gross profit level prior to 1999. Comparative amounts have been analyzed retrospectively, using criteria adopted in 1999, to provide details of 1998 and 1997 to operating income level.

Comparatives have been restated to reflect the aggregation of Petroleum Specialties and Performance Chemicals into a combined Specialty Chemicals Business Unit which represents the markets where Octel Corp. is focusing on building its position. Within these categories the sodium and chlorine products, which are manufactured as raw materials for the TEL business but are also sold on the open market, have been reclassified. They were part of the Performance Chemicals Business Unit but have now been included as TEL to reflect their close relationship with TEL markets and the manufacturing cycle.

The majority of the Company's operations are conducted by its UK enterprises. Sales are reported in the geographic area where the transaction originates, rather than where the final sale to customers is made. Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.

Identifiable assets are those directly associated with the operations of the geographical area.

Geographical Area Data
----------------------

(in millions)                           1999            1998             1997
NET SALES:
United States                         $ 73.9           $ 36.1          $  39.0
United Kingdom                         436.9            421.6            512.2
Rest of Europe                          97.0             70.1            103.5
Sales between areas                    (91.0)           (62.8)          (115.6)
--------------------------------------------------------------------------------
                                      $516.8           $465.0          $ 539.1
--------------------------------------------------------------------------------
INCOME (LOSS) BEFORE
 INCOME TAXES:
United States                         $  0.8           $ (1.6)         $  (1.2)
United Kingdom                          64.8            109.4            173.8
Rest of Europe                           9.7              4.1              1.8
--------------------------------------------------------------------------------
                                      $ 75.3           $111.9          $ 174.4
--------------------------------------------------------------------------------
IDENTIFIABLE ASSETS AT
 YEAR END:
United States                         $ 41.5           $ 34.7          $  30.8
United Kingdom                         642.8            725.1            741.2
Rest of Europe                         165.2             46.9             60.9
--------------------------------------------------------------------------------
                                      $849.5           $806.7          $ 832.9
--------------------------------------------------------------------------------

Note 3. Stock Option Plans
--------------------------

Prior to the "spin-off," certain employees of the Company participated in GLCC's employee stock option plans which covered officers and key employees of GLCC.

The Octel Corp. Savings Related Stock Plan became effective from October, 1998. This is a stock purchase plan, open to all employees at the offer date, whereby employees may save up to $416 per month over a three-year period. Stock options may then be exercised for a period of six months, after which the options expire. In october, 1998, 141,683 options were granted under the scheme at a price of $13.20 per share, the market price of the shares at the grant date, and are exercisable from November 2001 through May 2002. During the year 14,944 options lapsed, leaving 126,739 outstanding at December 31, 1999.

In August, 1998 the Company granted 40,663 options at a price of $19.60 under the terms of the Octel Corp. Non Employee Directors Stock Option Plan. The options are exercisable from January 1, 2001 through December 31, 2007. None have been exercised or have lapsed.

In February, 1999 the Company granted zero cost share options to senior management under the terms of the Octel Corp. Time Restricted Stock Option Plan (TRSOP) and the Octel Corp. Performance Related Stock Option Plan (PRSOP). 181,521 options were granted under the TRSOP. They are exercisable from December 31, 1999 through December 31, 2007. 3,159 options lapsed during the year, leaving 178,362 outstanding at December 31, 1999. The 107,079 options granted under the PRSOP are exercisable from January 1, 2001 through January 1, 2008. None have been exercised or have lapsed.

In April, 1999 the Company granted zero cost options to senior management under the terms of the PRSOP scheme. The 167,826 options granted are exercisable from January 1, 2002 through December 31, 2008. None have been exercised or have lapsed.

Also in April, 1999 the Company granted options at the price of $13.275 per share to non-employee directors under the terms of the Octel Corp. Non Employee Directors Stock Option Plan. The 57,807 options granted are exercisable from January 1, 2002 through December 31, 2008. None have been exercised or have lapsed.

In August, 1999 the Company granted 405,726 options to senior management at the price of $13.275 under the terms of the Octel Corp. Company Share Option Plan. Also in August, 1999 the Company granted 28,903 options at a price of $13.275 under the terms of the Octel Corp. Non Employee Directors Stock Option Plan. The options are exercisable from January 1, 2003 through August 8, 2009. None have been exercised or have lapsed.

No stock options were exercised under any Company scheme in the year.

The weighted average exercise price and the weighted average grant date fair value of options issued in the year were as follows:

                                    Exercise  Fair
options granted                      Price    Value
At a discount to the market price    $19.60   $6.83
At a premium to the market price     $13.28   $4.71

The fair value of options granted was estimated using the Black-Scholes model with the following assumptions: divided yield 0%, expected life of 3.82 years, volatility 40% and risk free interest rate 5.87%.

Had compensation expense for the Company's stock-based compensation plan been recorded based on the fair value of the stock options at grant date consistent with the method prescribed by FAS 123, the effect on the Company's net income and earnings per share for 1999 would not have been material.

Note 4. Pension Plans
---------------------

The Company maintains three contributory defined benefit pension plans covering substantially all UK employees. The Projected Benefit Obligation ("PBO") is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.

The Company's funding policy is to contribute amounts to the plans to cover service costs to date as recommended by the Company's actuary. Based on this advice, no contributions were made by the Company in 1999, 1998 and 1997. The plans' assets are invested by two investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents.

Assumptions for the plans as of the end of the last three years were as follows:

                                                            1999   1998   1997
Weighted average discount rate                              6.25%  6.25%  7.75%
Rate of increase in compensation levels                      4.0%   4.0%   5.5%
Rate of return on plan assets                                7.0%   7.0%   8.5%

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plans are as follows:

(in millions)                                                    1999     1998
     Change in PBO
Balance at January 1                                          $ 547.5   $494.6
GLCC transfer                                                   (19.6)      --
Interest cost                                                    31.4     37.8
Service cost                                                     11.2     10.6
Benefits paid                                                   (23.1)   (22.2)
Actuarial gains/losses                                           (6.3)    20.2
Exchange variance                                               (17.1)     6.5
--------------------------------------------------------------------------------
Balance at December 31                                          524.0    547.5
--------------------------------------------------------------------------------
     Fair value of plan assets
Balance at January 1                                            700.6    708.2
GLCC transfer                                                   (24.2)      --
Actual benefits paid                                            (23.1)   (22.2)
Actual return on assets                                         140.0      5.6
Exchange variance                                               (22.5)     9.0
--------------------------------------------------------------------------------
Balance at December 31                                          770.8    700.6
--------------------------------------------------------------------------------
Plan assets excess over PBO                                     246.8    153.1
Unrecognized net gain                                          (179.9)   (82.0)
Unrecognized prior service cost                                   5.3      7.1
--------------------------------------------------------------------------------
Prepaid pension cost                                             72.2     78.2
Estimated transfer                                                 --     (4.7)
--------------------------------------------------------------------------------
                                                              $  72.2   $ 73.5
--------------------------------------------------------------------------------

The GLCC transfer represents prepaid pension cost attributable to employees who participate in the Octel Pension Plan that remained with GLCC after the "spin-off." The effect of the transfer was included in 1998 on a net estimated basis and the final amounts have been included in 1999 as movements in PBO and the fair value of plans assets.

Net pension cost for the UK pension plans is as follows:

(in millions)                                          1999     1998      1997
Service cost                                         $ 11.1   $ 10.6    $ 13.4
Interest cost on PBO                                   31.4     37.8      39.7

Actual return on plan assets                          (44.3)    (5.6)   (103.4)
Net amortization and deferral                           1.6    (49.9)     50.8
--------------------------------------------------------------------------------
                                                     $ (0.2)  $ (7.1)   $  0.5
--------------------------------------------------------------------------------

Note 5. Income Taxes
--------------------

Income taxes are accounted for using the asset and liability method pursuant to Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (FAS 109). Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, FAS 109 requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

The sources of income (loss) before income taxes were as follows:

(in millions)                                            1999     1998     1997
Domestic                                               $  0.2   $ (1.6)  $ (1.2)
Foreign                                                  75.1    113.5    175.6
--------------------------------------------------------------------------------
                                                        $75.3   $111.9   $174.4
--------------------------------------------------------------------------------

The components of income tax charges are summarized as follows:

(in millions)                                            1999     1998     1997
CURRENT:
Federal                                                $ (0.2)  $  0.1   $  0.1
Foreign                                                  18.7     39.8     43.3
--------------------------------------------------------------------------------
                                                         18.5     39.9     43.4
--------------------------------------------------------------------------------
DEFERRED:
Federal                                                    --       --       --
Foreign                                                  14.2      1.6     13.3
--------------------------------------------------------------------------------
                                                         14.2      1.6     13.3
--------------------------------------------------------------------------------
                                                       $ 32.7   $ 41.5   $ 56.7
--------------------------------------------------------------------------------

Cash payments/(receipts) for income taxes were $31.6 million, $(5.7) million and $62.0 million during 1999, 1998 and 1997, respectively. Tax payments in respect of 1998 were made by GLCC.

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

(in millions)                                              1999    1998   1997
Statutory rate                                             35.0%   35.0%  35.0%
Foreign tax rate differential                              (4.9)   (4.9)  (3.5)
Amortization of intangible assets                          14.8    11.3    2.1
Other                                                      (1.5)   (4.3)  (1.1)
--------------------------------------------------------------------------------
                                                           43.4%   37.1%  32.5%
--------------------------------------------------------------------------------

Details of deferred tax assets and liabilities are as follows:

(in millions)                                                     1999    1998
DEFERRED TAX ASSETS:
Closure costs                                                    $ 1.6   $12.9
--------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Pension costs                                                     22.1    22.1
Other                                                             15.3    12.4
--------------------------------------------------------------------------------
                                                                  37.4    34.5
--------------------------------------------------------------------------------
Total net provision                                              $35.8   $21.6
--------------------------------------------------------------------------------

Note 6. Acquisitions
--------------------

The Company's 100% ownership interest in Octel Associates and The Associated Octel Company Limited was acquired in three transactions. The Company acquired a 51.15% interest in 1989, a further 36.67% interest in 1992 and the balance in 1997. The 1989 agreement provides for profit participation payments to be made to certain former owners (The Vendor Partners) through 2006. Such payments are treated as an adjustment to the purchase price. Profit participation payments for 1999 amounted to $7.8 million (1998 -- $9.0 million).

On December 1, 1998 the Company completed the acquisition of Chemische Betriebe Pluto GmbH, a petroleum specialties company formerly owned by Veba Oel AG.

On November 9, 1999 Octel completed its acquisition of all the outstanding shares of OBOAdler Company Limited (OBOAdler) for payment of $94.5 million. OBOAdler acquired the Alcor group of companies on June 4, 1999. The OBOAdler group includes a sales office in Baar, Switzerland and a TEL manufacturing plant in Germany.

The business combination has been accounted for as a purchase, and the results of the OBOAdler group are included in Octel Corp.'s financial statements from November 9, 1999.

An intangible asset of $25 million at acquisition date has been recognized in the balance sheet related to unexpired customer contracts and is being amortized over 2.25 years, the average of the relevant contract periods.

Consolidated goodwill of $51.8 million arose (including goodwill in the OBOAdler group balance sheet) and is being amortized on a straight-line basis over 8.17 years in line with other TEL related goodwill.

The following unaudited summarized information illustrates the results of operations for the years ended December 31, 1999 and December 31, 1998 as if the acquisition had occurred on January 1 of each year. They have been adjusted to give effect to (i) the amortization expense generated by the acquisition of OBOAdler, (ii) the related financing transactions and interest expense, and
(iii) the elimination of sales and purchases between Octel and the OBOAdler group. OBOAdler group's historical financial statements were for the fiscal year ended June 30 and have been conformed to Octel's calendar year for pro forma presentation.

The unaudited pro forma financial statements are for illustrative purposes only and are not meant to be indicative of actual results that may have been achieved had the transaction occurred as of the date indicated above, nor do they purport to indicate results which may be attained in the future.

Unaudited Pro forma Information
-------------------------------

(in millions except per share amounts)
Year ended December 31                                          1999      1998
Net sales                                                     $ 569.9   $ 544.9
Net income                                                       52.0      78.2
--------------------------------------------------------------------------------
Earnings per share -- basic                                   $  3.76   $  5.39
                   -- diluted                                 $  3.72   $  5.39
--------------------------------------------------------------------------------

Note 7. Goodwill
----------------

Goodwill comprises the following:


(in millions)                                                    1999      1998
Gross cost                                                    $ 580.0   $ 522.1
Accumulated amortization                                       (200.8)   (161.6)
--------------------------------------------------------------------------------
                                                              $ 379.2   $ 360.5
--------------------------------------------------------------------------------

Based on its most recent analysis the Company believes that no impairment of goodwill exists as of December 31, 1999.

Amortization of goodwill was $42.4 million, $39.9 million and $27.6 million in 1999, 1998 and 1997, respectively.

Note 8. Deferred Finance Costs
------------------------------

Costs of $16.9 million related to the "spin-off" from GLCC were incurred during 1998 and a further $2.0 million arose in relation to the acquisition of OBOAdler. Both are amortized over the related debt profile.

(in millions)                                                    1999      1998
Gross cost                                                    $  18.7   $  16.9
Accumulated amortization                                         (6.0)     (1.2)
--------------------------------------------------------------------------------
                                                              $  12.7   $  15.7
--------------------------------------------------------------------------------

Amortization of deferred finance costs was $4.7 million and $1.2 million in 1999 and 1998, respectively.

Note 9. Property, Plant and Equipment
-------------------------------------

The estimated useful lives of the major classes of depreciable assets are as follows:

Buildings                                                         7 to 25 years
Equipment                                                         3 to 10 years

Property, plant and equipment consists of the following:

(in millions)                                                    1999      1998
Land                                                          $   2.6   $   2.9
Buildings                                                         2.6       1.1
Equipment                                                       122.9     112.0
Work in progress                                                 15.8      31.0
--------------------------------------------------------------------------------
                                                                143.9     147.0
Less accumulated depreciation                                    39.4      30.9
--------------------------------------------------------------------------------
                                                              $ 104.5   $ 116.1
--------------------------------------------------------------------------------

Depreciation charges were $19.6 million, $17.0 million and $19.2 million in 1999, 1998 and 1997.

The estimated additional cost to complete work in progress is $5.9 million (1998, $6.1 million).

Note 10. Plant Closure Provisions
---------------------------------

The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes.

The Company has and will continue to downsize and restructure its operation consistent with declining demand for TEL. Octel closed its German manufacturing facility in 1989 and ceased production in Italy and France in 1996. All of the Company's TEL is now produced at its manufacturing plants at Ellesmere Port in the UK and at Doberitz in Germany. In December, 1998, one of the three TEL plants at the Ellesmere Port site was closed.

Movements in the provisions are summarized as follows:

                                          1999          1999        1999     1998
(in millions)                           Severance    Remediation    Total    Total
Balance at January 1                     $ 17.1         $30.0     $ 47.1     $ 57.2
Exchange effect                             0.1            --        0.1        2.0
Charge for the year                        18.9           4.6       23.5       15.7
Acquisition                                  --          11.2       11.2         --
Expenditure                               (17.0)         (9.3)     (26.3)     (27.8)
------------------------------------------------------------------------------------
Balance at December 31                   $ 19.1         $36.5     $ 55.6     $ 47.1
------------------------------------------------------------------------------------

Severance:
No provision is made for estimated future costs for severance until the employees concerned have been notified and the expenditure is committed. All employees for whom severance provision had been made at January 1, 1999 left the group during the year. In the fourth quarter 1999 a further voluntary severance program was announced at the group's Ellesmere Port site and expenditure has been committed, and provision made, for 330 employees. No further severance programs are planned. Severance expenditure against provisions in 1999, 1998 and 1997 was $17.0 million, $14.9 million and $21.8 million, respectively.

Remediation:
Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. Management's estimate at December 31, 1999 (which includes $11.2 million relating to OBOAdler) is analyzed as follows:

(in millions)                         Decontamination   Remediation    Other       Total
Total estimated future costs               $ 47.3          $13.1      $ 28.8      $ 89.2
Operating capital costs                        --             --       (20.8)      (20.8)
Discretionary contingent costs              (25.9)          (6.0)         --       (31.9)
-----------------------------------------------------------------------------------------
Provision                                  $ 21.4          $ 7.1      $  8.0      $ 36.5
-----------------------------------------------------------------------------------------

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination. Other costs include operational compliance with environmental regulations and project management expenses.

Operational capital costs of $20.8 million are expected to arise during the useful life of the plant. They will be included in property, plant and equipment as expenditure is incurred and depreciated over the remaining useful life of the related plant.

Total costs include $31.9 million, which comprise the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently management views these costs as a contingent liability and no provision is made for them.

Capital expenditure relating to environmental matters in 1999, 1998 and 1997 was $0.7 million, $2.7 million and $0.6 million, respectively.

Note 11. Long-Term Debt
-----------------------

Long-term debt consists of the following:

(in millions)                                                    1999     1998
Senior term loan -- 1998                                       $ 73.3   $139.8
                 -- 1999                                         90.0       --
Credit facility                                                    --     11.0
Senior notes                                                    150.0    150.0
--------------------------------------------------------------------------------
                                                                313.3    300.8
Less current portion                                            (80.0)   (71.0)
--------------------------------------------------------------------------------
                                                               $233.3   $229.8
--------------------------------------------------------------------------------

Payments of interest on long-term debt were $25.5 million and $20.3 million in 1999 and 1998, respectively.

On April 27, 1998 the Company entered into a $300 million secured credit facility consisting of a $280 million senior secured term loan and a $20 million revolving credit facility. The credit facility will mature on December 31, 2001 and the term loan is amortized in quarterly installments to December 31, 2001 subject to early repayment conditions. The term loan is secured on the Company's UK assets. Loans under the credit facility bear interest at LIBOR plus 1.75 percent, reducing to LIBOR plus 1.25 percent when the outstanding balance under the credit facility is below $140 million.

Also on April 27, 1998 the Company issued $150 million of senior notes due 2006. The Company is required to redeem $37.5 million principal amount of notes in each of the years 2003, 2004 and 2005. The notes bear interest at a fixed rate of 10 percent.

The proceeds of the credit facility and the notes were used principally to repay an intercompany loan to GLCC and to pay a special dividend to GLCC in connection with the "spin-off."

The credit facility and the notes both contain substantial restrictions on the Company's operations, including the ability to pay dividends.

On June 3, 1999 the Company entered into a further $100 million term loan repayable in semi annual installments to December 31, 2002:

(in millions)
1999                                                                       $ 10
2000                                                                         20
2001                                                                         30
2002                                                                         40
--------------------------------------------------------------------------------
                                                                           $100
--------------------------------------------------------------------------------

The loan is secured in the same way as the 1998 loan and bears interest at LIBOR plus 1.5 percent, reducing to LIBOR plus 1.25 percent when the aggregate of outstanding balances under the 1998 and 1999 agreements is below $140 million.

The following table presents the projected annual maturities for the next five years after 1999:

(in millions)
2000                                                                     $ 80.0
2001                                                                       43.3
2002                                                                       40.0
2003                                                                       37.5
2004                                                                       37.5
Thereafter                                                                 75.0
--------------------------------------------------------------------------------
                                                                         $313.3
--------------------------------------------------------------------------------

Note 12. GLCC Investment
------------------------

GLCC investment comprised all share capital, reserves and intercompany balances and debt prior to the "spin-off" (see Note 1).

Payments to GLCC included exchange effect of $4.7 million and $0.4 million in 1998 and 1997, respectively.

The net payment of $31.0 million in 1997 includes the receipt of a short-term loan from GLCC of $116.8 million used to fund the acquisition of a minority interest.

Note 13. Stockholders' Equity
-----------------------------

On May 26, 1998 the Company issued 14,762,417 shares of common stock with a par value of $0.01, nil paid, in connection with the "spin-off" (see Note 1).

A further 969 shares were subsequently issued in respect of late notified changes in GLCC stockholders at the record date of the "spin-off" issue.

The Company also issued 53,228 shares to Directors and senior management at an aggregate cost of $0.8 million, comprising 3,000 new shares and 50,228 issues from treasury stock.

During 1998 and 1999 the Company's Board of Directors approved stock buy back programs, authorizing the repurchase of up to $15 million of its stock each year, as allowed under its debt covenants. At December 31, 1999 1,314,864 shares had been repurchased at an aggregate cost of $18.9 million (1998 -- 832,052 shares at a cost of $13.2 million).

Note 14. Fair Value of Financial Instruments
--------------------------------------------

The following table presents the carrying amount and fair values of the Company's financial instruments at December 31, 1999 and 1998:

                                                   1999              1998
                                             Carrying   Fair   Carrying   Fair
                                             Amount     Value  Amount     Value
Non-derivatives:
Cash and cash equivalents                      $ 37.2  $ 37.2    $ 26.5  $ 26.5
Long-term debt                                  313.3   312.7     300.8   306.8
Derivatives:
Miscellaneous                                      --     0.2        --    (1.2)

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt: The carrying amount of term borrowings at variable interest rates approximate fair value. The fair value of fixed interest rate debt is based on the quoted market prices for the same or similar debt.

Derivatives: The fair value of derivatives, including forward exchange contracts and interest rate swaps, was estimated based on current settlement prices and comparable contracts using current assumptions.

Note 15. Financial Instruments and Risk Management
--------------------------------------------------

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well defined interest rate and foreign exchange exposures.

The Company invoices over half of its sales in US dollars, the balance mainly invoiced in pounds sterling to match the Company's sterling costs.

The Company uses interest rate swap, floor and collar and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over to the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

As of December 31, 1999 the Company had the following interest rate instruments in effect (notional amounts in millions; cap, floor and collar rates based on three-month LIBOR):

                                                Notional   Strike
                                                  Amount     Rate       Period
Interest swap                                      $60.0     5.87%   12/99-12/01
Interest collar                                     31.0     5.75%   12/99-12/00
                                                             5.45%

The Company sells a range of TEL and petroleum additives to major oil refineries throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize risk. Collateral is not generally required.

Approximately 60% of the Company's workforce are represented by trade unions. The previous collective bargaining agreement expired on January 1, 2000. An interim agreement is in place which is based on successful implementation of organization changes at the Ellesmere Port site. This will be replaced by a further agreement later in fiscal 2000.

Note 16. Related Party Transactions
-----------------------------------

The Company sells significant quantities of TEL to refineries wholly or partly owned by BP, Texaco and Mobil (The Vendor Partners) and Chevron Chemical Company, who ceased to be related parties on October 31, 1997 and November 20, 1997, respectively. Sales were made at arm's length and at prices which varied according to individual customers and the market in which they operated. In 1997 such sales amounted to $80.2 million.

Until the "spin-off" GLCC was a related company. Sales to GLCC are included in the accounts at estimated market value, and in 1998 (to the "spin-off" date) and 1997 amounted to $3.3 million and $7.4 million, respectively. Purchases from GLCC for the same periods amounted to $7.1 million and $18.5 million, respectively.

Interest charges from GLCC in respect of funding provided for acquisitions in 1998 (to the "spin-off" date) and 1997 amounted to $3.4 million and $2.1 million, respectively.

Note 17. Recently Issued Accounting Pronouncements
--------------------------------------------------

In June, 1998 the Financial Accounting Standards Board ("FASB") issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June, 1999 FASB issued FAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No.133. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company is at present evaluating the impact of FAS 133 on its operations.

QUARTERLY SUMMARY (UNAUDITED)

                                             First    Second   Third    Fourth
                                             Quarter  Quarter  Quarter  Quarter
(dollar amounts in millions except per share data)
1999
Net sales                                     $128.0  $129.8   $126.9   $132.1
Operating income                                24.1    25.5     26.1     16.6
Net income                                      10.4    11.7     12.2      8.2
Net cash provided by operating activities       22.7    17.3     32.2     36.5
Per common share:
Earnings
     -- basic                                   0.74    0.84     0.88     0.60
     -- fully diluted                           0.73    0.81     0.86     0.58
Market price
     -- high                                    15.3    14.9     13.0     12.7
     -- low                                     12.2    11.9     11.2      9.7

1998
Net sales                                     $123.2  $115.6    $113.4   $112.8
Operating income                                41.0    35.9      28.0     29.9
Net income                                      25.6    16.6      10.6     17.7
Net cash provided by operating activities       47.9    66.9      70.3     53.2

Per common share:
Earnings
     -- basic                                   1.73    1.12      0.73     1.26
     -- fully diluted                           1.73    1.12      0.73     1.26
Market price
     -- high                                      --    22.7      20.6     16.2
     -- low                                       --    18.2      13.7     11.6

Octel Corp.

BOARD OF DIRECTORS                               CORPORATE OFFICERS

Dr. Robert E. Bew Chairman and Director          Dennis J. Kerrison
Chairman of European Process Industries          President
Competitiveness Centre Retired CEO of            and Chief Executive Officer
ICI Chemical & Polymer Division and
Chairman of Phillips Imperial Petroleum Ltd.     Alan G. Jarvis
                                                 Vice President
Dennis J. Kerrison President and Chief           and Chief Financial Officer
Executive Officer
Previously Executive Vice President,             John P. Tayler
Great Lakes Chemical Corporation                 Corporate Secretary
Former CEO of Hickson International PLC          and General Counsel

Martin M. Hale Director                          Steven W. Williams
Chairman of Great Lakes Chemical Corporation     Vice President
Former Executive Vice President and Director     Group Operations
of Hellman, Jordan Management Co. Inc.
Former President and CEO of Marsh & McClennan    H. Alan Hanslip
Asset Management Company                         Vice President
                                                 Human Resources
Thomas M. Fulton Director
Retired President and CEO                        Dr. Geoffrey J. Hignett
of Landauer Inc.                                 Vice President
Director of Landauer Inc.                        Specialty Chemicals
Director of Great Lakes Chemical Corporation

James Puckridge Director
Chairman of Ato Findley UK Ltd.
Director of Thomas Swan & Co. Ltd.
Retired Chairman of Elf Atochem UK Ltd.

Dr. Benito Fiore Director
Former Chairman and CEO of Enichem UK Ltd.

Charles M. Hale Director
Chairman of Donaldson, Lufkin & Jenrette International
Former General Partner of Lehman Brothers Kuhn Loeb
Former Managing Director of AG Becker International


[LOGO OF OCTEL]

Corporate Offices
Octel Corp.
200 Executive Drive
Newark, DE 19702
USA

Shareholder Inquiries
First Chicago Trust Co. of New York
--a Division of Equiserve
P.O. Box 2500
Jersey City, NJ 07303
USA
Tel: (201) 324 1644

Independent Accountants
PricewaterhouseCoopers, London, UK

Legal Counsel
Kirkland & Ellis, London, UK
Linklaters & Paines, London, UK

Investor Relations Inquiries
Octel Corp.
European Headquarters
Bailey Lane
Manchester M90 4AA
UK
Tel: +44(0)161 498 8889

Octel Corp. Common Stock
New York Stock Exchange
Symbol: OTL

Corporate Website
http://www.octel-corp.com

Form 10-K and Additional Information
Form 10-K is the company's annual report filed with the Securities and Exchange Commission.

Copies of the Form 10-K and other financial information are available from the Office of Investor Relations.