Form 10-K, Exhibit 13
period 2000-12-31
OCTEL CORP
filed 2001-03-26
CIK 1054905

                                                                        OCTEL
                                                                        EMERGING

[LOGO] OCTEL

Octel Corp.
2000 Annual Report

Octel is a global chemical company specializing in high performance fuel additives and special and effect chemicals. Our strategy is to manage profitably and responsibly the decline in world demand for our major product - tetraethyl lead (TEL) in gasoline - though competitive differentiation and stringent product stewardship, to expand our Petroleum Specialties and Performance Chemicals businesses organically through product innovation and focus on customer needs, and to seek synergistic growth opportunities through joint ventures, alliances, collaborative arrangements and acquisitions.

Now in its third year of reinvention, Octel is emerging as a powerful player in the specialty chemical industry. Capitalizing on our company's strong niche position and excellent technology base, we are maximizing cash flow from the declining TEL business and growing our two specialty businesses.

This kind of juggling act -- simultaneously shifting our operational focus, evolving our corporate identity, and building shareholder confidence --requires a dextrous leadership team and a forward-looking strategic vision.

Octel has all of this.
The proof?

                                                                     OCTEL IS...

                                   [PICTURE]

                                  INNOVATING

For us, the most highly advanced technology is merely a starting point: a springboard to creating synergies in science, business, and industry. The initiative and innovation of our people result in better products, more sophisticated customer solutions, and expanded investment opportunities -- leading ultimately to the development of even more highly advanced technologies.

[PICTURE]

                                   CREATING

Octel's central mission is to create customized solutions to customer problems. With every well-solved customer problem in turn creating a loyal and trusting customer base, we are increasingly admired for balancing measured risk-taking with enthusiastic inventiveness.

                                  RESEARCHING

Octel's proprietary technology platforms are the product of cutting-edge scientific research and our focus on customer needs. Our research of new molecules based on environmentally friendly backbones, for example, has led to a promising vista of new market applications for the Octaquest(R) family of products, most notably in the paper, photography, and personal care sectors. Dedicated application research capabilities support us in anticipating new markets, interacting with technological advances, surpassing regulatory demands, and meeting environmental challenges.
                                                                       [PICTURE]

[PICTURE]

                                   BUILDING

To continue building on our key strengths in technology and our core competencies in specialty chemicals, we have focused our business strategy, sharpened our internal organization, grown employee participation, and consolidated management teams and strategic business units. In leveraging our "customer" skills in problem-solving and innovating-- bringing them to bear on the workings of our own business structure -- we are enhancing our market reputation and increasing shareholder value.

                                  PARTNERING

When technology platforms are as inventive and proprietary as ours, marketing synergies become easy. Octel technology stands behind our ability to forge dynamic business partnerships, and supports our creation of diverse custom solutions for industries around the world. For example, our collaborative venture with Hi-Mar, our partnership with Valvemaster(R), our marketing alliance with Ethyl, and our joint venture Octel Starreon, all create valuable "win/win" situations that increase our visibility and position us for an even longer global reach.

                                                                       [PICTURE]

                                  [PICTURES]

                                 RESTRUCTURING

Reinventing Octel as a specialty chemical business has required us to restructure our organization to support new goals. Today, our global Strategic Business Units (SBUs) encourage accelerated growth in far-flung places around the world. Asia Pacific initiatives in Singapore, India and China, for example, anchor our global industry position and expand our company's borders.

[PICTURE]

                                   TARGETING

Octel is all about targeting opportunities. That's why each of our acquisitions and alliances in both Performance Chemicals and Petroleum Specialties bolsters a key technology platform or core market. It's why we can extend the global reach of each of our specifically chosen joint venture partners. And it's why high-growth, high-margin specialties have become our strategic bull's-eye.

[PICTURE]

                                  MINIMIZING

                                    IMPACT

Blending customers' needs for competitive market advantage with a strong sense of environmental responsibility, we are continuing to develop, manufacture, and market a broad range of diesel and gasoline performance additives and biodegradable sequestrants that fuel profit while simultaneously minimizing our environmental footprint. From decommissioning outdated plants to proactively improving our Ellesmere Port plant's emissions record, we have systematically taken charge through our corporate product stewardship program, leveraged core competencies in chemical cleanup, and made Responsible Care and sustainable development the creed by which we work and live.

                                   [PICTURE]

                                  MAXIMIZING

                                    IMPACT

Maximizing profit and shareholder value are at the heart of our business strategy. We're realizing these objectives with a steady series of financial and restructuring decisions. Cash generation has been good, supported by internal cost controls and rewarded by early debt repayment. Our Ellesmere Port 2001 restructuring plan is helping to maintain margins in the TEL business. And through our Leadership Program, we are optimizing the key competencies and attributes of our workforce, aligning all our objectives towards maximum performance.

                                   EMERGING.

Today, halfway through a five-year plan of reinvention, Octel is well on the way to its goal of becoming a dynamic specialty chemical company. Despite the accelerating decline in demand for TEL, we are meeting consistently our promise to deliver performance on track. Our dedicated workforce is growing ever more focused and inspired. And our inventive products are venturing into new market landscapes of immeasurable opportunity.

While there is much to do, we are firmly on course.
Octel is, truly, emerging.

Dear Shareholders When Octel was first spun off from Great Lakes in May 1998, we spelled out an ambitious and imaginative five-year strategy. At the heart of our original goal was the idea of reinventing ourselves as a profitable specialty chemical company. Today we have passed the halfway point in implementing this forward-looking plan. As we take stock of our efforts, we look back with some pride at our accomplishments, and greet the future with confidence.

  Octel's efforts in 2000 clearly demonstrate the benefits of taking early action to support core objectives. Throughout the year we continued to profitably manage our decreasing TEL business, even in the face of the TEL market's rapid and unanticipated decline (~25%). Our company's alliance with Ethyl and our purchase of OBOAdler have allowed us to strategically manage our cost base and maintain our margins.

                                                                       [PICTURE]

     As the results show, Octel's Specialty Chemicals business continued to meet and exceed expectations. While our Petroleum Specialties fuel additives business remained robust and continued vigorously to expand its activities both geographically and technically, the Performance Chemicals unit had a relatively quiet year. In this area, we are adopting a more aggressive growth stance in order to broaden our business base. We are being proactive in addressing this issue, and expect to make substantial progress in 2001.

     Despite encountering inevitable market setbacks, we continue to prosper even beyond expectations. In terms of cash generation, our steady focus has again borne fruit: in September 2000, we paid the final portion of original senior debt -- and made this payment fifteen months early. We are ever aware that our company's current and prospective success is largely due to the immense dedication and ability of our employees. To them, we owe a particular debt of gratitude and appreciation.

/s/ Dennis J. Kerrison                       /s/ Dr. Robert Bew
    Dennis J. Kerrison                           Dr. Robert E. Bew
    President and Chief Executive Officer        Chairman

Financial Highlights
(dollar amounts in millions except per share figures)       2000         1999           1998           1997           1996
 Summary of earnings
  Net sales                                            $      422.4  $       516.8  $       465.0  $       539.1  $       597.4
  Operating income                                             58.7           92.3          134.9          194.7          226.1
  Income before income taxes and minority                      39.3           77.2          111.9          198.7          221.7
  Minority interest                                             3.6            1.9             --           24.3           29.6
  Income taxes                                                 17.4           32.7           41.5           56.7           63.8
  Net income                                                   18.3           42.6           70.4          117.7          128.3
  EBITDA                                                      140.2          167.6          194.1          243.8          262.7
  Cash generated by operating activities                      134.0          108.7          238.3          167.5          127.8

 Financial position at year end
  Working capital                                              87.2          129.0          106.7          179.9          216.1
  Total assets                                                700.8          849.5          806.7          832.9          841.0
  Long-term debt (including current portion)                  210.0          313.3          300.8             --             --
  GLCC investment                                                --             --             --          652.8          584.6
  Stockholders' equity                                        295.6          313.9          301.1             --             --

 Financial ratios
  Net income as a percent to sales                              4.3            8.2           15.1           21.8           21.5
  Effective income tax rate                                    48.8           43.4           37.1           32.5           33.2
  Current ratio                                                 1.4            1.2            1.2            2.7            2.7

 Share data
  Earnings per share
    -- Basic                                                   1.46           3.08           4.85           7.84           8.08
    -- Fully diluted                                           1.41           3.05           4.85           7.84           8.08
  EBITDA per share
    -- Basic                                                  11.14          12.12          13.37          16.25          16.52
    -- Fully diluted                                          10.78          11.99          13.37          16.25          16.52
  Shares outstanding (basic, thousands)
    -- At year end                                           11,907         13,451         13,934         15,000         15,900
    -- Average during year                                   12,581         13,827         14,514         15,000         15,900
  Stock price -- High                                          12.9           15.3           22.7             --             --
    -- Low                                                      7.8            9.7           11.6             --             --
    -- At year end                                             11.5           10.4           13.9             --             --

Accounts details prior to the spin-off (May 22, 1998) are derived from GLCC historic data.

2000 Highlights

Corporate
 .    Continued strong cash generation -- $134 million
 .    Original bank debt repaid 15 months early and prepayment made on new bank debt
 .    20% of company stock repurchased since spin-off
 .    New records set for safety at UK and German manufacturing sites
 .    Achievement of RoSPA Gold Award for Safety at UK site
 .    Emissions reduction at UK site best in industry -- now 15% of 1990 levels

Lead Alkyls (TEL)
 .    Successful accomplishment of EP2001 reengineering program reducing workforce by 40%
 .    Combined cost reduction measures maintain high margin in difficult market
 .    Reinforcement of Product Stewardship program and focused development of
     Octel Environmental business

Specialty Chemicals
 .    Continued excellent growth in several key areas to exceed 9% OPROS
 .    New product sales, including first international Octafoam(TM) sales
 .    Further five-year contract for Octaquest(R) with major detergent manufacturer

ACCOUNTING

FINANCIAL CONTENTS
14   Management's Discussion and Analysis of       25  Consolidated Statements of Stockholders' Equity
     Financial Condition and Results of
     Operations                                    26  Notes on Consolidated Financial Statements

20   Management's Statement of Responsibility      40  Quarterly Summary (Unaudited)
     for Financial Statements
                                                   41  Board of Directors
21   Report of Independent Accountants
                                                   41  Corporate Officers
22   Consolidated Statements of Income
                                                   42  Investor Information
23   Consolidated Balance Sheets

24   Consolidated Statements of Cash Flows

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

The Company has two businesses -- Lead Alkyls (TEL) and Specialty Chemicals. The Company's strategy is to maximize cash generation from the declining TEL business by consolidating the Company's place in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt but will also be invested in growing Petroleum Specialties and Performance Chemicals, which together comprise the Specialty Chemicals business. Investment in these areas will be to stimulate organic growth in existing areas or to grow by acquisition of new businesses.

From 1989 to 1995, the Company was able to substantially offset the financial effects of the declining demand for TEL through higher TEL pricing. The magnitude of these price increases reflected the cost-effectiveness of TEL as an octane enhancer as well as the high cost of converting refineries to produce higher octane grades of fuel. More recently, however, as competition has intensified due to the decline in demand for TEL, it has been difficult for the Company to secure general price increases. The Company expects the annual rate of decline in the TEL market to be 15% from 2001.

As world demand for TEL has declined, the Company has been reducing its cost base in an attempt to maintain its margins. In 1996, the Company ceased production at its Italian and French manufacturing facilities. The closure of the Italian and French facilities reduced the Company's workforce by 252. Until the acquisition of OBOAdler, all of the Company's current TEL requirements were produced at its sole remaining TEL manufacturing facility which is located in Ellesmere Port in the United Kingdom. In December 1998, one of the three TEL buildings on this site was closed and, in October 2000, a further TEL building was closed. Since 1996, the Company's cost-reduction efforts and operating-improvement programs in the UK have reduced the workforce by 1,252 people.

As at December 31, 2000, the total UK workforce was reduced by 70% from the 1,800 employed in June 1996. All this has been achieved through voluntary severance. The Company will continue to downsize its manufacturing and operating cost base and restructure its operations as the TEL market continues to decline.


Recent Developments

On March 1, 1999, the Company formed a joint venture between its subsidiary, Octel America Inc., and Starreon Corporation. The joint venture, Octel Starreon LLC, combines the finished fuel additives businesses of both companies in the USA and Canada but excludes TEL.

On November 9, 1999, the acquisition of the OBOAdler group was completed. Effective January 1, 2000, OBOAdler entered into sales and marketing agreements with Ethyl Corporation (Ethyl) similar to those already in place between Octel and Ethyl. An amount of $39 million was received by OBOAdler as a prepayment for services provided under the marketing agreements.

The Company continues to reduce TEL costs and capacity in line with the market decline in demand. The fourth phase of the UK voluntary severance program, announced in the fourth quarter 1999, was extended during fiscal 2000 and completed in December 2000. The total headcount reduction under this phase was
387. In the second quarter 2000, the company began the outsourcing of sodium and ethyl chloride, intermediates which were formerly manufactured in-house.


Results of Operations -- Fiscal 2000 Compared to Fiscal 1999

The results of operations for fiscal 2000 and 1999 are analyzed by business unit in the following table:

                                                                                              Increase/
(dollars in millions)                                2000                    1999             (Decrease)
   Net sales:
   TEL                                          $ 300.6     71%         $ 396.1     77%         (24)%
   Specialty Chemicals                            121.8     29%           120.7     23%           1%
                                                ---------------------------------------------------
                                                $ 422.4    100%         $ 516.8    100%         (18)%
                                                ---------------------------------------------------
   Gross profit:
   TEL                                          $ 129.1     78%         $ 155.5     82%         (17)%
   Specialty Chemicals                             35.7     22%            34.5     18%           3%
                                                ---------------------------------------------------
                                                $ 164.8    100%         $ 190.0    100%         (13)%
                                                ---------------------------------------------------
   Operating income:
   TEL                                          $  58.6    100%         $  91.7     99%         (36)%
   Specialty Chemicals                             11.3     19%             8.8     10%          28%
   Corporate                                      (11.2)   (19)%           (8.2)    (9)%        (36)%
                                                ---------------------------------------------------
                                                $  58.7    100%         $  92.3    100%         (36)%
                                                ---------------------------------------------------

Comparatives have been restated to reflect the reallocations described in Note 2 to the financial statements. In fiscal 2000 those costs attributable to the administration of the Octel group overall have been identified separately to allow greater clarity in the comparison of the operating income of the TEL and Specialty Chemicals businesses.

TEL sales revenues fell by 24% compared with the prior year. The overall volume decline in the market was some 25%, but this was offset by the inclusion of a full year of OBOAdler's trading results compared with two months following its acquisition in November 1999. Cost-reduction programs continue to be implemented and gross margin as a percentage of net sales was 43% compared with 39% in the prior year.

Specialty Chemicals sales were 1% above 1999 levels despite lower prices in the detergent additive business. Gross margin improved from 28% to 29% of net sales. Operating income increased by 28% compared with the prior year, and represents 9% of net sales compared with 7% in 1999.

Sales, general and administrative costs reduced by 8% to $41.5 million, reflecting the impact of cost-cutting programs. Amortization increased by $12.6 million to $61.5 million, mainly because of a full-year charge in 2000 of the goodwill and intangible asset arising from the OBOAdler acquisition in November 1999. Interest expense fell by $3.0 million to $22.9 million, reflecting the repayment of $103.3 million of debt during the year.

The effective tax rate for the year was 49% compared with 43% in 1999. The effect of the OBOAdler acquisition was to reduce the overall tax rate but to generate disallowable goodwill amortization which more than offset this.


Results of Operations -- Fiscal 1999 Compared to Fiscal 1998

The results of operations for fiscal 1999 and 1998 are analyzed by business unit in the following table:

                                                                                              Increase/
(dollars in millions)                                1999                    1998             (Decrease)
   Net sales:
   TEL                                          $ 396.1     77%         $ 383.7     82%            3%
   Specialty Chemicals                            120.7     23%            81.3     18%           48%
                                                ----------------------------------------------------
                                                $ 516.8    100%         $ 465.0    100%           11%
                                                ----------------------------------------------------
   Gross profit:
   TEL                                          $ 155.5     82%         $ 203.1     92%          (23)%
   Specialty Chemicals                             34.5     18%            17.6      8%           96%
                                                ----------------------------------------------------
                                                $ 190.0    100%         $ 220.7    100%          (14)%
                                                ----------------------------------------------------
   Operating income:
   TEL                                          $  91.7     99%         $ 143.2    106%          (36)%
   Specialty Chemicals                              8.8     10%            (3.6)    (3)%         344%
   Corporate                                       (8.2)    (9)%           (4.7)    (3)%         (74)%
                                                ----------------------------------------------------
                                                $  92.3    100%         $ 134.9    100%          (32)%
                                                ----------------------------------------------------

Comparatives have been restated to reflect the reallocations described in Note 2 to the financial statements.

The overall decline in the TEL market continued, but the effect on Octel was offset by the effect of a full-year's operation of the Ethyl marketing agreement in 1999 (as opposed to 3 months in 1998) and the inclusion of two months of OBOAdler sales. Total volumes fell by 4,299 metric tonnes (mt) from 64,000 mt to 59,701 mt, a decrease of 7%. Within this overall decrease, however, there was a favorable sales mix variance. Lower-value wholesale volumes fell by 12,040 mt to 1,360 mt, whereas retail volumes rose by 7,741 mt to 58,340 mt. This, combined with an average 1% increase in retail prices over 1998 levels, resulted in an increase of 3% in the overall value of net sales from 1998 to 1999.

TEL gross profit in 1999 was 39% of net sales compared with 53% in 1998. This partly reflects the full-year's marketing agreement contribution payable to Ethyl, but cost of goods sold was also increased by rationalisation costs in connection with the 1999 UK severance program. Total rationalisation charges in 1999 were $24 million compared with $16 million in 1998.

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

The overall increase in sales, general and administrative costs from $40.1 million to $44.9 million arose due to the inclusion of new acquisitions -- Octel Deutschland, Octel Starreon and OBOAdler.

Amortization charges rose by $6.3 million (15%) to $48.9 million, due to charges on goodwill relating to new acquisitions and to the effect of a full-year's charge on deferred finance costs arising from the spin-off. Other income relates mainly to exchange gains, $9.2 million in 1999 compared with $2.5 million in 1998.

The effective tax rate has increased from 37.1% to 43.4%, mainly due to increased amortization on overseas goodwill which is not tax deductible. The tax charge is net of $3.2 million income arising from a refund of Italian withholding tax.


Liquidity and Financial Condition

Cash provided by operating activities was $134.0 million compared with $108.7 million in 1999. EBITDA fell from $167.6 million to $140.2 million, but working capital management reduced the effect of this on cash generation, notably in accounts receivable, which reduced by $51.9 million, reflecting an improvement from 104 to 73 days' sales. Expenditure in respect of plant closure provisions was consistent with prior year, with costs of $27.0 million and $26.3 million, respectively. A cash inflow of $38.6 million arose from receipt of the prepayment by Ethyl for services related to the new OBOAdler sales and marketing agreements.

Total debt repayments in fiscal 2000 were $103.3 million. This included the repayment of the final installment of the $280 million bank debt incurred at the spin-off in May 1998, 15 months ahead of schedule, and the prepayment of $10 million of the bank debt incurred on the OBOAdler acquisition.

The company repurchased common stock of $13.6 million, reflecting the completion of the 1999 buyback program and expenditure of $5.2 million against the 2000 program. The Company has now repurchased 20% of its issued share capital at the spin-off date.

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

Management evaluates costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which the Company is committed under Environmental Laws. Total estimated future costs at December 31, 2000 were $61.5 million, of which $29.4 million were deemed to be either capital (rather than revenue) in nature or at management's discretion. Full provision has been made for the committed costs of $32.1 million. Expenditure against provisions was $5.4 million, $9.3 million and $12.9 million in the years 2000, 1999 and 1998, respectively.

The Company has also incurred personnel severance costs in relation to the management of the decline in TEL markets. Total severance costs were $21.6 million, $17.0 million and $14.9 million in the years 2000, 1999 and 1998, respectively. Provision is made for severance costs to which the Company is committed. The provision at December 31, 2000 was $3.5 million, which related mainly to UK leavers in January 2001.

Inflation

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.


Future Outlook

Over the last three years the Company's principal product, TEL, has represented a high proportion of the Company's net sales, profits and cash flow. The Company believes that its strong, although declining, cash flow in the foreseeable future will be adequate to fund the Company's future capital and operating needs.

World demand for TEL has been in decline since the 1970s, and this trend is expected to continue. The Company believes that a competitive pricing environment will continue which may limit the ability of the Company to partially offset the effects of future declines in TEL volumes with price increases. The Company is seeking to optimize returns over the remaining life of TEL, and has and will continue to downsize and restructure its operations consistent with declining demand.

Raw materials account for a high portion of total manufacturing costs of TEL. Of these the principal items are lead, sodium, ethyl chloride and dibromoethane, which are subject to long-term contracts with suppliers.

A strong, although declining, cash flow is expected in future years. The Company does not anticipate any significant capital expenditures, other than maintenance and environmental compliance costs, in the foreseeable future.

Although the Company anticipates significant sales growth from the Specialty Chemicals business in the future, earnings from organic growth in this business will not be sufficient to fully offset the projected decline in TEL sales and earnings, at least over the next few years. The Company therefore plans to accelerate its mergers and acquisitions program to strengthen the Specialty Chemicals business.

Management's Statement of Responsibility for Financial Statements



     The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management's informed judgements and estimates.

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

     The Company's financial statements have been audited by independent accountants, in accordance with auditing standards generally accepted in the United States of America. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.

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



     /s/ Alan G. Jarvis

     Alan G. Jarvis
     Vice President and Chief
     Financial Officer

Report of Independent Accountants



     To the Board of Directors and Shareholders of Octel Corp.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Octel Corp. at December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     /s/ PricewaterhouseCoopers

     PricewaterhouseCoopers
     February 8, 2001

Consolidated Statements of Income
(in millions, except per share data)

Years ended December 31                                                                  2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------
   Net sales (Note 2)                                                                $  422.4       $  516.8      $   465.0
   Cost of goods sold                                                                   257.6          326.8          244.3
                                                                                     --------       --------      ---------
   Gross profit (Note 2)                                                                164.8          190.0          220.7

   Operating expenses:
   Selling, general and administrative                                                   41.5           44.9           40.1
   Research and development                                                               3.1            3.9            3.1
   Amortization of intangible assets                                                     61.5           48.9           42.6
                                                                                     --------       --------      ---------
   Total                                                                                106.1           97.7           85.8
                                                                                     --------       --------      ---------

   Operating income (Note 2)                                                             58.7           92.3          134.9
   Interest expense                                                                      22.9           25.9           25.2
   Other expenses                                                                         0.1            2.6            3.8
   Interest income                                                                       (2.1)          (3.9)          (2.7)
   Other income                                                                          (1.5)          (9.5)          (3.3)
                                                                                     --------       --------      ---------
   Income before income taxes and minority interest                                      39.3           77.2          111.9
   Minority interest                                                                      3.6            1.9             --
                                                                                     --------       --------      ---------
   Income before income taxes (Note 2)                                                   35.7           75.3          111.9
   Income taxes (Note 5)                                                                 17.4           32.7           41.5
                                                                                     --------       --------      ---------
   Net income                                                                        $   18.3       $   42.6      $    70.4
                                                                                     ========       ========      =========
   Basic earnings per share                                                          $   1.46       $   3.08      $    4.85
                                                                                     ========       ========      =========
   Diluted earnings per share                                                        $   1.41       $   3.05      $    4.85
                                                                                     ========       ========      =========
   Weighted average shares outstanding (in thousands)-- basic                          12,581         13,827         14,514
                                                     -- diluted                        13,000         13,979         14,514

The accompanying notes are an integral part of these statements.

Consolidated Balance Sheets
(in millions)

At December 31                                                                                          2000           1999
--------------------------------------------------------------------------------------------------------------------------------
Assets
Current assets
     Cash and cash equivalents                                                                     $    37.7       $   37.2
     Accounts receivable (less allowance of $3.6 and $2.2, respectively)                                92.2          150.5
     Inventories
        Finished goods                                                                                  37.9           34.8
        Raw materials and work in progress                                                              17.6           29.5
                                                                                                   ---------       --------
                                                                                                        55.5           64.3
     Prepaid expenses                                                                                    3.1            3.8
                                                                                                   ---------       --------
   Total current assets                                                                                188.5          255.8
   Property, plant and equipment (Note 10)                                                              83.4          104.5
   Goodwill (Note 7)                                                                                   329.2          379.2
   Intangible asset (Note 8)                                                                            11.0           22.7
   Deferred finance costs (Note 9)                                                                       8.4           12.7
   Prepaid pension cost (Note 4)                                                                        76.5           72.2
   Other assets                                                                                          3.8            2.4
                                                                                                   ---------       --------
                                                                                                   $   700.8       $  849.5
                                                                                                   =========       ========
   Liabilities and Stockholders' Equity
   Current liabilities
     Accounts payable                                                                              $    63.9       $   78.5
     Accrued expenses                                                                                   15.8           17.0
     Accrued income taxes                                                                                8.5           31.3
     Current portion of long-term debt (Note 12)                                                        30.0           80.0
     Current portion of deferred income (Note 13)                                                       13.1             --
                                                                                                   ---------       --------
   Total current liabilities                                                                           131.3          206.8
   Plant closure provisions (Note 11)                                                                   35.6           55.6
   Deferred income taxes (Note 5)                                                                       40.9           35.8
   Deferred income (Note 13)                                                                            12.4             --
   Long-term debt (Note 12)                                                                            180.0          233.3
   Other liabilities                                                                                     0.5            1.7
   Minority interest                                                                                     4.5            2.4
   Stockholders' Equity (Note 14)
   Common stock, $0.01 par value, authorized
        40,000,000 shares, issued 14,777,250 shares                                                      0.1            0.1
   Additional paid-in capital                                                                          276.1          276.1
   Treasury stock (2,870,240 shares at cost)                                                           (32.5)         (18.9)
   Retained earnings                                                                                   100.8           82.5
   Accumulated other comprehensive income                                                              (48.9)         (25.9)
                                                                                                   ---------       --------
   Total stockholders' equity                                                                          295.6          313.9
                                                                                                   ---------       --------
                                                                                                   $   700.8       $  849.5
                                                                                                   =========       ========

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows
(in millions)


Years ended December 31                                                                  2000           1999           1998
---------------------------------------------------------------------------------------------------------------------------
   Cash Flows from Operating Activities
   Net income                                                                         $  18.3        $  42.6       $   70.4
   Adjustments to reconcile net income to cash provided by operating activities:
     Depreciation and amortization                                                       80.2           68.4           59.7
     Deferred income taxes                                                                5.2           14.5            1.5
     Other                                                                                2.0           (1.2)          (0.9)
   Changes in operating assets and liabilities:
     Accounts receivable                                                                 51.9          (14.2)          53.6
     Inventories                                                                          4.7           31.6           (5.7)
     Accounts payable and accrued expenses                                               (7.2)          (6.1)          35.7
     Deferred income received                                                            38.6             --             --
     Income taxes and other current liabilities                                         (20.6)         (14.0)          45.0
     Other non-current assets and liabilities                                           (39.1)         (12.9)         (21.0)
                                                                                      -------        -------        -------
   Net cash provided by operating activities                                            134.0          108.7          238.3
                                                                                      -------        -------        -------
   Cash Flows from Investing Activities
   Capital expenditures                                                                  (6.6)          (8.4)         (23.5)
   Business combinations, net of cash acquired                                             --           11.8          (26.4)
   Other                                                                                 (4.1)          (6.4)           1.0
                                                                                      -------        -------        -------
   Net cash used in investing activities                                                (10.7)          (3.0)         (48.9)
                                                                                      -------        -------        -------
   Cash Flows from Financing Activities
   Net cash paid to GLCC                                                                   --             --         (468.5)
   Minority interest                                                                      2.0            2.4             --
   Receipt of long-term borrowings                                                         --          106.0          441.0
   Repayment of long-term borrowings                                                   (103.3)         (93.5)        (140.2)
   Repayment of short-term credit                                                          --          (90.0)            --
   Deferred finance costs (Note 9)                                                         --             --          (15.2)
   Net repurchase of common stock (Note 14)                                             (13.6)          (5.7)         (13.2)
                                                                                      -------        -------        -------
   Net cash used in financing activities                                               (114.9)         (80.8)        (196.1)
   Effect of exchange rate changes on cash                                               (7.9)         (14.2)           3.5
                                                                                      -------        -------        -------
   Net change in cash and cash equivalents                                                0.5           10.7           (3.2)
   Cash and cash equivalents at beginning of year                                        37.2           26.5           29.7
                                                                                      -------        -------        -------
   Cash and cash equivalents at end of year                                          $   37.7        $  37.2       $   26.5
                                                                                      =======        =======        =======

The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders' Equity
(in millions)

                                                                   Additional                Cumulative      Total
                                   GLCC      Common     Treasury     Paid-in     Retained   Translation   Comprehensive
                               Investment     Stock       Stock      Capital     Earnings    Adjustment      Income
                               ----------   --------   ----------  ----------  -----------  ------------  -------------
   Balance at
      January 1, 1998            $ 652.8     $    --    $      --   $       --  $       --   $       --    $     --
   Net income                         --          --           --           --        70.4           --        70.4
   Net CTA* change                    --          --           --           --          --         (1.8)       (1.8)
   Spin-off (Note 1)              (652.8)        0.1           --        276.1       (30.5)          --       (30.5)
   Repurchase of
      treasury stock                  --          --        (14.0)          --          --           --          --
   Share issue                        --          --          0.8           --          --           --          --
                                 -------     -------    ---------   ----------  ----------   ----------   ---------
   Balance at
      December 31, 1998               --         0.1        (13.2)       276.1        39.9         (1.8)       38.1
   Net income                         --          --           --           --        42.6           --        42.6
   Net CTA* change                    --          --           --           --          --        (24.1)      (24.1)
   Repurchase of
      treasury stock                  --          --         (5.7)          --          --           --          --
                                 -------     -------    ---------   ----------  ----------   ----------   ---------
   Balance at
      December 31, 1999               --         0.1        (18.9)       276.1        82.5        (25.9)       56.6
   Net income                         --          --           --           --        18.3           --        18.3
   Net CTA* change                    --          --           --           --          --        (23.0)      (23.0)
   Repurchase of
      treasury stock                  --          --        (13.6)          --          --           --          --
                                 -------     -------    ---------   ----------  ----------   ----------   ---------
   Balance at
      December 31, 2000          $    --     $   0.1    $   (32.5)  $    276.1  $    100.8   $    (48.9)  $    51.9
                                 =======     =======    =========   ==========  ==========   ==========   =========

* Cumulative Translation Adjustment

The accompanying notes are an integral part of these statements.

Notes on Consolidated Financial Statements

NOTE 1. ACCOUNTING POLICIES

   Basis of Preparation

   Until May 22, 1998, the Company was a wholly-owned subsidiary of GLCC. On May 22, 1998, GLCC consummated the spin-off of its petroleum additives business by distributing shares in the Company to the stockholders of GLCC in a ratio of one Company share for every four GLCC shares held (the spin-off). In connection with the spin-off, the Company issued 14,762,417 shares of common stock on May 26, 1998.

   The consolidated financial statements have been prepared in accordance with generally accepted accounting principles and include all subsidiaries of the Company. All significant intercompany accounts and balances have been eliminated upon consolidation.

   All acquisitions are accounted for as purchases and the results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.

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

   Effective January 1, 2000, OBOAdler entered into sales and marketing agreements with Ethyl similar to those already in place with Octel (see Note
   13).

   Use of Estimates

   The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

   Revenue Recognition

   The Company supplies products to customers from its various manufacturing sites, and in some instances from containers held on customer sites, under a variety of standard shipping terms & conditions. In each case revenue is recognized when the transfer of legal title, which is defined and generally accepted in the standard shipping terms & conditions, arises between the Company and the customer.

   Cash Equivalents

   Investment securities with maturities of three months or less when purchased are considered to be cash equivalents.

   Inventories

   Inventories are stated at the lower of cost (FIFO method) or market price.

   Property, Plant and Equipment

   Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The cost of additions and improvements are capitalized. Maintenance and repairs are charged to expenses when required.

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

   Intangible Assets

   Intangible assets are capitalized in the balance sheet and are amortized over the estimated useful lives of the assets on a straight-line basis.

   Deferred Finance Costs

   The costs related to the debt financing are classified as intangible assets and separately disclosed in the balance sheets. All are amortized over the life of the debt.

   Impairment of Long-lived Assets

   The Company re-evaluates long-lived assets based on undiscounted operating cash flows whenever significant events or changes occur that might impair recovery of recorded costs and writes down net recorded costs to fair value (based on discounted cash flows or market values), if recorded costs, prior to impairment, are higher.

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

   Derivatives used for hedging purposes must be designed as, and effective as, a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in the value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at the inception of the hedge and over the life of the hedge contract. Any derivative instrument designated but no longer effective as a hedge would be reported at market value and the related gains and losses recognised in earnings.

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

   Pension Plans and Other Post-Employment Benefits

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

   The Company's operations consist of one dominant industry segment: petroleum additives. Within the industry segment, the Company has identified two main product groups: TEL and Specialty Chemicals. The following table analyzes sales and other financial information by product group:

Product Group Data

(in millions)                                                 2000           1999           1998
   Net sales:
   TEL                                                   $   300.6      $   396.1       $  383.7
   Specialty Chemicals                                       121.8          120.7           81.3
                                                         ---------------------------------------
                                                         $   422.4      $   516.8       $  465.0
                                                         =======================================
   Gross profit:
   TEL                                                   $   129.1      $   155.5       $  203.1
   Specialty Chemicals                                        35.7           34.5           17.6
                                                         ---------------------------------------
                                                         $   164.8      $   190.0       $  220.7
                                                         =======================================
   Operating income:
   TEL                                                   $    58.6      $    91.7       $  143.2
   Specialty Chemicals                                        11.3            8.8           (3.6)
   Corporate                                                 (11.2)          (8.2)          (4.7)
                                                         ---------------------------------------
                                                         $    58.7      $    92.3       $  134.9
                                                         =======================================
   Identifiable assets at year end:
   TEL                                                   $   560.0      $   728.6       $  733.2
   Specialty Chemicals                                       140.8          120.9           73.5
                                                         ---------------------------------------
                                                         $   700.8      $   849.5       $  806.7
                                                         =======================================

   No segmental analysis was carried out below gross profit level prior to 1999. Comparative amounts have been analyzed retrospectively, using criteria adopted in 1999, to provide details of 1998 to operating income level.

   Operating income comparatives have been restated to reflect the separate disclosure of corporate costs.

   Sales are reported in the geographic area where the transaction originates, rather than where the final sale to customers is made. Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.

   Identifiable assets are those directly associated with the operations of the geographical area.

Geographical Area Data

(in millions)                                                     2000          1999           1998
   Net sales:
   United States                                             $    59.4      $    73.9      $    36.1
   United Kingdom                                                305.2          436.9          421.6
   Rest of Europe                                                108.9           97.0           70.1
   Other                                                           6.5             --             --
   Sales between areas                                           (57.6)         (91.0)         (62.8)
                                                             ---------------------------------------
                                                             $   422.4      $   516.8      $   465.0
                                                             =======================================

   Income (loss) before income taxes:
   United States                                             $     2.7      $     0.8      $   (1.6)
   United Kingdom                                                  0.2           64.8          109.4
   Rest of Europe                                                 32.7            9.7            4.1
   Other                                                           0.1             --             --
                                                             ---------------------------------------
                                                             $    35.7      $    75.3      $   111.9
                                                             =======================================
   Identifiable assets at year end:
   United States                                             $    44.0      $    41.5      $    34.7
   United Kingdom                                                531.5          642.8          725.1
   Rest of Europe                                                115.9          165.2           46.9
   Other                                                           9.4             --             --
                                                             ---------------------------------------
                                                             $   700.8      $   849.5      $   806.7
                                                             =======================================

NOTE 3. STOCK OPTION PLANS

   Prior to the spin-off, certain employees of the Company participated in GLCC's employee stock option plans which covered officers and key employees of GLCC.

   The Company has six stock option plans which provide for the issuance of options to key employees and directors of the Company. All grants are at the sole discretion of the Compensation Committee of the Board of Directors, which administers the plans.

   Grants may be priced at market value or at a premium or discount. Vesting periods are of up to four years and exercise periods of up to seven years. A total of 2,075,000 shares have been approved by the shareholders for allocation to the issue of share options.

   The following table summarizes the transactions of the Company's stock option plans for the three-year period ended December 31, 2000:

                                                            Number       Weighted Average     Weighted Average
                                                           of Shares      Exercise Price         Fair Value
   Options outstanding December 31, 1997                          --           $      --
   Granted -- at market value                                182,346               14.63          $       4.99
           -- at discount                                     50,228                  --          $       4.99
   Exercised                                                 (50,228)                 --
                                                            --------           ---------

   Options outstanding December 31, 1998                     182,346               14.63
   Granted -- at discount                                    456,426                  --          $       6.83
           -- at premium                                     492,436               13.27          $       4.71
   Exercised                                                 (14,944)              13.20
   Cancelled                                                  (3,159)                 --
                                                            --------           ---------

   Options outstanding December 31, 1999                   1,113,105                8.09
   Granted -- at discount                                    444,150                7.19          $       3.75
   Exercised                                                 (21,098)                 --
   Cancelled                                                 (59,953)                 --
                                                            --------           ---------

   Options outstanding December 31, 2000                   1,476,204        $       8.26
                                                           =========        ============

The following table summarizes information about options outstanding at December 31, 2000:

                                       Number                 Weighted          Weighted         Number         Weighted
                                   Oustanding                  Average           Average    Exercisable          Average
Range of Exercise Price           at 12-31-00           Remaining Life    Exercise Price    at 12-31-00   Exercise Price
  $   0 - $10                         816,456                8.4 years    $         3.91        137,153    $          --
  $   11 - $20                        659,748                7.1 years    $        13.65             --               --

   The fair value of options granted was estimated using the Black-Scholes model with the following assumptions: dividend yield 0%, expected life of 4.21 years, volatility 40% and risk free interest rate 6.75%.

   Had compensation expense for the Company's stock-based compensation plan been recorded based on the fair value of the stock options at grant date consistent with the method prescribed by FAS 123, the effect on the Company's net income and earnings per share for 2000, 1999 and 1998 would not have been material.

NOTE 4. PENSION PLANS

   The Company maintains three contributory defined benefit pension plans covering substantially all UK employees. The Projected Benefit Obligation
   (PBO) is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement. The Company's funding policy is to contribute amounts to the plans to cover service costs to date as recommended by the Company's actuary. Based on this advice, no contributions were made by the Company in 1999 and 1998. Employee and employer contributions resumed in April 2000 at 2% and 5%, respectively, of pensionable pay. The plans' assets are invested by two investment management companies in funds holding UK and overseas equities, UK and overseas fixed-interest securities, index-linked securities, property-unit trusts and cash or cash equivalents.

Assumptions for the plans as of the end of the last three years were as follows:

                                                            2000           1999            1998
   Weighted average discount rate                           6.0%          6.25%           7.75%
   Rate of increase in compensation levels                  4.0%           4.0%            5.5%
   Rate of return on plan assets                            7.0%           7.0%            8.5%

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plans are as follows:

(in millions)                                                             2000           1999
   Change in PBO
     Balance at January 1                                          $     524.0     $    547.5
     GLCC transfer                                                          --          (19.6)
     Interest cost                                                        30.3           31.4
     Service cost                                                          8.8           11.2
     Contributions by participants                                         0.3             --
     Benefits paid                                                       (23.3)         (23.1)
     Actuarial gains/losses                                               62.8           (6.3)
     Exchange variance                                                   (39.9)         (17.1)
                                                                   -----------     ----------
   Balance at December 31                                                563.0          524.0
                                                                   -----------     ----------
   Fair value of plan assets
     Balance at January 1                                                770.8          700.6
     GLCC transfer                                                          --          (24.2)
     Actual benefits paid                                                (23.5)         (23.1)
     Actual contributions by employer                                      0.9             --
     Actual contributions by participants                                  0.3             --
     Actual return on assets                                              53.6          140.0
     Exchange variance                                                   (56.5)         (22.5)
                                                                   -----------     ----------
   Balance at December 31                                                745.6          770.8
                                                                   -----------     ----------
   Plan assets excess over PBO                                           182.6          246.8
   Unrecognized net gain                                                (110.2)        (179.9)
   Unrecognized prior service cost                                         4.1            5.3
                                                                   -----------     ----------
   Prepaid pension cost                                            $      76.5     $     72.2
                                                                   ===========     ==========

The GLCC transfer represents prepaid pension cost attributable to employees who participate in the Octel Pension Plan that remained with GLCC after the spin-off.

Net pension cost for the UK pension plans is as follows:

(in millions)                                            2000     1999    1998
   Service cost                                        $  8.8   $ 11.1  $ 10.6
   Interest cost on PBO                                  30.3     31.4    37.8
   Expected return on plan assets                       (46.2)   (44.3)   (5.6)
   Net amortization and deferral                         (2.6)     1.6   (49.9)
                                                       ------   ------  ------
                                                       $ (9.7)  $ (0.2) $ (7.1)
                                                       ======   ======  ======

NOTE 5. INCOME TAXES

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

The sources of income/(loss) before income taxes were as follows:


(in millions)                                            2000     1999     1998
   Domestic                                            $  2.7   $  0.2  $  (1.6)
   Foreign                                               33.0     75.1    113.5
                                                       ------   ------  -------
                                                       $ 35.7   $ 75.3  $ 111.9
                                                       ======   ======  =======

The components of income tax charges are summarized as follows:


(in millions)                                            2000     1999     1998
   Current:
   Federal                                             $  0.7   $ (0.2) $   0.1
   Foreign                                                9.2     18.7     39.8
                                                       ------   ------  -------
                                                          9.9     18.5     39.9
   Deferred:

   Federal                                                 --       --       --
   Foreign                                                7.5     14.2      1.6
                                                       ------   ------  -------
                                                          7.5     14.2      1.6
                                                       ------   ------  -------
                                                       $ 17.4    $32.7  $  41.5
                                                       ======   ======  =======

Cash payments/(receipts) for income taxes were $29.8 million, $31.6 million and $(5.7) million during 2000, 1999, and 1998, respectively. Tax payments in respect of 1998 were made by GLCC.

The effective tax rate varies from the US statutory rate because of the factors indicated below:

                                                          2000    1999    1998
   Statutory rate                                         35.0%   35.0%   35.0%
   Foreign tax rate differential                         (26.1)   (4.9)   (4.9)
   Amortization of intangible assets                      49.0    14.8    11.3
   Other                                                  (9.1)   (1.5)   (4.3)
                                                         -----   -----   -----
                                                          48.8%   43.4%   37.1%
                                                         =====   =====   =====

The effect of the OBOAdler acquisition was to reduce the overall tax rate but to generate disallowable goodwill amortization which more than offset this.

Details of deferred tax assets and liabilities are as follows:

(in millions)                                                     2000    1999
   Deferred tax assets:
   Closure costs                                                 $ 6.0  $  1.6
                                                                 -----  ------

   Deferred tax liabilities:
   Pension costs                                                  22.9    22.1
   Other                                                          24.0    15.3
                                                                 -----  ------
                                                                  46.9    37.4
                                                                 -----  ------
   Total net provision                                           $40.9  $ 35.8
                                                                 =====  ======

NOTE 6. ACQUISITIONS

The Company's 100% ownership interest in Octel Associates and The Associated Octel Company Limited was acquired in three transactions. The Company acquired a 51.15% interest in 1989, a further 36.67% interest in 1992 and the balance in 1997. The 1989 agreement provides for profit participation payments to be made to certain former owners (The Vendor Partners) through 2006. Such payments are treated as an adjustment to the purchase price. Profit participation payments for 2000 amounted to $3.4 million (1999 -- $7.8 million).

On December 1, 1998, the Company completed the acquisition of Chemische Betriebe Pluto GmbH, a petroleum specialties company formerly owned by Veba Oel AG.

On November 9, 1999, Octel completed its acquisition of all the outstanding shares of OBOAdler Company Limited (OBOAdler) for payment of $94.5 million. The OBOAdler group includes a sales office in Baar, Switzerland and a TEL manufacturing plant in Germany.

NOTE 7. GOODWILL

Goodwill comprises the following:

(in millions)                                                  2000      1999
   Gross cost                                               $ 575.1   $ 580.0
   Accumulated amortization                                  (245.9)   (200.8)
                                                            -------   -------
                                                            $ 329.2   $ 379.2
                                                            =======   =======

Based on its most recent analysis the Company believes that no impairment of goodwill exists as of December 31, 2000.

Amortization of goodwill was $48.2 million, $42.4 million and $39.9 million in 2000, 1999 and 1998, respectively. This excludes foreign exchange variances which are recorded in the cumulative translation adjustment.

NOTE 8. INTANGIBLE ASSETS

   An intangible asset was recognized in the balance sheet on the acquisition of the OBOAdler group on November 9, 1999. It relates to unexpired customer contracts and is amortized over 2.25 years, the average of the relevant contract periods.

(in millions)                                            2000        1999
   Gross cost                                        $   22.8     $  24.6
   Accumulated amortization                             (11.8)       (1.9)
                                                     --------     -------
                                                     $   11.0     $  22.7
                                                     ========     =======

Amortization expense was $10.3 million and $1.8 million in 2000 and 1999, respectively. This excludes foreign exchange variances, which are recorded in the cumulative translation adjustment.

NOTE 9. DEFERRED FINANCE COSTS

   Costs of $16.9 million related to the spin-off from GLCC were incurred during 1998 and a further $2.0 million arose in relation to the acquisition of OBOAdler. Both are amortized over the related debt profile.

(in millions)                                          2000          1999
   Gross cost                                        $ 17.4       $  18.7
   Accumulated amortization                            (9.0)         (6.0)
                                                     ------       -------
                                                     $  8.4       $  12.7
                                                     ======       =======

Amortization expense was $3.3 million, $4.7 million and $1.2 million in 2000, 1999 and 1998, respectively. This excludes foreign exchange variances, which are recorded in the cumulative translation adjustment.

NOTE 10. PROPERTY, PLANT AND EQUIPMENT

   The estimated useful lives of the major classes of depreciable assets are as follows:
   Buildings 7 to 25 years
   Equipment 3 to 10 years

Property, plant and equipment consists of the following:

(in millions)                                          2000          1999
   Land                                              $  2.3       $   2.6
   Buildings                                            0.2           2.6
   Equipment                                          103.1         122.9
   Work in progress                                     6.8          15.8
                                                     ------       -------
                                                      112.4         143.9
   Less accumulated depreciation                       29.0          39.4
                                                     ------       -------
                                                     $ 83.4       $ 104.5
                                                     ======       =======

Depreciation charges were $18.6 million, $19.6 million and $17.0 million in 2000, 1999 and 1998. The estimated additional cost to complete work in progress is $3.3 million (1999 -- $5.9 million).

NOTE 11. PLANT CLOSURE PROVISIONS

The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes.

The Company has and will continue to downsize and restructure its operation consistent with declining demand for TEL. Octel ceased production in Italy and France in 1996. All of the Company's TEL is now produced at its manufacturing plants at Ellesmere Port in the UK and at Doberitz, in Germany. Two of the three TEL buildings at the Ellesmere Port site have now been closed.

Movements in the provisions are summarized as follows:

                                                               2000                2000          2000           1999
(in millions)                                                Severance          Remediation      Total          Total
   Balance at January 1                                     $   19.1               $ 36.5        $ 55.6         $ 47.1
   Exchange effect                                              (0.7)                (1.7)         (2.4)           0.1
   Charge for the year                                           6.7                  2.7           9.4           23.5
   Acquisition                                                    --                   --            --           11.2
   Expenditure                                                 (21.6)                (5.4)        (27.0)         (26.3)
                                                            --------               ------        ------         ------
   Balance at December 31                                   $    3.5               $ 32.1        $ 35.6         $ 55.6
                                                            ========               ======        ======         ======

Severance:

No provision is made for estimated future costs for severance until the employees concerned have been notified and the expenditure is committed. In the fourth quarter 1999 a further voluntary severance program was announced at the group's Ellesmere Port site and expenditure was committed for 330 employees. This program was extended during fiscal 2000 by 57 employees. No further severance programs are planned.

Severance expenditure against provisions in 2000, 1999 and 1998 was $21.6 million, $17.0 million and $14.9 million respectively.

Remediation:

Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. Management's estimate at December 31, 2000 is analyzed as follows:

(in millions)                                   Decontamination      Remediation     Other          Total
   Total estimated future costs                 $        45.5         $  10.0      $     6.0        $ 61.5
   Operating capital costs                                 --              --           (6.0)         (6.0)
   Discretionary contingent costs                       (17.7)           (5.7)            --         (23.4)
                                                -------------         -------      ---------        ------
   Provision                                    $        27.8         $   4.3      $      --        $ 32.1
                                                =============         =======      =========        ======

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination. Other costs include operational compliance with environmental regulations and project management expenses.

Operational capital costs of $6.0 million are expected to arise during the useful life of the plant. They will be included in property, plant and equipment as expenditure is incurred and depreciated over the remaining useful life of the related plant.

Total costs include $23.4 million, which is the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently, management views these costs as a contingent liability and no provision is made for them.

Remediation expenditure against provisions in 2000, 1999 and 1998 was $5.4 million, $9.3 million and $12.9 million, respectively.

NOTE 12. LONG-TERM DEBT

Long-term debt consists of the following:

(in millions)                          2000            1999
   Senior term loan -- 1998          $    --         $  73.3
                    -- 1999             60.0            90.0
   Senior notes                        150.0           150.0
                                     -------         -------
                                       210.0           313.3
   Less current portion                (30.0)          (80.0)
                                     -------         -------
                                     $ 180.0         $ 233.3
                                     =======         =======

Payments of interest on long-term debt were $22.7 million and $25.5 million in 2000 and 1999, respectively.

On April 27, 1998, the Company entered into a $300 million secured credit facility consisting of a $280 million senior secured term loan and a $20 million revolving credit facility. This was repaid during fiscal 2000. Also on April 27, 1998, the Company issued $150 million of senior notes due 2006. The Company is required to redeem $37.5 million principal amount of notes in each of the years 2003, 2004 and 2005. The notes bear interest at a fixed rate of 10%.

On June 3, 1999, the Company entered into a further $100 million term loan repayable in semi-annual installments to December 31, 2002. Total repayments in each of the four years from 1999 to 2002 are $10 million, $20 million, $30 million and $40 million, respectively. The loan is secured on the Company's UK assets and bears interest at LIBOR plus 1.5%, reducing to LIBOR plus 1.25% when the aggregate of outstanding balances is below $140 million.

On December 18, 2000 the Company entered into a $20 million credit facility with the same security and interest terms as the 1999 loan.

The loan, credit facility and the notes contain substantial restrictions on the Company's operations, including the ability to pay dividends.

The following table presents the projected maturities for the annual next five years after 2000:

(in millions)
   2001                      $   30.0
   2002                          30.0
   2003                          37.5
   2004                          37.5
   2005                          37.5
   Thereafter                    37.5
                             --------
                             $  210.0
                             ========

NOTE 13. DEFERRED INCOME

Movements in deferred income are summarized as follows:

(in millions)
   Received                  $  38.6
   Amortized                   (13.1)
                             -------
                                25.5
   Less: current portion       (13.1)
                             -------
                             $  12.4
                             =======

Deferred income relates to amounts received from Ethyl relating to a prepayment for services to be provided under the sales and marketing agreement with OBOAdler, effective January 1, 2000.

NOTE 14. STOCKHOLDERS' EQUITY

                                         Common Stock        Treasury Stock
(in thousands)                         2000         1999     2000       1999
   At January 1                       14,766       14,766    1,315       832
   Exercise of options                    11           --      (60)       --
   Stock purchases                        --           --    1,615       483
                                      ------       ------    -----     -----
   At December 31                     14,777       14,766    2,870     1,315
                                      ======       ======    =====     =====

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amount and fair values of the Company's financial instruments at December 31, 2000 and 1999:

                                                      2000                              1999
                                        Carrying Amount   Fair Value    Carrying Amount     Fair Value
   Non-derivatives:
   Cash and cash equivalents              $   37.7        $  37.7           $  37.2           $  37.2
   Long-term debt                            210.0          201.0             313.3             312.7

   Derivatives:
   Miscellaneous                                --           (0.1)               --               0.2

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt: The carrying amount of term borrowings at variable interest rates approximates fair value. The fair value of fixed interest rate debt is based on the quoted market prices for the same or similar debt.

Derivatives: The fair value of derivatives, including forward exchange contracts and interest rate swaps, was estimated based on current settlement prices and comparable contracts using current assumptions.

NOTE 16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well-defined interest rate and foreign exchange exposures.

The Company invoices over half of its sales in US dollars, the balance mainly invoiced in UK pounds sterling to match the Company's sterling costs.

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

As of December 31, 2000, the Company had the following interest rate instruments in effect (notional amounts in millions; cap, floor and collar rates based on 3 month LIBOR):

                      Notional Amount     Strike Rate        Period

Interest swap         $    22.5              5.87%         12/00-12/01

The Company sells a range of TEL and petroleum additives to major oil refineries throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilised to minimise risk. Collateral is not generally required.

Approximately 60% of the Company's workforce is represented by trade unions. A collective bargaining agreement is in place and will expire on December 31, 2003.

NOTE 17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board (FASB) issued FAS 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. In June 1999, the FASB issued FAS 137, Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133. This Statement is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. In June 2000, FASB issued FAS 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities -- an amendment of FASB Statement No. 133. FAS 138 amends the accounting and reporting standards of FAS 133 for certain derivatives and certain hedging activities. The Company is required to adopt FAS 138 concurrently with FAS No. 133.

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage defined exposures on interest rates, foreign exchange and commodity prices in the metals market. Management believes that compliance with FAS 133 (as amended) will not have a material impact on the financial statements of the Company.

Quarterly Summary (Unaudited)

(dollar amounts in millions except per share data)     First Quarter      Second Quarter  Third Quarter    Fourth Quarter
   2000
   Net sales                                             $  91.0            $  107.4        $  105.0         $ 119.0
   Operating income                                          8.4                16.1            15.3            18.9
   Net income                                                3.2                 4.2             3.9             7.0
   Net cash provided by operating activities                38.8                63.7            13.5            18.0
   Per common share:
     Earnings-- basic                                       0.24                0.32            0.32            0.58
             -- fully diluted                               0.24                0.32            0.31            0.56
     Market price
            -- high                                         12.6                10.1             9.7            12.9
            -- low                                           8.2                 7.8             7.9             9.6
   1999
   Net sales                                             $ 128.0            $  129.8        $  126.9         $ 132.1
   Operating income                                         24.1                25.5            26.1            16.6
   Net income                                               10.4                11.7            12.2             8.2
   Net cash provided by operating activities                22.7                17.3            32.2            36.5
   Per common share:
     Earnings-- basic                                       0.74                0.84            0.88            0.60
             -- fully diluted                               0.73                0.81            0.86            0.58
     Market price
             -- high                                        15.3                14.9            13.0            12.7
             -- low                                         12.2                11.9            11.2             9.7

Octel Corp.

BOARD OF DIRECTORS

   Dr. Robert E. Bew
   Chairman and Director
   Retired CEO of ICI Chemical & Polymer Division and Chairman of
   Phillips Imperial Petroleum Ltd.
   Former Chairman of European Process Industries Competitiveness Centre

   Dennis J. Kerrison
   President and Chief Executive Officer
   Previously Executive Vice President, Great Lakes Chemical Corporation Former CEO of Hickson International PLC

   Martin M. Hale
   Director
   Executive Vice President and Director of Hellman, Jordan Management Co Inc. Director of Great Lakes Chemical Corporation
   Former President and CEO of Marsh & McClennan Asset Management Company

   Thomas M. Fulton
   Director
   Retired President and CEO of Landauer Inc.
   Director of Landauer Inc.
   Director of Great Lakes Chemical Corporation

   James Puckridge
   Director
   Chairman of Ato Pension Fund Trustee Co UK Ltd.
   Director of Thomas Swan & Co Ltd.
   Director of LINPAC Group Ltd.
   Retired Chairman of Elf Atochem UK Ltd.

   Dr. Benito Fiore
   Director
   Former Chairman and CEO of Enichem UK Ltd.

   Charles M. Hale
   Director
   Managing Director and Vice Chairman of CSFB Europe Ltd.
   Former General Partner of Lehman Brothers Kuhn Loeb
   Former Managing Director of AG Becker International

CORPORATE OFFICERS

   Dennis J. Kerrison
   President and Chief Executive Officer

   Alan G. Jarvis
   Vice President and Chief Financial Officer

   John P. Tayler
   Corporate Secretary and General Counsel

   Dr. Geoffrey J. Hignett
   Director of Corporate Development

   H. Alan Hanslip
   Vice President, Human Resources

   Philip J. Boon
   Business Director, Petroleum Specialties

   Ian A. Watling
   Business Director, Performance Chemicals

Investor Information

Corporate Offices
Octel Corp.
200 Executive Drive
Newark, DE 19702
USA

Shareholder Inquiries
First Chicago Trust Co of New York--
a Division of Equiserve
P.O. Box 2500
Jersey City, NJ 07303
USA
Tel: (201) 324 1644
TDD: (201) 222 4955
www.equiserve.com

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

Environment, Health & Safety Report
For copies of our latest report, contact Investor Relations

42