Form 10-K, Exhibit 13
period 2001-12-31
OCTEL CORP
filed 2002-03-25
CIK 1054905

                                                                    EXHIBIT 13.1

   OCTEL CORP. 2001 AR        In 2000, our company employed people in nine
                              countries around the world.

                       [GRAPHIC MAP OF THE WORLD OMITTED]

By the end of 2001, the Octel family had expanded to embrace 23 nations and four continents.

                       [GRAPHIC MAP OF THE WORLD OMITTED]

                             OCTEL IS GOING PLACES.

WE ARE TRANSFORMING OURSELVES
INTO A SPECIALTY CHEMICALS COMPANY...

EXPANDING TO ALL CORNERS
OF THE PLANET...

REACHING OUT FROM A LIMITED MARKET
AND PRODUCT BASE TOWARDS
DIVERSIFIED MARKET OPPORTUNITIES.

ADD TO THIS OUR COMMITMENT
TO EMPLOYEE INVOLVEMENT
AND CUSTOMER FOCUS, AND YOU CAN SEE
HOW FAR OCTEL HAS COME IN A SHORT TIME.

02   GOING PLACES   OCTEL CORP. 2001 AR

                                                                 WHERE IS OCTEL?

                                         OCTEL CORP. 2001 AR   GOING PLACES   03

WE'RE RIDING A WAVE...

PETROLEUM SPECIALTIES


IN MARINE, POWER, AND HEATING FUEL OILS, WE'RE RIDING THE CREST OF A GLOBAL WAVE... ON A RISING TIDE OF PROFITABLE GROWTH.
--------------------------------------------------------------------------------
A series of small, successful, international acquisitions has intensified our leadership in the heavy and light fuel oil additive markets. Octel's acquisition of companies such as Gamlen, Bycosin, and the CP Group complements our existing interests; broadens our geographic reach, customer base, and product range; and positions us at the forefront of the international fuel oil additives sector. The breadth and depth of our technology and product portfolio afford us the strength we need to solve our customers' problems.

[GRAPHIC OMITTED]

04   GOING PLACES   OCTEL CORP. 2001 AR

                            o PRODUCING UNIQUE
                              FUEL ADDITIVES





                                       o BEING KINDER BOTH
                                         TO ENGINES AND
                                         THE ENVIRONMENT





                   o SOLVING HEAVY
                     AND LIGHT FUEL OIL
                     PROBLEMS

[GRAPHIC OMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   05

                      o FORMULATING CUSTOM
                        SOLUTIONS TO MEET
                        CUSTOMER NEEDS





                              o PROVIDING FOAM CONTROL
                                AGENTS AND MORE, FOR A
                                WIDE RANGE OF MARKETS





o BROADENING
  OPPORTUNITIES THROUGH
  ACQUISITIONS OF HI-MAR
  AND PROCHEM





                      o INTENSIFYING RESEARCH
                        AND DEVELOPMENT
                        FOR PERFORMANCE
                        SPECIALTIES

[GRAPHIC OMITTED]

06   GOING PLACES   OCTEL CORP. 2001 AR

                                                          IN YOUR LIFE...
                                                           PERFORMANCE CHEMICALS



                        OUR NEW PERFORMANCE CHEMICALS PRODUCTS HAVE OPENED DOORS
                                  TO A DIVERSE RANGE OF MARKETING OPPORTUNITIES.
--------------------------------------------------------------------------------
Today we're in industries such as personal care, photography, household and institutional cleaning, paint, inks and adhesives, pulp and paper, waste water and effluent treatment, metal working, textiles, printing, and food processing. But whatever industry we're in, all new products are linked inextricably to our ever-increasing environmental awareness.

o That's why Octaquest(R) -- a potent chelating agent that's phosphorus-free and biodegradable -- is at the heart of our performance and process additive products. Octaquest(R) technology is used in a host of new personal care prod-ucts under the Octacare(R) brand. Further innovations and market expansions occurred through the launch of Octaquest(R) A65 and FN, two new performance-enhancing products. And the OctachemTM brand covers several new specialty surfactants, all of which have achieved early acceptance based on their unique combinations of quality and performance improvement over existing technologies.

[GRAPHIC OMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   07

UNDER THE HOOD...
HEALTHIER ENGINES



CLEANER AIR! THAT'S THE BATTLE CRY HEARD AROUND THE WORLD FROM BUSINESS AND INDUSTRY, CUSTOMERS AND CONSUMERS, ENVIRONMENTALISTS AND LEGISLATORS ALIKE.
--------------------------------------------------------------------------------
Octel's petroleum specialties business balances environmental responsibility with customers' needs for competitive market advantage. Our DPF additives are used with diesel particulate filters on a variety of vehicles around the world, from London's taxis and Germany's heavy-duty diesel vehicles to buses in Tokyo, Tehran, Delhi, and Paris. Five-year vehicle-testing trials are almost complete. Our broad range of diesel and gasoline performance additives -- from O2DieselTM to Octel OctimaxTM, Valvemaster(R) and PLUTOcen(R) -- also has the potential to fuel customer profit while meeting global emission regulations. Pending various global legislative approvals, you will find Octel under plenty of hoods...but you won't find us in the air you breathe.

[GRAPHIC OMITTED]

08   GOING PLACES   OCTEL CORP. 2001 AR

                                                          o MANUFACTURING
                                                            NEXT-GENERATION
                                                            ADDITIVES, EFFECTIVE
                                                            AND SAFE





o ENABLING
  COST-EFFECTIVE VEHICLE
  RETROFITTING





                                  o OUTPERFORMING
                                    THE COMPETITION





                                                             o DRIVING VEHICLE
                                                               MANUFACTURERS TO
                                                               NEW TECHNOLOGIES





                                  o REDUCING HARMFUL
                                    EMISSIONS


[GRAPHIC OMITTED]
                                         OCTEL CORP. 2001 AR   GOING PLACES   09

                     o PROVIDING TURNKEY
                       SOLUTIONS FOR ALL TEL
                       TRANSPORTATION AND
                       MATERIAL HANDLING
                       PROBLEMS


o EXTENDING PRODUCT
  STEWARDSHIP FROM
  INCEPTION TO
  DECOMMISSIONING





                     o PLAYING A LEADING
                       ROLE IN THE WORLD
                       CLEAN-UP EFFORT





                                             o ENSURING
                                               RAPID AND SAFE
                                               RESPONSE

[GRAPHIC OMITTED]

10   GOING PLACES   OCTEL CORP. 2001 AR

                                                             CLEARING THE AIR...
                                                                     STEWARDSHIP



                   WE PUT ENVIRONMENTAL HEALTH AND SAFETY FIRST. OUR PRIORITY IS TO PROTECT THE HEALTH OF EVERYONE-- ONSITE PERSONNEL, LOCAL COMMUNITIES,
                                            CUSTOMERS AND USERS OF OUR PRODUCTS.
--------------------------------------------------------------------------------
During the international run-down of leaded fuel, we continue to service our remaining customers responsibly. We ensure they have a reliable and secure source of supply until they are able to make a safe and planned transition to unleaded fuels. Meanwhile, we take product stewardship very seriously. That's why, in addition to our work on DPFs and other emission-improving technologies, we have formed Octel Environmental, providing safe and efficient remediation services for plants handling Tetra Ethyl Lead (TEL) and other highly hazardous materials. Wherever there is a need to decommission, decontaminate, and dispose of TEL manufacturing facilities, equipment, and waste, Octel Environmental's global team of experts is always available.

[GRAPHIC OMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   11

ON THE DOTTED LINE...

GROWTH



IN 2001, OCTEL ACQUIRED SEVEN COMPANIES, AND ESTABLISHED JOINT VENTURES WITH
TWO.
--------------------------------------------------------------------------------
When technology platforms are as inventive and proprietary as ours, acquisitions and joint ventures are a great way to take us forward. Our acquisitions of Gamlen, Bycosin, and the CP companies have led to profitable growth in the heavy and light fuel market areas. Acquisitions of Hi-Mar, ProChem and Manhoko have aligned us intimately with specialty chemical businesses whose products and capabilities are consistent with our strategic markets. As the petroleum specialties market becomes deregulated in India, the new "free trade" arena also offers exceptional opportunities. Our pioneering joint venture with Dorf Ketal, a local Indian service provider, situates us well for high expected growth potential in a growing local and regional domain. Combining forces in these ways has allowed us to intensify industry penetration across the spectrum, increase our ability to provide more and better custom formulations, and improve customer service. In the same way our joint venture with Chemay in South Africa opens new and exciting markets for us.

[GRAPHIC OMITTED]

12   GOING PLACES   OCTEL CORP. 2001 AR

o FOCUSING ON
  STRATEGIC MARKETS





                                                               o GLOBALIZING OUR
                                                                 CUSTOMER BASE





                              o AUGMENTING OUR
                                PRODUCT OFFERINGS





                     o EXPANDING OUR
                       GEOGRAPHIC REACH

[GRAPHIC OMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   13

                      o GATHERING MOMENTUM
                        ON THE INTERNATIONAL
                        STAGE





                                              o FOCUSING ON KEY ISSUES





                      o BLENDING UNIQUE SKILLS
                        WITH UNITED GOALS

[GRAPHIC OMITTED]

14   GOING PLACES   OCTEL CORP. 2001 AR

                                                          WIDENING THE CIRCLE...

                                                                          PEOPLE


               WHATEVER WE DO -- AND IN WHICHEVER LANGUAGE WE DO IT -- ALL OCTEL EMPLOYEES SHARE A COMMON VISION AND A COMMON GOAL: ONE COMPANY, ONE CULTURE.
--------------------------------------------------------------------------------
While our various global acquisitions have opened up an enormous new world of opportunity, the act of widening our business circle also carries a wealth of cultural and business challenges. We are meeting these new demands with intelligence, sensitivity, and clear-eyed leadership. Our mix of old and new employees makes for an exciting collaboration among colleagues, and forms a global team of natural leaders. Our 18-month corporate program will ensure support for cultural integration. We know people are our greatest resource...and the fruitful synthesis of different styles and ideas is one of our strongest assets. We have everything it takes to greet tomorrow with conviction, concentration, and confidence.

[GRAPHIC OMMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   15

AND IN YOUR FUTURE.

LEADERSHIP



OUR CURRENT SUCCESS IS TESTAMENT TO THE POWER OF CORPORATE REINVENTION -- AND GOES TO SHOW THAT ACTION IS AS IMPORTANT AS INTENTION.
--------------------------------------------------------------------------------
2001 marks the penultimate year of an ambitious five-year growth and transformation plan that has radically changed -- and continues to influence -- the way Octel is doing business. A look ahead shows the Lead Alkyls business continuing to meet the challenges of the declining market with a planned strategic approach. Petroleum Specialties and Performance Chemicals are taking center stage, while cost management will continue to be enacted efficiently by our strong corps of worldwide employees. As for the environmental future, we are ready with safe, sensitive, and cost-effective solutions to help it flourish. In short, leadership -- in markets, in customer satisfaction, and in the hearts and minds of our people -- will undoubtedly be the path to our future success.

[GRAPHIC OMMITTED]

16   GOING PLACES   OCTEL CORP. 2001 AR

o COMBINING SKILL, VISION,
  AND DETERMINATION





                                o MEETING THE CHALLENGES
                                  OF EXCELLENCE





                      o KEEPING OUR EYES FIRMLY
                        ON THE ROAD AHEAD

[GRAPHIC OMITTED]

                                         OCTEL CORP. 2001 AR   GOING PLACES   17

LETTER TO SHAREHOLDERS



Dear Shareholders 2001 has been an exciting year for us. All our business units have contributed extremely positively in their own way towards creating a successful future for our company. All are working towards our consistent goal: to reinvent ourselves as a profitable, successful specialty chemical company. We are proud to boast several key acquisitions, alliances, and joint ventures this year, welcoming new colleagues and partners into the Octel global family.

Petroleum Specialties has shown strong organic growth, supplemented by small strategic acquisitions to create a market leadership position in fuel oil additives. The business has expanded its global spread, restructuring on a market-focus basis. Performance Chemicals, growing from a smaller base, is a couple of years behind Petroleum Specialties, but is making good progress with its core technologies and is successfully targeting new markets. We could not have achieved any of this without the excellent performance from Lead Alkyls in the face of the declining and difficult TEL market.

The successful refinancing of the company's debt in the fourth quarter, despite difficult financial market conditions, allowed us to redeem our high-yield bonds and reduce our future interest costs.
      While we have exported our products globally for many years, we employed people only in nine countries until this year. Now we have Octel colleagues in 23 countries in the world and recognize how much these new cultures can bring to the company. Our leadership program continues to guide this cultural mix and ensure every employee is encouraged to contribute fully to the company's performance.
      It has been encouraging to see our efforts are being evidenced in our financial position. We have exceeded market expectations this year and we are still firmly on track with our stated strategy. The appreciation of our share price in 2001 is an indication of confidence in our ability to add shareholder value.
      Against the background of a difficult and uncertain world economy, we cannot always be sure what challenges the coming year will bring. However, we firmly believe that we have the right people and the right strategy to face these challenges with enthusiasm and optimism.

Sincerely,


            /s/ Dennis J. Kerrison                         /s/ Dr. Robert E. Bew
            DENNIS J. KERRISON                             DR. ROBERT E. BEW
            President and Chief Executive Officer          Chairman

18   GOING PLACES   OCTEL CORP. 2001 AR

FINANCIAL HIGHLIGHTS


(dollar amounts in millions except per
share figures)                                  2001           2000           1999           1998           1997
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
 Net sales                                   $    420.9     $    422.4     $    516.8     $    465.0     $    539.1
 Operating income                                  59.3           58.7           92.3          134.9          194.7
 Income before income taxes and minority           40.9           39.3           77.2          111.9          198.7
 Minority interest                                  4.2            3.6            1.9             --           24.3
 Income taxes                                      19.8           17.4           32.7           41.5           56.7
 Net income (before extraordinary item)            16.9           18.3           42.6           70.4          117.7
 Extraordinary item (net of taxes)                 11.3             --             --             --             --
 EBITDA                                           145.6          140.2          167.6          194.1          243.8
 Cash generated by operating activities            90.0          134.0          108.7          238.3          167.5

FINANCIAL POSITION AT YEAR END
 Working capital                                   68.1           87.2          129.0          106.7          179.9
 Total assets                                     788.7          700.8          849.5          806.7          832.9
 Long-term debt (including current                231.0          210.0          313.3          300.8             --
 portion)
 GLCC investment                                     --             --             --             --          652.8
 Stockholders' equity                             290.4          295.6          313.9          301.1             --

FINANCIAL RATIOS
 Net income as a percent to sales                   4.0            4.3            8.2           15.1           21.8
 Effective income tax rate                         54.0           48.8           43.4           37.1           32.5
 Current ratio                                      0.9            1.4            1.2            1.2            2.7
SHARE DATA
 Earnings per share
  --Basic                                          1.43           1.46           3.08           4.85           7.84
  --Fully diluted                                  1.35           1.41           3.05           4.85           7.84
 EBITDA per share
  --Basic                                         12.38          11.14          12.12          13.37          16.25
  --Fully diluted                                 11.65          10.78          11.99          13.37          16.25
 Shares outstanding (basic, thousands)
  --At year end                                  11,750         11,907         13,451         13,934         15,000
  --Average during year                          11,764         12,581         13,827         14,514         15,000
 Stock price--High                                 19.2           12.9           15.3           22.7             --
            --Low                                  11.4            7.8            9.7           11.6             --
            --At year end                            18           11.5           10.4           13.9             --


Accounts details prior to the "spin-off" (May 22, 1998) are derived from GLCC historic data.

                                         OCTEL CORP. 2001 AR   GOING PLACES   19


                 ACQUISITION
                 OF CP

ACQUISITION                                              ACQUISITION
OF GAMLEN                                                OF BYCOSIN

                                         ACQUISITION
                                         OF PROCHEM

2001 HIGHLIGHTS                                                               DEVELOPMENT
                                                                              OF OCTEL
                                                                              ENVIRONMENTAL

                                         ACQUISITION
                                         OF MANHOKO

                 SUCCESSFUL $250M                        JOINT VENTURE
                 REFINANCING AND BOND                    OCTEL DORF KETAL
                 REDEMPTION

OCTEL-STARREON                                                                ACQUISITION
OPERATING PROFIT                                                              OF HI-MAR
UP 18% FROM
PREVIOUS YEAR


JOINT VENTURE                            MAINTAINED HIGH
OCTEL CHEMAY                             GROSS MARGIN
                                         FOR TEL

                                                         SAFETY COMMENDATION
                                                         -- FURTHER ROSPA
                                                         GOLD AWARD FOR
                                                         ELLESMERE PORT SITE


20   GOING PLACES   OCTEL CORP. 2001 AR

                                   FINANCIALS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS                                                    22

MANAGEMENT'S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS            30

REPORT OF INDEPENDENT ACCOUNTANTS                                            31

CONSOLIDATED STATEMENTS OF INCOME                                            32

CONSOLIDATED BALANCE SHEETS                                                  33

CONSOLIDATED STATEMENTS OF CASH FLOWS                                        34

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY                              35

NOTES ON CONSOLIDATED FINANCIAL STATEMENTS                                   36

QUARTERLY SUMMARY (UNAUDITED)                                                54

BOARD OF DIRECTORS                                                           55

CORPORATE OFFICERS                                                           55

INVESTOR INFORMATION                                                         56


                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   21

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS






      OVERVIEW
The following discussion is based upon the separate financial statements of the Company, which present the Company's results of operations, financial position and cash flows. Some of the information presented in the following discussion constitutes forward-looking comments within the meaning of the Private Litigation Reform Act of 1995. Although the Company believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for the Company's products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations.
      The Company has three businesses for management purposes -- Lead Alkyls
(TEL), Petroleum Specialties and Performance Chemicals. Because of operational similarities, Petroleum Specialties and Performance Chemicals have been aggregated for reporting purposes as the Specialty Chemicals business segment. The Company's strategy is to maximize cash generation from the declining TEL business by consolidating the Company's place in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt but will also be invested in growing the Specialty Chemicals business. Such investments will stimulate organic growth in existing areas and/or expand those areas through the acquisition of new businesses.
      The TEL market has been in decline for a number of years and the Company expects this trend to continue in the future. As the world market has declined, the Company has been reducing its cost base to sustain margins. Production ceased in France and Italy in 1996, and the plant at Doberitz, Germany, is expected to close in March 2002. The sole remaining TEL manufacturing capability will then be at Ellesmere Port in the United Kingdom, where two of the three plants on the site have already ceased production. The Company will continue to downsize its manufacturing and operating cost base and restructure its operations as the TEL market continues to decline.
      There has been significant activity in the Specialty Chemicals business during the year. There have been a number of acquisitions during fiscal 2001 that have already made a significant contribution to the business, and the Company expects further synergies to arise from the integration process over the next 18 months.

22   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      RECENT DEVELOPMENTS
The Specialty Chemicals business made seven acquisitions during fiscal 2001:

      o On March 5, the Gamlen group of companies, headquartered in France and with operations in Spain and Italy, was acquired from the MacDermid group.

      o On April 9, the Company acquired the remaining 80% of Hi-Mar Specialties Inc., based in Atlanta and Milwaukee. The initial 20% was acquired in 1999.

      o On May 14, a majority interest in Manhoko Limited was acquired. Manhoko is headquartered in Hong Kong.

      o On June 7, the Company acquired CP Manufacturing BV and CP 3500 International Limited. The group is headquartered in Holland.

      o On June 19, the Bycosin AB group, headquartered in Sweden, was acquired.

      o On August 15, the Company acquired ProChem Chemicals Inc., which is based in North Carolina.

      The principal developments in the TEL business relate to a long-term agreement for exclusive rights to market and sell TEL sourced from Russia in certain areas of the world, excluding primarily the United States of America and Russia. A marketing, supply and service agreement was signed, effective July 1, 2001, between Veritel Chemicals BV, a Dutch company that has an exclusive distribution agreement for Russian product, and NOOFOT GmbH, a Swiss subsidiary of Octel. Under the agreement, in addition to an agreed purchase price for TEL, NOOFOT would pay Veritel $90 million over six years as marketing fees. The agreement also included revised terms in the event of a permanent interruption to the supply of TEL from Russia. Under a separate agreement, Ethyl Corp. will participate in this area of activity as it already does in others, with a 32% share in the Company's payments and net proceeds under the new agreement.
      At the end of December 2001, Veritel formally notified the Company of a permanent interruption in its source of supply due to the impending closure of the Russian plant with effect from January 1, 2002. This triggered the revised terms of the agreement whereby the Company is required to pay Veritel $70 million in staged payments depending on specific criteria being met. An amount of $10 million was paid in December 2001 and the Company expects to pay the remaining $60 million in 2002. The Company's share of the total payment is $50.5 million, with the balance being met by Ethyl. No other purchases or payments are due to Veritel under the agreement.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   23

      Two further closures in the TEL operations have been agreed upon during the fourth quarter of 2001. The TEL manufacturing plant at Doberitz, in Germany, will close in March 2002, and the Chlorine manufacturing plant at Ellesmere Port will close in December 2002. All relevant provisions for severance and asset impairment have been made as at December 31, 2001.
      On October 29, 2001, the Company concluded a $250 million senior debt refinancing package that was successfully syndicated on December 21, 2001. The Company repaid $45 million representing the balance of the previous senior debt and on December 6, 2001 redeemed the $150 million 10% Senior Notes.


RESULTS OF OPERATIONS-- FISCAL 2001 COMPARED TO FISCAL 2000
The results of operations for fiscal 2001 and 2000 are analyzed by business unit in the following table:

                                                                      Increase/
(dollars in millions)           2001                    2000          (Decrease)
--------------------------------------------------------------------------------
NET SALES:
TEL                     $265.0         63%      $300.6         71%       (12%)
Specialty Chemicals      155.9         37%       121.8         29%        28%
                        ------------------------------------------
                        $420.9        100%      $422.4        100%         0%
                        ------------------------------------------

GROSS PROFIT:
TEL                     $126.3         70%      $129.1         78%        (2%)
Specialty Chemicals       54.4         30%        35.7         22%        52%
                        ------------------------------------------
                        $180.7        100%      $164.8        100%        10%
                        ------------------------------------------

OPERATING INCOME:
TEL                     $ 60.6        102%      $ 58.6        100%         3%
Specialty Chemicals       13.2         22%        11.3         19%        17%
Corporate                (14.5)       (24%)      (11.2)       (19%)      (30%)
                        ------------------------------------------
                        $ 59.3        100%      $ 58.7        100%         1%
                        ------------------------------------------

24   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

Annual TEL sales revenues fell by 12% compared with the prior year, mainly due to volume reductions of 17% reflecting the continuing decline in the world market. Gross profit was 48% of net sales compared with 43% in fiscal 2000. This reflects the benefits accruing from prior year cost reduction exercises as well as selective sales price increases. Cost of goods sold in 2001 includes severance and remediation charges of $12.3 million (2000 - $9.4 million) and an accelerated depreciation charge of $6.8 million relating to the UK Chlorine plant (2000 - nil).
      Specialty Chemicals sales showed an increase of 28% over the prior year, and gross profit was 35% of net sales compared with 29% in fiscal 2000. While there has been organic growth in this area, the new acquisitions made during the current year have had a significant impact on both sales and margins.
      Sales, general and administrative costs have increased by $16.1 million to $57.6 million. Over 70% of this increase arises from costs in the newly acquired companies. Amortization costs have decreased from $61.5 million to $58.7 million, the charge on new acquisitions being more than offset by a reduction due to goodwill becoming fully written down at the end of fiscal 2000. Interest expense has reduced by $3.3 million due to the debt repayment profile.
      The effective tax rate for 2001 is 54% of pre-tax income compared with 49% in fiscal 2000, the net effect of a higher average foreign tax rate and lower amortization.
      An extraordinary expense of $11.3 million has been recorded in 2001 in relation to the early redemption of debt as part of the refinancing exercise. The expense comprises:

(dollars in millions)
-------------------------------------------------------------------------------
Make-whole premium on Senior Notes                                      $  10.6
Write-off of unamortized finance costs                                      6.5
                                                                        -------
                                                                           17.1
Less attributable taxation                                                 (5.8)
                                                                        -------
                                                                        $  11.3
                                                                        =======

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   25

RESULTS OF OPERATIONS -- FISCAL 2000 COMPARED TO FISCAL 1999
The results of operations for fiscal 2000 and 1999 are analyzed by business unit in the following table:

                                                                      Increase/
(dollars in millions)           2000                     1999         (Decrease)
--------------------------------------------------------------------------------
NET SALES:
TEL                     $300.6         71%      $396.1         77%       (24%)
Specialty Chemicals      121.8         29%       120.7         23%         1%
                        -----------------------------------------
                        $422.4        100%      $516.8        100%       (18%)
                        -----------------------------------------

GROSS PROFIT:
TEL                     $129.1         78%      $155.5         82%       (17%)
Specialty Chemicals       35.7         22%        34.5         18%         3%
                        -----------------------------------------
                        $164.8        100%      $190.0        100%       (13%)
                        -----------------------------------------

OPERATING INCOME:
TEL                     $ 58.6        100%      $ 91.7         99%       (36%)
Specialty Chemicals       11.3         19%         8.8         10%        28%
Corporate                (11.2)       (19%)       (8.2)        (9%)      (36%)
                        -----------------------------------------
                        $ 58.7        100%      $ 92.3        100%       (36%)
                        -----------------------------------------

TEL sales revenues fell by 24% compared with the prior year. The overall decline in the market was some 25%, but this was offset by the inclusion of a full year of OBOAdler's trading results compared with two months following its acquisition in November 1999. Cost reduction programs continued to be implemented and gross margin as a percentage of net sales was 43% compared with 39% in the prior year.
      Specialty Chemicals sales were 1% above 1999 levels, despite lower prices in the detergent additive business. Gross margin improved from 28% to 29% of net sales, and operating income improved from 7% to 9% of sales.
      Sales, general and administrative costs reduced by 8% to $41.5 million, reflecting the impact of cost-cutting programs. Amortization increased by $12.6 million to $61.5 million, mainly because of a full-year charge in 2000 of the goodwill and intangible asset arising from the OBOAdler acquisition in November 1999. Interest expense fell by $3.0 million to $22.9 million, reflecting the repayment of $103.3 million of debt during the year.

26   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      The effective tax rate for the year was 49% compared to 43% in 1999. The effect of the OBOAdler acquisition was to reduce the overall tax rate but to generate disallowable goodwill amortization, which more than offset this.


      LIQUIDITY AND FINANCIAL CONDITION
Cash provided by operating activities was $90.0 million in 2001 compared with $134.0 million in 2000. EBITDA increased from $140.2 million to $145.6 million. The principal difference between the two years arose in relation to Ethyl, where $38.6 million deferred income was received as a one-time inflow in fiscal 2000. Movements in accounts receivable and accounts payable and accrued expenses included the $22.4 million receivable from Ethyl and the $60.0 million payable in connection with Veritel's claims under the permanent source interruption terms of the sales and marketing agreement.
      Investing activities mainly related to the $59.1 million of acquisitions in the year, but included payments made to Veritel (net of related amounts recoverable from Ethyl) of $9.5 million.
      Financing activities related mainly to the receipt in December of $210.0 million new senior debt which was used to redeem the $150.0 million Senior Notes and the residual $45.0 million of senior debt ($15.0 million having been repaid in the second quarter, 2001). The receipt of $20.0 million of short-term credit was the draw-down during 2001 under revolving credit facilities. At December 31, 2001, a further $20.0 million remained available under the facility.
      Refinancing costs of $16.7 million in the year relate to the make-whole payment of $10.6 million to the bond- holders on redemption of the Senior Notes and $6.1 million of costs incurred on the refinancing exercise itself.


      MARKET RISK
Over half of the Company's sales are in US dollars. Foreign currency sales, primarily in UK pounds sterling, offset most of the Company's costs, which are also in UK pounds sterling. To the extent required by the Company, US dollars are sold forward to cover local currency needs. Considering the Company's operating profile, a hypothetical 5% change in the value of the US dollar relative to every currency in which the Company's sales are denominated would change net income and cash flows by approximately $2.8 million and $0.5 million, respectively.
      Interest swaps are used to manage interest rate exposure and, under the terms of the new refinancing agreements, half of the $210 million variable rate senior debt has been the subject of swap agreements. As of December 31, 2001, the Company had cash and cash equivalents of $43 million and long-term debt of $231 million. A hypothetical change of 1% in interest rates on these balances for a one-year period would change net income and cash flows by $0.5 million.
      The above does not consider the effect of interest or exchange rate changes on overall activity, nor management action to further mitigate such changes.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   27

      ENVIRONMENTAL MATTERS AND PLANT CLOSURES
The Company is subject to laws, regulations and legal requirements relating to the use, storage, handling, generation, transportation, emission, discharge, disposal and remediation of, and exposure to, hazardous and non-hazardous substances and wastes (Environmental Laws) in all of the countries in which it does business. Under certain Environmental Laws, the Company is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties.
      Most of the manufacturing operations of the Company have been conducted outside the United States and, therefore, any liability of the Company pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-US law.
      Management evaluates costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which the Company is committed under Environmental Laws. Total estimated future costs at December 31, 2001 were $58.7 million, of which $26.3 million were deemed to be either capital (rather than revenue) in nature or at management's discretion. Full provision has been made for the committed costs of $32.4 million. Expenditure against provisions was $5.9 million, $5.4 million and $9.3 million in the years 2001, 2000 and 1999, respectively.
      The Company has also incurred personnel severance costs in relation to the management of the decline in TEL markets. Total severance expenditure was $3.5 million, $21.6 million and $17.0 million in the years 2001, 2000 and 1999, respectively. Provision is made for severance costs to which the Company is committed. The provision at December 31, 2001 was $7.1 million, which related mainly to the German plant closure.


      INFLATION
Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.


      CRITICAL ACCOUNTING POLICIES
The key accounting policies of the Company are set out in Note 1 on the Consolidated Financial Statements. The two critical accounting policies, those which involve complex or subjective assessments, relate to environmental liabilities and to goodwill and intangible assets. Octel records environmental liabilities when they are probable and the costs can be estimated reasonably. This involves anticipating future costs and, although estimates are adjusted

28   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS
in the light of actual experience, actual costs may differ from those accrued, which will impact both results of operations and cash flows. Potential costs of $24.9 million relate to vacating Ellesmere Port site. Octel has no present intention to vacate the site and intends to continue manufacturing other products when TEL production ceases. These costs are therefore viewed as a contingent liability and no provision is made for them. The Company reviews regularly the carrying value of goodwill and intangible assets with reference to future income and cash flows from the underlying assets. Any adverse variation between actual results and projections could result in an impairment charge.


      FUTURE OUTLOOK
The future outlook reflects the dichotomy between the growing Specialty Chemicals and the declining TEL business segments. In the last three years, Specialty Chemicals net sales have increased from 18% to 37% of the Company's total, and its share of gross profit has grown from 8% to 30%. The Company expects Specialty Chemicals to continue to grow in importance in the overall Company results.
      The TEL market has been in decline since the 1970s, and this trend is expected to continue. Given specific uncertainties in the Middle East, world market decline in 2002 could be as much as 25%. The impact of this decline on the Company's sales will be mitigated by additional sales volume resulting from the permanent source interruption and by selective price increases. Although the Company is obliged to pay Veritel $60 million gross (including $19.2 million recoverable from Ethyl), the Company expects increased trading activity, which will make the overall effect of this agreement earnings positive in 2002. The Company will continue to respond to market decline through restructuring operations, including the planned closure of the Doberitz plant in 2002. Cost-control initiatives in prior years have delivered benefits in the current year, and the Company will continue to focus on these.
      The Specialty Chemicals business has benefited from significant acquisition activity in 2001. The seven new businesses acquired in fiscal 2001, at a cost of $59 million, have increased the geographical coverage of the business and have brought new products and markets. The addition of Gamlen, Bycosin and the CP group has intensified the Company's leadership in the heavy and light fuel oil additives market. Hi-Mar, Manhoko and ProChem have extended the Company's capabilities in strategic Performance Chemicals markets. While the Company intends to continue strategic additions in 2002, the next 18 months will see a focus on the integration of the newly acquired companies to extract synergies and strengthen the quality of earnings in this area.
      The refinancing of the Company's debt during 2001 has allowed the redemption of $150 million 10% high- yield bonds, which should reduce future interest costs significantly. Debt repayments of $65 million are due in 2002, but $20 million revolving credit was available and not drawn down at year-end 2001. Operating activities are a key element of cash inflows, and the Company expects the declining TEL business to continue to be cash generative.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   29

                    MANAGEMENT'S STATEMENT OF RESPONSIBILITY
                            FOR FINANCIAL STATEMENTS






The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management's informed judgements and estimates.
      The Company maintains accounting systems and internal accounting controls that management believes provide reasonable assurance that the Company's financial reporting is reliable, that assets are safeguarded, and that transactions are executed in accordance with proper authorization. This internal control structure is supported by the selection and training of qualified personnel and an organizational structure that permits the delegation of authority and responsibility. The systems are monitored by an internal audit function that reports its findings to management.
      The Company's financial statements have been audited by independent accountants, in accordance with auditing standards generally accepted in the United States of America. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.
      The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent auditors and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of their audits and financial reporting matters.


/s/ Alan G. Jarvis
Alan G. Jarvis
Vice President and
Chief Financial Officer

30   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

                       REPORT OF INDEPENDENT ACCOUNTANTS




To the Board of Directors and Shareholders of Octel Corp.


In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Octel Corp. and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion expressed above.


/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
London, United Kingdom
February 7, 2002

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   31

                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN MILLIONS, EXCEPT PER SHARE DATA)


Years ended December 31                                           2001            2000            1999
---------------------------------------------------------------------------------------------------------

Net sales (Note 2)                                             $    420.9      $    422.4      $    516.8
Cost of goods sold                                                  240.2           257.6           326.8
                                                               ------------------------------------------
Gross profit (Note 2)                                               180.7           164.8           190.0
Operating expenses:
 Selling, general and administrative                                 57.6            41.5            44.9
 Research and development                                             5.1             3.1             3.9
Amortization of goodwill and intangible assets                       58.7            61.5            48.9
                                                               ------------------------------------------
Total                                                               121.4           106.1            97.7
                                                               ------------------------------------------

Operating income (Note 2)                                            59.3            58.7            92.3
Interest expense                                                     19.6            22.9            25.9
Other expenses                                                        1.5             0.1             2.6
Interest income                                                      (2.1)           (2.1)           (3.9)
Other income                                                         (0.6)           (1.5)           (9.5)
                                                               ------------------------------------------
Income before income taxes and minority interest                     40.9            39.3            77.2
Minority interest                                                     4.2             3.6             1.9
                                                               ------------------------------------------
Income before income taxes (Note 2)                                  36.7            35.7            75.3
Income taxes (Note 5)                                                19.8            17.4            32.7
                                                               ------------------------------------------
Income after income taxes                                            16.9            18.3            42.6
Extraordinary item, net of income taxes (Note 12)                    11.3              --              --
                                                               ------------------------------------------
Net income                                                     $      5.6      $     18.3      $     42.6
                                                               ------------------------------------------
Basic earnings per share (before extraordinary item)           $     1.43      $     1.46      $     3.08
                                                               ------------------------------------------
Basic earnings per share (after extraordinary item)            $     0.47      $     1.46      $     3.08
                                                               ------------------------------------------
Diluted earnings per share (before extraordinary item)         $     1.35      $     1.41      $     3.05
                                                               ------------------------------------------
Diluted earnings per share (after extraordinary item)          $     0.44      $     1.41      $     3.05
                                                               ------------------------------------------
Weighted average shares outstanding (in thousands)-- basic         11,764          12,581          13,827
                                                  -- diluted       12,501          13,000          13,979


The accompanying notes are an integral part of these statements.

32   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

                          CONSOLIDATED BALANCE SHEETS
                                  (IN MILLIONS)


At December 31                                                            2001        2000
-------------------------------------------------------------------------------------------
ASSETS
Current assets
 Cash and cash equivalents                                               $ 43.0      $ 37.7
 Accounts receivable (less allowance of $3.2 and $3.6, respectively)      114.9        92.2
 Other receivable-- Veritel (Note 8)                                       22.4          --
 Inventories
  Finished goods                                                           32.2        37.9
  Raw materials and work-in-progress                                       22.8        17.6
                                                                         ------------------
                                                                           55.0        55.5
 Prepaid expenses                                                           3.0         3.1
                                                                         ------------------
Total current assets                                                      238.3       188.5
Property, plant and equipment (Note 10)                                    66.9        83.4
Goodwill (Note 7)                                                         341.7       329.2
Intangible assets (Note 8)                                                 50.5        11.0
Deferred finance costs (Note 9)                                             5.9         8.4
Prepaid pension cost (Note 4)                                              82.4        76.5
Other assets                                                                3.0         3.8
                                                                         ------------------
                                                                         $788.7      $700.8
                                                                         ------------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                                                        $ 76.2      $ 63.9
 Other payable-- Veritel (Note 8)                                          60.0          --
 Accrued expenses                                                          24.5        15.8
 Accrued income taxes                                                       7.5         8.5
 Current portion of long-term debt (Note 12)                               85.1        30.0
 Current portion of deferred income (Note 13)                               2.0        13.1
                                                                         ------------------
Total current liabilities                                                 255.3       131.3
Plant closure provisions (Note 11)                                         39.5        35.6
Deferred income taxes (Note 5)                                             40.3        40.9
Deferred income (Note 13)                                                  11.4        12.4
Long-term debt (Note 12)                                                  145.9       180.0
Other liabilities                                                            --         0.5
Minority interest                                                           5.9         4.5

STOCKHOLDERS' EQUITY (NOTE 14)
Common stock, $0.01 par value,
  authorized 40,000,000 shares, issued 14,777,250 shares                    0.1         0.1
Additional paid-in capital                                                276.5       276.1
Treasury stock (3,026,775 shares at cost)                                 (35.5)      (32.5)
Retained earnings                                                         106.4       100.8
Accumulated other comprehensive income                                    (57.1)      (48.9)
                                                                         ------------------
Total stockholders' equity                                                290.4       295.6
                                                                         ------------------
                                                                         $788.7      $700.8
                                                                         ------------------


The accompanying notes are an integral part of these statements.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   33

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (IN MILLIONS)


Years ended December 31                                                2001         2000      1999
----------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $  5.6      $ 18.3      $ 42.6
Adjustments to reconcile net income to cash provided by operating activities:
 Depreciation and amortization                                          87.2        80.2        68.4
 Deferred income taxes                                                  (0.8)        5.2        14.5
 Extraordinary item, gross                                              17.1          --          --
 Other                                                                   1.1         2.0        (1.2)
Changes in operating assets and liabilities:
 Accounts receivable                                                   (33.3)       51.9       (14.2)
 Inventories                                                             4.3         4.7        31.6
 Accounts payable and accrued expenses                                  15.3        (7.2)       (6.1)
 Deferred income received                                                 --        38.6          --
 Income taxes and other current liabilities                              0.4       (20.6)      (14.0)
 Other non-current assets and liabilities                               (6.9)      (39.1)      (12.9)
                                                                      ------------------------------
Net cash provided by operating activities                               90.0       134.0       108.7
                                                                      ------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                    (8.4)       (6.6)       (8.4)
Business combinations, net of cash acquired                            (59.1)         --        11.8
Veritel (Note 8)                                                        (9.5)         --          --
Other                                                                   (1.0)       (4.1)       (6.4)
                                                                      ------------------------------
Net cash used in investing activities                                  (78.0)      (10.7)       (3.0)
                                                                      ------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Minority interest                                                        0.3         2.0         2.4
Receipt of long-term borrowings                                        210.0          --       106.0
Receipt of short-term credit                                            20.0          --          --
Repayment of long-term borrowings                                     (211.7)     (103.3)      (93.5)
Repayment of short-term credit                                            --          --       (90.0)
Refinancing costs (Note 12)                                            (16.7)         --          --
Other                                                                    0.5          --          --
Issue of treasury stock                                                  1.0          --          --
Repurchase of common stock (Note 14)                                    (4.0)      (13.6)       (5.7)
                                                                      ------------------------------
Net cash used in financing activities                                   (0.6)     (114.9)      (80.8)
Effect of exchange rate changes on cash                                 (6.1)       (7.9)      (14.2)
                                                                      ------------------------------
Net change in cash and cash equivalents                                  5.3         0.5        10.7
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                          37.7        37.2        26.5
                                                                      ------------------------------
CASH AND CASH EQUIVALENTS AT END OF YEAR                              $ 43.0      $ 37.7      $ 37.2
                                                                      ------------------------------


The accompanying notes are an integral part of these statements.

34   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                (IN MILLIONS)

                                                              Additional             Cumulative           Total
                                           Common   Treasury     Paid-In  Retained   Transition   Comprehensive
                                            Stock      Stock     Capital  Earnings   Adjustment          Income
---------------------------------------------------------------------------------------------------------------

BALANCE AT JANUARY 1, 1999                 $  0.1    $(13.2)   $ 276.1     $ 39.9     $ (1.8)            $ 38.1
                                                                                                           38.1
Net income                                     --        --         --       42.6         --               42.6
Net CTA* change                                --        --         --         --      (24.1)             (24.1)
Repurchase of treasury stock                   --      (5.7)        --         --         --                 --
                                           --------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1999                  0.1     (18.9)     276.1       82.5      (25.9)              56.6


Net income                                     --        --         --       18.3         --               18.3
Net CTA* change                                --        --         --         --      (23.0)             (23.0)
Repurchase of treasury stock                   --     (13.6)        --         --         --                 --
                                           --------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                  0.1     (32.5)     276.1      100.8      (48.9)              51.9

Net income                                     --        --         --        5.6         --                5.6
Net CTA* change                                --        --         --         --       (8.2)             (8.2)
Repurchase of treasury stock                   --      (4.0)        --         --         --                 --
Issue of treasury stock                        --       1.0        0.4         --         --                 --
                                           --------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001               $  0.1    $(35.5)   $ 276.5     $106.4     $(57.1)            $ 49.3
                                           --------------------------------------------------------------------


* Cumulative Translation Adjustment


The accompanying notes are an integral part of these statements.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   35

                   NOTES ON CONSOLIDATED FINANCIAL STATEMENTS



NOTE 1. ACCOUNTING POLICIES


      BASIS OF PREPARATION
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and include all subsidiaries of the Company where ownership is 50% or greater and the Company has effective management control. All significant intercompany accounts and balances have been eliminated upon consolidation.
      All acquisitions are accounted for as purchases and the results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.


      NATURE OF OPERATIONS
The Company is a major international manufacturer and distributor of TEL and Specialty Chemicals, operating in 23 countries worldwide. The Company's products are sold globally, primarily to oil refineries. Principal product lines are TEL, other petroleum additives and performance chemicals.
      On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area (the Territory) for the period to December 31, 2009. All marketing and sales efforts made under the arrangements are made in the name of Octel. Octel will continue to produce all TEL marketed under the agreements and also provide marketing and other services. Ethyl will continue to provide bulk distribution services, marketing and other services related to sales made within the Territory. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula with Octel receiving 68% of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreements. Sales and expenses incurred under the agreements are included within Octel's income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl's share of the net proceeds for services is charged within cost of goods sold. This relationship was extended, effective January 1, 2000, when OBOAdler entered into similar agreements and, effective July 1, 2001, when Ethyl agreed to participate in the Veritel agreement (Note
8).


      USE OF ESTIMATES
The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, principally in the area of remediation provisions (Note 11), goodwill (Note 7) and intangible assets (Note 8). Actual results could differ from those estimates.

36   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      REVENUE RECOGNITION
The Company supplies products to customers from its various manufacturing sites, and in some instances from containers held on customer sites, under a variety of standard shipping terms and conditions. In each case, revenue is recognized when the transfer of legal title, which is defined and generally accepted in the standard shipping terms and conditions, arises between the Company and the customer.


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


      GOODWILL
Goodwill, the excess of investments over the net assets of subsidiaries acquired, is amortized over periods of up to 35 years. The majority of goodwill relates to the TEL business and is being amortized over 10 years from January 1, 1998, the expected remaining life of the business. The Company regularly evaluates the realizability of goodwill based on projected undiscounted cash flows and operating income for each business with goodwill balances. Effective January 1, 2002, the Company will follow the requirements of Statement of Financial Accounting Standards (FAS) 142, Goodwill and Other Intangible Assets (Note 17).


      INTANGIBLE ASSETS
Identifiable intangible assets are capitalized in the balance sheet and are amortized over their estimated useful lives on a straight-line basis. Management regularly evaluates their realizability based on projected undiscounted cash flows and operating income.


      DEFERRED FINANCE COSTS
The costs related to debt financing are classified as intangible assets and separately disclosed in the balance sheets. All are amortized over the profile of the debt .


      IMPAIRMENT OF LONG-LIVED ASSETS
The Company re-evaluates long-lived assets based on undiscounted operating cash flows whenever significant events or changes occur that might impair recovery of recorded costs, and writes down net recorded costs to fair value (based on discounted cash flows or market values) if recorded costs, prior to impairment, are higher.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   37

      DERIVATIVE FINANCIAL INSTRUMENTS
The Company uses various derivative instruments, including forward currency contracts and options and interest- rate swaps, to manage certain exposures. These instruments are entered into under the Company's corporate risk management policy to minimize exposure and are not for speculative trading purposes. Management periodically reviews the effectiveness of the use of the derivative instruments.
      Derivatives used for hedging purposes must be designed, documented and effective as a hedge of the identified risk exposure at the inception of the contract. Accordingly, changes in the value of the derivative contract must be highly correlated with changes in the market value of the underlying hedged item at the inception of the hedge and over the life of the hedge contract. Any derivative instrument designated but no longer effective as a hedge would be reported at market value and the related gains and losses recognized in earnings.
      Derivatives that are designated as, and effective as, a hedge of foreign currency commitments are accounted for using the deferral method. Gains and losses from instruments that hedge firm commitments are deferred and recognized as part of the economic basis of the transactions underlying the commitments when the associated hedged transaction occurs. Gains and losses from instruments that hedge foreign currency denominated receivables, payables and debt instruments are reported in earnings and offset the effects of foreign exchange gains and losses from the associated hedged items.


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


      STOCK OPTION PLANS
The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the

38   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS
grant, no compensation expense is recorded. The Company has adopted the disclosure-only provision of FAS 123, Accounting for Stock-Based Compensation.


      PENSION PLANS AND OTHER POST-RETIREMENT BENEFITS
Annual costs of pension plans are actuarially determined based on FAS 87, Employers' Accounting for Pensions. The Company has conformed its pension and other post-retirement disclosures to comply with FAS 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits.



NOTE 2. BUSINESS SEGMENT AND GEOGRAPHICAL AREA DATA


The Company has adopted FAS 131, Disclosures about Segments of an Enterprise and Related Information, for its annual consolidated financial statements.
      The Company's operations consist of one dominant industry segment: petroleum additives. Within the industry segment the Company has identified two main product groups for reporting purposes: TEL and Specialty Chemicals. The following table analyzes sales and other financial information by product group:

PRODUCT GROUP DATA
(in millions)                             2001            2000            1999
------------------------------------------------------------------------------
NET SALES:
TEL                                     $265.0          $300.6          $396.1
Specialty Chemicals                      155.9           121.8           120.7
                                        --------------------------------------
                                        $420.9          $422.4          $516.8
                                        --------------------------------------
GROSS PROFIT:
TEL                                     $126.3          $129.1          $155.5
Specialty Chemicals                       54.4            35.7            34.5
                                        --------------------------------------
                                        $180.7          $164.8          $190.0
                                        --------------------------------------
OPERATING INCOME:
TEL                                     $ 60.6          $ 58.6          $ 91.7
Specialty Chemicals                       13.2            11.3             8.8
Corporate                                (14.5)          (11.2)           (8.2)
                                        --------------------------------------
                                        $ 59.3          $ 58.7          $ 92.3
                                        --------------------------------------
IDENTIFIABLE ASSETS AT YEAR END:
TEL                                     $593.6          $560.0          $728.6
Specialty Chemicals                      195.1           140.8           120.9
                                        --------------------------------------
                                        $788.7          $700.8          $849.5
                                        --------------------------------------

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   39

      Sales are reported in the geographic area where the transaction originates, rather than where the final sale to customers is made. Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.
      Identifiable assets are those directly associated with the operations of the geographical area.

GEOGRAPHICAL AREA DATA
(in millions)                                    2001         2000         1999
--------------------------------------------------------------------------------
NET SALES:
United States                                  $ 63.7       $ 59.4       $ 73.9
United Kingdom                                  271.2        305.2        436.9
Rest of Europe                                  134.9        108.9         97.0
Other                                            22.2          6.5           --
Sales between areas                             (71.1)       (57.6)       (91.0)
                                          --------------------------------------
                                               $420.9       $422.4       $516.8
                                          --------------------------------------
INCOME/(LOSS) BEFORE INCOME TAXES:
United States                                  $ (4.5)      $ (0.9)      $  0.8
United Kingdom                                   (4.5)         3.8         64.8
Rest of Europe                                   48.5         32.7          9.7
Other                                            (2.8)         0.1           --
                                          --------------------------------------
                                               $ 36.7       $ 35.7       $ 75.3
                                          --------------------------------------
IDENTIFIABLE ASSETS AT YEAR END:
United States                                  $ 74.6       $ 44.0       $ 41.5
United Kingdom                                  561.0        531.5        642.8
Rest of Europe                                  145.0        115.9        165.2
Other                                             8.1          9.4           --
                                          --------------------------------------
                                               $788.7       $700.8       $849.5
                                          --------------------------------------


NOTE 3. STOCK OPTION PLANS


The Company has six stock option plans that provide for the issuance of options to key employees and directors of the Company. All grants are at the sole discretion of the Compensation Committee of the Board of Directors, which administers the plans. Grants may be priced at market value or at a premium or discount. Vesting periods are up to four years and exercise periods are up to seven years. A total of 2,075,000 shares has been approved by the shareholders for allocation to the issue of share options.
      The following table summarizes the transactions of the Company's stock option plans for the three-year period ended December 31, 2001:

40   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS


                                                             Weighted   Weighted
                                                              Average    Average
                                                   Number    Exercise       Fair
                                                of Shares       Price      Value
--------------------------------------------------------------------------------
Options outstanding December 31, 1998             182,346      $14.63
Granted -- at discount                            456,426          --     $ 6.83
        -- at premium                             492,436      $13.27     $ 4.71
Exercised                                         (14,944)     $13.20
Cancelled                                          (3,159)         --
                                                --------------------------------
Options outstanding December 31, 1999           1,113,105      $ 8.09
Granted-- at discount                             444,150      $ 7.19     $ 3.75
Exercised                                         (21,098)         --
Cancelled                                         (59,953)         --
                                                --------------------------------
Options outstanding December 31, 2000           1,476,204      $ 8.26
Granted-- at discount                              97,177          --     $13.58
       -- at premium                              149,679      $13.09     $ 4.87
Exercised                                         (87,986)     $10.26
Cancelled                                        (153,617)     $11.32
Cancelled for payment                            (130,146)         --
                                                --------------------------------
OPTIONS OUTSTANDING DECEMBER 31, 2001           1,351,311      $ 8.52
                                                --------------------------------

The following table summarizes information about options outstanding at December 31, 2001:

                                   Number         Weighted         Weighted        Number         Weighted
                              Outstanding          Average          Average   Exercisable          Average
Range of Exercise Price       at 12-31-01   Remaining Life   Exercise Price   at 12-31-01   Exercise Price
----------------------------------------------------------------------------------------------------------
$0 - $10                          737,647        8.0 years   $         4.26        77,198   $           --
$11 - $20                         613,664        7.8 years   $         13.6        40,762   $        19.58


The fair value of options granted was estimated using the Black-Scholes model, with the following assumptions in 2001: dividend yield 0%, expected life of 4 years, volatility 40% and risk-free interest rate 4.66%. The expense incurred in fiscal 2001 relating to options cancelled for payment was $0.7 million.
      Had compensation expense for the Company's stock-based compensation plan been recorded based on the fair value of the stock options at grant date consistent with the method prescribed by FAS 123, the effect on the Company's net income and earnings per share for 2001 would have been $0.4 million and $0.03, respectively. The effect in fiscal 2000 and 1999 would not have been material.



NOTE 4. PENSION PLANS


The Company maintains a contributory defined benefit pension plan covering substantially all UK employees. The Projected Benefit Obligation (PBO) is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   41

    The Company's funding policy is to contribute amounts to the plan to cover service costs to date as recommended by the Company's actuary. Based on this advice, no contributions were made by the Company in 1999. Employee and employer contributions resumed in April 2000 at 2% and 5%, respectively, of pensionable pay. The plan's assets are invested by six investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents.
      Assumptions for the plans as of the end of the last three years were as follows:

                                                    2001        2000       1999
--------------------------------------------------------------------------------
Weighted average discount rate                      5.75%        6.0%      6.25%
Rate of increase in compensation levels              4.0%        4.0%       4.0%
Rate of return on plan assets                       6.75%        7.0%       7.0%


Movements in PBO, the fair value of plan assets and prepaid pension cost of the plan are as follows:

(in millions)                                              2001            2000
--------------------------------------------------------------------------------
Change in PBO
 Balance at January 1                                    $563.0          $524.0
 Interest cost                                             31.9            30.3
 Service cost                                               7.1             8.8
 Contributions by participants                              0.4             0.3
 Benefits paid                                            (26.2)          (23.3)
 Actuarial gains/(losses)                                 (31.6)           62.8
 Exchange variance                                        (14.7)          (39.9)
                                                         ----------------------
Balance at December 31                                    529.9           563.0
                                                         ----------------------

Fair value of plan assets
 Balance at January 1                                     745.6           770.8
 Actual benefits paid                                     (26.2)          (23.5)
 Actual contributions by employer                           1.0             0.9
 Actual contributions by participants                       0.4             0.3
 Actual return on assets                                  (73.8)           53.6
 Exchange variance                                        (20.2)          (56.5)
                                                         ----------------------
Balance at December 31                                    626.8           745.6
                                                         ----------------------

Plan assets excess over PBO                                96.9           182.6
Unrecognized net gain                                     (17.8)         (110.2)
Unrecognized prior service cost                             3.3             4.1
                                                         ----------------------
Prepaid pension cost                                     $ 82.4          $ 76.5
                                                         ----------------------

42   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

Net pension credit for the UK pension plan is as follows:

(in millions)                                  2001          2000          1999
-------------------------------------------------------------------------------
Service cost                                  $ 7.1         $ 8.8         $11.1
Interest cost on PBO                           31.9          30.3          31.4
Expected return on plan assets                (46.6)        (46.2)        (44.3)
Net amortization and deferral                   0.8          (2.6)          1.6
                                              ---------------------------------
                                              $(6.8)        $(9.7)        $(0.2)
                                              ---------------------------------


NOTE 5. INCOME TAXES


Income taxes are accounted for using the asset and liability method pursuant to FAS 109, Accounting for Income Taxes. Deferred taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory rates applicable to future years to differences between the financial statements' carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, FAS 109 requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.
      The sources of income/(loss) before income taxes were as follows:

(in millions)                                         2001       2000       1999
--------------------------------------------------------------------------------
Domestic                                           $  (4.5)    $  2.7     $  0.2
Foreign                                               41.2       33.0       75.1
                                                   -----------------------------
                                                   $  36.7     $  35.7   $  75.3
                                                   -----------------------------

The components of income tax charges are summarized as follows:

(in millions)                                        2001       2000       1999
--------------------------------------------------------------------------------
Current:
Federal                                           $  (2.4)    $  0.7    $  (0.2)
Foreign                                              21.8        9.2       18.7
                                                  -----------------------------
                                                     19.4        9.9       18.5
                                                  -----------------------------
Deferred:
Federal                                               0.1         --         --
Foreign                                               0.3        7.5       14.2
                                                  -----------------------------
                                                      0.4        7.5       14.2
                                                  -----------------------------
                                                  $  19.8    $  17.4    $  32.7
                                                  -----------------------------


Cash payments for income taxes were $14.5 million, $29.8 million and $31.6 million during 2001, 2000 and 1999, respectively.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   43

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

                                                     2001       2000       1999
-------------------------------------------------------------------------------
Statutory rate                                       35.0%      35.0%      35.0%
Foreign tax rate differential                       (21.5)     (26.1)      (4.9)
Amortization of intangible assets                    41.9       49.0       14.8
Other                                                (1.4)      (9.1)      (1.5)
                                                    ---------------------------
                                                     54.0%      48.8%      43.4%
                                                    ---------------------------

Details of deferred tax assets and liabilities are as follows:

(in millions)                                              2001             2000
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Closure costs                                             $  --            $ 6.0
Other                                                       4.7               --
                                                          ----------------------
                                                            4.7              6.0
                                                          ----------------------

DEFERRED TAX LIABILITIES:
Pension costs                                              24.7             22.9
Other                                                      20.3             24.0
                                                          ----------------------
                                                           45.0             46.9
                                                          ----------------------
Total net provision                                       $40.3            $40.9
                                                          ----------------------


NOTE 6. ACQUISITIONS


On November 9, 1999, Octel completed its acquisition of all the outstanding shares of OBOAdler Company Limited (OBOAdler) for payment of $94.5 million. The OBOAdler group includes a sales office in Baar, Switzerland, and a TEL manufacturing plant in Germany.
      On March 5, 2001, the Company acquired the Gamlen group of companies from the MacDermid group. The Gamlen group is headquartered in Vernon, France, with operations in Spain and Italy. The group manufactures and sells fuel additives and industrial cleaning products and has an annual turnover of $12 million.
      On April 9, 2001, the Company acquired the remaining 80% of Hi-Mar Specialties Inc., a US company based in Atlanta and Milwaukee. The initial 20% was acquired in December 1999. The business was purchased from the private owner. Hi-Mar Specialties has an annual turnover of $8 million.
      On May 14, 2001, the Company acquired a majority stake in Manhoko Limited. Manhoko is a supplier of personal care products in Asia Pacific with an annual turnover of $8 million.

44   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      On June 7, 2001, the Company acquired CP Manufacturing BV and CP3500 International Limited. The CP group, which is headquartered in Holland and manufactures and sells fuel additives for the treatment of heavy oils, has an annual turnover of $4 million.
      On June 19, 2001, the Company acquired the Bycosin AB group, which is headquartered in Sweden. The Bycosin group is a supplier of heavy fuel oil additives and has an annual turnover of $14 million.
      On August 15, 2001, the Company acquired ProChem Chemicals Inc. which is based in High Point, North Carolina. ProChem Chemicals Inc. brings a wide range of process capability into new markets and has an annual turnover of $11 million. ProChem was acquired after July 1, 2001 and has been accounted for under FAS 141 (Note 17). Goodwill has not been amortized. ProChem's net assets on acquisition comprised:

(in millions)
-------------------------------------------------------------------------------
Property, plant and equipment                                            $  2.5
Current assets                                                              2.4
Current liabilities                                                        (0.9)
                                                                         ------
                                                                         $  4.0
                                                                         ------

The following unaudited information illustrates the results of operations for fiscal 2001 and 2000 as if all the acquisitions had occurred on January 1 of each year. They have been adjusted to reflect amortization of goodwill on acquisitions and financing transactions and the related interest expense. This information is for illustrative purposes only and is not meant to be indicative of actual results that might have been achieved or results that might be attained in the future.

                                                                       Unaudited
                                                           Pro Forma Information
(in millions, except per share data)                          2001          2000
--------------------------------------------------------------------------------
Net sales                                                  $ 440.2       $ 475.8
Net income (before extraordinary item)                     $  15.8       $  15.3
Earnings per share -- basic (before extraordinary item)    $  1.34       $  1.22
                   -- diluted (before extraordinary item)  $  1.26       $  1.18


NOTE 7. GOODWILL

Goodwill comprises the following:

                                           2001                                2000
(in millions)                   TEL   Specialty       Total         TEL   Specialty       Total
-----------------------------------------------------------------------------------------------
Gross cost                   $548.0      $ 85.0      $633.0      $550.6      $ 24.5      $575.1
Accumulated amortization     (284.0)       (7.3)     (291.3)     (241.3)       (4.6)     (245.9)
                             ------------------------------------------------------------------
                             $264.0      $ 77.7      $341.7      $309.3      $ 19.9      $329.2
                             ------------------------------------------------------------------


Based on its most recent analysis the Company believes that no impairment of goodwill exists as of December 31, 2001.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   45

      Amortization expense was $46.7 million, $48.2 million and $42.4 million in 2001, 2000 and 1999, respectively. This excludes foreign exchange variances that are recorded in the cumulative translation adjustment.



NOTE 8. INTANGIBLE ASSETS


Intangible assets comprise the following:

(in millions)                                  2001          2000          1999
-------------------------------------------------------------------------------
Gross cost -- OBOAdler                        $21.1         $22.8         $24.6
           -- Veritel                          50.5            --            --
                                              ---------------------------------
                                               71.6          22.8          24.6
                                              ---------------------------------
Accumulated amortization
           -- OBOAdler                        (21.1)        (11.8)         (1.9)
           -- Veritel                            --            --            --
                                              ---------------------------------
                                              (21.1)        (11.8)         (1.9)
                                              ---------------------------------
                                              $50.5         $11.0         $22.7
                                              ---------------------------------

      OBOADLER
An intangible asset was recognized in the balance sheet on the acquisition of the OBOAdler group on November 9, 1999. It relates to unexpired customer contracts and has been amortized over the average of the relevant contract periods.


      VERITEL
The Company, through its wholly owned Swiss subsidiary, NOOFOT GmbH, has entered into a long-term marketing, supply and service agreement with Veritel Chemicals BV for the exclusive right to market and sell TEL sourced from Veritel in certain areas of the world, excluding primarily the United States and Russia. Veritel is party to supply agreements pursuant to which it has the exclusive right to distribute Russian-sourced product outside Russia.
      The agreement is effective for an initial period from July 1, 2001 to December 31, 2010 but may be terminated at any time by the mutual written agreement of both the Company and Veritel. Under the agreement, the Company is required to purchase specified volumes of TEL at specified purchase prices, and pay a quarterly marketing fee to Veritel amounting in aggregate to $90 million over the initial period of the agreement. In the event that Veritel's source of supply of TEL becomes permanently inoperable, the $90 million marketing fee will be replaced by payments to Veritel amounting to $70 million, reduced to the extent of all marketing fees paid to date.
The permanent source interruption payments are payable in stages over a period of at least seven months following the permanent source interruption event, dependent on receiving confirmation that Veritel's source of supply of TEL has become permanently inoperable. A separate signing fee of $5 million was also paid to Veritel by the Company on entering this agreement.

46   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      Effective July 1, 2001, the Company amended its existing sales and marketing agreements with Ethyl (Note 1) to include the net proceeds under the above agreement. In consideration for this, Ethyl agreed to fund a proportion of both the signing fee and the quarterly marketing fees and, if relevant, a proportion of the permanent source inter- ruption payments.
      In December 2001, the Company received notification from Veritel that a permanent source interruption had occurred. Consequently, Veritel customers will now be supplied directly by the Company. Since no quarterly marketing fee had been paid, the Company has recognized an obligation to pay $70 million. A payment of $10 million was made in December 2001. At December 31, 2001, the liability to Veritel amounted to $60 million and the receivable from Ethyl amounted to $22.4 million. The Company's share of the permanent source interruption payments and signing fee have been capitalized as a $50.5 million intangible asset to be amortized on a straight- line basis to the income statement over the six years ending December 31, 2007, the expected remaining life of the TEL business.
      Before the permanent source interruption event occurred, the Company received a small commission on sales on behalf of Veritel, which is included within other income in the income statement.
      Intangible asset amortization expense was $9.5 million, $10.3 million and $1.8 million in 2001, 2000 and 1999, respectively. This excludes foreign exchange variances, which are recorded in the cumulative translation adjustment.



NOTE 9. DEFERRED FINANCE COSTS


Costs of $16.9 million related to the spin-off from GLCC were incurred during 1998 and a further $2.0 million arose in relation to the acquisition of OBOAdler. Both were being amortized over the related debt profile. During fiscal 2001, the Company negotiated a new senior bank debt arrangement, which replaced the previous debt. The net book amount of the deferred finance costs, approximately $6.5 million, was written off at this point. Refinancing costs of $6.1 million have been capitalized and will be amortized over the new debt profile.

(in millions)                                             2001             2000
-------------------------------------------------------------------------------
Gross cost                                               $ 6.1            $17.4
Accumulated amortization                                  (0.2)            (9.0)
                                                         ----------------------
                                                         $ 5.9            $ 8.4
                                                         ----------------------

Amortization expense was $2.6 million, $3.3 million and $4.7 million in 2001, 2000 and 1999, respectively. This excludes foreign exchange variances, which are recorded in the cumulative translation adjustment.



NOTE 10. PROPERTY, PLANT AND EQUIPMENT


The estimated useful lives of the major classes of depreciable assets are as follows:
      Buildings       7 to 25 years
      Equipment       3 to 10 years

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   47

Property, plant and equipment consists of the following:

(in millions)                                              2001             2000
--------------------------------------------------------------------------------
Land                                                     $  2.8           $  2.3
Buildings                                                   9.7              0.2
Equipment                                                  56.4            103.1
Work-in-progress                                            7.6              6.8
                                                         -----------------------
                                                           76.5            112.4
Less accumulated depreciation                               9.6             29.0
                                                         -----------------------
                                                         $ 66.9           $ 83.4
                                                         -----------------------

Depreciation charges were $28.5 million, $18.6 million and $19.6 million in 2001, 2000 and 1999, respectively.
      The estimated additional cost to complete work-in-progress is $5.0 million (2000 - $3.3 million).
      The estimated life of the EDDS plant at Ellesmere Port was re-evaluated to reflect its ongoing value to the Specialty Chemicals business. The extension of its life, effective July 1, 2001, increased the Company's net income and earnings per share by $0.6 million and $0.05, respectively. Accelerated depreciation of $6.8 million was provided in respect of the UK Chlorine plant following the decision to cease production at the end of fiscal 2002.



NOTE 11. PLANT CLOSURE PROVISIONS


The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes.
      The Company has and will continue to downsize and restructure its operation consistent with declining demand for TEL. Octel ceased production in Italy and France in 1996 and the production plant at Doberitz, in Germany, will close in March 2002. All of the Company's TEL will then be produced at its manufacturing plant at Ellesmere Port in the UK. Two of the three TEL buildings at the Ellesmere Port site have already been closed.
      Movements in the provisions are summarized as follows:

                                     2001           2001         2001      2000
(in millions)                   SEVERANCE    REMEDIATION        TOTAL     Total
-------------------------------------------------------------------------------
Balance at January 1                 $3.5          $32.1        $35.6     $55.6
Exchange effect                        --           (0.4)        (0.4)     (2.4)
Charge for the year                   7.1            5.2         12.3       9.4
Acquisition                            --            1.4          1.4        --
Expenditure                          (3.5)          (5.9)        (9.4)    (27.0)
                                     ------------------------------------------
Balance at December 31               $7.1          $32.4        $39.5     $35.6
                                     ------------------------------------------

48   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

      SEVERANCE
No provision is made for estimated future costs for severance until the employees concerned have been notified and the expenditure is committed. Full provision has been made for severance costs arising from the recently announced closures of the Doberitz plant in Germany and the Ellesmere Port Chlorine plant.
      Severance expenditure against provisions in 2001, 2000 and 1999 was $3.5 million, $21.6 million and $17.0 million, respectively.


      REMEDIATION
Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. Management's estimate at December 31, 2001 is analyzed as follows:


(in millions)                     Decontamination   Remediation   Other   Total
--------------------------------------------------------------------------------
Total estimated future costs                $45.5         $11.8    $1.4   $58.7
Operating capital costs                        --            --    (1.4)   (1.4)
Discretionary contingent costs              (17.5)         (7.4)     --   (24.9)
                                            -----------------------------------
Provision                                   $28.0          $4.4    $ --   $32.4
                                            -----------------------------------

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination. Other costs include operational compliance with environmental regulations and project management expenses.
      Operational capital costs of $1.4 million are expected to arise during the useful life of the plant. They will be included in property, plant and equipment as expenditure is incurred and depreciated over the remaining useful life of the related plant.
      Total costs include an amount of $24.9 million, which represents the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently, management views these costs as a contingent liability and no provision is made for them.
      Remediation expenditure against provisions in 2001, 2000 and 1999 was $5.9 million, $5.4 million and $9.3 million, respectively.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   49

NOTE 12. LONG-TERM DEBT


Long-term debt consists of the following:


(in millions)                                           2001               2000
-------------------------------------------------------------------------------
Senior term loan -- 1999                              $   --             $ 60.0
                 -- 2001                               230.0                 --
Senior Notes                                              --              150.0
Other                                                    1.0                 --
                                                      -------------------------
                                                       231.0              210.0
Less current portion                                   (85.1)             (30.0)
                                                      -------------------------
                                                      $145.9             $180.0
                                                      -------------------------

Payments of interest on long-term debt were $19.0 million, $22.7 million and $25.5 million in 2001, 2000 and 1999, respectively.
      On April 27, 1998, the Company issued $150 million of Senior Notes due 2006 bearing interest at a fixed rate of 10%. On June 3, 1999, the Company entered into a further $100 million term loan repayable in semi-annual installments to December 31, 2002.
      On October 29, 2001, the Company agreed to a $250 million refinancing package. It repaid the $45 million outstanding under the 1999 term loan and, on December 6, 2001, it redeemed the $150 million Senior Notes.
      The make-whole premium of $10.6 million payable to the bondholders and the write-off of the net book amount of deferred finance costs relating to the old debt (Note 9) of $6.5 million have been expensed in the income statement as an extraordinary item, net of attributable taxation of $5.8 million. New deferred finance costs of $6.1 million have been capitalized (Note 9).
      The new credit facility comprises a term loan of $210 million and a revolving credit facility of $40 million. The term loan is repayable in semi-annual installments over three years (2002 - $65 million, 2003 - $45 million and 2004 - $100 million). The revolving facility is available throughout the loan period until October 2004. The facility is secured on the group's assets and bears interest at LIBOR plus 2.625%, the premium reducing as certain leverage ratios are met. The terms of the facility contain certain restrictions on the Company's operations.
      At December 31, 2001, $20 million had been drawn down against the revolving facility.
      The following table presents the projected annual maturities for the next five years after 2001:


(in millions)
--------------------------------------------------------------------------------
2002                                                                     $  86.0
2003                                                                        45.0
2004                                                                       100.0
2005                                                                          --
2006                                                                          --
Thereafter                                                                    --
                                                                         -------
                                                                         $ 231.0
                                                                         -------

50   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

NOTE 13. DEFERRED INCOME


Movements in deferred income are summarized as follows:

(in millions)                                           2001               2000
-------------------------------------------------------------------------------
Received                                               $38.6              $38.6
Amortized                                              (25.2)             (13.1)
                                                       ------------------------
                                                        13.4               25.5
Less current portion                                    (2.0)             (13.1)
                                                       ------------------------
                                                       $11.4              $12.4
                                                       ------------------------


Deferred income relates to amounts received from Ethyl relating to a prepayment for services to be provided under the sales and marketing agreements with OBOAdler, effective January 1, 2000.



NOTE 14. STOCKHOLDERS' EQUITY


                                  Common Stock                   Treasury Stock
(in thousands)            2001       2000       1999       2001        2000        1999
---------------------------------------------------------------------------------------
At January 1            14,777     14,766     14,766      2,870       1,315         832
Exercise of options         --         11         --        (88)        (60)         --
Stock purchases             --         --         --        245       1,615         483
                        ---------------------------------------------------------------
At December 31          14,777     14,777     14,766      3,027       2,870       1,315
                        ---------------------------------------------------------------



NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS


The following table presents the carrying amount and fair values of the Company's financial instruments at December 31, 2001 and 2000:

                                             2001                          2000
(in millions)                  CARRYING AMOUNT   FAIR VALUE   Carrying Amount   Fair Value
------------------------------------------------------------------------------------------
NON-DERIVATIVES:
Cash and cash equivalents      $         43.0    $     43.0   $          37.7   $     37.7
Long-term debt                          231.0         231.0             210.0        201.0

DERIVATIVES:
Interest rate swaps            $          0.2    $      0.2   $            --   $     (0.1)


                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   51

The following methods and assumptions were used to estimate the fair values of financial instruments:
      Cash and cash equivalents: The carrying amount approximates fair value because of the short-term maturities of such instruments.
      Long-term debt: The carrying amount of long-term borrowings at variable interest rates approximates fair value. The fair value of fixed interest rate debt is based on the quoted market prices for the same or similar debt.
      Derivatives: The fair value of derivatives, including forward exchange contracts and interest rate swaps, was estimated based on current settlement prices and comparable contracts using current assumptions.



NOTE 16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT


The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well-defined interest rate and foreign exchange exposures.
      The Company invoices over half of its sales in US dollars, the balance mainly invoiced in UK pounds sterling to match the Company's sterling costs.
      The Company uses interest rate swap, floor and collar and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The terms of the refinancing agreement oblige the Company to take out interest hedges for half of the $210 million Senior Debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.
      As of December 31, 2001, the Company had the following interest rate instruments in effect (notional amounts in millions)

                                 Notional Amount     Strike Rate          Period
--------------------------------------------------------------------------------
Interest swap                             $105.0           3.625%    12/01-10/04


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

52   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

NOTE 17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


In June 1998, the Financial Accounting Standards Board issued FAS 133, Accounting for Derivative Instruments and Hedging Activities. FAS 133 establishes accounting and reporting standards for derivative instruments, including derivative instruments embedded in other contracts, and hedging activities. FAS 133, as amended by FAS 137 and FAS 138, is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The Company adopted FAS 133, as amended by FAS 137 and FAS 138, on January 1, 2001 and the adoption did not have any material impact on the Company's financial position, results of operations or liquidity.
      In July 2001, the FASB issued FAS 141, Business Combinations. This statement has eliminated the flexibility to account for some mergers and acquisitions as pooling of interests and, effective as of July 1, 2001, all business combinations are to be accounted for using the purchase method. The Company adopted FAS 141 as of July 1, 2001, and the impact of adoption did not have a material adverse impact on the Company's financial statements.
      In July 2001, the FASB issued FAS 142, Goodwill and Other Intangible Assets. According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value-based test. The Company will adopt FAS 142 beginning January 1, 2002. The Company does not presently anticipate any significant impairment in respect of goodwill relating to the Specialty Chemicals business, but the declining TEL market is likely to cause impairment charges before December 31, 2007, the date upon which the assets would formerly have become fully amortized.
      In July 2001, the FASB issued FAS 143, Accounting for Asset Retirement Obligations, which requires recording the fair value of a liability for an asset retirement obligation in the period incurred. The standard is effective for fiscal years beginning after June 15, 2002, with earlier application permitted. The Company is presently evaluating the impact of this standard on its financial position and results of operations and is preparing an implementation plan.
      In August 2001, the FASB issued FAS 144, Accounting for the Impairment or Disposal of Long-lived Assets. FAS 144 establishes a single accounting model, based on the framework established in FAS 121, for the disposal by sale of long-lived assets. The standard is effective for fiscal years beginning after December 15, 2001. The Company will adopt FAS 144 effective January 1, 2002 and does not expect this to have a material effect on the Company's financial position, results of operations or liquidity.

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   53

                               QUARTERLY SUMMARY
                                   (UNAUDITED)


                                                     First      Second        Third       Fourth
(in millions, except per share data)               Quarter     Quarter      Quarter      Quarter
------------------------------------------------------------------------------------------------
2001
NET SALES                                           $87.2       $117.5       $104.9       $111.4
GROSS PROFIT                                         35.6         53.0         46.3         45.8
OPERATING INCOME                                      8.9         23.3         15.1         12.1
NET INCOME (BEFORE EXTRAORDINARY ITEM)                1.5          8.2          3.4          3.9*
NET CASH PROVIDED BY OPERATING ACTIVITIES            40.8         19.4         25.2          4.6
PER COMMON SHARE:
 EARNINGS -- BASIC (BEFORE EXTRAORDINARY ITEM)       0.12         0.69         0.29         0.33
          -- DILUTED (BEFORE EXTRAORDINARY ITEM)     0.12         0.65         0.27         0.31
 MARKET PRICE -- HIGH                                14.2         18.1         18.6         19.2
              -- LOW                                 11.6         11.4         16.4         15.9

2000
Net sales                                           $91.0       $107.4       $105.0       $119.0
Gross profit                                         36.3         44.0         40.7         43.8
Operating income                                      8.4         16.1         15.3         18.9
Net income                                            3.2          4.2          3.9          7.0
Net cash provided by operating activities            38.8         63.7         13.5         18.0
Per common share:
Earnings -- basic                                    0.24         0.32         0.32         0.58
         -- diluted                                  0.24         0.32         0.31         0.56
Market price -- high                                 12.6         10.1          9.7         12.9
             -- low                                   8.2          7.8          7.9          9.6



* Extraordinary item, in the fourth quarter, 2001 only, of $11.3 million (net of tax).

54   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

                                   OCTEL CORP.

BOARD OF DIRECTORS

DR. ROBERT E. BEW, Chairman and Director                        THOMAS M. FULTON, Director
 Retired CEO of ICI Chemical & Polymer Division and              Retired President and CEO of Landauer Inc.
  Chairman of Phillips Imperial Petroleum Ltd.                   Director of Landauer Inc.
 Former Chairman of European Process Industries                  Director of Great Lakes Chemical Corporation
  Competitiveness Centre
                                                                JAMES PUCKRIDGE, Director
DENNIS J. KERRISON, President and Chief Executive Officer        Chairman of Atofina Pension Fund Trustee Co UK Ltd.
 Previously Executive Vice President, Great Lakes                Director of Thomas Swan & Co Ltd.
  Chemical Corporation                                           Director of LINPAC Group Ltd.
 Former CEO of Hickson International PLC                         Retired Chairman of Elf Atochem UK Ltd.

MARTIN M. HALE, Director                                        DR. BENITO FIORE, Director
 Executive Vice President of Hellman,                            Former Chairman and CEO of Enichem UK Ltd.
  Jordan Management Co Inc.
 Director of Great Lakes Chemical Corporation                   CHARLES M. HALE, Director
  Asset Management Company                                       Executive Chairman of Polar Capital Partners
                                                                 Former Managing Director and Vice Chairman of
                                                                  CSFB Europe Ltd.
                                                                 Former General Partner of Lehman Brothers Kuhn Loeb
                                                                 President and CEO of Marsh & McClennan
                                                                 Former Managing Director of AG Becker International



CORPORATE OFFICERS


DENNIS J. KERRISON                                              H. ALAN HANSLIP
President and Chief Executive Officer                           Vice President, Human Resources


ALAN G. JARVIS                                                  PHILIP J. BOON
Vice President and Chief Financial Officer                      Business Director, Petroleum Specialties


JOHN P. TAYLER                                                  IAN A. WATLING
Corporate Secretary and General Counsel                         Business Director, Performance Chemicals


DR. GEOFFREY J. HIGNETT
Director of Corporate Development

                            FINANCIALS   OCTEL CORP. 2001 AR   GOING PLACES   55

                              INVESTOR INFORMATION


CORPORATE OFFICES                      OCTEL CORP. COMMON STOCK

Octel Corp.                            New York Stock Exchange
220 Continental Drive                  Symbol: OTL
Newark, DE 19713
USA                                    CORPORATE WEBSITE

                                       http://www.octel-corp.com
SHAREHOLDER INQUIRIES
                                       FORM 10-K AND ADDITIONAL INFORMATION
Equiserve Trust Company, N.A.
P.O. Box 2500                          Form 10-K is the company's
Jersey City, NJ 07303                  annual report filed with the Securities
USA                                    and Exchange Commission.
Tel: (201) 324 1644
TDD: (201) 222 4955                    Copies of the Form 10-K and
www.equiserve.com                      other financial information are available
                                       from the Office of Investor Relations.
INDEPENDENT ACCOUNTANTS
                                       ENVIRONMENT, HEALTH AND SAFETY REPORT
PricewaterhouseCoopers, London, UK
                                       For copies of our latest report,
LEGAL COUNSEL                          contact Investor Relations.

Kirkland & Ellis, London, UK
Linklaters & Paines, London, UK

INVESTOR RELATIONS INQUIRIES

Octel Corp.
Global House
Bailey Lane
Manchester M90 4AA
UK
Tel: +44(0)161 498 8889


56   GOING PLACES   OCTEL CORP. 2001 AR   FINANCIALS

                               WWW.OCTEL-CORP.COM

                              [TRADEMARK OMITTED]