Form 10-K, Exhibit 13
period 2002-12-31
OCTEL CORP
filed 2003-03-28
CIK 1054905

                                                                    Exhibit 13.1


[GRAPHIC APPEARS HERE]

OCTEL CORP. 2002 ANNUAL REPORT

STRAIGHT...   FORWARD.

TALK.

[PHOTO OF DENNIS J. KERRISON]

Dennis J. Kerrison
president and
chief executive officer

[PHOTO OF DR. ROBERT E. BEW]

Dr. Robert E. Bew
chairman

LETTER TO SHAREHOLDERS

dear shareholders,

In 1998, in Octel Corp.'s first annual report, we presented a vision of our company's future and outlined a focused business strategy for executing our goals. Since then our mission has remained the same: to turn a declining tetraethyl lead (TEL) business into a growing, profitable, global specialty chemicals company.

Over the past five years we have accomplished a wide array of notable achievements. By strengthening and broadening our senior management team--adding resources, skills, and experience as necessary--we have become increasingly well equipped to meet the challenges of managing and expanding our specialty chemicals business.

/ MAJOR MILESTONES /

Central to our original strategy was to manage the TEL business end game. We are proud to have brought this to fruition. Our winning tactic began with setting up a marketing alliance with Ethyl Corporation, followed by the purchase of Alcor Chemie. Finally, in the midst of negotiating a global marketing agreement with Veritel, their Russian suppliers ceased manufacture due to economic and environmental considerations.

Throughout this time we focused on improving margins and generating the cash we needed to pay back debt and fund our growth program. Product stewardship also remained a high priority for us, as evidenced by our expanded investment in Octel Environmental, our global environmental protection business.

We have also been consistently active in the Specialties area, embarking on a highly delineated growth strategy and remaining aggressive in following through. Since 1998 we have made eight acquisitions, established four joint ventures, and formed two new companies in the specialties market.

In terms of liability management, we have paid back our initial senior debt fifteen months early, thus creating an impressive saving on the substantial debt sum of $280 million. We then refinanced the company on improved terms--despite the uncertain prevailing financial market conditions in the fourth quarter of 2001--and we have succeeded in remaining ahead of our debt repayment schedule.

Other important aspects of our business have also been addressed, such as further extending our efforts into the areas of safety and training. Over the last four years we have enjoyed public recognition for achieving major improvements in our safety record. In fact, the training program developed at our UK site is being used as a best practice model both in our own industry and beyond. Remarkably, these accomplishments have taken place against the daunting backdrop of a series of major downsizing programs at the site.

FINANCIAL HIGHLIGHTS

dollar amounts in millions except per share figures            2002        2001        2000        1999        1998
-------------------------------------------------------------------------------------------------------------------
SUMMARY OF EARNINGS
  Net Sales                                               $   451.5   $   420.9   $   422.4   $   516.8   $   465.0
  Operating income                                             89.2        58.1        58.7        92.3       134.9
  Income before income taxes and minority                      77.0        40.9        39.3        77.2       111.9
  Minority interest                                             3.0         4.2         3.6         1.9           -
  Income taxes                                                 23.0        19.8        17.4        32.7        41.5
  Net Income                                                   52.1         5.6        18.3        42.6        70.4
  EBITDA                                                      119.6       145.6       140.2       167.6       194.1
  Cash generated by operating activities                      100.0        90.0       134.0       108.7       238.3

FINANCIAL POSITION AT YEAR END
  Working capital                                              41.0        68.1        87.2       129.0       106.7
  Total assets                                                747.8       788.7       700.8       849.5       806.7
  Long-term debt (Including current portion)                  159.2       231.0       210.0       313.3       300.8
  Stockholders' equity                                        362.5       290.4       295.6       313.9       301.1

FINANCIAL RATIOS
  Net Income as a percent to sales                             11.5         1.3         4.3         8.2        15.1
  Effective income tax rate                                    31.0        54.0        48.8        43.4        37.1
  Current ratio                                                 0.9         1.0         1.4         1.2         1.2

SHARE DATA
  Earnings per share
    -- Basic                                                   4.41        0.47        1.46        3.08        4.85
    -- Fully diluted                                           4.15        0.44        1.41        3.05        4.85

  EBITDA per share
    -- Basic                                                  10.12       12.38       11.14       12.12       13.37
    -- Fully diluted                                           9.52       11.65       10.78       11.99       13.37

  Shares outstanding (basic, thousands)
    -- At year end                                           11,843      11,750      11,907      13,451      13,934
    -- Average during year                                   11,817      11,764      12,581      13,827      14,514

  Stock price -- High                                         26.09        19.2        12.9        15.3        22.7
              -- Low                                          15.80        11.4         7.8         9.7        11.6
              -- At year end                                  15.80        18.0        11.5        10.4        13.9

Accounts details prior to the "spin-off" (May 22, 1998) are derived from GLCC historic data.

2002 results include the effect of FAS 142 "Goodwill and Other Intangible Assets" (see Note 1).

2001 net income and earnings per share are stated after charging an extraordinary item, net of tax, of $11.3 million.

[PHOTO OF PAUL JENNINGS]

Paul Jennings
vice president
and chief financial officer

/ OCTEL TODAY /

In 1998, our stated goal was to achieve our business transition in five years; today we look to be on target to do this. At Octel we have always faced our challenges squarely, choosing to see them as opportunities for solving problems and advancing our position. From our company's earliest days, our stance has been one of reinvention and transformation.

But in order to sustain this approach over time, we realized early on that we must create a strong infrastructure of people, operations, and technology that would act as a springboard for future growth. By every measure, our strategy has worked. So even as our TEL revenues are greatly reduced, and although the market has shrunk at a faster rate than predicted, we have continued to grow and maintain excellent gross margins. Furthermore, as demand for TEL continues to decline, we are continuing to maximize margins through tight cost control, customer focus, and economic pricing.

In 2001 and 2002 we reduced the capacity of our TEL plants to keep in line with world demand, closing the German plant in 2001, and at the end of 2002 we closed our chlorine plant. It is clear to us that those systems and processes that supported us well as a leader in TEL were in some respects inadequate as a platform for our specialties business. So we will be continuing the process of optimizing our Ellesmere Port site infrastructure to match the changing business environment. As we reduce and eliminate some of the historic processes that have stood us in good stead, we are at the same time defining, clarifying, and building what we need to equip us for market leadership in Specialty Chemicals.

And indeed, both Petroleum Specialties and Performance Chemicals have made steady progress. Petroleum Specialties has grown significantly from a loss-making position in 1996. Now a major player in its markets, it offers what is probably the broadest product range in the sector.

While we still need to develop a more meaningful position in Performance Chemicals, it, too, is becoming an established business, one that will have a strong focus on the personal care and coatings markets. We are pleased to be increasingly recognized, both for the performance of our specialty products and for our ability to bring novel solutions to our customers. We will continue to seek opportunities to grow Performance Chemicals.

Our efforts in 2002 were significant: establishing a corporate technology group, putting in place a corporate manufacturing program, realigning market and customer focus through the new acquisitions, and strengthening our corporate development capability. At this time we are carefully evaluating what more we will need for the future.

/ LOOKING AHEAD /

As we enter into the next phase, we continue to be focused on the way ahead. The final aspect of our transformation is our global restructuring project, begun in 2002. This involves a thorough re-evaluation of our infrastructure; completing the integration of our acquisitions to date; and ensuring the company's operations are optimized.

What does 2003 hold for us? Having already proven our willingness to meet a challenge head-on and to deliver on promises, we will continue to review and reinvent our systems, processes, and operations, which in turn will allow us to build our future on a robust, flexible, and strategic foundation. Our forward mission is to aim for leadership positions in the niche specialty markets in which we operate. Our actions in 2002 and 2003 should produce bottom line benefits in 2004.

As we stand poised to leave our traditional TEL business behind us, we are ready to fully engage the dynamic world of specialty chemicals. This has been a radical change, requiring us to take stock, and plan and optimize operations before moving forward.

We have every reason to believe that 2003 will be a pivotal year for Octel. To those of our shareholders who have been with us from the start of the journey--and to those of you who have joined us on the road since then--we wish to extend our thanks for your patience, support, and companionship along the way. We give you our commitment that we will do our best to build on opportunities; continue to pursue our stated mission; and strive to enhance the value of your investment in Octel.

sincerely,

/s/ Dennis J. Kerrison                      /s/ Dr. Robert E. Bew

Dennis J. Kerrison                          Dr. Robert E. Bew
president and chief executive officer       chairman

Today, as we review our accomplishments of the past five years, it is clear we are well on the way to meeting our ambitious goals.

GROWTH

8
ACQUISITIONS.

4
JOINT VENTURES.

2
NEW COMPANIES.

================================================================================

Rapid expansion -- combined with thoughtful restructuring -- has allowed us to exceed growth expectations and infuse our business with greater vitality. We have made eight acquisitions, completed four joint ventures, launched two new companies -- Octel Innovations and Octel Exhaust Systems -- and further developed Octel Environmental.

FINANCE

$468
MILLION PAID BACK.

================================================================================

To ensure our ability to repay our debt, we have generated cash consistently. Surpassing our financial projections, we paid back $280 million of spin debt 15 months early and have now repaid $468 million senior debt since 1998. Our successful refinancing has supported our growth program, allowing us to meet stock market and shareholder expectations.

TEL

3
STEPS TO WINNING.

================================================================================

Our strategy was to win the endgame for TEL. We set up a marketing alliance with Ethyl Corporation, and purchased Alcor Chemie. The Russian TEL plant ceased manufacture at the end of 2001.

HEALTH AND SAFETY

7x
IMPROVEMENT IN OPERATIONS SAFETY.

================================================================================

Since 1998, we have achieved major improvements in both our safety record and our public recognition during three major change and restructuring programs. Our safety record has improved almost sevenfold since 1998.

1998-2002

5
GREAT YEARS.

================================================================================

The past is prologue. So as we review and reflect upon our previous five years of operations and aspirations, we not only take pride in how we've stayed the course and accomplished our goals, but we set our minds to the next great things we will do.

[GRAPHIC APPEARS HERE]

octel will be different going...  FORWARD.

[GRAPHIC APPEARS HERE]

GLOBALIZATION
broadening our international reach means pushing the limits of our cultural horizons.

[GRAPHIC APPEARS HERE]

MARKET LEADERSHIP
we're making our mark on the market with a competitive strategy and a will to win.

[GRAPHIC APPEARS HERE]

INNOVATION
inventing tomorrow means inventing today.

[GRAPHIC APPEARS HERE]

CUSTOMER FOCUS
all eyes are on our prize customers.

[GRAPHIC APPEARS HERE]

ADDING VALUE
shareholders respect value. we respect shareholders.

FINANCIAL REPORT

management's discussion and analysis
 of financial condition and results of operations                   18

management's statement of responsibility
 for financial statements                                           24

report of independent accountants                                   25

consolidated statements of income                                   26

consolidated balance sheets                                         27

consolidated statements of cash flows                               28

consolidated statements of stockholders' equity                     29

notes on consolidated financial statements                          30

quarterly summary (unaudited)                                       46

board of directors and corporate officers                           47

investor information                                                48

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

The Company has three businesses for management purposes-Lead Alkyls (TEL), Petroleum Specialties and Performance Chemicals. Because of operational similarities, Petroleum Specialties and Performance Chemicals have been aggregated for reporting purposes as the Specialty Chemicals business segment. The Company's strategy is to maximise cash generation from the declining TEL business by consolidating the Company's place in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt but will also be invested in growing the Specialty Chemicals business. Investment in these areas will be to stimulate organic growth in existing areas and/or to grow by acquisition of new businesses.

Recent Developments

At the end of December, 2001, we were notified, under the terms of our marketing, supply and service agreement with Veritel Chemicals BV, of a permanent source interruption in the supply of TEL from their supplier. This triggered phased payments to Veritel of $70 million, of which 32% is recoverable under a separate agreement from Ethyl Corporation. The first payment of $10 million was made in December, 2001. A further total of $50 million has been paid in 2002 and Ethyl's contribution to all payments to date has been received. The final $10 million is expected to be paid in the first half of 2003.
     Following our adoption of FAS 142, Goodwill and Other Intangible Assets, we have now ceased to amortize goodwill in our income statement. This has a significant impact on our net income and earnings per share. We have completed the transitional impairment tests as required under FAS 142. We have determined that the fair value of our reporting units exceeded their recorded value, so there is no requirement to recognize an impairment loss at this time. We will continue to review the cash flows expected to be generated by our TEL business segment on a quarterly basis, since the decline of this business will mean that, at some point in the future, its forecast future cash flows will not be sufficient to recover the goodwill in respect of the TEL business. Based on current projections, we expect to start to impair goodwill in 2004.
     Our German manufacturing plant ceased operations in March, 2002. This was as expected and is part of our ongoing program to restructure operations and reduce costs in response to the declining market demand for TEL. All related severance and remediation costs were provided at December 31, 2001, and environmental remediation activities will continue at the site.
     In the third and fourth quarters of 2002, we have recorded a $19.5 million restructuring charge as part of a group-wide program to reduce the TEL asset and cost base in line with declining demand and to ensure that the correct infrastructure and systems exist to globalize the Specialty Chemicals business. Additional restructuring charges of up to $20 million in aggregate are expected in 2003 and 2004 across both businesses.
     The closure of the UK Chlorine plant, announced in 2001, took place effective December 31, 2002.

Results of Operations -- Fiscal 2002 Compared to Fiscal 2001

Specialty Chemicals sales at $180.8 million showed growth of 16.0% on 2001 levels. Gross profit was $59.7 million or 33.0% on net sales, an increase in absolute terms of $5.3 million but slightly below the 2001 percentage of 34.9%. The increase in sales was principally due to the inclusion for a full year of the acquisitions made during the course of 2001. The movement in gross profit also results largely from the increased volume of trade and the change in sales mix due to the acquisitions, but it has also been impacted by the softness which has characterized the market for much of the year.
     TEL net sales for the year at $256.7 million were $8.3 million (3.1%) below 2001 levels. Fourth quarter volumes were hit by the political situation in Venezuela, and the global market decline continued. However, this was largely offset by good management of selling prices. Price increases and a continued focus on cost control in the UK plant resulted in a gross profit of $136.3 million or 53.1% of net sales, compared with a 2001 gross profit of $134.6 million or 50.8%. This, together with comparable operating expenses, resulted in a 4.5% increase in operating income (after adjusting for FAS 142 by adding back $43.9 million of goodwill amortization in 2001).
     Sales, general and administrative costs at $70.0 million increased by 21%. An increase of 14% was due to the inclusion for the full year of the 2001 acquisitions, but the higher level of cost also reflects our stated intention to invest in global infrastructure to support growth.
     We have identified restructuring charges separately in this report, and to allow a consistent comparison we have also reclassified similar items which arose in 2001. The 2002 charge was $19.5 million in total, of which $13.0 million related to non-cash items. Key components of the overall charge were:

1) Specialty Chemicals asset impairments of $11.2 million arising from strategic changes in product range or manufacturing processes.

2) TEL asset writedowns of $1.1 million related to operational changes at the UK plant.

3) Chlorine severance costs of $1.6 million for 26 employees on the closure of the plant in December, 2002.

4) Severance costs of $0.9 million for 11 Specialty Chemicals employees in the UK in quarter 3, 2002.

     The 2001 restructuring charge of $9.4 million relates mainly to Chlorine plant severance costs and asset impairment charges of $1.3 million and $6.8 million, respectively. There have been significant severance costs in prior years relating to plant closures and downsizing as a response to the market decline in TEL over the years. These have been discussed in this and prior year reports as they were incurred, but we have not retrospectively re-analyzed these to restructuring because we believe that there would be no value added to the exercise by including costs which are, in effect, a fact of life in a declining market.
     Our amortization charge has changed substantially. Following our adoption of FAS 142 we no longer amortize goodwill. The equivalent charge in 2001 was $46.6 million. The 2002 charge of $9.5 million relates to the intangible asset arising from the permanent source interruption payments to Veritel (see Note 8).
     The reduction in interest expense from $19.6 million to $13.1 million is due to the benefits of our refinancing in the fourth quarter of 2001.
     Minority interest has decreased by 29% to $3.0 million, reflecting market softness experienced by our 50% owned US subsidiary, Octel Starreon.
     Our effective tax rate fell from 54% in 2001 to 31% in 2002, but after adjusting for the effect of FAS 142 in removing non-deductible amortization of $46.6 million in 2001 there is an increase from 24% to 31%, caused by a change in the disposition of taxable profits between the various geographical areas in which the group operates.

Results of Operations -- Fiscal 2001 Compared to Fiscal 2000

Annual TEL sales revenues fell by 12% compared with the prior year, mainly due to volume reductions of 17% reflecting the continuing decline in the world market. Gross profit was 51% of net sales compared with 43% in fiscal 2000. This reflected the benefits accruing from prior year cost reduction exercises as well as selective sales price increases. Cost of goods sold in 2001 included severance and remediation charges of $10.8 million (2000-$9.4 million).
     Specialty Chemicals sales showed an increase of 28% over the prior year, and gross profit was 35% of net sales compared with 29% in fiscal 2000. Whilst there was organic growth in this area, the new acquisitions made during the year had a significant impact on both sales and margins.
     Sales, general and administrative costs increased by $16.2 million to $57.7 million. Over 70% of this increase arose from costs in the newly acquired companies.
     Restructuring charges were $9.4 million, including an asset write-down of $6.8 million related to the UK Chlorine plant.

     Amortization costs decreased from $61.5 million to $58.7 million, the charge on new acquisitions being more than offset by a reduction due to assets becoming fully written down at the end of fiscal 2000. Interest expense reduced by $3.3 million due to the debt repayment profile.
     The effective tax rate for 2001 was 54% of pre-tax income compared with 49% in fiscal 2000, the net effect of a higher average foreign tax rate and lower amortization.
     An extraordinary expense of $11.3 million was recorded in 2001 in relation to the early redemption of debt as part of the refinancing exercise. The expense comprised:

(dollars in millions)
--------------------------------------------------------
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
                                                 =======

Liquidity and Financial Condition

Cash generated by operating activities was $100.0 million compared with $90.0 million in 2001. EBITDA, which we use as a measure of liquidity, decreased from $145.6 million to $119.6 million due to lower operating income. The most significant movement in operating assets was in accounts receivable, where an outflow of $33.3 million in 2001 was more than reversed by an inflow of $39.7 million in 2002. Net operating assets increased by $13.0 million in 2002 due to a decrease in accounts payable and accrued expenses, and an increase of $21.5 million arose from non-current assets and liabilities including a $11.8 million increase in the pension asset. Capital expenditure in the year was $11.4 million, mainly on UK plant.
     During 2002 we incurred expenditure of $50.0 million in permanent source interruption payments to Veritel. We recovered $16.0 million from Ethyl's 32% contribution to these payments, and a further $3.2 million for its share of the $10 million paid in December, 2001. Our share of the outstanding payments is $6.8 million and we expect to make this payment in the first half of 2003.
     The only individually significant item in business combination expenditure was the deferred consideration payment of $3.6 million made in respect of the 2001 acquisitions, representing 75% of the maximum amounts payable. Any final settlement will be made in the first half of 2003.
     Our net debt repayment for 2002 was $72.0 million. The analysis between long-term and short-term debt has been restated to reflect the reclassification of revolving credit. We have drawn down $25.0 million of revolving credit facilities (2001-$20 million), and repaid scheduled debt installments amounting to $65.0 million plus an accelerated payment of $23.0 million based on our surplus cash flow for 2001. Octel Starreon, our 50% owned US subsidiary, replaced intercompany financing with third party long-term debt of $10 million, of which $1.7 million is due within one year.
     Following our announcement in August of a semi-annual dividend of 5 cents per share, the first such payment was made on September 30, 2002.

Critical Accounting Policies

The policies that we consider the most critical in terms of complexity and subjectivity of assessment are those related to environmental liabilities, impairment of goodwill and intangible assets, pension accounting, restructuring costs and our marketing agreements with Ethyl. Any adverse variance between actual results and our projections in these areas may impact on results of operations and financial condition.
     We record environmental liabilities when they are probable and costs can be estimated reasonably. Remediation provisions at December 31, 2002 amounted to $30.7 million and relate principally to our sites in the UK and Germany. We have to anticipate the program of work required and the associated future costs, and we have to comply with environmental legislation in the relevant countries. We also view the costs of vacating our main UK site ($27.6 million at 2002 year end) as a contingent liability because we have no present intention to exit the site.
     We have significant goodwill and intangible assets in our balance sheet, with net amounts of $352.8 million and $50.9 million, respectively, at December 31, 2002. These are accounted for in accordance with FAS 142. We regularly review carrying values by reference to future income and cash flows as set out in the group's strategic long-term plan, but this involves anticipating trading circumstances that will apply in future years. We do expect, based on current projections, to begin to impair goodwill for our TEL business segment in 2004.
     We account for pensions in accordance with FAS 87 and the disclosure requirements of FAS 132. The prepaid pension cost is material to our balance sheet, the net prepayment being $105.2 million at December 31, 2002. The underlying plan asset value and Projected Benefit Obligation were $580.7 million and $583.3 million, respectively, at the end of 2002. Movements in these are dependent on actual return on investments and pay awards, as well as our assumptions as to future trends in these areas. The continuation of the prepayment depends on the carrying value of the plan assets exceeding the Accumulated Benefit Obligation. This surplus at December 31, 2002 was $8.9 million. In the event of a deficit, a balance sheet creditor would be created equal to the sum of the prepayment and the deficit, and the related charge would be written off to accumulated other income. We will continue to monitor the status of the plan on a quarterly basis.
     We have commenced a major program of restructuring during the latter half of 2002. This will be accounted for in accordance with FAS 146. Restructuring provisions at December 31, 2002 were $5.1 million. We have restated comparative amounts linked to ongoing projects, mainly the closure of the UK Chlorine plant which was announced in 2001 but occurred at 2002 year end. Over recent years there has been an ongoing program of severance and other costs as the decline in the TEL market caused plant closures and downsizing of operations. We have considered whether these should be separated for disclosure, and concluded that there would be no value added to the exercise by including costs which are, in effect, a fact of life in a declining market. We have not, therefore, included any further retrospective analysis of restructuring activity, but have focused on clear disclosure of the activities presently in hand.
     We have entered into a number of sales and marketing agreements with Ethyl for the sale of TEL in all areas of the world except North America through December 31, 2009. Under these agreements we produce the TEL and all marketing and sales effort is in the Octel name. Ethyl provides bulk distribution, marketing and other services. The net proceeds are paid to Ethyl and Octel on an agreed formula with Octel receiving 68% of the total. The net proceeds are in the main calculated and settled on a monthly basis, but there is an element receivable by us from Ethyl which is computed annually in arrears. In prior years the amounts involved were not significant, but because of increases in the value of this retrospective element we have decided that it is more appropriate to recognize a prudent accrual during the year, based on best current estimates of the expected outcome.

Market Risk

We operate manufacturing and blending facilities, offices and laboratories around the world, though the largest manufacturing facility is located in the UK. We sell a range of TEL and Specialty Chemicals to customers around the world. We use floating rate debt to finance these global operations. Consequently, we are subject to business risks inherent in non-US activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign exchange rates. Our political and economic risks are mitigated by the stability of the countries in which our largest operations are located. Credit limits, ongoing credit evaluation and account monitoring procedures are used to minimize bad debt risk. Collateral is not generally required.
     Over half of our sales are in US dollars. Foreign currency sales, primarily in UK pounds sterling, offset most of our costs, which are also in UK pounds sterling. To the extent required, US dollars are sold forward to cover local currency needs. Considering our operating profile, a hypothetical 5% change in the value of the US dollar relative to every currency in which our sales are denominated would change net income and cash flows by approximately $5.8 million and $4.7 million, respectively.
     We use derivatives, including interest rate swaps and foreign currency forward exchange contracts, in the normal course of business to manage market risks. The derivatives used in hedging activities are considered risk management tools and are not used for trading purposes. In addition, we enter into derivative instruments with a diversified group of major financial institutions in order to monitor the exposure to non-performance of such instruments. Our objective in managing exposure to changes in interest rates is to limit the impact of such changes on earnings and cash flow and to lower overall borrowing costs. Our objective in managing the exposure to changes in foreign exchange rates is to reduce volatility on earnings and cash flow associated with such changes.
     We use interest swaps to manage interest rate exposure and, under the terms of the 2001 refinancing agreements, half of the

Senior term loan became the subject of swap agreements. As of December 31, 2002 we had cash and cash equivalents of $26.7 million, a bank overdraft of $4.0 million and long-term debt of $159.2 million. A hypothetical absolute change of 1% in interest rates on these balances for a one-year period would change net income and cash flows by $0.4 million.
     The above does not consider the effect of interest or exchange rate changes on overall activity, nor management action to mitigate such changes.

Contractual Commitments

The following represents contractual commitments at December 31, 2002 and the effect of those obligations on future cash flows:

                                Less than  1 to 3   4 to 5   Over 5
(in millions)            Total     1 year   years    years    years
-------------------------------------------------------------------
Long-term debt        $  159.2  $    56.8  $ 98.1   $  3.4   $  0.9
Veritel (gross)           10.0       10.0       -        -        -
Severance
 payments                  4.3        4.3       -        -        -
                      ---------------------------------------------
                      $  173.5  $    71.1  $ 98.1   $  3.4   $  0.9
                      =============================================

Environmental Matters and Plant Closures

The Company is subject to environmental laws in all of the countries in which it does business. Under certain environmental laws, Octel is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties.
     Most of our manufacturing operations have been conducted outside the United States and, therefore, any liability pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-US law.
     We evaluate costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which we are committed under environmental laws. Total estimated future costs at December 31, 2002 were $59.8 million of which $29.1 million were deemed to be either capital (rather than revenue) in nature or at management's discretion. Full provision has been made for the committed costs of $30.7 million. Expenditure against provisions was $6.6 million, $5.9 million and $5.4 million in the years 2002, 2001 and 2000, respectively.
     We have also incurred personnel severance costs in relation to the management of the decline in the TEL market. Total severance expenditure was $4.8 million, $3.5 million and $21.6 million in the years 2002, 2001 and 2000, respectively. Provision is made for severance costs to which the Company is committed. The provision at December 31, 2002 was $0.6 million. Severance charges in 2002 related to the restructuring program were $4.5 million, and expenditure was $1.9 million. The severance element of the restructuring provision at December 31, 2002 was $3.7 million.

Inflation

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.

Cautionary Statement for Safe Harbor Purposes

Some of the information presented in Management's Discussion and Analysis of Financial Condition and Results of Operations constitutes forward-looking comments within the meaning of the Private Litigation Reform Act of 1995. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations.

Controls and Procedures

Within 90 days of the filing of this report, we carried out an evaluation under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief

Financial Officer, of the effectiveness of the design and operation of our disclosure controls and procedures. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures are effective in alerting them, on a timely basis, to material information that is required to be included in the periodic reports that we must file with the Securities and Exchange Commission. There have been no significant changes in our internal controls or in other factors that could significantly affect these controls subsequent to the date of that evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses. The certificates pursuant to the Securities Exchange Act 1934 rule 13a-14 and 15d-14, and 18 USC Section 1350 (as adopted pursuant to
Section 906 of the Sarbanes-Oxley Act of 2002) are filed with our December 31, 2002 Form 10-K.

Future Outlook

The future outlook reflects the dichotomy between the growing Specialty Chemicals and the declining TEL business segments. In the last four years, Specialty Chemicals net sales have increased from 18% to 40% of the Company total, and its share of gross profit has grown from 8% to 31%. We expect Specialty Chemicals to continue to grow in importance in the overall Company results.
     The TEL market has been in decline since the 1970's, and this trend is expected to continue. Given specific uncertainties in the Middle East and South America, world market decline in 2003 is likely to be between 15% and 25%. Cost control initiatives in prior years have delivered benefits in the current year, and the Company will continue to focus on this. We have met $60 million of the $70 million liability to Veritel, and will clear the outstanding balance in early 2003. We expect the declining TEL business to continue to be cash generative.
     The Specialty Chemicals business grew significantly in 2001 through acquisitions. The restructuring charge taken in 2002 will allow us to operate this business effectively both to provide acceptable returns and to build a base from which we expect to grow. The benefits from this restructuring will start to impact results in the second half of 2003 and, more fully, in 2004.
     Restructuring activities will continue, and we expect that a further $20 million in aggregate will be incurred in 2003 and 2004. This program is an integral part of our overall business improvement process, allowing us to respond effectively to TEL market decline and to provide a sustainable base for our growth business.
     Following our adoption of FAS 142, the annual amortization charge on goodwill has been replaced by an impairment review process. No impairment charge is expected to arise in the Specialty Chemicals business. However, the decline in the TEL market will inevitably result in impairment charges in future years. Our latest review has revealed no need to recognize an impairment in 2003, but beyond this the likelihood is that TEL goodwill will be impaired, based on our current projections, starting in 2004.

MANAGEMENT'S STATEMENT OF RESPONSIBILITY for financial statements

The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management's informed judgements and estimates.
     The Company maintains accounting systems and internal accounting controls that management believes provide reasonable assurance that the Company's financial reporting is reliable, that assets are safeguarded, and that transactions are executed in accordance with proper authorization. This internal control structure is supported by the selection and training of qualified personnel and an organizational structure that permits the delegation of authority and responsibility. The systems are monitored by an internal audit function that reports its findings to management.
     The Company's financial statements have been audited by independent accountants, in accordance with auditing standards generally accepted in the United States of America. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.
     The Audit Committee of the Board of Directors, which consists solely of non-employee directors, is responsible to the Board of Directors for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent auditors and internal auditors have full and free access to the Audit Committee without management's presence to discuss internal accounting controls, results of their audits and financial reporting matters.

/s/ Paul W. Jennings

Paul W. Jennings
Vice President and
Chief Financial Officer

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Octel Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows and stockholders' equity present fairly, in all material respects, the financial position of Octel Corp. and its subsidiaries at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     As discussed in Note 1 to the Consolidated Financial Statements effective January 1, 2002, Octel Corp. ceased amortizing goodwill on adoption of Statement of Financial Accounting Standard No.142, Goodwill and Other Intangible Assets.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
London, United Kingdom

February 10, 2003

CONSOLIDATED STATEMENTS OF INCOME
(in millions, except per share data)

Years ended December 31                                                          2002        2001        2000
-------------------------------------------------------------------------------------------------------------
Net sales (Note 2)                                                           $  451.5    $  420.9    $  422.4
Cost of goods sold                                                              257.3       231.9       257.6
                                                                             --------------------------------
Gross profit (Note 2)                                                           194.2       189.0       164.8

Operating expenses:
  Selling, general and administrative                                            70.0        57.7        41.5
  Research and development                                                        6.0         5.1         3.1
Restructuring charge                                                             19.5         9.4           -
Amortization of goodwill and intangible assets                                    9.5        58.7        61.5
                                                                             --------------------------------
Total                                                                           105.0       130.9       106.1
                                                                             --------------------------------
Operating income (Note 2)                                                        89.2        58.1        58.7
Interest expense                                                                 13.1        19.6        22.9
Other expenses                                                                    0.9         0.3         0.1
Interest income                                                                  (0.7)       (2.1)       (2.1)
Other income                                                                     (1.1)       (0.6)       (1.5)
                                                                             --------------------------------
Income before income taxes and minority interest                                 77.0        40.9        39.3
Minority interest                                                                 3.0         4.2         3.6
                                                                             --------------------------------
Income before income taxes (Note 2)                                              74.0        36.7        35.7
Income taxes (Note 5)                                                            23.0        19.8        17.4
                                                                             --------------------------------
Income after income taxes                                                        51.0        16.9        18.3
                                                                             --------------------------------
Share of affiliated company earnings                                              1.1           -           -
Extraordinary item, net of income taxes (Note 12)                                   -        11.3           -
                                                                             --------------------------------
Net income                                                                   $   52.1    $    5.6    $   18.3
                                                                             ================================
Basic earnings per share (before extraordinary item)                         $   4.41    $   1.43    $   1.46
                                                                             ================================
Basic earnings per share (after extraordinary item)                          $   4.41    $   0.47    $   1.46
                                                                             ================================
Diluted earnings per share (before extraordinary item)                       $   4.15    $   1.35    $   1.41
                                                                             ================================
Diluted earnings per share (after extraordinary item)                        $   4.15    $   0.44    $   1.41
                                                                             ================================
Weighted average shares outstanding (in thousands) -- basic                    11,817      11,764      12,581
                                                   -- diluted                  12,557      12,501      13,000

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share data)

At December 31                                                                              2002            2001
----------------------------------------------------------------------------------------------------------------
ASSETS
Current assets
 Cash and cash equivalents                                                            $     26.7      $     43.0
 Accounts receivable (less allowance of $3.1 and $3.2, respectively)                        80.7           114.9
 Other receivable -- Veritel (Note 8)                                                        3.2            22.4
 Inventories
   Finished goods                                                                           25.3            32.2
   Raw materials and work-in-progress                                                       30.4            22.8
                                                                                      --------------------------
                                                                                            55.7            55.0
 Prepaid expenses                                                                            5.5             3.0
                                                                                      --------------------------
Total current assets                                                                       171.8           238.3
Property, plant and equipment (Note 10)                                                     56.8            66.9
Goodwill (Note 7)                                                                          352.8           341.7
Intangible assets (Note 8)                                                                  50.9            50.5
Deferred finance costs (Note 9)                                                              4.4             5.9
Prepaid pension cost (Note 4)                                                              105.2            82.4
Other assets                                                                                 5.9             3.0
                                                                                      --------------------------
                                                                                      $    747.8      $    788.7
                                                                                      ==========================
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Bank overdraft                                                                       $      4.0      $        -
 Accounts payable                                                                           55.2            61.9
 Other payable -- Veritel (Note 8)                                                          10.0            60.0
 Accrued expenses                                                                           45.9            38.8
 Accrued income taxes                                                                       13.7             7.5
 Current portion of long-term debt (Note 12)                                                56.8            65.1
 Current portion of deferred income (Note 13)                                                2.0             2.0
                                                                                      --------------------------
Total current liabilities                                                                  187.6           235.3
Plant closure provisions (Note 11)                                                          36.4            39.5
Deferred income taxes (Note 5)                                                              41.7            40.3
Deferred income (Note 13)                                                                    8.4            11.4
Long-term debt (Note 12)                                                                   102.4           165.9
Other liabilities                                                                            4.2               -
Minority interest                                                                            4.6             5.9

STOCKHOLDERS' EQUITY (Note 14)
Common stock, $0.01 par value, authorized 40,000,000 shares, issued 14,777,250
 shares                                                                                      0.1             0.1
Additional paid-in capital                                                                 276.7           276.5
Treasury stock (2,934,420 and 3,026,775 shares at cost, respectively)                      (34.5)          (35.5)
Retained earnings                                                                          157.9           106.4
Accumulated other comprehensive income                                                     (37.7)          (57.1)
                                                                                      --------------------------
Total stockholders' equity                                                                 362.5           290.4
                                                                                      --------------------------
                                                                                      $    747.8      $    788.7
                                                                                      ==========================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)

Years ended December 31                                                                     2002            2001             2000
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            $     52.1      $      5.6      $      18.3
Adjustments to reconcile net income to cash provided by operating activities:
 Depreciation and amortization                                                              32.4            87.2             80.2
 Deferred income taxes                                                                       1.6            (0.8)             5.2
 Extraordinary item (gross)                                                                    -            17.1                -
 Loss on disposal of equipment                                                               5.7             1.1              2.0
 Unremitted earnings of affiliated companies                                                (1.1)              -                -
Changes in operating assets and liabilities:
 Accounts receivable and prepaid expenses                                                   39.7           (33.3)            51.9
 Inventories                                                                                 3.5             4.3              4.7
 Accounts payable and accrued expenses                                                     (13.0)           15.3             (7.2)
 Deferred income received                                                                      -               -             38.6
 Income taxes and other current liabilities                                                  0.6             0.4            (20.6)
 Other non-current assets and liabilities                                                  (21.5)           (6.9)           (39.1)
                                                                                      -------------------------------------------
Net cash provided by operating activities                                                  100.0            90.0            134.0
                                                                                      -------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures                                                                       (11.4)           (8.4)            (6.6)
Business combinations, net of cash acquired                                                 (5.8)          (59.1)               -
Veritel (Note 8)                                                                           (30.8)           (9.5)               -
Other                                                                                       (3.8)           (1.0)            (4.1)
                                                                                      -------------------------------------------
Net cash used in investing activities                                                      (51.8)          (78.0)           (10.7)
                                                                                      -------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Minority interest                                                                           (1.4)            0.3              2.0
Receipt of long-term borrowings                                                             16.6           210.0                -
Repayment of long-term borrowings                                                          (88.6)         (191.7)          (103.3)
Refinancing costs (Note 12)                                                                    -           (16.7)               -
Dividends paid                                                                              (0.6)              -                -
Other                                                                                          -             0.5                -
Issue of treasury stock                                                                      0.2             1.0                -
Repurchase of common stock (Note 14)                                                        (0.2)           (4.0)           (13.6)
                                                                                      -------------------------------------------
Net cash used in financing activities                                                      (74.0)           (0.6)          (114.9)
Effect of exchange rate changes on cash and cash equivalents                                 5.5            (6.1)            (7.9)
                                                                                      -------------------------------------------
Net change in cash and cash equivalents                                                    (20.3)            5.3              0.5
Cash and cash equivalents at beginning of year                                              43.0            37.7             37.2
                                                                                      -------------------------------------------
Cash and cash equivalents at end of year                                              $     22.7      $     43.0      $      37.7
                                                                                      ===========================================

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(in millions)

                                                                                                  Accumulated
                                                                       Additional                       Other            Total
                                                 Common    Treasury       Paid-in    Retained   Comprehensive     Stockholders
                                                  Stock       Stock       Capital    Earnings          Income           Equity
-------------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 2000                    $     0.1    $  (18.9)   $    276.1    $   82.5   $       (25.9)    $      313.9
Net income                                            -           -             -        18.3               -             18.3
Net CTA/1/ change                                     -           -             -           -           (23.0)           (23.0)
Repurchase of treasury stock                          -       (13.6)            -           -               -            (13.6)
                                              --------------------------------------------------------------------------------
Balance at December 31, 2000                        0.1       (32.5)        276.1       100.8           (48.9)           295.6
Net income                                            -           -             -         5.6               -              5.6
Net CTA/1/ change                                     -           -             -           -            (8.2)            (8.2)
Repurchase of treasury stock                          -        (4.0)            -           -               -             (4.0)
Issue of treasury stock                               -         1.0           0.4           -               -              1.4
                                              --------------------------------------------------------------------------------
Balance at December 31, 2001                        0.1       (35.5)        276.5       106.4           (57.1)           290.4
Net income                                            -           -             -        52.1               -             52.1
Dividend ($0.05 per share)                            -           -             -        (0.6)              -             (0.6)
Derivatives/2/                                        -           -             -           -            (1.8)            (1.8)
Net CTA/1/ change                                     -           -             -           -            21.2             21.2
Repurchase of treasury stock                          -        (0.2)            -           -               -             (0.2)
Issue of treasury stock                               -         1.2           0.2           -               -              1.4
                                              --------------------------------------------------------------------------------
Balance at December 31, 2002                  $     0.1    $  (34.5)   $    276.7    $  157.9   $       (37.7)    $      362.5
                                              ================================================================================

/1/  Cumulative Translation Adjustment
/2/  Unrealized exchange gains/(losses) on derivative instruments

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in millions)

Total comprehensive income for the year ended December 31                   2002           2001            2000
---------------------------------------------------------------------------------------------------------------
Net income for the year                                             $       52.1    $       5.6    $       18.3
Changes in foreign currency translation adjustment                          21.2           (8.2)          (23.0)
Unrealized exchange gains/(losses) on derivative instruments                (1.8)             -               -
                                                                    -------------------------------------------
Total comprehensive income                                          $       71.5    $      (2.6)   $       (4.7)
                                                                    ===========================================

The accompanying notes are an integral part of these statements.

NOTES ON CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ACCOUNTING POLICIES

basis of preparation

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and include all subsidiaries of the Company where ownership is 50% or greater and the Company has effective management control. All significant intercompany accounts and balances have been eliminated upon consolidation.
     All acquisitions are accounted for as purchases and the results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.
     The Company has adopted Statement of Financial Accounting Standards (FAS) 142, Goodwill and Other Intangible Assets. Accordingly, the income statement now excludes goodwill amortization charges.
     No adjustment of comparatives on the face of the income statement is required under FAS 142, but the effects on amounts reported for the years ended December 31, 2001 and 2000 would be as follows:

(in millions, except per share)                                 Reported        FAS 142       Adjusted
------------------------------------------------------------------------------------------------------
2001
Operating income                                            $       59.3   $       46.6   $      105.9
Income before income taxes                                          36.7           46.6           83.3
Net income (before extraordinary item)                              16.9           46.6           63.5
Net income (after extraordinary item)                       $        5.6   $       46.6   $       52.2
                                                            ------------------------------------------
Basic earnings per share (before extraordinary item)        $       1.43   $       3.97   $       5.40
                                                            ------------------------------------------
Basic earnings per share (after extraordinary item)         $       0.47   $       3.97   $       4.44
                                                            ------------------------------------------
Diluted earnings per share (before extraordinary item)      $       1.35   $       3.73   $       5.08
                                                            ------------------------------------------
Diluted earnings per share (after extraordinary item)       $       0.44   $       3.73   $       4.17
                                                            ------------------------------------------
2000
Operating income                                            $       58.7   $       48.2   $      106.9
Income before income taxes                                          35.7           48.2           83.9
Net income                                                  $       18.3   $       48.2   $       66.5
                                                            ------------------------------------------
Basic earnings per share                                    $       1.46   $       3.83   $       5.29
                                                            ------------------------------------------
Diluted earnings per share                                  $       1.41   $       3.71   $       5.12
                                                            ------------------------------------------

The Company has reviewed certain disclosures:

1) Restructuring charges have been identified separately in the income statement. Prior year charges of $9.4 million have been reclassified from cost of goods sold ($8.3 million), sales, general and administrative costs ($(0.1) million) and other expenses ($1.2 million) to restructuring charges to allow consistent comparison.

2) Certain purchase accruals have been reclassified from accounts payable to accrued expenses, which management feels is more appropriate. The balance sheet at December 31, 2001 has been restated by a transfer of $14.3 million to allow consistent comparison.

3) The revolving bank credit facility has been reclassified from current portion to the long-term element of debt. The balance sheet and cash flow statement at December 31, 2001 have been restated by a transfer of $20.0 million to allow consistent comparison.

Nature of Operations

The Company is a major international manufacturer and distributor of TEL and Specialty Chemicals, operating in 23 countries worldwide. The Company's products are sold globally, primarily to oil refineries. Principal product lines are TEL, other petroleum additives and performance chemicals.
     On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area for the period to December 31, 2009. All marketing and sales effort made under the arrangement is made in the name of Octel. Octel will continue to produce all TEL marketed under the agreements and also provide marketing and other services. Ethyl will continue to provide bulk distribution services, marketing and other services. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula, with Octel receiving 68% of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreement. Sales and expenses incurred under the agreement are included within Octel's income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl's share of the net proceeds for services is charged within cost of goods sold. This relationship was extended effective January 1, 2000 when OBOAdler entered into a similar agreement. Effective July 1, 2001 Ethyl agreed to participate in the Veritel agreement (Note 8) and the scope of the agreements was extended to cover the European Economic Area.

Use of Estimates

The preparation of the consolidated financial statements requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes, principally in the area of remediation provisions (Note 11), goodwill (Note 7) and intangible assets (Note 8). Actual results could differ from those estimates.

Revenue Recognition

The Company supplies products to customers from its various manufacturing sites, and in some instances from containers held on customer sites, under a variety of standard shipping terms and conditions. In each case revenue is recognized when the transfer of legal title, which is defined and generally accepted in the standard terms and conditions, arises between the Company and the customer.
     A component of Ethyl's share of net proceeds (see Nature of Operations above) is an amount recoverable from Ethyl that is agreed annually in arrears. The Company recognizes this quarterly, based on best current estimates of the expected outcome.

Cash Equivalents

Investment securities with maturities of three months or less when purchased are considered to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (FIFO method) or market price.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The cost of additions and improvements are capitalized. Maintenance and repairs are charged to expenses.

Goodwill and other Intangible Assets

Effective January 1, 2002, the Company adopted FAS 142, Goodwill and Other Intangible Assets. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to an annual impairment test. Other intangible assets continue to be amortized over their useful lives. In the second quarter of 2002, the Company completed the transitional impairment tests of goodwill as of January 1, 2002. Additionally, the Company performed its annual impairment test in the fourth quarter of 2002. No impairment was present upon performing either of the 2002 impairment tests.
     At December 31, 2002, goodwill associated with the Company's reportable business segments was $270.0 million for TEL and $82.8 million for Speciality Chemicals. The intangible asset with a finite life associated with TEL was $50.9 million at December 31, 2002 and is being amortized on a straight-line basis to December 31, 2007 (see Note 8).
     Prior to adoption of FAS 142 goodwill, the excess of investments over the net assets of subsidiaries acquired, was amortized on a straight-line basis for periods of up to 35 years. The majority of goodwill relates to the TEL business and was being amortized over ten years from January 1, 1998, which was then the expected remaining life of the business. Adoption of FAS 142 has not impacted the method of amortizing the intangible asset.
     The Company regularly evaluates the realizability of goodwill and the intangible asset based on projected undiscounted cash flows, net of the carrying amount of the tangible net assets, and operating income for each business.

Deferred Finance Costs

The costs related to debt financing are classified as intangible assets and separately disclosed in the balance sheets. All are amortized over the profile of the debt.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets based on undiscounted operating cash flows whenever significant events or changes occur which might impair recovery of recorded costs and writes down net recorded costs to fair value (based on discounted cash flows or market values) if recorded costs, prior to impairment, are higher.

Derivative Financial Instruments

The Company uses various derivative instruments, including forward currency contracts and options and interest rate swaps, to manage certain exposures. These instruments are entered into under the Company's corporate risk management policy to minimize exposure and are not for speculative trading purposes. Management periodically reviews the effectiveness of the use of the derivative instruments.
     FAS 133, Accounting for Derivative Instruments and Hedging Activities, was adopted by the Company effective January 1, 2001. FAS 133 establishes accounting and reporting standards for derivative instruments, and requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. FAS 133 prescribes requirements for designation and documentation of hedging relationships and ongoing assessments of effectiveness in order to qualify for hedge accounting. Changes in the fair value of derivatives that are not designated as hedges, or do not meet the requirements for hedge accounting under FAS 133, are recognized in earnings.
     Prior to the adoption of FAS 133, derivatives that were designed as, and effective as, a foreign currency hedge were accounted for using the deferral method.

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

Stock Option Plans

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of FAS 123, Accounting for Stock-Based Compensation and FAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure.

Pension Plans and Other Post-Employment Benefits

Annual costs of pension plans are actuarially determined based on FAS 87, Employers' Accounting for Pensions. The Company has conformed its pension and other post-retirement disclosures to comply with FAS 132, Employers' Disclosures about Pensions and Other Post-Retirement Benefits.

NOTE 2. BUSINESS SEGMENT AND GEOGRAPHICAL AREA DATA

The Company's operations consist of one dominant industry segment: petroleum additives.
     The Company has three businesses for management purposes -- TEL, Petroleum Specialties and Performance Chemicals. Because of operational similarities, Petroleum Specialties and Performance Chemicals have been aggregated for reporting purposes as the Specialty Chemicals business segment. Chlorine is not a reportable segment, but has been disclosed separately within TEL to give greater comparability. Prior to 2002, it operated on a cost recovery contractual basis and had no sales. The following table analyzes sales and other financial information by product group:

Product Group Data

(in millions)                               2002          2001             2000
-------------------------------------------------------------------------------
NET SALES:
TEL-Ongoing                          $     256.7   $     265.0    $       300.6
TEL-Chlorine                                14.0             -                -
                                     ------------------------------------------
                                           270.7         265.0            300.6
Specialty Chemicals                        180.8         155.9            121.8
                                     ------------------------------------------
                                     $     451.5   $     420.9    $       422.4
                                     ------------------------------------------
GROSS PROFIT:
TEL-Ongoing                          $     136.3   $     134.6    $       129.1
TEL-Chlorine                                (1.8)            -                -
                                     ------------------------------------------
                                           134.5         134.6            129.1
Specialty Chemicals                         59.7          54.4             35.7
                                     ------------------------------------------
                                     $     194.2   $     189.0    $       164.8
                                     ------------------------------------------
OPERATING INCOME:
TEL-Ongoing                          $     117.9   $      68.9    $        58.6
TEL-Chlorine                                (1.8)            -                -
                                     ------------------------------------------
                                           116.1          68.9             58.6
Specialty Chemicals                          9.7          13.1             11.3
Corporate                                  (17.1)        (14.5)           (11.2)
Restructuring                              (19.5)         (9.4)               -
                                     ------------------------------------------
                                     $      89.2   $      58.1    $        58.7
                                     ------------------------------------------
IDENTIFIABLE ASSETS AT YEAR END:
TEL                                  $     535.7   $     593.6    $       560.0
Specialty Chemicals                        212.1         195.1            140.8
                                     ------------------------------------------
                                     $     747.8   $     788.7    $       700.8
                                     ------------------------------------------

Sales by geographic area are reported by source (where the transaction originates) and by destination (where the final sale to customers is made). Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.
     Identifiable assets are those directly associated with the operations of the geographical area.

Geographical Area Data

(in millions)                                2002          2001            2000
-------------------------------------------------------------------------------
NET SALES BY SOURCE:
United States                         $      72.7   $      63.7    $       59.4
United Kingdom                              278.9         271.2           305.2
Rest of Europe                              146.8         134.9           108.9
Other                                        25.3          22.2             6.5
Sales between areas                         (72.2)        (71.1)          (57.6)
                                      -----------------------------------------
                                      $     451.5   $     420.9    $      422.4
                                      =========================================
NET SALES BY DESTINATION:
United States                         $      80.1   $      74.1    $       51.7
United Kingdom                               36.8          24.2            29.4
Rest of Europe                               63.1          46.6            36.9
Other                                       271.5         276.0           304.4
                                      -----------------------------------------
                                      $     451.5   $     420.9    $      422.4
                                      =========================================
INCOME /(LOSS)
 BEFORE INCOME TAXES:
United States                         $      (3.2)  $      (4.5)   $       (0.9)
United Kingdom                               63.6          (4.5)            3.8
Rest of Europe                                9.2          48.5            32.7
Other                                         4.4          (2.8)            0.1
                                      -----------------------------------------
                                      $      74.0   $      36.7    $       35.7
                                      =========================================
IDENTIFIABLE ASSETS
 AT YEAR END:
United States                         $      66.6   $      74.6    $       44.0
United Kingdom                              531.1         561.0           531.5
Rest of Europe                              144.2         145.0           115.9
Other                                         5.9           8.1             9.4
                                      -----------------------------------------
                                      $     747.8   $     788.7    $      700.8
                                      =========================================

NOTE 3. STOCK OPTION PLANS

The Company has six stock option plans which provide for the issuance of options to key employees and directors of the Company. All grants are at the sole discretion of the Compensation Committee of the Board of Directors, which administers the plans. Grants may be priced at market value or at a premium or discount. Vesting periods are up to four years and exercise periods of up to seven years. A total of 2,075,000 shares have been approved by the shareholders for allocation to the issue of share options.
     The following table summarizes the transactions of the Company's stock option plans for the three year period ended December 31, 2002:

                                                        Weighted       Weighted
                                     Number of           Average        Average
                                        Shares    Exercise Price     Fair Value
-------------------------------------------------------------------------------
Options outstanding
 December 31, 1999                   1,113,105    $         8.09
Granted -- at discount                 444,150    $         7.19     $     3.75
Exercised                              (21,098)                -
Cancelled                              (59,953)                -
                                     ------------------------------------------
Options outstanding
 December 31, 2000                   1,476,204    $         8.26
Granted -- at discount                  97,177    $            -     $    13.58
        -- at premium                  149,679    $        13.09     $     4.87
Exercised                              (87,986)   $        10.26
Cancelled                             (153,617)   $        11.32
Cancelled for payment                 (130,146)                -
                                     ------------------------------------------
Options outstanding
 December 31, 2001                   1,351,311    $         8.52
Granted -- at discount                 123,406    $        14.97     $     5.93
        -- at premium                  174,813    $        16.41     $     4.46
Exercised                             (105,855)   $         1.54
Cancelled                              (33,043)   $         6.41
Cancelled for payment                  (32,909)   $         1.86
                                     ------------------------------------------
Options outstanding
 December 31, 2002                   1,477,723    $        10.69
                                     ==========================================

The following table summarizes information about options outstanding at December 31, 2002:

                                                 Number         Weighted         Weighted        Number         Weighted
                                             Oustanding          Average          Average   Exercisable          Average
Range of Exercise Price                     at 12-31-02   Remaining Life   Exercise Price   at 12-31-02   Exercise Price
------------------------------------------------------------------------------------------------------------------------
$0-$10                                          593,331     7.2 years           $    5.15       88,552     $           -
$11-$20                                         884,392     6.7 years           $   14.40       98,470     $       15.89

The fair value of options granted was estimated using the Black-Scholes model with the following assumptions:

                               2002        2001          2000
-------------------------------------------------------------
Dividend yield                    3%          0%            0%
Expected life               4 years     4 years    4.21 years
Volatility                       35%         40%           40%
Risk free interest rate        3.59%       4.66%         6.75%

The following table summarizes the effect on net income and earnings per share had the Company recorded its compensation expense consistently with the method prescribed by FAS 123:

                                                    Earnings per share
(in millions, except per share data)  Net income      Basic   Diluted
----------------------------------------------------------------------
2002
As disclosed                          $     52.1   $   4.41   $  4.15
Compensation, net of tax, included           0.5
Compensation, net of tax,
 that would have been included
 had FAS 123 been adopted                   (1.6)
                                      ----------
Proforma net income                   $     51.0   $   4.31   $  4.06
                                      ==========
2001
As disclosed                          $      5.6   $   0.47   $  0.44
Compensation, net of tax, included           1.0
Compensation, net of tax,
 that would have been included
 had FAS 123 been adopted                   (1.4)
                                      ----------
Proforma net income                   $      5.2   $   0.44   $  0.42
                                      ==========
2000
As disclosed                          $     18.3   $   1.46   $  1.41
Compensation, net of tax, included           1.9
Compensation, net of tax,
 that would have been included
 had FAS 123 been adopted                   (2.5)
                                      ----------
Proforma net income                   $     17.7   $   1.41   $  1.36
                                      ==========

NOTE 4. PENSION PLANS

The Company maintains a contributory defined benefit pension plan covering substantially all UK employees. The Projected Benefit Obligation ("PBO") is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.
     The Company's funding policy is to contribute amounts to the plans to cover service costs to date as recommended by the Company's actuary. Employee and employer contributions since April 2000 were at 2% and 5%, respectively, of pensionable pay. The plans' assets are invested by six investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents.
     Assumptions for the plans as of the end of the last three years were as follows:

                                           2002       2001      2000
--------------------------------------------------------------------
Weighted average discount rate             5.60%      5.75%      6.0%
Rate of increase in
 compensation levels                       3.00%       4.0%      4.0%
Rate of return on plan assets              6.75%      6.75%      7.0%

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plan are as follows:

(in millions)                               2002            2001
----------------------------------------------------------------
Change in PBO
 Balance at January 1                 $    529.9      $    563.0
 Interest cost                              30.5            31.9
 Service cost                                5.4             7.1
 Contributions by participants               0.4             0.4
 Benefits paid                             (33.2)          (26.2)
 Actuarial gains/(losses)                   (5.8)          (31.6)
 Exchange variance                          56.1           (14.7)
                                      --------------------------
Balance at December 31                     583.3           529.9
                                      ==========================
Fair value of plan assets
 Balance at January 1                      626.8           745.6
 Actual benefits paid                      (33.2)          (26.2)
 Actual contributions by employer            1.2             1.0
 Actual contributions by participants        0.4             0.4
 Actual return on assets                   (73.2)          (73.8)
 Exchange variance                          58.7           (20.2)
                                      --------------------------
Balance at December 31                     580.7           626.8
                                      ==========================
Plan assets (deficit)/excess over PBO       (2.6)           96.9
Unrecognized net loss/(gain)               105.1           (17.8)
Unrecognized prior service cost              2.7             3.3
                                      --------------------------
Prepaid pension cost                  $    105.2      $     82.4
                                      ==========================

Net pension cost for the UK pension plans is as follows:

(in millions)                              2002            2001            2000
-------------------------------------------------------------------------------
Service cost                         $      5.4      $      7.1      $      8.8
Interest cost on PBO                       30.5            31.9            30.3
Expected return on plan assets            (47.4)          (46.6)          (46.2)
Net amortization and deferral              (0.3)            0.8            (2.6)
                                     ------------------------------------------
                                     $    (11.8)     $     (6.8)     $     (9.7)
                                     ==========================================

The plan is accounted for in UK pounds sterling. The US dollar rate at December 31, 2002 was 1.6099 (2001-1.4554). A full actuarial valuation of the pension plan will be carried out as of April, 2003 and the Company will review the outcome of the valuation and any accounting implications when reported later in the year.

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

The sources of income/(loss) before income taxes were as follows:

(in millions)                              2002            2001            2000
-------------------------------------------------------------------------------
Domestic                             $     (3.2)     $     (4.5)     $      2.7
Foreign                                    77.2            41.2            33.0
                                     ------------------------------------------
                                     $     74.0      $     36.7      $     35.7
                                     ==========================================

The components of income tax charges are summarized as follows:

(in millions)                              2002            2001            2000
-------------------------------------------------------------------------------
CURRENT:
Federal                              $      1.3      $     (2.4)     $      0.7
Foreign                                    24.9            21.8             9.2
                                     ------------------------------------------
                                           26.2            19.4             9.9
                                     ==========================================
DEFERRED:
Federal                                       -             0.1               -
Foreign                                    (3.2)            0.3             7.5
                                     ------------------------------------------
                                           (3.2)            0.4             7.5
                                     ------------------------------------------
                                     $     23.0      $     19.8      $     17.4
                                     ==========================================

Cash payments for income taxes were $21.3 million, $14.5 million and $29.8 million during 2002, 2001, and 2000, respectively.

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

                                           2002            2001            2000
-------------------------------------------------------------------------------
Statutory rate                             35.0%           35.0%           35.0%
Foreign tax rate differential              (6.1)          (21.5)          (26.1)
Amortization                                0.2            41.9            49.0
Other                                       1.9            (1.4)           (9.1)
                                     ------------------------------------------
                                           31.0%           54.0%           48.8%
                                     ==========================================

The net change in the effective tax rate arises from a decrease due to the effect of FAS 142 in removing disallowable goodwill amortization, and an increase caused by a change in the disposition of group profits between the various geographical areas in which the group operates.

Details of deferred tax assets and liabilities are as follows:

(in millions)                               2002            2001
----------------------------------------------------------------
DEFERRED TAX ASSETS:
Closure costs                         $        -      $        -
Other                                       13.2             4.7
                                      --------------------------
                                            13.2             4.7
                                      ==========================
DEFERRED TAX LIABILITIES:
Pension costs                               31.2            24.7
Other                                       23.7            20.3
                                      --------------------------
                                            54.9            45.0
                                      --------------------------
Total net provision                   $     41.7      $     40.3
                                      ==========================

                                                                              37

NOTE 6. ACQUISITIONS

On March 5, 2001 the Company acquired the Gamlen group of companies from the MacDermid group. The Gamlen group is headquartered in Vernon, France with operations in Spain and Italy. The group manufactures and sells fuel additives and industrial cleaning products.
     On April 9, 2001 the Company acquired the remaining 80% of Hi-Mar Specialties Inc, a US company based in Atlanta and Milwaukee. The initial 20% was acquired in December 1999. The business was purchased from the private owner.
     On May 14, 2001 the Company acquired a majority stake in Manhoko Limited. Manhoko is a supplier of personal care products in Asia Pacific.
     On June 7, 2001 the Company acquired CP Manufacturing BV and CP3500 International Limited. The CP group is headquartered in Holland and manufactures and sells fuel additives for the treatment of heavy oils.
     On June 19, 2001 the Company acquired the Bycosin AB group which is headquartered in Sweden. The Bycosin group is a supplier of heavy fuel oil additives.
     On August 15, 2001 the Company acquired ProChem Chemicals Inc, a toll processor which is based in High Point, North Carolina.
     The following unaudited information illustrates the results of operations for the years ended 31 December, 2001 and 2000 as if all the 2001 acquisitions had occurred on January 1 of each year. They have been adjusted to reflect amortization of goodwill on acquisitions and financing transactions and the related interest expense. This information is for illustrative purposes only and is not meant to be indicative of actual results that might have been achieved or results that might be attained in the future.

Unaudited Proforma Information

(in millions except per share data)         2001            2000
----------------------------------------------------------------
Net sales                             $    440.2      $    475.8
Net income                            $     15.8      $     15.3
Earnings per share -- basic           $     1.34      $     1.22
                   -- diluted         $     1.26      $     1.18

NOTE 7. GOODWILL

Goodwill comprises the following:

(in millions)                               TEL       Specialty           Total
-------------------------------------------------------------------------------
Gross cost
 -- at January 1, 2002               $    548.0      $     85.0      $    633.0
Acquisitions                                0.8             0.7             1.5
Exchange effect                            10.6             5.8            16.4
                                     ------------------------------------------
Gross cost
 -- at December 31, 2002                  559.4            91.5           650.9
                                     ==========================================
Amortization
 -- at January 1, 2002                   (284.0)           (7.3)         (291.3)
Exchange effect                            (5.4)           (1.4)           (6.8)
                                     ------------------------------------------
Amortization
 -- at December 31, 2002                 (289.4)           (8.7)         (298.1)
                                     ==========================================
Net book amount                      $    270.0      $     82.8      $    352.8
                                     ==========================================

Based on its most recent analysis, the Company believes that no impairment of goodwill exists as of December 31, 2002.
     Amortization expense was $nil, $46.6 million and $48.2 million in 2002, 2001 and 2000, respectively. This excludes foreign exchange variances which are recorded in the cumulative translation adjustment.

NOTE 8. INTANGIBLE ASSETS

Intangible assets comprise the following:

(in millions)                               2002            2001
----------------------------------------------------------------
Gross cost
 -- OBOAdler                          $     23.3      $     21.1
 -- Veritel                                 60.6            50.5
 -- Other                                    0.4               -
                                      --------------------------
                                            84.3            71.6
                                      --------------------------
Accumulated amortization
 -- OBOAdler                               (23.3)          (21.1)
 -- Veritel                                (10.1)              -
 -- Other                                      -               -
                                      --------------------------
                                           (33.4)          (21.1)
                                      --------------------------
                                      $     50.9      $     50.5
                                      ==========================

OBOAdler

An intangible asset was recognized in the balance sheet on the acquisition of the OBOAdler group on November 9, 1999. It relates to unexpired customer contracts and has been amortized over the average of the relevant contract periods.

Veritel

An intangible asset was recognized in 2001 in relation to amounts payable to Veritel Chemicals BV pursuant to a marketing agreement effective July 1, 2001. An initial signing fee of $5 million was paid on entering into the agreement. In December 2001, notice was given of a permanent source interruption which triggered further payments due to Veritel of $70 million. Under the terms of a separate marketing agreement with Ethyl $24.5 million were recoverable from Ethyl, and the Company's share of $50.5 million was capitalized. The asset is being amortized on a straight-line basis over the six years ending December 31, 2007.
     Intangible asset amortization expense was $9.5 million, $9.5 million and $10.3 million in 2002, 2001 and 2000, respectively. This excludes foreign exchange variances which are recorded in the cumulative translation adjustment.
     Future estimated amortization expense is $10.2 million per annum for 2003 through 2006 and $10.1 million in 2007.

NOTE 9. DEFERRED FINANCE COSTS

During fiscal 2001 the Company agreed a refinancing which replaced the previous debt. The net book amount of the deferred finance costs, some $6.5 million, was written off as an extraordinary item at this point. Refinancing costs of $6.1 million have been capitalized and will be amortized over the new debt profile.

(in millions)                               2002            2001
----------------------------------------------------------------
Gross cost                            $      6.9      $      6.1
Accumulated amortization                    (2.5)           (0.2)
                                      --------------------------
                                      $      4.4      $      5.9
                                      ==========================

Amortization expense was $2.2 million, $2.6 million and $3.3 million in 2002, 2001 and 2000, respectively. This excludes foreign exchange variances which are recorded in the cumulative translation adjustment.

NOTE 10. PROPERTY, PLANT AND EQUIPMENT

The estimated useful lives of the major classes of depreciable assets are as follows:

Buildings                         7 to 25 years
Equipment                         3 to 10 years

Property, plant and equipment consists of the following:

(in millions)                               2002            2001
----------------------------------------------------------------
Land                                  $      3.0      $      2.8
Buildings                                    4.9             9.7
Equipment                                   74.2            56.4
Work in progress                             6.8             7.6
                                      --------------------------
                                            88.9            76.5
Less accumulated depreciation               32.1             9.6
                                      --------------------------
                                      $     56.8      $     66.9
                                      ==========================

Depreciation charges were $20.7 million, $28.5 million and $18.6 million in 2002, 2001 and 2000, respectively. Over 90% of the group's assets are in foreign currencies, mainly UK pounds sterling, and are subject to variations in the US dollar rate, which was 1.6099 and 1.4554 at 2002 and 2001 year ends, respectively.
     The estimated additional cost to complete work in progress is $1.9 million (2001- $5.0 million).
     The estimated life of the EDDS plant at Ellesmere Port was re-evaluated in 2001 to reflect its ongoing value to the Specialty Chemicals business. The extension of its life, effective July 1, 2001, increased the Company's net income and earnings per share for 2001 by $0.6 million and $0.05 million, respectively. Due to market changes in 2002 the Company has re-evaluated this plant and has recognized an impairment charge that is included in the restructuring program (see below).
     Accelerated depreciation of $6.8 million was provided in 2001 in respect of the UK Chlorine plant following the decision to cease production at the end of 2002.
     In 2002, as part of the restructuring program, asset impairment charges of $13.0 million in aggregate have been recorded, mainly relating to UK plants (see
Note 11).

NOTE 11. PLANT CLOSURE PROVISIONS

The liability for estimated closure costs of Octel's TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes. In 2002 costs associated with restructuring programs have been identified separately, and the analysis of provisions has been restated to reflect this.

Movements in the provisions are summarized as follows:

                                      2002             2002             2002             2002             2001
(in millions)                Restructuring        Severance      Remediation            Total            Total
--------------------------------------------------------------------------------------------------------------
Balance at January 1         $           -    $         7.1    $        32.4    $        39.5    $        35.6
Transfer                               1.3             (1.3)               -                -                -
Exchange effect                        0.1              0.6              3.9              4.6             (0.4)
Charge for the year                    6.5             (1.0)             1.0              6.5             12.3
Acquisition                              -                -                -                -              1.4
Expenditure                           (2.8)            (4.8)            (6.6)           (14.2)            (9.4)
                             ---------------------------------------------------------------------------------
Balance at December 31       $         5.1    $         0.6    $        30.7    $        36.4    $        39.5
                             =================================================================================

Severance

The Company has and will continue to downsize and restructure its operations consistent with declining demand for TEL. Octel ceased production in Italy and France in 1996 and the production plant in Germany closed in March, 2002. Two of the three TEL buildings at the Ellesmere Port site have already been closed.
     No provision is made for estimated future costs for severance until the employees concerned have been notified and the expenditure is committed. Expenditure in the year related mainly to the closure of the German plant in March, 2002. Severance costs at January 1, 2002 of $1.3 million related to restructuring activities have been reclassified and are addressed further below.
     Severance expenditure against provisions in 2002, 2001, and 2000 was $4.8 million, $3.5 million and $21.6 million, respectively. Amounts provided at December 31, 2002 will mostly be paid during 2003.

Remediation

Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. Management's estimate at December 31, 2002 is analyzed as follows:

(in millions)              Decontamination      Remediation            Other            Total
---------------------------------------------------------------------------------------------
Total estimated
 future costs             $           45.6   $         12.7   $          1.5   $         59.8
Operating capital costs                  -                -             (1.5)            (1.5)
Discretionary
 contingent costs                    (19.4)            (8.2)               -            (27.6)
                          -------------------------------------------------------------------
Provision                 $           26.2   $          4.5   $            -   $         30.7
                          ===================================================================

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination. Other costs include operational compliance with environmental regulations and project management expenses.
     Operational capital costs of $1.5 million are expected to arise during the useful life of the plant. They will be included in property, plant and equipment as expenditure is incurred and depreciated over the remaining useful life of the related plant.
     Total costs include $27.6 million, which comprise the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently management views these costs as a contingent liability and no provision is made for them.
     Remediation expenditure against provisions in 2002, 2001, and 2000 was $6.6 million, $5.9 million and $5.4 million, respectively.

Restructuring

Movements in the restructuring provisions may be analyzed as follows:

(in millions)                    Severance            Other            Total
----------------------------------------------------------------------------
Transfer in at January 1  $            1.3   $            -   $          1.3
Exchange effect                       (0.2)             0.3              0.1
Provided in the year                   4.5              2.0              6.5
Expenditure                           (1.9)            (0.9)            (2.8)
Released in the year                     -                -                -
                          --------------------------------------------------
Balance at December 31    $            3.7   $          1.4   $          5.1
                          ==================================================

Severance provisions at January 1 related to the closure of the UK Chlorine plant. The charge of $4.5 million relates mainly to items reported in September -- a further 26 Chlorine plant employees ($1.6 million), 11 UK Specialty Chemicals employees ($0.9 million) and 2 TEL employees ($0.6 million). In the fourth quarter the main charge has been $1.4 million related to 13 Specialty Chemicals employees across Europe. All unpaid severance provisions are expected to be paid over in 2003. Other costs relate to a variety of items, the most significant being professional fees.
     The total charge noted above was $6.5 million. Asset impairment charges of $13.0 million were also made, but these have not been recorded through the provisions. The total of the two elements is $19.5 million, the amount included in the income statement as a restructuring charge.

NOTE 12. LONG-TERM DEBT

Long-term debt consists of the following:

(in millions)                                2002          2001
---------------------------------------------------------------
Senior term loan                      $     122.0   $     210.0
Revolving credit                             25.0          20.0
Other                                        12.2           1.0
                                      -------------------------
                                            159.2         231.0
Less current portion                        (56.8)        (65.1)
                                      -------------------------
                                      $     102.4   $     165.9
                                      =========================

Payments of interest on long-term debt were $8.1 million, $19.0 million and $22.7 million in 2002, 2001 and 2000 respectively.
     On April 27, 1998 the Company issued $150 million of Senior Notes due 2006 bearing interest at a fixed rate of 10%. On June 3, 1999 the Company entered into a further $100 million term loan repayable in semi-annual installments to December 31, 2002.
     On October 29, 2001 the Company agreed a $250 million refinancing package. It repaid the $45 million outstanding under the 1999 term loan, and on December 6, 2001 it redeemed the $150 million Senior Notes.
     The make-whole premium of $10.6 million payable to the bondholders, and the write-off of the net book amount of deferred finance costs relating to the old debt of $6.5 million were expensed in the income statement as an extraordinary item, net of attributable taxation of $5.8 million. New refinancing costs of $6.1 million have been capitalized (see Note 9).
     The new credit facility comprises a term loan of $210 million and a revolving credit facility of $40 million. The term loan is repayable in semi-annual installments over three years. The revolving facility is available throughout the loan period until October 2004. The facility is collateralized on the group's assets and bears interest at LIBOR plus 2.625%, the premium reducing as certain leverage ratios are met. There are terms in the facility which, if breached, would result in the loan becoming repayable on demand. These terms contain certain restrictions on the Company's operations, including the ability to pay dividends and buy back shares.
     At December 31, 2002 $25 million had been drawn down against the revolving facility.

The following table presents the projected annual maturities for the next five years after 2002:

(in millions)
-----------------------------------------------------------
2003                                         $         56.8
2004                                                   96.4
2005                                                    1.7
2006                                                    1.7
2007                                                    1.7
Thereafter                                              0.9
                                             --------------
                                             $        159.2
                                             ==============

NOTE 13. DEFERRED INCOME

Movements in deferred income are summarized as follows:

(in millions)                         2002             2001
-----------------------------------------------------------
Received                  $           38.6   $         38.6
Amortized                            (28.2)           (25.2)
                          ---------------------------------
                                      10.4             13.4
Less: current portion                 (2.0)            (2.0)
                          ---------------------------------
                          $            8.4   $         11.4
                          =================================

Deferred income relates to amounts received from Ethyl relating to a prepayment for services to be provided under the sales and marketing agreement with OBOAdler, effective January 1, 2000.

NOTE 14. STOCKHOLDERS' EQUITY

                                             Common Stock                                      Treasury Stock
(in thousands)                  2002             2001             2000             2002              2001              2000
---------------------------------------------------------------------------------------------------------------------------
At January 1                  14,777           14,777           14,766            3,027             2,870             1,315
Exercise of options                -                -               11             (106)              (88)              (60)
Stock purchases                    -                -                -               13               245             1,615
                              ---------------------------------------------------------------------------------------------
At December 31                14,777           14,777           14,777            2,934             3,027             2,870
                              =============================================================================================

NOTE 15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amount and fair values of the Company's financial instruments at December 31, 2002 and 2001:

                                                       2002                             2001
                                             Carrying                          Carrying
(in millions)                                  Amount      Fair Value            Amount       Fair Value
--------------------------------------------------------------------------------------------------------
NON-DERIVATIVES:
Cash and cash equivalents              $         26.7   $        26.7    $         43.0    $        43.0
Bank overdraft                                    4.0             4.0                 -                -
Long-term debt                                  159.2           159.2             231.0            231.0

DERIVATIVES:
Interest rate swaps                    $         (1.8)  $        (1.8)   $          0.2    $         0.2

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

NOTE 16. FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well defined interest rate and foreign exchange exposures.
     The Company invoices over half of its sales in US dollars, with the balance mainly invoiced in UK pounds sterling to match the Company's sterling costs.
     The Company uses interest rate swap, floor and collar and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The terms of the refinancing agreement oblige the Company to take out interest hedges for half of the Senior term loan. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

As of December 31, 2002 the Company had the following interest rate instruments in effect (notional amounts in millions):

                      Notional Amount   Strike Rate        Period
-----------------------------------------------------------------
Interest swap         $          72.5         3.625%        10/04

The Company sells a range of TEL and petroleum additives to major oil refineries throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilised to minimize risk. Collateral is not generally required.

NOTE 17. RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

In July, 2001 FAS 142, Goodwill and Other Intangible Assets, was issued. According to this statement, goodwill and intangible assets with indefinite lives are no longer subject to amortization, but rather an annual assessment of impairment by applying a fair-value-based test. The statement requires a test for impairment to be performed annually, or immediately if conditions indicate that such an impairment could exist. The Company adopted FAS 142 effective January 1, 2002 (see Note 1) and accordingly no longer records goodwill amortization of approximately $46 million per year on unamortized goodwill at December 31, 2001 of $342 million. The Company completed the transitional goodwill impairment tests required under FAS 142 as at June 30, 2002 and re-performed the tests as at December 31, 2002. The Company has continued to amortize intangible assets of approximately $51 million at December 31, 2001, with an expected finite life, resulting in an annual charge of approximately $10 million.
     In July, 2001 FAS 143, Accounting for Asset Retirement Obligations, was issued. This requires recording the fair value of a liability for an asset retirement obligation in the period incurred. The amount recorded as a liability is capitalized by increasing the carrying amount of the related long-lived asset, which is then depreciated over its useful life. If the liability is settled for an amount other than the recorded balance, either a gain or loss will be recognized at settlement. The Company will adopt FAS 143 effective January 1, 2003. Based on the Company's evaluation to date, adoption is not expected to result in a significant net after-tax gain or charge.
     In August, 2001 FAS 144, Accounting for the Impairment or Disposal of Long-lived Assets, was issued. FAS 144 establishes a single accounting model, based on the framework established in FAS 121, for the disposal by sale of long-lived assets. The Company adopted FAS 144 effective January 1, 2002 and it did not have a material effect on the Company's financial position, results of operations or liquidity.
     In April 2002, FAS 145, Rescission of FAS 4, 44 and 64, Amendment to FAS 13, and Technical Corrections, was issued. This standard updates, clarifies and simplifies existing accounting pronouncements. It rescinds FAS 4, which required all gains and losses from extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related taxes. Upon adoption, the criteria in APB 30 will be used to classify such gains and losses. Gains or losses on extinguishment of debt that were classified as extraordinary in prior periods presented that do not meet APB 30 criteria for classification as extraordinary must be reclassified into earnings from operations. FAS 145 also rescinds FAS 64, which amended FAS 4 and FAS 44, which established accounting requirements for the transition of the Motor Carrier Act of 1980. FAS 145 amends FAS 13 to require that certain lease modifications that have economic effects similar to saleleaseback transactions be accounted for in the same manner as sale-leaseback transactions. The Company will adopt FAS 145 effective January 1, 2003 and it will not have a material impact on its financial position, results of operations or liquidity.
     In July 2002, FAS 146, Accounting for Costs Associated with Exit or Disposal Activities was issued. This addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). FAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred and that an entity's commitment to a plan, by itself, does not create a present obligation to others that meets the definition of a liability. FAS 146 is effective prospectively for exit or disposal activities initiated after December 31, 2002. The Company will adopt FAS 146 effective January 1, 2003 and believes it will not have a material impact on its financial position, results of operations or liquidity. FAS 146 may change the timing of liability and expense recognition but not the ultimate amount of those expenses.
     In December 2002, FAS 148, Accounting for Stock-Based Compensation -- Transition and Disclosure was issued which amends FAS 123, Accounting for Stock-Based Compensation. FAS 148 provides alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. FAS 148 also requires more prominent and more frequent disclosure in the financial statements about the effects of stock-based compensation. As described in Note 1 the Company has continued to follow the accounting provisions of APB 25, Accounting for Stock Issued to Employees, for stock-based compensation but has provided the pro-forma disclosures required under FAS 148 (see Note 3).
     In January 2003, FIN 46, Consolidation of Variable Interest Entities was issued. FIN 46 requires that companies that control another entity through interests other than voting interests should consolidate the controlled entity. FIN 46 applies to variable interest entities created after January 31, 2003, and to variable interest entities in which an enterprise obtains an interest after that date. The related disclosure requirements are effective immediately. The Company is currently evaluating the effect FIN 46 will have on its financial position, results of operations and liquidity.

QUARTERLY SUMMARY
(Unaudited)

                                                        First       Second          Third         Fourth
(in millions, except per share data)                  Quarter      Quarter        Quarter        Quarter
--------------------------------------------------------------------------------------------------------
2002
Net sales                                        $      114.5   $     99.5   $      116.3   $      121.2
Gross profit                                             49.3         48.2           48.2           48.5
Operating income/2/                                      29.9         28.5           25.4            5.4
Net income/(loss)/4/                                     18.4         17.7           18.3           (2.3)
Net cash provided by operating activities                44.0         22.2           18.1           15.7
Per common share:
 Earnings -- basic                                       1.56         1.50           1.54          (0.19)
          -- fully diluted                               1.47         1.40           1.44          (0.19)
 Market price -- high                                   18.95        25.94          26.09          19.71
              -- low                                    16.14        18.60          18.35          15.80

2001
Net sales                                        $       87.2   $    117.5   $      104.9   $      111.4
Gross profit                                             35.6         53.0           46.3           45.8
Operating income/3/                                       8.9         23.3           15.1           12.1
Net income (before extraordinary item)                    1.5          8.2            3.4            3.9/1/
Net cash provided by operating activities                40.8         19.4           25.2            4.6
Per common share:
 Earnings -- basic (before extraordinary item)           0.12         0.69           0.29           0.33
          -- diluted (before extraordinary item)         0.12         0.65           0.27           0.31
 Market price -- high                                    14.2         18.1           18.6           19.2
              -- low                                     11.6         11.4           16.4           15.9

/1/ Extraordinary item, in the fourth quarter, 2001 only, of $11.3 million (net of tax).

/2/ Restructuring charges reduced income in quarter 3 and 4 of 2002 by $3.1 million ($0.26 per share) and $16.4 million ($1.39 per share), respectively.

/3/ Restructuring charges reduced income in quarter 2, 3 and 4 of 2001 by $1.3 million ($0.11 per share), $0.2 million ($0.02 per share) and $7.8 million ($0.66 per share), respectively.

/4/ The effective tax rate for fiscal 2002 was 31.0%. However, the estimated rate used in quarter 1 was 25.2%, and in quarters 2 and 3 it was 23.0%. Had the full year rate been used on a quarterly basis, the effect would have been to reduce net income in the first, second and third quarters by $1.4 million, $2.3 million and $2.0 million, respectively. As a result net income in the fourth quarter would have increased by $5.7 million.

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

Dr. Benito Fiore
director

Former Chairman and CEO of Enichem UK Ltd.

James Puckridge
director

Director of Thomas Swan & Co Ltd.
Director of LINPAC Group Ltd.
Retired Chairman of Elf Atochem UK Ltd.

Charles M. Hale
director

Executive Chairman of Polar Capital Partners
Former Managing Director and Vice Chairman
 of CSFB Europe Ltd.
Former General Partner of Lehman Brothers
 Kuhn Loeb
Former Managing Director of AG Becker International

Samuel A. Haubold
director

Partner in the law firm of Kirkland & Ellis
Member of the Advisory Council of the Institute of United States Studies, University of London

CORPORATE OFFICERS

Dennis J. Kerrison
president and chief executive officer

Philip J. Boon
business director, petroleum specialties

H. Alan Hanslip
vice president, human resources

Dr. Geoffrey J. Hignett
director of corporate leadership

Alan G. Jarvis
business director, lead alkyls

Paul W. Jennings
vice president and chief financial officer

Ian M. McRobbie
chief technology officer

Richard T. Shone
director of safety, health & environment

John P. Tayler
corporate secretary and general counsel

Sharon E. Todd
director of corporate development

INVESTOR INFORMATION

corporate offices

Octel Corp.
220 Continental Drive
Newark, DE 19713
USA

shareholder inquiries

Equiserve Trust Company, N.A.
P.O. Box 43069
Providence, RI 02940-3069
USA
Tel: (781) 575 2726
TDD: 1 800 952 9245
www.equiserve.com

independent accountants

PricewaterhouseCoopers LLP,
London, UK

legal counsel
Kirkland & Ellis, London, UK

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

environment, health and safety report

For copies of our latest report, contact Investor Relations.

www.octel-corp.com

Concept & Design: Ideas On Purpose, New York www.ideasonpurpose.com Portrait photography: Paul Tozer, UK

[LOGO OF OCTEL]