Form 10-K, Exhibit 13
period 2003-12-31
OCTEL CORP
filed 2004-03-15
CIK 1054905

EXHIBIT 13.1

Octel Corp.

2003 Annual Report

What happens when good ideas are executed by dedicated people?

Forward momentum.

Commitment becoming action. Action yielding results.

Energy made manifest.

Although the last few years have been a challenging period of continuous change, we have continued to make significant achievements—all a direct result of our employees’ enthusiasm and energy.

Generating this kind of excitement powers our company’s future.

Our relationships with customers are serious bonds, built on careful listening and delivering on what we hear.

We understand their needs and desires, and work closely together to achieve results.

Of course, meeting customer needs is only half the equation; it is also hugely satisfying for us to find the perfect solution to our customers’ problems.

In fact, this kind of problem-solving fuels our ambition to succeed.

It’s a mutual attraction that leads to mutual satisfaction.

By honing our science skills we create the strongest possible cohesive base.

The result: better products, groundbreaking discoveries, and new applications.

Our technology platforms comprise unique combinations of key people, equipment, and know-how. It’s a potent blend, promoting the cross-fertilization of ideas and a productive, efficient use of resources.

Our concentration on innovative research and development keeps us at the leading edge in each of our business segments.

We believe it’s vital for our scientists to be encouraged and supported in their research.

This year we created the Octel “science ladder,” a program developed to recognize and reward scientific achievement.

Creating a well-balanced synthesis of the right people in the right jobs keeps our business running seamlessly, nimbly, and competitively.

As Octel changes and grows, our organization must remain flexible and responsive.

While some people who have contributed greatly in the past have moved on, new people with fresh skills and experience have joined us.

Each new partnership strengthens us to meet the challenges of the future; it’s a continuous process to meet evolving demands.

By embracing local and regional cultures within a global framework and providing products and solutions worldwide, we create an international critical mass of customers, employees, and partners.

We strive to achieve the best of both worlds—and share this global and local advantage with our stakeholders.

Balance is at the heart of our business strategy.

Our carefully calibrated business mix of Lead Alkyls (TEL) and Specialty Chemicals allows us to optimise our strategy for long-term shareholder value.

Fulfilling our mission of being a global, profitable, growing specialty chemicals company hinges on managing this equilibrium. So we maintain our sensible approach to spending.

While seeking the right acquisition opportunities, we have invested in integration, restructuring, and rightsizing; research and development; and organic growth. On one hand our Specialties business is growing steadily, and on the other we’ve achieved excellent cash generation in TEL.

At the same time, we have met our debt obligations, paid dividends, and continued with our share buyback program.

On balance, we’re in balance.

Energy Bonds Cohesion Concentration Synthesis Mass Equilibrium

Good Chemistry

For us, it’s the result of

dedicated people combining

with good strategy and

good execution.

It’s the indefinable something

extra that arises, unprompted,

in our best relationships—

and it’s what we strive to

achieve in all our interactions,

internal and external.

In the final analysis,

good chemistry is the

spontaneous, positive blend

of who we are, how we work,

and where we’re headed.

And it’s what Octel

is all about.

Good Chemistry in Action

As a specialty chemical company focusing primarily on performance additives, Octel produces “effect chemicals,” characterized by what they do, and not what they are. Our core competence: to enhance our customers’ products in both function and performance. By creating innovative additive solutions, we make things work faster, cleaner, and better.

Because we develop new products to solve specific customer problems as well as to enhance performance, our product list runs into hundreds. Below we have categorized a few, just to give a few examples of good chemistry—in action.

Octel Adds the Innovation.

PRODUCT

OCTAQUEST

CHELATING AGENT

MARKET SECTORS

HOUSEHOLDS / INSTITUTIONS

PERSONAL CARE / PHOTOGRAPHY

EFFECT AND PERFORMANCE

Blocks metal residues and

prevents spoiling and staining

while retaining biodegradability.

PRODUCT

TETRAETHYL LEAD

OCTANE ENHANCERS

MARKET SECTORS

FUELS (GASOLINE)

EFFECT AND PERFORMANCE

Allows economic improvement of fuels.

Creates anti-knock effect in gasoline.

Lubricative properties prevent valve seat

recession problems.

PRODUCT

OCTASPERSE

DISPERSANTS

MARKET SECTORS

COATINGS / INKS AND PAPER

PIGMENT MANUFACTURE

EFFECT AND PERFORMANCE

Improves process economics

and enhances product performance,

e.g. durability and gloss.

PRODUCT

OCTASTAT

ANTI-STATIC AGENTS

MARKET SECTORS

AEROSPACE / PLASTICS

FLUID HANDLING

EFFECT AND PERFORMANCE

Avoids build up of static,

thus removing the danger of

process inefficiency or

friction-related problems.

PRODUCT OCTAFOAM DEFOAMERS MARKET SECTORS PAINTS / COATINGS INKS AND PAPER EFFECT AND PERFORMANCE Removes foam to improve process, appearance, and performance.

PRODUCT OCTACARE RHEOLOGY MODIFIERS MARKET SECTORS PERSONAL CARE / COSMETICS EFFECT AND PERFORMANCE Facilitates ease of application of creams and emollients.	PRODUCT OCTACHEM SPECIALTY SURFACTANTS MARKET SECTORS EXPLOSIVES INDUSTRIAL EFFECT AND PERFORMANCE Provides stability and durability.

PRODUCT OCTASOL THICKENERS MARKET SECTORS COATINGS / TEXTILES EFFECT AND PERFORMANCE Controls rheology to enhance performance in use and ease of application.	PRODUCT OMA RANGE DETERGENTS AND OTHER ADDITIVES MARKET SECTORS FUELS EFFECT AND PERFORMANCE Reduces sludge. Improves handling characteristics.

PRODUCT CNI CETANE NUMBER IMPROVERS MARKET SECTORS FUELS (DIESEL) EFFECT AND PERFORMANCE Increases cetane number and improves combustion efficiency.	PRODUCT OCTAMAR COMBUSTION IMPROVERS MARKET SECTORS FUELS (MARINE AND POWER) EFFECT AND PERFORMANCE Improves combustion, reducing emissions, smoke, and pollution.

PRODUCT OCTIMAX CATALYST MARKET SECTORS AUTOMOTIVE SYSTEMS EFFECT AND PERFORMANCE Controls particulate emissions from diesel exhausts.	PRODUCT PLUTOCEN ANTI-KNOCK COMPOUND/ COMBUSTION IMPROVER MARKET SECTORS FUELS EFFECT AND PERFORMANCE Improves combustion, reduces emissions, and enhances engine efficiency.

PRODUCT OFI RANGE COLD FLOW ADDITIVE MARKET SECTORS FUELS (DIESEL) EFFECT AND PERFORMANCE Allows efficient starting and operating of engines at very low temperatures.	PRODUCT OLI RANGE LUBRICITY IMPROVER MARKET SECTORS FUELS (DIESEL) EFFECT AND PERFORMANCE Reduces wear and extends engine life.

Letter to Shareholders

Dear Shareholders,

From Dennis Kerrison,

President and Chief Executive Officer

For reasons outside our control, 2003 began differently than we had planned and more stressfully than we anticipated. That said, the year ultimately proved to be extremely satisfying as our employees rose to the challenge and delivered, in the second half of the year, a performance well beyond our initial expectations.

At the end of 2002, we projected that 2003 would be a year of consolidation. Having appointed some new and highly capable people on the senior management team, we looked forward to reduced, but respectable, profit from Lead Alkyls (TEL). We were also anticipating the integration of our Specialty Chemicals acquisitions to kick in, hit the bottom line, and produce tangible benefits.

But the year got off to a far less auspicious start than we would have liked as two of our major TEL customers faced unplanned crises: in Venezuela, a general strike brought the oil industry there to a standstill; in Iraq, our supply under the UN program was negatively affected as a result of the conflict. In response to these world events, we presented an action plan at our February Board meeting, with the intention to deliver acceptable results despite major global upheavals. Simultaneously, we negotiated a modified debt repayment schedule with our banks in order to ease potential difficulties in the first half of the year. We also began an extensive restructuring program at our Ellesmere Port manufacturing site to match the decline in demand for TEL, to take out infrastructure no longer needed, and to enable the site to benefit from future development opportunities.

The good news is that these actions, among others, led to our ultimately delivering excellent results in the TEL business for 2003, despite the challenges presented at the outset. And, since we operate on a strategic business unit basis, our Specialty Chemicals businesses were neither directly impacted nor diluted by TEL-related events. Instead, as promised, most areas of our Specialty Chemicals businesses, in particular Petroleum Specialties, showed a strengthening of margins, increased sales, and reduced costs, although our detergent product sales continue to be only marginally profitable.

All these results are encouraging, and bode well for us to expect further improvements in 2004 and 2005. Our balance sheet should also be strengthened by a refinancing package that we negotiated in the last quarter of 2003; the package, which has less onerous covenants than previous ones, is now firmly in place.

Meanwhile, behind the scenes we have been diligently at work on a wide variety of projects, business practices, and technology, all going to support our continued drive towards operational excellence and superior performance. In our Specialty Chemicals business, we’re optimising our consolidation efforts with grassroots improvements to technology and manufacturing expertise. As well as developing core technology platforms to ensure we have a clear understanding of key drivers, we’re ensuring that our best operational practices—currently almost complete in the UK—are introduced and integrated across the group.

At Ellesmere Port, we have established manufacturing and process development Centers of Excellence. While still in their early stages, these programs will allow us to maintain competitiveness and grow margins even in a hostile competitive environment. Our manufacturing training scheme and related initiatives at Ellesmere Port continue to contribute and gain recognition and awards within our own industry and across the UK.

Ellesmere Port is also notable for being the site of an increasingly impressive safety record—one that is particularly remarkable when viewed against a background of challenge and change. Not only did we once again meet our targets and improve on an already very good safety record, but we have now passed the two-year mark without a lost time accident. Our worldwide safety record in 2003 matches that of the record-breaking previous year, and is well ahead of the industry average.

Turning to corporate development activity in 2003, our team explored several possibilities. However, due to what we considered overly high prices (even for deals with potential strategic value), no material deals were concluded. We remain firmly resolved to build our specialty business, but only at such time when a transaction adds value, is fairly priced, and can be identified as enhancing long-term shareholder value.

Finally, a word on our approach to the significant increase in regulatory requirements coming into force, in particular those related to the Sarbanes-Oxley Act. Our commitment to best practice in these areas is real and abiding. Though all the new procedures to be followed will inevitably add to our cost base, we clearly recognize the importance of proving to our stakeholders that all our standards and procedures remain appropriate, robust, and well maintained. Our program to address this formally is well in hand, and is becoming an integral part of the way we do business at Octel.

Even in the face of economic and political pitfalls, 2003 proved to be a good year for Octel, one in which we succeeded in bolstering our business enterprises and advancing our market position. Our ability to overcome such challenges is testament to the strong leadership of both Octel’s Board and our senior management, as well as to the resiliency and diligence of our staff worldwide. I would like to thank every member of our company, and assure you all of my continued confidence. Together into tomorrow!

Sincerely,

/s/ Dennis J. Kerrison

Dennis J. Kerrison

President and

Chief Executive Officer

The Octel Corp. Board of Directors takes its responsibilities extremely seriously.

In 2003, we established a formal Corporate Governance Committee to oversee governance issues and ensure we follow the appropriate guidelines. In this respect as in all others. I strongly endorse Dennis’s comments.

Since many of the actions Octel has taken will have long term benefits, I am particularly gratified to see the contributions made by our newer senior executives. Individually, each has made a positive impact; taken collectively, their work complements the performance of the company as a whole.

Together with my fellow directors, I would like to take this opportunity to commend everyone at Octel for the hard work and clear focus you have maintained throughout 2003. Your commitment and tireless efforts make me confident of the company’s continued solid progress into next year and beyond.

/s/ Dr. Robert E. Bew

Dr. Robert E. Bew

Chairman

Financial Highlights

Dollar amounts in millions except per share figures	2003(1)	2002(1)(2)	2001(2)	2000	1999
Summary of performance
Net sales	$462.2	$447.5	$419.2	$422.4	$516.8
Operating income	98.3	89.3	58.1	58.7	92.3
Cost of debt extinguishment	—	—	17.1	—	—
Income before income taxes and minority	81.4	77.2	24.0	39.3	77.2
Minority interest	4.3	3.0	4.2	3.6	1.9
Income taxes	23.3	23.0	14.0	17.4	32.7
Income after income taxes from continuing operations	53.8	51.2	5.8	18.3	42.6
Net income	51.8	52.1	5.6	18.3	42.6
Cash generated by operating activities	85.2	100.0	90.0	134.0	108.7

Financial position at year end
Working capital	67.8	41.0	68.1	87.2	129.0
Total assets	741.6	747.8	788.7	700.8	849.5
Long-term debt (including current portion)	104.6	159.2	231.0	210.0	313.3
Stockholders’ equity	430.2	362.5	290.4	295.6	313.9

Financial ratios
Net income as a percent of sales	11.2	11.6	1.3	4.3	8.2
Effective income tax rate	30.2	31.0	70.7	48.8	43.4
Current ratio(3)	1.6	0.9	1.0	1.4	1.2

Share data
Earnings per share
- Basic	4.34	4.41	0.48	1.46	3.08
- Fully diluted	4.13	4.15	0.45	1.41	3.05
Earnings per share from continuing operations
- Basic	4.51	4.33	0.49	1.46	3.08
- Fully diluted	4.29	4.08	0.46	1.41	3.05
Dividend paid per share	0.05	0.05	—	—	—
Shares outstanding (basic, thousands)
- At year end	12,059	11,843	11,750	11,907	13,451
- Average during year	11,925	11,817	11,764	12,581	13,827
Stock price
- High	20.48	26.09	19.2	12.9	15.3
- Low	12.56	15.80	11.4	7.8	9.7
- At year end	19.69	15.80	18.0	11.5	10.4

(1)	From January 1,2002, the amortization of goodwill ceased in accordance with FAS 142.
(2)	2002 and 2001 comparatives have been restated in order to reflect the business disposals which occurred during 2003 and the adoption of FAS 145.
(3)	Current ratio is defined as current assets divided by current liabilities.

Financial Report

Financial Contents

Management’s Discussion and Analysis of Financial Condition and Results of Operations	18

Management’s Statement of Responsibility for Financial Statements	26

Report of Independent Auditors	27

Consolidated Statements of Income	28

Consolidated Balance Sheets	29

Consolidated Statements of Cash Flows	30

Consolidated Statements of Stockholders’ Equity	31

Consolidated Statements of Comprehensive Income	31

Notes to Consolidated Financial Statements	32

Quarterly Summary (unaudited)	49

Board of Directors and Corporate Officers	50

Investor Information	52

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Octel Corp. (“the Company”) has three businesses for management purposes—Lead Alkyls (TEL); Petroleum Specialties and Performance Chemicals. Because of operational and economic similarities, Petroleum Specialties and Performance Chemicals have been aggregated for reporting purposes as the Specialty Chemicals business segment. The Company’s strategy is to maximize cash generation from the declining TEL business by consolidating the Company’s position in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt but will also be invested in growing the Specialty Chemicals business. Investment in these areas will be to stimulate organic growth in existing areas and/or to grow by acquisition of new businesses.

TEL sales represented 57.6% of total sales in 2003. The principal product of the TEL business is lead alkyl antiknock compound (TEL). The product was developed in 1928 and introduced into the European market for internal combustion engines to boost octane levels in gasoline, allowing it to burn more efficiently and eliminating engine knock. It also acts as a lubricity aid, reducing engine wear. Worldwide use of TEL has declined since 1973 following the enactment of the Clean Air Act of 1970 in the USA and similar legislation in other countries, particularly in North America and Europe. The trend away from use of leaded gasoline has resulted in a rate of decline in the world market in recent years in the range of 15-25% per annum. Management believes that a rate of decrease in this range will occur in 2004 and that TEL volumes will continue to decline year on year at a similar rate. When the market for leaded gasoline for automobiles has disappeared, a small volume will remain related to the use of TEL in aviation fuel.

In the TEL market Octel sells principally to the retail refinery market, which comprizes independent, state or major oil company owned refineries throughout the world. Octel competes with marketers of products and processes that provide alternative ways of enhancing octane performance in automotive gasoline. Octel is the largest marketer of TEL worldwide.

On October 1, 1998, after Octel’s spin-off from the Great Lakes Corporation, Octel entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area for the period to December 31, 2009. Octel manufactures TEL and all marketing and sales effort is in the Octel name. The net proceeds are paid to Ethyl and Octel on an agreed formula with Octel receiving 68% of the total. Octel supplies Ethyl on a wholesale price basis with TEL for resale to the customers in the United States under two separate long term supply agreements at prices adjusted annually through agreed formulas.

On November 9, 1999 the acquisition of the OBOAdler group was completed. Effective January 1, 2000 OBOAdler entered into sales and marketing agreements with Ethyl similar to those already in place between Octel and Ethyl.

On July 1, 2001 a marketing agreement was signed with Veritel Chemicals BV. As Ethyl agreed to participate in this agreement, the only area excluded from the marketing agreements with Ethyl since this date has been North America. At the end of December 2001, we were notified under the terms of our marketing supply and service agreements with Veritel Chemicals BV, of a permanent source interruption in the supply of TEL from their supplier. This triggered phased payments to Veritel of $70 million of which 32% was recovered from Ethyl.

The Company continues to reduce TEL costs and capacity in line with the decline in market demand. The German manufacturing site was closed in March, 2002. Environmental remediation continues at the site. In 2002 the Chlorine plant at Ellesmere Port was closed as the Company sought to purchase certain raw materials externally. Octel continues to review the costs of TEL manufacture at its one remaining TEL manufacturing site at Ellesmere Port in the UK, and in the latest round of restructuring in the second half of 2003 on that site, provision was made for the termination costs associated with the loss of 103 employees.

The net amount of goodwill relating to the TEL business at December 31, 2003, was $269.1 million. Management has reviewed the projected cash flows of the TEL business in the light of the projected sales decline. As a result management expects to incur an impairment charge in respect of TEL goodwill in 2004 and subsequent years. The current estimated impairment charge for 2004, 2005 and 2006 is approximately $33.0 million, $45.0 million and $12.0 million, respectively. This charge will be reviewed quarterly in the light of developments in the TEL market.

Specialty Chemicals sales were 42.4% of total net sales in 2003. The Specialty Chemicals business develops, produces and markets a range of specialty products, used as additives for fuels. The business supplies fuel additives for a wide range of end uses. These include refinery specialty products to improve operational efficiencies and product performance at the refinery, and additives for marine and power end uses as well as additives for domestic heating oil. The main customers are large oil and chemical companies. The business has grown through mergers and acquisitions. In 1999 a joint venture with the Starreon Corporation was formed to sell fuel additives in the USA. In 2001 the business acquired the Bycosin AB Group, CP Manufacturing Group, CP3500 International Ltd, Gamlen Group, Hi-Mar Specialties Inc. and ProChem Chemicals Inc. in the specialty chemicals area. A majority stake in Manhoko Ltd, a supplier of personal care products in Asia Pacific, was acquired in 2001 but was disposed of in June 2003.

Recent Developments

On February 9, 2004 Octel announced the refinancing of its operations. A syndicated term loan of $100.0 million has been agreed together with a revolving credit facility of $50.0 million which expires on July 30, 2007. This amount is repayable in instalments with $30.0 million falling due on January 31, 2005, January 31, 2006 and January 31, 2007. A final repayment of $10.0 million is due on July 30, 2007.

The facility imposes covenants relating to the ratio of net debt to EBITDA (a non-US GAAP measure which represents liquidity) and the ratio of EBITA (another non-US GAAP measure) to net interest expense. Management does not believe that the Company will breach these covenants in 2004.

Results of Operations—Fiscal 2003 Compared to Fiscal 2002

In 2003 total net sales were 3.3% ahead of 2002 sales. The expected trend annual decline in TEL sales did not materialize due to timing issues around sales to Venezuela in the fourth quarter of 2002. There were no sales of chlorine in 2003 ($14.0 million in 2002). Thus total TEL net sales showed a decline of $4.4 million. Specialty Chemicals sales grew by 10.8% to $195.9 million, 42.4% of the Company’s sales. Company net income was $51.8 million in 2003, $0.3 million below the level of 2002.

Specialty Chemicals net sales grew by 10.8% in the year to $195.9 million. Gross profit was $63.9 million or 32.6% of net sales. This was slightly weaker than the 2002 gross profit margin of 33.5% and reflects a change in the mix of business and the impact of a low margin detergent contract. The growth came primarily from the UK based business and the European light heating oil business. The 2002 and 2001 figures for comparative purposes now exclude the non-core Asian personal hygiene business, Manhoko Ltd, that was closed in the second quarter of 2003. Operating expenses, which include selling, general and administrative costs and research and development costs, of $52.7 million were $3.2 million (6.5%) above 2002 levels but the European costs have been impacted by the weakness of the US dollar against the euro. This has masked the effects of the restructuring activities in Europe in 2003.

TEL ongoing business net sales for 2003 at $266.3 million were $9.6 million (3.7%) ahead of 2002. Total TEL sales volume was 11.1% lower than 2002 but the average price of TEL increased by 16.7%. None of the remaining major customers exited the market in 2003. The political situation in Venezuela significantly affected TEL sales in the first quarter of 2003 but deliveries at around normal levels resumed in the second quarter. Sales to Indonesia were above expectations as the leaded gasoline phase out programme in that country was delayed. Gross profit was $140.6 million—up $4.3 million (3.2%) on 2002. The reported gross profit margin on the ongoing TEL business fell slightly from 53.1% to 52.8%. Following a review of our production plans and raw material commitments, we have recognized a charge of $3.2 million relating to “take or pay” obligations. Good price management and cost control in the UK manufacturing plant narrowly failed to offset this impact on gross profit. Operating expenses at $22.2 million were $3.8 million (20.7%) ahead of 2002. This resulted in operating income of $118.4 million. The operating margin on the ongoing business fell from 45.9% to 44.5%.

Total selling, general and administrative expenses were $6.2 million, 8.9% ahead of 2002 at $75.7 million but research and development costs were down $0.9 million at $5.1 million. This overall increase reflects the impact of the weak US dollar, as most of the Company’s costs in these areas are denominated in either sterling or euros. The Company has, however, also incurred additional costs to ensure that it is able to comply with new governance and regulatory requirements. Corporate costs also include costs incurred in the course of a recent patent dispute. Included in corporate costs in 2003 was a pension credit of $9.3 million. The credit anticipated for 2004 is $2.7m (stated at the year end $/£ exchange rate of $1.79).

The restructuring charge for 2003 was $15.0 million. The major elements in this charge were:

•	$6.5 million charge for streamlining production capacity and site infrastructure costs at the Ellesmere Port manufacturing facility. $3.7 million of this charge relates to a new program that was initiated after January 1, 2003 and as a result was recognized in accordance with FAS 112 and FAS 146. 103 employees are to leave the Company but of these 75 remained in employment at the end of the year. A further severance charge of $2.8 million is expected to be recognized in 2004 relating to these employees.

•	$3.4 million charge to streamline the selling and administrative activities of the Specialty Chemicals business in Europe.

•	$2.2 million charge for demolition of the sodium plant at Ellesmere Port.

•	$2.0 million charge to provide for engineering stores at Ellesmere Port rendered obsolete by recent restructuring activities.

The 2003 charge of $10.4 million for amortization of intangible assets mainly relates to $9.9 million which is the amortization of the intangible asset arising from the permanent source interruption payments to Veritel, which is being amortized on a straight-line basis over the six years ending December 31, 2007.

The net interest charge was $12.5 million in 2003—up $0.4 million over 2002. A charge of $1.9 million was recognized in the fourth quarter of 2003 as the remaining deferred finance costs relating to the old financing facility were amortized ahead of the refinancing that was announced in February 2004. Net other expenses were $4.4 million. This charge includes the profits and losses on the sale of assets and includes sundry other non-operating expenses.

The minority interest increased from $3.0 million to $4.3 million reflecting a strong performance from the 50% owned US subsidiary, Octel Starreon.

The Company’s effective tax rate remained consistent at 30.2% of income before income taxes in the year compared with 31.0% in 2002. The small net improvement arose principally due to changes in the mix of taxable profits made in the different geographical localities in which the Company operates.

The loss on disposal of Manhoko Ltd was $3.1 million and included pre-tax losses of $0.6 million for the six months to June 30, 2003. The balance of $0.3 million within discontinued operations relates to the disposal of our investment in Octel Waste Management Ltd. This company had not commenced trading.

The $0.5 million credit recognized on change in accounting principle refers to the net fixed asset after depreciation recognized on adoption of FAS 143.

Results of Operations — Fiscal 2002 Compared to Fiscal 2001

Total net sales in 2002 were 6.8% higher than in 2001. TEL net sales rose by 2.2% though 2002 included $14.0 million of chlorine sales. There were no sales of chlorine in 2001 as prior to 2002 it operated on a cost recovery contractual basis. Ongoing TEL sales therefore fell by 3.1%. Specialty Chemicals sales grew by 14.7% to $176.8 million, which accounted for 39.5% of the Company’s net sales for 2002. Company net income for the year was $52.1 million which was $46.5 million above the level of 2001. In 2001, FAS 142, which requires that goodwill should no longer be amortized, had not yet been introduced which lead to a charge of $46.5 million being recognized in income (see Note 1). The Company also incurred debt extinguishment costs of $11.3 million (net of attributable taxation of $5.8 million) in 2001 which were not repeated in 2002 (see Note 13). Restructuring costs were $10.1 million higher in 2002 which was principally due to asset impairments in the Specialty Chemicals business segment. Total operating expenses were also $13.2 million higher in 2002 due to the full year impact of business acquisitions made in 2001 and increased investment in the Company’s global infrastructure.

Specialty Chemicals net sales at $176.8 million showed growth of 14.7% on 2001 levels. Gross profit was $59.3 million or 33.5% on net sales, an increase in absolute terms of $5.4 million but slightly below the 2001 percentage of 35.0%. The increase in sales was principally due to the inclusion for a full year of the acquisitions made during the course of 2001. The movement in gross profit also results largely from the increased volume of trade and the change in sales mix due to the acquisitions, but it has also been impacted by the softness which has characterized the market for much of the year.

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

Sales, general and administrative costs at $69.5 million increased by 21.5%. An increase of 14% was due to the inclusion for the full year of the 2001 acquisitions, but the higher level of cost also reflects our stated intention to invest in global infrastructure to support growth.

We have identified restructuring charges separately in this report, and to allow a consistent comparison we have also reclassified similar items, which arose in 2001. The 2002 charge was $19.5 million in total, of which $13.0 million related to non-cash items. Key components of the overall charge were:

1)	Specialty Chemicals asset impairments of $11.2 million arising from strategic changes in product range or manufacturing processes.

2)	TEL asset writedowns of $1.1 million related to operational changes at the UK plant.

3)	Chlorine severance costs of $1.6 million for 26 employees on the closure of the plant in December, 2002.

4)	Severance costs of $0.9 million for 11 Specialty Chemicals employees in the UK in the third quarter of 2002.

The 2001 restructuring charge of $9.4 million relates mainly to Chlorine plant severance costs and asset impairment charges of $1.3 million and $6.8 million, respectively, that arose when the announcement to close the plant at the end of 2002 was made. There have been significant severance costs in prior years relating to plant closures and downsizing as a response to the market decline in TEL over the years. These charges have been discussed in this report and prior year reports as they were incurred, but we have not retrospectively re-analyzed these to restructuring because we believe that there would be no value added to the exercise by including costs which are, in effect, a fact of life in a declining market.

Our amortization charge has changed substantially. Following our adoption of FAS 142 we no longer amortize goodwill. The equivalent charge in 2001 was $46.5 million. The 2002 charge of $9.5 million relates to the intangible asset arising from the permanent source interruption payments to Veritel.

The reduction in net interest expense from $17.3 million to $12.1 million is due to the benefits of our refinancing in the fourth quarter of 2001.

Following the adoption of FAS 145 in 2003, the debt extinguishment costs from 2001 (see Note 13) which had previously been reported as an extraordinary item in the 2002 and 2001 annual reports have been reclassified as costs of debt extinguishment. This has had the effect of decreasing income before income taxes by $17.1 million but decreasing the income tax charge by $5.8 million. The adjustment is for presentational purposes only and has had no impact on reported net income for 2001.

Minority interest has decreased by 29% to $3.0 million, reflecting market softness experienced by our 50% owned US subsidiary, Octel Starreon.

Our effective tax rate fell from 70.7% in 2001 to 31% in 2002, but after adjusting for the effect of FAS 142 in removing non-deductible amortization of $46.6 million and the debt extinguishment costs which were $11.3 million net of tax of $5.8 million in 2001, there is an increase from 24% to 31%, caused by a change in the disposition of taxable profits between the various geographical areas in which the group operates.

Liquidity and Financial Condition

Cash generated by operating activities was $85.2 million compared with $100.0 million in 2002. Net income was $0.3 million lower than 2002 at $51.8 million. The most significant movement in operating assets was in accounts receivable, where an inflow of $19.7 million in 2003 was considerably less than the inflow of $39.7 million in 2002. 2002 saw a large improvement in year end debtors from 2001 where over 100% of sales in the fourth quarter were outstanding at the balance sheet date. 2003 saw a further improvement in debt collection relative to fourth quarter sales. Net operating assets increased by $2.7 million and $11.4 million due to decreases in accounts payable and accrued expenses and income taxes and other current liabilities, respectively. The increase of $6.0 million arising from non-current assets and liabilities included a $9.3 million non-cash increase in the prepaid pension asset. Capital expenditure in the year was $7.8 million. $1.9 million of these additions relate to the rebuilding of assets in the German subsidiary after a fire in 2002. This was largely funded by insurance proceeds that are recognized in net other expenses on the effective disposal of the damaged assets. However, the level of capital expenditure in 2003 was not significantly different from the level anticipated for 2004. The balance of the additions mainly relates to expenditure on site infrastructure and information technology in the UK.

During 2002, we incurred expenditure of $50.0 million in permanent source interruption payments to Veritel. We recovered $16.0 million from Ethyl’s 32% contribution to these payments, and a further $3.2 million for its share of the $10 million paid in December, 2001. Our share of the outstanding payments was $6.8 million and this payment was made during 2003.

The final settlement of the deferred consideration due with respect to the 2001 acquisitions was made in 2003 and represents the entire $6.0 million cash outflow in respect of business combinations.

The reduction in the total debt in 2003 was $54.6 million, though $2.5 million of this decrease was due to business disposals. All of the Company debt is classified as long term debt as a new financing agreement was signed after the balance sheet date, and under that agreement the first scheduled repayment of term debt is not due until January 31, 2005. Under this facility, $100.0 million of term debt will be drawn down and a revolving credit facility of $50.0 million will be made available. This expires on July 30, 2007. Repayments of $30.0 million are due annually on January 31, 2005, 2006 and 2007 and $10.0 million is due for repayment on July 30, 2007. Octel Starreon, our 50% owned US subsidiary, replaced intercompany financing with third party long-term debt of $10 million in 2002. $7.6 million of this facility remains due at December 31, 2003, of which $1.7 million is due within one year.

A dividend of 6 cents per share was announced in line with the Company’s policy of semi-annual consideration of a dividend. This dividend is 20% higher than the previous dividend. This dividend will be payable on April 1, 2004 to shareholders of record as of February 20, 2004.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America (“GAAP”) requires management to make judgements, assumptions and estimates that affect the amounts reported in the Consolidated Financial Statements and accompanying notes. This note describes the critical accounting policies and methods used in the preparation of the Consolidated Financial Statements.

The policies and estimates that we consider the most critical in terms of subjectivity and judgement of assessment are those related to environmental liabilities, impairment of goodwill and intangible assets, pension accounting, restructuring costs and our marketing agreements with Ethyl. Adverse variance between actual results and our projections in these areas may impact on results of operations and financial condition.

We record environmental liabilities when they are probable and costs can be estimated reasonably. Remediation provisions at December 31, 2003 amounted to $28.9 million and relate principally to our sites in the UK and Germany. We have to anticipate the program of work required and the associated future costs, and we have to comply with environmental legislation in the relevant countries. We view the costs of vacating our main UK site ($25.3 million at 2003 year-end) as a contingent liability because we have no present intention to exit the site.

We have significant goodwill and intangible assets in our balance sheet, with net amounts of $348.9 million and $40.8 million, respectively, at December 31, 2003. These are accounted for in accordance with FAS 142. We regularly review carrying values of goodwill balances by reference to future cash flows as set out in the Company’s strategic long-term plan, but this involves anticipating trading circumstances that will apply in future years. We do expect, based on current projections, to begin to impair goodwill for our TEL business segment in 2004.

We account for pensions in accordance with FAS 87 and provide associated disclosures in accordance with FAS 132. The prepaid pension cost is material to our balance sheet, the net prepayment being $115.9 million at December 31, 2003. The underlying plan asset value and projected benefit obligation were $644.0 million and $616.6 million, respectively, at the end of 2003. Movements in the underlying plan asset value and projected benefit obligation are dependent on actual return on investments and pay awards, as well as our assumptions as to future trends in these areas. The continuation of the prepayment depends on the carrying value of the plan assets exceeding the accumulated benefit obligation. This surplus at the measurement date, October 5, 2003, was $57.9 million. In the event of a deficit, a creditor would be created equal to the sum of the prepayment and the deficit, and the related charge would be written off to accumulated other comprehensive income. Our independent advisors have carried out a full actuarial valuation of the pension plan during 2003 and the results have been reflected in these financial statements. We will continue to monitor the status of the plan on a quarterly basis.

The Company commenced a major program of restructuring during the latter half of 2002. The Company embarked upon further restructuring during 2003 at the UK TEL manufacturing site. This was accounted for under FAS 146 as it was initiated after January 1, 2003. The scheme had a statutory element and an incentive element for agreeing to voluntary severance. The severance terms were also more generous than statutory terms. The statutory minimum element was recognized at the date at which the individual agreed to voluntary redundancy. The amount of total severance cost in excess of statutory requirements is being amortized over the remaining service life of those who agreed to leaving dates beyond their contractual notice period. Other cash restructuring costs are being recognized as expended. The Company also recognized a FAS 112 liability for statutory severance cost for two employees in the European TEL operation.

The Company has entered into a number of sales and marketing agreements with Ethyl for the sale of TEL in all areas of the world except North America through December 31, 2009. Under these agreements we produce the TEL and all marketing and sales effort is in the Octel name. Ethyl provides bulk distribution, marketing and other services. The net proceeds are paid to Ethyl and Octel on an agreed formula with Octel receiving 68% of the total. Sales and expenses incurred under the agreement are included within the Company’s income statement. Ethyl’s share of the net proceeds for services is charged within cost of goods sold. The net proceeds are in the main calculated and settled on a monthly basis, but there is an element receivable by the Company from Ethyl which is computed annually in arrears. In prior years the amounts involved were not significant, but because of increases in the value of this retrospective element, we decided effective January 1, 2002, that it was more appropriate to recognize a prudent accrual during the year, based on best current estimates of the expected outcome.

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

We use interest swaps to manage interest rate exposure and, under the terms of the 2001 refinancing agreements, half of the Senior term loan became the subject of swap agreements. These swap agreements, which convert variable rate to fixed rate, will run to their original maturity date in October 2004. As of December 31, 2003 we had cash and cash equivalents of $46.1 million with no bank overdraft. Long-term debt stood at $104.6 million including a current component of $1.7 million. On the basis that $50.0 million of the $97.0 million Senior term loan is hedged against interest movements and that we would receive more interest on the positive cash balances, then unhedged debt net of cash balances was $54.6 million of unhedged debt less $46.1 million of cash. Thus an hypothetical absolute increase of 1% in interest rates on the net amount of these balances for a one-year period would reduce net income and cash flows by less than $0.1 million before tax. On a gross basis, assuming no additional interest on the cash balances, a 1 % increase in interest rates would reduce net income and cash flows by approximately $0.6 million before tax.

Exchange rate risk

Over 60% of our sales are denominated in US dollars. The TEL market, which represents over 57% of sales, is predominantly a US dollar market, although sales to certain territories are transacted in other currencies, most notably the euro. The balance of Company sales is largely denominated in euros and sterling. TEL manufacturing costs are in sterling as all manufacturing takes place at the UK site in Ellesmere Port. However, most raw materials for TEL are purchased in US dollars. Around 55% of Specialty Chemicals sales are transacted in US dollars. Specialty Chemicals manufacturing costs are not as concentrated in the UK and so sterling accounts for less than 10% of the cost of goods sold for Specialty Chemicals. The remaining 90% is approximately evenly split between US dollars and euros. Around 60% of the Company’s selling general and administrative costs are sterling costs.

A 5% weakening of the US dollar in the range of $1.70 would decrease net income after taxation by approximately $2.2 million, due mainly to the fact that the increased US dollar value of euro and sterling denominated sales is insufficient to offset the increased US dollar value of the UK and European manufacturing and overhead cost.

A 5% reduction in the value of the euro alone would reduce net income by around $0.9 million, due to the loss of euro based gross profit that is not offset by a reduction in euro denominated overhead costs.

The above does not consider the effect of interest or exchange rate changes on overall activity, nor management action to mitigate such changes.

Contractual Commitments

The following represents contractual commitments at December 31, 2003 and the effect of those obligations on future cash flows:

(in millions)	Total	Less than 1 year	1 to 3 years	4 to 5 years	Over 5 years
Long-term debt	$104.6	$1.7	$102.2	$0.7	$—
Severance payments	9.9	9.9	—	—	—
Purchase obligations	20.1	6.0	14.1	—	—
Operating lease commitments	7.2	1.9	2.9	1.7	0.7

Total	$141.8	$19.5	$119.2	$2.4	$0.7

The purchase obligations relate to certain raw material contracts which have been entered into by the Company.

Operating lease commitments relate primarily to office space, motor vehicles and items of office equipment which are expected to be renewed and replaced in the normal course of business.

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

We evaluate costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which we are committed under environmental laws. Total estimated future costs at December 31, 2003 were $54.2 million, of which $25.3 million were deemed to be at management’s discretion. Full provision has been made for the committed costs of $28.9 million. Expenditure against provisions was $3.7 million, $6.6 million and $5.9 million in the years 2003, 2002 and 2001, respectively.

We have also incurred personnel severance costs in relation to the management of the decline in the TEL market and the restructuring of the Specialty Chemicals business segment. Total severance expenditure was $8.2 million, $6.7 million and $3.5 million in the years 2003, 2002 and 2001, respectively. Provision is made for severance costs under the conditions of FAS 146 and FAS 112. The provision at December 31, 2003 was $7.1 million. Severance charges recognized in the income statement in 2003 relating to the restructuring program were $10.2 million. The Company expects that a further $2.8 million will be recognized in 2004 in respect of current severance programs under FAS 146.

Inflation

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.

Cautionary Statement for Safe Harbor Purposes

Certain written and oral statements made by our Company and subsidiaries or with the approval of an authorized executive officer of our Company, including statements made in the Management’s Discussion and Analysis of Financial Condition and Results of Operations or elsewhere in this report and in other filings with the Securities and Exchange Commission, may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe”, “expect”, “intend”, “estimate”, “project”, “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, share of sales or earnings per share growth, and statements expressing general optimism about future operating results—are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on such forward-looking statements since such statements speak only as of the date when made. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, moreover, there can be no assurance that actual results will not differ materially from our expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Controls and Procedures

As of the end of the period covered by this annual report we carried out an evaluation under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of our “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) as of the end of the period covered by this annual report. Based on that evaluation, the Chief Executive Officer and the Chief Financial Officer concluded that our disclosure controls and procedures are effective in alerting them, on a timely basis, to material information that is required to be included in the periodic reports that we must file with the Securities and Exchange Commission. There have been no significant changes in our internal controls over financial reporting or in other factors that have materially affected, or are reasonably likely to materially affect these controls subsequent to the date of that evaluation.

Future Outlook

The future outlook reflects the dichotomy between the growing Specialty Chemicals and the declining TEL business segments. In the last six years, Specialty Chemicals net sales have increased from 18% to 42% of the Company total, and its share of gross profit has grown from 8% to 31%. We expect Specialty Chemicals to continue to grow in importance in the overall Company results.

The TEL market has been in decline since the 1970s, and this trend is expected to continue. Given the uncertainties in the Asian, African and South American markets, world market decline in 2004 is likely to be between 15% and 25%. Cost control initiatives in prior years have delivered benefits in the current year, and the Company will continue to focus on this. We expect the declining TEL business to continue to be cash generative.

The Specialty Chemicals business grew significantly in 2001 through acquisitions. The restructuring activities undertaken in 2002 and 2003 have allowed us to operate this business effectively both to provide acceptable returns and to build a base from which we expect to grow. The benefits from this restructuring will fully impact results in 2004. Further organic sales growth leveraging a product offering that spans the entire range of additives is anticipated in 2004.

Restructuring activities will continue, and we expect that a further $6.0 million in aggregate will be incurred in 2004. This program is an integral part of our overall business improvement process, allowing us to respond effectively to TEL market decline and to provide a sustainable base for our growth business.

Following our adoption of FAS 142 in 2002, the annual amortization charge on goodwill has been replaced by an impairment review process. The decline in the TEL market will inevitably result in impairment charges in future years. Our latest review has revealed no need to recognize an impairment in 2003, but beyond this the likelihood is that TEL goodwill will be impaired, based on our current projections, starting in 2004. An annual impairment review of the goodwill relating to the Specialty Chemicals business indicates that there is no requirement to recognize an impairment charge in respect of this goodwill.

Management’s Statement of Responsibility for Financial Statements

The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America and include amounts that are based on management’s informed judgements and estimates.

The Company maintains accounting systems and internal accounting controls that management believes provide reasonable assurance that the Company’s financial reporting is reliable, that assets are safeguarded, and that transactions are executed in accordance with proper authorization. This internal control structure is supported by the selection and training of qualified personnel and an organizational structure that permits the delegation of authority and responsibility. The systems are monitored by an internal audit function that reports its findings to management.

The Company’s financial statements have been audited by independent auditors, PricewaterhouseCoopers LLP, in accordance with auditing standards generally accepted in the United States of America. These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.

The Audit Committee of the Board of Directors, which consists solely of independent non-employee directors, is responsible to the Board of Directors for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent auditors and internal auditors have full and free access to the Audit Committee without management’s presence to discuss internal accounting controls, results of their audits and financial reporting matters.

Paul W. Jennings
Executive Vice President and
Chief Financial Officer

Report of Independent Auditors to the Board of Directors and Shareholders of Octel Corp.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, cash flows, stockholders’ equity and comprehensive income present fairly, in all material respects, the financial position of Octel Corp. and its subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the Consolidated Financial Statements effective January 1, 2002, Octel Corp. ceased amortizing goodwill on adoption of Statement of Financial Accounting Standard No. 142, Goodwill and Other Intangible Assets.

PricewaterhouseCoopers LLP
London, United Kingdom
February 9, 2004

Consolidated Statements of Income

(in millions, except per share data)

Year ended December 31	2003	2002	2001
Net sales (Note 2)	$462.2	$447.5	$419.2
Cost of goods sold	(257.7)	(253.7)	(230.7)

Gross profit (Note 2)	204.5	193.8	188.5
Operating expenses:
Selling, general and administrative	(75.7)	(69.5)	(57.2)
Research and development	(5.1)	(6.0)	(5.1)
Restructuring charge	(15.0)	(19.5)	(9.4)
Amortization of goodwill and intangible assets	(10.4)	(9.5)	(58.7)

	(106.2)	(104.5)	(130.4)

Operating income (Note 2)	98.3	89.3	58.1
Interest expense	(13.0)	(12.8)	(19.4)
Interest income	0.5	0.7	2.1
Costs of debt extinguishment (Note 13)	—	—	(17.1)
Other (expenses)/income	(4.4)	—	0.3

Income before income taxes and minority interest	81.4	77.2	24.0
Minority interest	(4.3)	(3.0)	(4.2)

Income before income taxes (Note 2)	77.1	74.2	19.8
Income taxes (Note 6)	(23.3)	(23.0)	(14.0)

Income after income taxes from continuing operations	53.8	51.2	5.8
Share of affiliated company earnings	0.9	1.1	—
Discontinued operations, net of tax (note 19)	(3.4)	(0.2)	(0.2)
Cumulative effect of change in accounting policy, net of tax (note 20)	0.5	—	—

Net income	$51.8	$52.1	$5.6

Basic earnings per share	$4.34	$4.41	$0.48

Diluted earnings per share	$4.13	$4.15	$0.45

Weighted average shares outstanding (in thousands) — basic	11,925	11,817	11,764
— diluted	12,554	12,557	12,501

The accompanying notes are an integral part of these statements.

Consolidated Balance Sheets

(in millions, except share and per share data)

At December 31	2003	2002
Assets
Current assets
Cash and cash equivalents	$46.1	$26.7
Accounts receivable (less allowance of $4.8 and $3.1, respectively)	71.7	80.7
Other receivable—Veritel (Note 9)	—	3.2
Inventories
Finished goods	40.7	25.3
Raw materials and work in progress	15.8	30.4

	56.5	55.7
Prepaid expenses	4.6	5.5

Total current assets	178.9	171.8
Property, plant and equipment (Note 11)	48.7	56.8
Goodwill (Note 8)	348.9	352.8
Intangible assets (Note 9)	40.8	50.9
Deferred finance costs (Note 10)	0.1	4.4
Prepaid pension cost (Note 5)	115.9	105.2
Other assets	8.3	5.9

	$741.6	$747.8

Liabilities and Stockholders’ Equity
Current liabilities
Bank overdraft	$—	$4.0
Accounts payable	53.0	55.2
Other payable—Veritel (Note 9)	—	10.0
Accrued liabilities	43.7	45.9
Accrued income taxes	2.8	13.7
Current portion of plant closure provisions (Note 12)	9.2	—
Current portion of long-term debt (Note 13)	1.7	56.8
Current portion of deferred income (Note 14)	2.4	2.0

Total current liabilities	112.8	187.6
Plant closure provisions (Note 12)	27.0	36.4
Deferred income taxes (Note 6)	38.6	34.0
Deferred income (Note 14)	7.7	8.4
Long-term debt (Note 13)	102.9	102.4
Other liabilities	15.8	11.9
Minority interest	6.6	4.6

Stockholders’ Equity (Note 15)
Common stock, $0.01 par value, authorized
40,000,000 shares, issued 14,777,250 shares	0.1	0.1
Additional paid-in capital	276.8	276.7
Treasury stock (2,717,511 and 2,934,420 shares at cost, respectively)	(32.4)	(34.5)
Retained earnings	209.1	157.9
Accumulated other comprehensive income	(23.4)	(37.7)

Total stockholders’ equity	430.2	362.5

	$741.6	$747.8

The accompanying notes are an integral part of these statements.

Consolidated Statements of Cash Flows

(in millions)

Year ended December 31	2003	2002	2001
Cash Flows from Operating Activities
Net income	$51.8	$52.1	$5.6
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	25.8	32.4	87.2
Deferred income taxes	5.0	1.6	(0.8)
Costs of debt extinguishment	—	—	17.1
Loss on disposal of equipment	0.2	5.7	1.1
Loss on disposal of business (Note 19)	2.7	—	—
Unremitted earnings of affiliated company	(0.9)	(1.1)	—
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	19.7	39.7	(33.3)
Inventories	2.2	3.5	4.3
Accounts payable and accrued liabilities	(2.7)	(13.0)	15.3
Income taxes and other current liabilities	(11.4)	0.6	0.4
Plant closure provisions	(1.2)	(7.8)	2.9
Other non-current assets and liabilities	(6.0)	(13.7)	(9.8)

Net cash provided by operating activities	85.2	100.0	90.0

Cash Flows from Investing Activities
Capital expenditures	(7.8)	(11.4)	(8.4)
Business combinations, net of cash acquired	(6.0)	(5.8)	(59.1)
Veritel (Note 9)	(6.8)	(30.8)	(9.5)
Other	1.2	(3.8)	(1.0)

Net cash used in investing activities	(19.4)	(51.8)	(78.0)

Cash Flows from Financing Activities
Minority interest	1.8	(1.4)	0.3
Receipt of long-term borrowings	—	16.6	210.0
Repayment of long-term borrowings	(51.9)	(88.6)	(191.7)
Net (decrease)/increase in short term borrowings	(4.0)	4.0	—
Refinancing costs (Note 13)	(0.2)	—	(16.7)
Dividends paid	(0.6)	(0.6)	—
Repurchase of common stock (Note 15)	(1.2)	(0.2)	(4.0)
Issue of treasury stock	2.9	0.2	1.0
Other	—	—	0.5

Net cash used in financing activities	(53.2)	(70.0)	(0.6)
Effect of exchange rate changes on cash and cash equivalents	6.8	5.5	(6.1)

Net change in cash and cash equivalents	19.4	(16.3)	5.3
Cash and cash equivalents at beginning of year	26.7	43.0	37.7

Cash and cash equivalents at end of year	$46.1	$26.7	$43.0

The accompanying notes are an integral part of these statements.

Consolidated Statements of Stockholders’ Equity

(in millions)

	Common Stock	Additional Paid-In Capital	Treasury Stock	Retained Earnings	Accumulated Other Comprehensive Income	Total Stockholders’ Equity
Balance at January 1, 2001	$0.1	$276.1	$(32.5)	$100.8	$(48.9)	$295.6
Net income	—	—	—	5.6	—	5.6
Net CTA[1] change	—	—	—	—	(8.2)	(8.2)
Repurchase of treasury stock	—	—	(4.0)	—	—	(4.0)
Issue of treasury stock	—	0.4	1.0	—	—	1.4

Balance at December 31, 2001	0.1	276.5	(35.5)	106.4	(57.1)	290.4
Net income	—	—	—	52.1	—	52.1
Dividend ($0.05 per share)	—	—	—	(0.6)	—	(0.6)
Derivatives[2]	—	—	—	—	(1.8)	(1.8)
Net CTA[1] change	—	—	—	—	21.2	21.2
Repurchase of treasury stock	—	—	(0.2)	—	—	(0.2)
Issue of treasury stock	—	0.2	1.2	—	—	1.4

Balance at December 31, 2002	0.1	276.7	(34.5)	157.9	(37.7)	362.5
Net income	—	—	—	51.8	—	51.8
Dividend ($0.05 per share)	—	—	—	(0.6)	—	(0.6)
Derivatives[2]	—	—	—	—	1.3	1.3
Net CTA[1] change	—	—	—	—	13.0	13.0
Repurchase of treasury stock	—	—	(1.2)	—	—	(1.2)
Issue of treasury stock	—	0.1	3.3	—	—	3.4

Balance at December 31, 2003	$0.1	$276.8	$(32.4)	$209.1	$(23.4)	$430.2

1)	Cumulative Translation Adjustment
2)	Unrealized exchange gains/(losses) on derivative instruments.

Consolidated Statements of Comprehensive Income

(in millions)

Total comprehensive income for the years ended December 31	2003	2002	2001
Net income for the year	$51.8	$52.1	$5.6
Changes in cumulative translation adjustment	13.0	21.2	(8.2)
Unrealized exchange gains/(losses) on derivative instruments	1.3	(1.8)	—

Total comprehensive income/(loss)	$66.1	$71.5	$(2.6)

The accompanying notes are an integral part of these statements.

Notes to Consolidated Financial Statements

NOTE 1 Accounting Policies

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

The results of discontinued operations are shown separately in the income statement. Comparative figures for 2002 and 2001 have also been adjusted to reflect the discontinued operations.

Following the adoption of Statement of Financial Accounting Standards (FAS) 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections, the Company has reclassified the income statement for 2001. Previously an extraordinary item of $17.1 million net of tax of $5.8 million had been recognized. The gross cost of $17.1 million has been reclassified in the current period as costs of debt extinguishment. The tax credit of $5.8 million has been included within income taxes. There has been no overall change to net income.

Effective January 1, 2002, the Company adopted FAS 142. Accordingly the Company is no longer required to amortize goodwill.

No adjustment of comparatives on the face of the income statement is required under FAS 142, but the effects on the amount reported for the year ended December 31, 2001 would be as follows:

(in millions except per share)	Reported	FAS 142	Adjusted
2001
Operating income	$58.1	$46.5	$104.6
Income before income taxes	36.9	46.5	83.4
Net income	$5.6	$46.5	$52.1

Basic earnings per share	$0.48	$3.95	$4.43

Diluted earnings per share	$0.45	$3.72	$4.17

Nature of Operations

The Company is a major international manufacturer and distributor of TEL and Specialty Chemicals, operating in 21 countries worldwide. The Company’s products are sold globally, primarily to oil refineries. Principal product lines are TEL, other petroleum additives and performance chemicals.

On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl to market and sell TEL in all areas of the world except North America and the European Economic Area for the period to December 31,2009. All marketing and sales effort made under the arrangement is made in the name of Octel. Octel continues to produce all TEL marketed under the agreements and also provides marketing and other services. Ethyl continues to provide bulk distribution services, marketing and other services. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula, with Octel receiving 68% of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreements. Sales and expenses incurred under the agreements are included within Octel’s income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl’s share of the net proceeds for services is charged within cost of goods sold. This relationship was extended effective January 1, 2000 when OBOAdler entered into a similar agreement. Effective July 1, 2001 Ethyl agreed to participate in the Veritel agreement (see Note 9) and the scope of the agreements was extended to include the European Economic Area.

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

The Company recognizes the total revenue from TEL sales under the Ethyl agreements. The 32% compensation which is paid to Ethyl is recognized in cost of goods sold.

A component of Ethyl’s share of net proceeds (see Nature of Operations above) is an amount recoverable from Ethyl that is agreed annually in arrears. The Company recognizes this quarterly, based on best current estimates of the expected outcome.

Cash Equivalents

Investment securities with maturities of three months or less when purchased are considered to be cash equivalents.

Inventories

Inventories are stated at the lower of cost (FIFO method) or market price.

Property, Plant and Equipment

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is provided over the estimated useful lives of the assets using the straight-line method. The cost of additions and improvements is capitalized. Maintenance and repairs are charged to expenses.

The estimated useful lives of the major classes of depreciable assets are as follows:

Buildings	7 to 25 years
Equipment	3 to 10 years

Goodwill and other intangible assets

Effective January 1, 2002, the Company adopted FAS 142, Goodwill and Other Intangible Assets. Under FAS 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized, but are subject to an annual impairment test. Other intangible assets continue to be amortized over their useful lives. The measurement date for impairment testing of TEL and Specialty Chemicals’ goodwill is December 31, annually. TEL goodwill is also reviewed for impairment at the end of each quarter.

At December 31, 2003, goodwill associated with the Company’s reportable business segments was $269.1 million for TEL and $79.8 million for Specialty Chemicals. The Veritel intangible asset had a carrying value of $40.6 million at December 31, 2003 and is being amortized on a straight-line basis to December 31, 2007 (see Note 9). Other intangible assets were $0.2 million at December 31, 2003, which related chiefly to software costs being amortized over 3 years.

Prior to adoption of FAS 142, goodwill, being the excess of purchase price over the fair value of net assets of subsidiaries acquired, was amortized on a straight-line basis for periods of up to 35 years. The majority of goodwill relates to the TEL business and was being amortized over ten years from January 1, 1998, which was then the expected remaining life of the business. Adoption of FAS 142 did not impact the method of amortizing the other intangible assets.

The Company regularly reviews goodwill and the other intangible assets for impairment based on projected post-tax cash flows, discounted at the Company’s weighted average cost of capital. The current assessment is that the decline in the TEL market will inevitably result in impairment charges, based on our current projections, starting in 2004. The impairment review of the goodwill relating to the Specialty Chemicals business indicates that there is no requirement to recognize an impairment charge in respect of this goodwill.

Deferred Finance Costs

The costs related to debt financing are capitalized and separately disclosed in the balance sheets. The costs associated with the October 2001 financing facility have been fully written down at the balance sheet date as a new financing agreement has been agreed as at January 30, 2004. The costs from that financing arrangement will be capitalized and amortized using the average interest method over the expected life of the agreement. The $0.1 million remaining deferred finance cost at December 31, 2003 relates to the financing facility in Octel Starreon.

Impairment of Long-Lived Assets

The Company evaluates the carrying value of long-lived assets based on discounted post-tax cash flows whenever significant events or changes occur which might impair recovery of recorded costs and writes down net recorded costs to fair value (based on discounted cash flows or market values) if recorded costs, prior to impairment, are higher.

Derivative Financial Instruments

The Company uses various derivative instruments including forward currency contracts and options and interest rate swaps to manage certain exposures. These instruments are entered into under the Company’s corporate risk management policy to minimize exposure and are not for speculative trading purposes.

FAS 133, Accounting for Derivative Instruments and Hedging Activities, establishes accounting and reporting standards for derivative instruments, and requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Changes in the fair value of derivatives that are not designated as hedges, or do not meet the requirements for hedge accounting under FAS 133, are recognized in earnings. Derivatives are tested for effectiveness on a quarterly basis. The ineffective portion of the derivative’s change in value is recognized in earnings. The effective portion is recognized in other comprehensive income until the hedged item is recognized in earnings.

The Company employs interest rate swaps which convert variable rate debt on $50.0 million of the $97.0 million Senior term loan (see Note 13) to fixed rate. These have been designated as cash flow hedges of the underlying variable rate obligation. These have been tested for effectiveness using the dollar offset method. At the end of the term of the swap arrangements, the cumulative gain or loss will be reclassified to the income statement. The interest rate swaps have been recorded as a non-current liability in the balance sheet.

Environmental Compliance and Remediation

Environmental compliance costs include ongoing maintenance, monitoring and similar costs. Environmental costs are accrued when environmental assessments or remedial efforts are probable and the cost can be reasonably estimated. Such accruals are adjusted as further information develops or circumstances change. Costs of future obligations are discounted to their present values using the Company’s weighted average cost of capital.

Earnings Per Share

Basic earnings per share is based on the weighted average number of common shares outstanding during the period, while diluted earnings per share includes the effect of options that are dilutive and outstanding during the period.

Foreign Currencies

The Company’s policy is that exchange differences arising on the translation of the balance sheets of entities that have functional currencies other than the US dollar are taken to a separate equity reserve, the cumulative translation adjustment. In entities where the US dollar is the functional currency, no gains or losses on translation occur. In these entities gains or losses on monetary assets relating to currencies other than the US dollar are taken to the income statement. Gains or losses on foreign currency transactions are included in other expenses in the income statement.

Due to the recent restructuring of the Company’s business activities, the Company has revised the appropriate functional currency of certain subsidiaries. This exercise confirmed that the main UK trading subsidiary and the UK entity that draws down the prime US dollar finance facility and relends it within the Company continue to have the US dollar as their functional currency. Various other holding companies and some of the trading entities in both TEL and Specialty Chemicals were also concluded to now have the US dollar, rather than the local currency, as their functional currency, effective January 1, 2003.

Stock Option Plans

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, for fixed awards, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of FAS 123, Accounting for Stock-Based Compensation and FAS 148, Accounting for Stock-Based Compensation—Transition and Disclosure.

Pension Plans and Other Post-Employment Benefits

Annual costs of pension plans are actuarially determined based on FAS 87, Employers’ Accounting for Pensions. The Company has conformed its pension and other post-retirement disclosures to comply with FAS 132, Employers’ Disclosures about Pensions and Other Post-Retirement Benefits.

Reclassifications

Certain reclassifications have been made to the consolidated financial statements for the prior years to conform with the December 31, 2003, presentation.

NOTE 2 Business Segment and Geographical Area Data

The Company’s operations consist of one dominant industry segment: petroleum additives.

Within the industry segment the Company has identified two main product groups: TEL and Specialty Chemicals. Chlorine is not a reportable segment but has been disclosed separately within TEL to give greater comparability. Prior to 2002 it operated on a cost recovery contractual basis and had no sales. The Chlorine plant was closed in 2002.

The Company had two significant customers in the TEL business segment who individually accounted for more than 10% of net sales in 2003. Net sales to these customers totalled $53.7 million and $50.6 million respectively. In 2002 and 2001 the Company had one significant customer to whom net sales of $62.6 million and $80.5 million were made in those years, respectively.

The following table analyzes sales and other financial information by product group:

Product Group Data

(in millions)	2003	2002	2001
Net sales:
TEL–Ongoing	$266.3	$256.7	$265.0
TEL–Chlorine	—	14.0	—

	266.3	270.7	265.0
Specialty Chemicals	195.9	176.8	154.2

	$462.2	$447.5	$419.2

Gross profit:
TEL–Ongoing	$140.6	136.3	$134.6
TEL–Chlorine	—	(1.8)	—

	140.6	134.5	134.6
Specialty Chemicals	63.9	59.3	53.9

	$204.5	$193.8	$188.5

Operating income:
TEL–Ongoing	$118.4	$117.9	$68.9
TEL–Chlorine	—	(1.8)	—

	118.4	116.1	68.9
Specialty Chemicals	11.2	9.8	13.1
Corporate Costs	(16.3)	(17.1)	(14.5)
Restructuring	(15.0)	(19.5)	(9.4)

	$98.3	$89.3	$58.1

Identifiable assets at year end:
TEL	$426.2	$430.5	$511.2
Specialty Chemicals	199.5	212.1	195.1
Prepaid pension cost	115.9	105.2	82.4

	$741.6	$747.8	$788.7

Sales by geographic area are reported by source (where the transaction originates) and by destination (where the final sale to customers is made). Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.

Identifiable assets are those directly associated with the operations of the geographical area.

Long-lived assets are total assets excluding current assets.

Goodwill has not been allocated by geographical location on the grounds that it would be impracticable to do so.

Geographical Area Data

(in millions)	2003	2002	2001
Net sales by source:
United States	$75.8	$72.7	$63.7
United Kingdom	235.5	278.9	271.2
Rest of Europe	223.4	146.8	134.9
Other	17.2	21.3	20.5
Sales between areas	(89.7)	(72.2)	(71.1)

	$462.2	$447.5	$419.2

Net sales by destination:
United States	$74.2	$80.1	$74.1
United Kingdom	19.5	36.8	24.2
Rest of Europe	50.7	63.1	46.6
Other	317.8	267.5	274.3

	$462.2	$447.5	$419.2

Income /(loss) before income taxes:
United States	$(7.2)	$(3.2)	$(4.5)
United Kingdom	35.8	63.6	(21.6)
Rest of Europe	48.2	9.2	48.5
Other	0.3	4.6	(2.6)

	$77.1	$74.2	$19.8

Long-lived assets at year end:
United States	$3.9	$4.3	$4.9
United Kingdom	162.3	161.5	147.0
Rest of Europe	47.5	56.7	56.4
Other	0.1	0.7	0.4
Goodwill	348.9	352.8	341.7

	$562.7	$576.0	$550.4

Identifiable assets at year end:
United States	$20.4	$66.6	$74.6
United Kingdom	585.6	531.1	561.0
Rest of Europe	130.8	144.2	145.0
Other	4.8	5.9	8.1

	$741.6	$747.8	$788.7

NOTE 3 Stock Option Plans

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

The following table summarizes the transactions of the Company’s stock option plans for the three year period ended December 31, 2003:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Options outstanding December 31, 2000	1,476,204	$8.26
Granted—at discount	97,177	$—	$13.58
—at premium	149,679	$13.09	$4.87
Exercised	(87,986)	$10.26
Cancelled	(153,617)	$11.32
Cancelled for payment	(130,146)	—

Options outstanding December 31, 2001	1,351,311	$8.52
Granted—at discount	123,406	$14.97	$5.93
—at premium	174,813	$16.41	$4.46
Exercised	(105,855)	$1.54
Cancelled	(33,043)	$6.41
Cancelled for payment	(32,909)	$1.86

Options outstanding December 31, 2002	1,477,723	$10.69
Granted—at discount	167,892	$—	$12.89
—at premium	159,500	$13.91	$3.89
Exercised	(285,909)	$8.48
Cancelled	(18,809)	$16.12
Cancelled for payment	(16,980)	$12.66

Options outstanding December 31, 2003	1,483,417	$10.31

The following table summarizes information about options outstanding at December 31, 2003:

Range of Exercise Price	Number Outstanding at 12-31-03	Weighted Average Remaining Life	Weighted Average Exercise Price	Number Exercisable at 12-31-03	Weighted Average Exercise Price
$0-$5	268,810	7.88 years	$0.00	42,711	$0.00
$5-$10	341,595	6.36 years	$7.81	209,029	$7.81
$10-$15	599,608	6.86 years	$13.41	310,488	$13.28
$15-$20	273,404	5.46 years	$16.76	147,354	$16.45

	1,483,417			709,582

The following table summarizes the effect on net income and earnings per share had the Company recorded its compensation expense consistently with the method prescribed by FAS 123:

		Earnings per share
(in millions, except per share data)	Net Income	Basic	Diluted
2003
As disclosed	$51.8	$4.34	$4.13
Compensation expense, net of tax, included in net income	0.6
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.3)

Proforma net income	$51.1	$4.29	$4.07

2002
As disclosed	$52.1	$4.41	$4.15
Compensation expense, net of tax, included in net income	0.5
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.6)

Proforma net income	$51.0	$4.31	$4.06

2001
As disclosed	$5.6	$0.48	$0.45
Compensation expense, net of tax, included in net income	1.0
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.4)

Proforma net income	$5.2	$0.44	$0.42

The fair value of options granted was estimated using the Black Scholes model with the following assumptions:

	2003	2002	2001
Dividend yield	3%	3%	0%
Expected life	4.45 years	4 years	4 years
Volatility	35%	35%	40%
Risk free interest rate	2.69%	3.59%	4.66%

NOTE 4 Earnings per share

Basic earnings per share is based on the weighted average number of common shares outstanding during the year, while diluted earnings per share includes the effect of options that are dilutive and outstanding during the year. Per share amounts are computed as follows:

	2003	2002	2001
Numerator: (millions of dollars)
Income after income taxes from continuing operations	$53.8	$51.2	$5.8
Share of affiliated company earnings	0.9	1.1	—
Discontinued operations, net of tax	(3.4)	(0.2)	(0.2)
Cumulative effect of change in accounting policy, net of tax	0.5	—	—

Net income available to common shares	$51.8	$52.1	$5.6

Denominator: (in thousands)
Weighted average common shares outstanding	11,925	11,817	11,764
Dilutive effect of stock options and awards	629	740	737

Denominator for diluted earnings per share	12,554	12,557	12,501

Net income per share:
Income after income taxes from continuing operations	$4.51	$4.33	$0.49
Share of affiliated company earnings	0.08	0.10	—
Discontinued operations, net of tax	(0.29)	(0.02)	(0.01)
Cumulative effect of change in accounting policy, net of tax	0.04	—	—

Net income available to common shares	$4.34	$4.41	$0.48

Net income per share, diluted:
Income after income taxes from continuing operations	$4.29	$4.08	$0.46
Share of affiliated company earnings	0.07	0.09	—
Discontinued operations, net of tax	(0.27)	(0.02)	(0.1)
Cumulative effect of change in accounting policy, net of tax	0.04	—	—

Net income available to common shares	$4.13	$4.15	$0.45

40,663 options were anti-dilutive in 2003, 2002, and 2001 and have been excluded from the calculation of the diluted earnings per share.

NOTE 5 Pension Plans

The Company maintains a contributory defined benefit pension plan covering substantially all UK employees. The Projected Benefit Obligation (“PBO”) is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.

The Company’s funding policy is to contribute amounts to the plans to cover service costs to date as recommended by the Company’s actuary. Employee and employer contributions since April 2000 were at 2% and 5%, respectively, of pensionable pay. The plans’ assets are invested by six investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents.

Assumptions for the plans as of the end of the last three years were as follows:

	2003	2002	2001
Weighted average discount rate	5.50%	5.60%	5.75%
Rate of increase in compensation levels	3.50%	3.00%	4.0%
Rate of return on plan assets	5.75%	6.75%	6.75%

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plan are as follows:

(in millions)	2003	2002
Change in PBO
Balance at January 1	$583.3	$529.9
Interest cost	32.1	30.5
Service cost	7.0	5.4
Contributions by participants	0.5	0.4
Benefits paid	(33.3)	(33.2)
Actuarial losses/(gains)	27.0	(5.8)
Exchange variance	—	56.1

Balance at December 31	616.6	583.3

Fair value of plan assets
Balance at January 1	580.7	626.8
Actual benefits paid	(33.3)	(33.2)
Actual contributions by employer	1.4	1.2
Actual contributions by participants	0.5	0.4
Actual return on assets	94.7	(73.2)
Exchange variance	—	58.7

Balance at December 31	644.0	580.7

Plan assets excess/(deficit) over PBO	27.4	(2.6)
Unrecognized net loss	86.7	105.1
Unrecognized prior service cost	1.8	2.7

Prepaid pension cost	$115.9	$105.2

Net pension cost for the UK pension plans is as follows:

(in millions)	2003	2002	2001
Service cost	$7.0	$5.4	$7.1
Interest cost on PBO	32.1	30.5	31.9
Expected return on plan assets	(49.4)	(47.4)	(46.6)
Net amortization and deferral	1.0	(0.3)	0.8

	$(9.3)	$(11.8)	$(6.8)

A full actuarial valuation of the pension plan was carried out during 2003, the results of which are reflected in the calculations and disclosures above.

Our German subsidiary has an unfunded defined benefit pension scheme. A valuation under FAS 87 has been performed in 2003 and a charge was recognized to reflect the projected benefit obligation.

Company contributions to defined contribution pension schemes during 2003 were $2.2 million.

NOTE 6 Income Taxes

Income taxes are accounted for using the asset and liability method pursuant to FAS 109, Accounting for Income Taxes. Deferred taxes are recognized for the tax consequences of “temporary differences” by applying enacted statutory rates applicable to future years to differences between the financial statements carrying amounts and the tax bases of existing assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. In addition, FAS 109 requires the recognition of future tax benefits to the extent that realization of such benefits is more likely than not.

The sources of income/(loss) before income taxes were as follows:

(in millions)	2003	2002	2001
Domestic	$(7.2)	$(3.2)	$(4.5)
Foreign	84.3	77.4	24.3

	$77.1	$74.2	$19.8

The components of income tax charges are summarized as follows:

(in millions)	2003	2002	2001
Current:
Federal	$(0.2)	$1.3	$(2.4)
Foreign	11.9	24.9	16.0

	11.7	26.2	13.6

Deferred:
Federal	—	—	0.1
Foreign	11.6	(3.2)	0.3

	11.6	(3.2)	0.4

	$23.3	$23.0	$14.0

Cash payments for income taxes were $23.7 million, $21.3 million and $14.5 million during 2003, 2002, and 2001, respectively.

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

	2003	2002	2001
Statutory rate	35.0%	35.0%	35.0%
Foreign tax rate differential	(9.1)	(6.1)	(40.2)
Amortization	—	0.2	78.3
Unrecognized net operating losses	3.5	5.5	13.6
Tax charge/(credit) from previous years	0.1	(4.4)	(3.0)
Other	0.7	0.8	(13.0)

	30.2%	31.0%	70.7%

The net reduction in the effective tax rate between 2002 and 2003 arose principally due to changes in the mix of taxable profits made in the different geographical localities in which the Company operates.

The net change in the effective tax rate between 2001 and 2002 arises from a decrease due to the effect of FAS 142 in removing disallowable goodwill amortization, the costs of debt extinguishment (see Note 13) and an increase caused by a change in the disposition of Company profits between the various geographical areas in which the Company operates.

Details of deferred tax assets and liabilities are as follows:

(in millions)	2003	2002
Deferred tax assets:
Excess of tax over book basis in property, plant and equipment	$11.1	$12.0
Net operating loss carryforwards	22.6	22.0
Other	—	0.9

	33.7	34.9
Valuation allowance	(21.7)	(21.7)

Total deferred tax assets	12.0	13.2

Deferred tax liabilities:
Pension costs	(34.8)	(31.2)
Other	(15.8)	(16.0)

	(50.6)	(47.2)

Total net provision	$38.6	$34.0

As a result of the Company’s assessment of its net deferred tax assets at December 31, 2003, the Company considers it more likely than not that no valuation allowance is required for $0.9 million (2002-$0.3 million) of its net operating loss carryforwards. These net operating loss carryforwards in 2002 and 2003 were generated in France as a result of recent restructuring activity in Europe. It is expected that sufficient taxable profits will be generated against which the net operating loss carryforwards can be relieved before their usage expires.

Should it be determined in the future that it is no longer more likely than not that these assets will be realized, an additional valuation allowance would be required and the Company’s operating results would be adversely affected during the period in which such a determination would be made.

The Company has not made provision for unremitted earnings from overseas subsidiaries on the grounds that they will not be remitted as they are required in the entities concerned or will be used to fund further investment into other territories. Any determination of the potential amount of unrecognized deferred taxes is not practicable due to the complexities associated with its hypothetical calculation.

NOTE 7 Acquisitions

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

On May 14, 2001 the Company acquired a majority stake in Manhoko Limited. Manhoko is a supplier of personal care products in Asia Pacific. The business was effectively disposed of during June 2003 at a net loss to the Company of $3.1m (see Note 19).

On June 7, 2001 the Company acquired CP Manufacturing BV and CP3500 International Limited. The CP group is headquartered in Holland and manufactures and sells fuel additives for the treatment of heavy oils.

On June 19, 2001 the Company acquired the Bycosin AB group which is headquartered in Sweden. The Bycosin group is a supplier of heavy fuel oil additives.

On August 15, 2001 the Company acquired ProChem Chemicals Inc, a toll processor, which is based in High Point, North Carolina.

The following unaudited information illustrates the results of operations for the year ended December 31, 2001 as if all the

2001 acquisitions had occurred on January 1 of that year. It has been adjusted to reflect amortization of goodwill on acquisitions and financing transactions and the related interest expense. This information is for illustrative purposes only and is not meant to be indicative of actual results that might have been achieved or results that might be attained in the future.

Unaudited Proforma Information

(in millions except per share data)	2001
Net sales	$440.2
Net income	$15.8
Earnings per share —basic	$1.34
—diluted	$1.26

NOTE 8 Goodwill

Goodwill comprises the following:

(in millions)	TEL	Specialty	Total
Gross cost —at January 1, 2002	$548.0	$85.0	$633.0
Acquisitions	0.8	0.7	1.5
Exchange effect	10.6	5.8	16.4

Gross cost —at December 31, 2002	559.4	91.5	650.9

Amortization —at January 1, 2002	(284.0)	(7.3)	(291.3)
Exchange effect	(5.4)	(1.4)	(6.8)

Amortization —at December 31, 2002	(289.4)	(8.7)	(298.1)

Net book amount —at December 31, 2002	$270.0	$82.8	$352.8

Gross cost —at January 1, 2003	$559.4	$91.5	$650.9
Disposals	(0.8)	(3.4)	(4.2)
Exchange effect	—	0.3	0.3

Gross cost —at December 31, 2003	558.6	88.4	647.0

Amortization —at January 1, 2003	(289.4)	(8.7)	(298.1)
Exchange effect	(0.1)	0.1	—

Amortization —at December 31, 2003	(289.5)	(8.6)	(298.1)

Net book amount —at December 31, 2003	$269.1	$79.8	$348.9

Amortization expense was $46.5 million in 2001.

Under FAS 142, goodwill impairment is deemed to exist if the carrying value of goodwill of a reporting unit exceeds its estimated fair value. The Company’s reporting units are generally consistent with the operating segments underlying the segments identified in Note 2, Business Segment and Geographical Area Data.

In reviewing for any impairment charge for 2003, following the adoption of FAS 142, the fair value of the reporting units underlying the segments is estimated using a discounted, after tax cash flow methodology based on management’s best estimates at that time.

During the fourth quarter of 2003, the Company performed its annual impairment review for goodwill for both business segments and believes that there has been no impairment of goodwill.

However, in reviewing the TEL business segment, current assumptions show that there is likely to be an impairment charge in each of the next 3 years of approximately $33.0 million, $45.0 million, and $12.0 million for 2004, 2005, and 2006 respectively. The Company will be performing quarterly impairment reviews from the beginning of 2004 onwards in this business segment and recognizing any impairment on a quarterly basis.

NOTE 9 Intangible Assets

Intangible assets comprise the following:

(in millions)	2003	2002
Gross cost
—OBOAdler	$23.3	$23.3
—Veritel	60.6	60.6
—Other	0.7	0.4

	84.6	84.3

Accumulated amortization
—OBOAdler	(23.3)	(23.3)
—Veritel	(20.0)	(10.1)
—Other	(0.5)	—

	(43.8)	(33.4)

	$40.8	$50.9

OBOAdler

An intangible asset was recognized in the balance sheet on the acquisition of the OBOAdler group on November 9, 1999. It relates to unexpired customer contracts and has been amortized over the average of the relevant contract periods.

Veritel

An intangible asset was recognized in 2001 in relation to amounts payable to Veritel Chemicals BV by our Swiss subsidiary pursuant to a marketing agreement effective July 1, 2001. An initial signing fee of $5 million was paid on entering into the agreement. In December, 2001, notice was given of a permanent source interruption which triggered further payments due to Veritel of $70 million. Under the terms of a separate marketing agreement with Ethyl $24.5 million was recoverable from Ethyl, and the Company’s share of $50.5 million was capitalized by our Swiss subsidiary. The asset is being amortized on a straight-line basis over the six years ending December 31, 2007.

The final payment of $10.0 million, net of $3.2 million which was recovered from Ethyl, was paid during 2003.

Other

The remaining balance relates chiefly to software costs, which are amortized over 3 years.

Intangible asset amortization expense was $10.4 million, $9.5 million and $9.5 million in 2003, 2002 and 2001, respectively.

Future estimated amortization expense is $10.2 million per annum for 2004 through 2007.

NOTE 10 Deferred Finance Costs

On January 30, 2004 the Company agreed a three and one half year refinancing facility which would come into effect on that date. This would replace the existing Company debt facility at December 31, 2003. The net book amount of the deferred finance costs which had been capitalized as a result of the refinancing in October 2001, some $4.4 million at the beginning of the year, was amortized in full during 2003 in anticipation of the refinancing. The remaining balance relates to deferred finance costs held by Octel Starreon, a 50% owned subsidiary of the Company.

(in millions)	2003	2002
Gross cost	$7.0	6.9
Accumulated amortization	$(6.9)	(2.5)

	$0.1	$4.4

Amortization expense was $4.4 million, $2.2 million and $2.6 million in 2003, 2002 and 2001, respectively. The charge is included in interest payable (see Note 1).

NOTE 11 Property, Plant and Equipment

Property, plant and equipment consists of the following:

(in millions)	2003	2002
Land	$3.4	$3.0
Buildings	5.9	4.9
Equipment	88.0	74.2
Work in progress	1.1	6.8

	98.4	88.9
Less accumulated depreciation	(49.7)	(32.1)

	$48.7	$56.8

Depreciation charges were $11.2 million, $20.7 million and $28.5 million in 2003, 2002 and 2001, respectively.

The estimated additional cost to complete work in progress is $1.2 million (2002-$1.9 million).

The Company adopted FAS 143, Accounting for Asset Retirement Obligations, on January 1, 2003 (see note 20). As a result of this, the Company recognized historic assets of $8.3 million of costs to the carrying value of property plant and equipment with a cumulative depreciation uplift of $7.8 million.

In 2002, as part of the restructuring program, asset impairment charges of $13.0 million in aggregate were recorded, mainly relating to UK plants (see Note 12). An additional impairment charge of $0.5 million was recognized in 2003.

NOTE 12 Plant Closure Provisions

The liability for estimated closure costs of Octel’s TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes. Severance provisions have also been made in relation to the Specialty Chemicals business. The opening analysis of provisions has been reclassified to separate out severance provisions previously classified as restructuring provisions and consolidate with other severance provisions.

Movements in the provisions are summarized as follows:

(in millions)	2003 Severance	2003 Other Restructuring	2003 Remediation	2003 Total	2002 Total
Balance at January 1	$4.3	$1.4	$30.7	$36.4	$39.5
Charge for the year	10.2	4.8	3.2	18.2	6.5
Accretion expense	—	—	1.1	1.1	—
Utilized	(8.2)	(6.1)	(3.7)	(18.0)	(14.2)
Released	—	—	(3.0)	(3.0)	—
Exchange effect	0.8	0.1	0.6	1.5	4.6

Balance at December 31	$7.1	$0.2	$28.9	$36.2	$36.4

Current element of provision	$7.1	$0.2	$1.9	$9.2	$—
Non-current element of provision	—	—	27.0	27.0	36.4

Balance at December 31	$7.1	$0.2	$28.9	$36.2	$36.4

Severance charges are recognized in the Income Statement as restructuring costs along with other restructuring costs. Remediation costs are recognized in cost of goods sold.

Severance

Severance provisions related to programs initiated after January 1, 2003 are recognized in accordance with FAS 146. The only such program recognized in 2003 related to the Ellesmere Port site. The site infrastructure and production capacity has been streamlined in anticipation of a further forecast reduction in TEL manufacturing in 2004. A charge of $6.5 million was recognized in the year for the severance of 103 employees. 75 of those employees remained in employment at December 31, 2003 as they work towards agreed leaving dates. A further severance charge of $3.4 million was recognized in relation to the previously planned rationalization of the Specialty Chemical cost base in Europe. A total of 39 employees were affected. The remaining charge relates to one employee in the USA and for two employees in France.

Severance expenditure against provisions in 2003, 2002, and 2001 was $8.2 million, $6.7 million and $3.5 million, respectively. Amounts provided at December 31, 2003 will mostly be paid during 2004.

Other Restructuring

A charge of $2.2 million was recognized for expenditure in the year on the demolition of the sodium plant at the Ellesmere Port site. Also a $2.0 million provision was established against engineering stores rendered obsolete by restructuring at the Ellesmere Port site. A $0.5 million impairment of the EDDS plant was recognized after a review of pricing and future cash flows. The remaining charges relate to sundry asset and inventory write-offs.

Remediation

Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. A detailed review of the expected future costs of decontamination and remediation at the Ellesmere Port site was concluded in December 2003. The results were summarized in a discounted cash flow and are reflected herein. Management’s estimate at December 31, 2003 is analyzed as follows:

(in millions)	Decontamination	Remediation	Total
Total estimated future costs	$33.6	$20.6	$54.2
Discretionary contingent costs	(13.5)	(11.8)	(25.3)

Provision	$20.1	$8.8	$28.9

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination.

Total costs include $25.3 million, which comprise the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently management views these costs as a contingent liability and no provision is made for them.

$3.0 million of the opening provision has been released following a review in December 2003 of the costs of decontamination and remediation at the German plant, which was closed in March 2002.

Remediation expenditure against provisions in 2003, 2002, and 2001 was $3.7 million, $6.6 million and $5.9 million, respectively.

The remediation provision represents the fair value of the Company’s liability recognized under FAS 143 Accounting for Asset Retirement Obligations.

NOTE 13 Long-Term Debt

Long-term debt consists of the following:

(in millions)	2003	2002
Senior term loan	$97.0	$122.0
Revolving credit	—	25.0
Other	7.6	12.2

	104.6	159.2
Less current portion	(1.7)	(56.8)

	$102.9	$102.4

Payments of interest on long-term debt were $7.8 million, $8.1 million and $19.0 million in 2003, 2002 and 2001 respectively.

The net cash outflow in respect of refinancing costs was $0.2 million, $nil and $16.7 million in 2003, 2002 and 2001 respectively.

On April 27, 1998 the Company issued $150 million of Senior Notes due 2006 bearing interest at a fixed rate of 10%. On June 3, 1999 the Company entered into a further $100 million term loan repayable in semi-annual instalments to December 31, 2002. On October 29, 2001 the Company agreed a $250 million refinancing package. It repaid the $45 million outstanding under the 1999 term loan, and on December 6, 2001 it redeemed the $150 million Senior Notes. The make-whole premium of $10.6 million payable to the bondholders, and the write-off of the net book amount of deferred finance costs relating to the old debt of $6.5 million, totalling $17.1 million, have been expensed in the income statement as costs of debt extinguishment. The attributable taxation credit of $5.8 million has been included within income taxes. As described in Note 1, the costs of debt extinguishment net of the attributable taxation had been shown as an extraordinary item until the adoption of FAS 145 during 2003.

The refinancing package in October 2001 comprised a term loan of $210 million and a revolving credit facility of $40 million. The term loan was repayable in semi-annual instalments over three years. The revolving facility was available throughout the loan period until October 2004. The facility was collateralized on the Company’s assets and bore interest at LIBOR plus 2.625%, the premium reducing as certain leverage ratios were met. There are terms in the facility which, if they had been breached, would result in the loan becoming repayable on demand. These terms contained certain restrictions on the Company’s operations, including the ability to pay dividends and buy back shares. Costs of the October 2001 refinancing of $6.9 million were capitalized.

There was $97 million outstanding under the terms of this facility at December 31, 2003, which would have fallen due for repayment in October 2004. There was no drawdown against the revolving credit facility at December 31, 2003.

On January 30, 2004 the Company reached agreement with a syndicate of banks for a new term loan of $100 million repayable over three and one half years. An additional $50 million revolving credit facility was also agreed which will expire on July 30, 2007. Repayments of $30 million are due on January 31 of 2005, 2006 and 2007 and a final repayment of $10 million will fall due on July 30, 2007. As this facility is in place before the publication of the Company results and as no repayments are due against the new facility in 2004, all of the $97 million Company loan drawn down at December 31, 2003 is classified as long term debt.

The following table presents the projected annual maturities for the next five years after 2003:

(in millions)
2004	1.7
2005	31.7
2006	31.7
2007	38.8
2008	0.7

$104.6

NOTE 14 Deferred Income

Movements in deferred income are summarized as follows:

(in millions)	2003	2002
Received	$38.6	$38.6
Amortized	(28.5)	(28.2)

	10.1	10.4
Less: current portion	(2.4)	(2.0)

	$7.7	$8.4

Deferred income relates to amounts received from Ethyl relating to a prepayment for services to be provided under the sales and marketing agreement with OBOAdler, effective January 1, 2000.

NOTE 15 Stockholders’ Equity

	Common Stock			Treasury Stock
(number of shares in thousands)	2003	2002	2001	2003	2002	2001
At January 1	14,777	14,777	14,777	2,934	3,027	2,870
Exercise of options	—	—	—	(285)	(106)	(88)
Stock purchases	—	—	—	69	13	245

At December 31	14,777	14,777	14,777	2,718	2,934	3,027

NOTE 16 Fair Value of Financial Instruments

The following table presents the carrying amount and fair values of the Company’s financial instruments at December 31, 2003 and 2002:

	2003		2002
(in millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Non-derivatives:
Cash and cash equivalents	$46.1	$46.1	$26.7	$26.7
Bank overdraft	—	—	(4.0)	(4.0)
Long term debt	(104.6)	(104.6)	(159.2)	(159.2)

Derivatives:
Interest rate swaps	$(0.5)	$(0.5)	$(1.8)	$(1.8)

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

Derivatives: The fair value of derivatives, which relates to interest rate swaps, was estimated based on current settlement prices and comparable contracts using current assumptions.

The cumulative gains and losses on derivatives are summarized as follows:

(in millions)	2003	2002
Balance at January 1	$(1.8)	$—
Change in fair value	1.3	(1.8)

Balance at December 31	$(0.5)	$(1.8)

The interest rate swaps have been designated as a cash flow hedge against $50.0 million of underlying variable rate debt obligations which stood at $104.6 million at December 31, 2003. The hedges were determined to be effective and consequently the cumulative unrealized losses of $0.5 million and $1.8 million in 2003 and 2002 respectively have been recorded in accumulated other comprehensive income. The Company expects to reclass the cumulative gain or loss into earnings on expiry of the swaps in October, 2004.

NOTE 17 Financial Instruments and Risk Management

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage well defined interest rate and foreign exchange exposures.

The Company uses interest rate swaps, floor and collar and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The terms of the October 2001 refinancing agreement obliged the Company to take out interest hedges for half of the Senior term loan. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

Under the terms of the January 2004 refinancing agreement (see Note 13), the Company is not obliged to take out interest rate swaps for any portion of the Senior term loan. However, the Company has determined to keep the existing interest rate swaps in place until the original maturity date in October 2004.

As of December 31, 2003 the Company had the following interest rate instruments in effect (notional amounts in millions):

	Notional Amount	Strike Rate	Period
Interest swap	$50.0	3.625%	10/04

The Company sells a range of TEL, petroleum additives and performance chemicals to major oil refineries and chemical companies throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize risk. Collateral is not generally required.

NOTE 18 Commitments and contingencies

The Company has commitments under operating leases primarily for office space, motor vehicles and various items of computer and office equipment. The leases are expected to be renewed and replaced in the normal course of business. Rental expense was $1.8 million in 2003, $1.5 million in 2002 and $1.3 million in 2001.

Future commitments under non-cancelable operating leases are as follows:

(in millions)
2004	$1.9
2005	1.5
2006	1.4
2007	1.0
2008	0.7
Thereafter	0.7

$7.2

Commitments in respect of environmental remediation obligations are disclosed in Note 12.

Guarantees

The Company and certain of its consolidated subsidiaries were contingently liable at December, 2003 for $11.1 million, primarily relating to guarantees of debt of affiliated companies and performance under contracts entered into as a normal business practice. This included guarantees of non-US excise taxes and customs duties.

Under the terms of the guarantee arrangements, generally the Company would be required to perform should the affiliated company fail to fulfill its obligations under the arrangements. In some cases, the guarantee arrangements have recourse provisions that would enable the Company to recover any payments made under the terms of the guarantees from securities held of the guaranteed parties’ assets.

Indemnities and warranties

In connection with the disposal of Octel Waste Management Limited (‘OWM’) on June 26, 2003 the Company indemnified the purchaser in respect of the environmental liability arising from the possible historic contamination of their leased site at Ellesmere Port, UK up to a maximum of £2.0 million ($3.6 million). In general, the environmental conditions or events that are subject to this indemnity must have arisen prior to June 26, 2003 and there is no time limit on when claims must be asserted. This potential liability is included in the Company’s remediation provision.

In addition, the Company provided certain warranties in respect of the disposal of OWM. The Company would be required to perform should the contingent liabilities in respect of the warranties become actual and could be required to make maximum future payments of £3.7 million ($6.6 million).

There are no recourse provisions enabling recovery of any amounts from third parties, nor are any assets held as collateral in respect of the indemnity or warranties.

NOTE 19 Discontinued operations

On June 26, 2003 we disposed of our investment in Octel Waste Management Limited, a non-core UK business which was part of the TEL reporting segment, for cash consideration of $4.2 million. The net assets of the company were $1.4 million, principally comprising capital work-in-progress of $5 million offset by bank debt of $1.6 million and intercompany balances of $2.0 million. The company had not started trading. The net loss to the Company was $0.3 million, on which no tax charge or credit arose.

Manhoko Limited, a loss-making Hong Kong subsidiary of the Specialty Chemicals reporting segment, was placed into voluntary liquidation on July 4, 2003, pursuant to a shareholders’ meeting in June. The net liabilities of Manhoko on disposal were $3.0 million comprising:

(millions of dollars)
Accounts receivable	$1.0
Inventories	0.1
Property, plant and equipment	0.6
Accounts payable	(2.5)
Intercompany balances	(0.8)
Bank loans	(0.7)
Other non-current liabilities	(0.7)

$(3.0)

The Company loss on disposal was $3.1 million and included pretax losses for the six months ended June 30, 2003 in Manhoko’s books of $0.6 million, based on net sales in the period of $1.0 million. No tax charge or credit on the loss is anticipated.

NOTE 20 Asset retirement obligations

Effective January 1, 2003 we adopted FAS 143, Accounting for Asset Retirement Obligations. This applies to legal obligations associated with the construction, acquisition and operation of a long-lived asset. Under FAS 143 the amount recorded as a liability is capitalized by increasing the carrying amount of the related long-lived asset, which is then depreciated over its useful life. If the liability is settled for an amount other than the recorded balance, either a gain or loss will be recognized at settlement.

The amounts recorded as liabilities in our balance sheet were unchanged by FAS 143 because all qualifying costs had been fully provided under our pre-existing accounting policy. However, we had previously expensed these costs in full, so the change brought about by FAS 143 has been the retrospective capitalization and depreciation of those costs. As a result, a total of $8.3 million of costs were added to the carrying amount of property, plant and equipment. Since most of the relevant plant is nearing the end of its useful life, the cumulative depreciation uplift was $7.8 million.

The effect on the income statement, reflecting the net book value of costs previously written off but now capitalized, was $0.5 million and has been disclosed separately on the face of the income statement as “cumulative effect of change in accounting principle”

NOTE 21 Recently Issued Accounting Pronouncements

On December 23, 2003, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 132 (revised 2003), Employers’ Disclosures about Pensions and Other Postretirement Benefits, an amendment of FASB Statements No. 87,88, and 106, and a revision of FASB Statement No. 132. This Statement revises employers’ disclosures about pension plans and other post-retirement benefit plans. It does not change the measurement or recognition of those plans required by FAS Statements No. 87, Employers’ Accounting for Pensions, No.88, Employers’ Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, and No. 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions. The new rules require additional disclosures about the assets, obligations, cash flows, and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The required information should be provided separately for pension plans and for other postretirement benefit plans.

The new disclosures are generally effective for 2003 calendar year-end financial statements of public companies, with a delayed effective date for certain disclosures, for foreign plans, and for non-public entities. As disclosed in Note 5 the Company operates a foreign pension plan registered in the UK and will accordingly provide the interim disclosures in its first quarter, 2004 Form 10-Q and the full year disclosures in its 2004 Annual Report.

Quarterly Summary

(unaudited)

(dollar amounts in millions except per share data)	First Quarter[1]	Second Quarter	Third Quarter	Fourth Quarter
2003
Net sales	$97.2	$113.8	$123.3	$127.9
Gross profit	39.9	49.6	56.4	58.6
Operating income	19.1	20.9	31.0	27.3
Net income	10.9	9.6	18.4	12.9
Net cash provided by operating activities	5.5	11.7	38.8	29.2
Per common share:
Earnings —basic	0.92	0.81	1.54	1.08
—fully diluted	0.88	0.77	1.47	1.02
Market price —high	18.27	16.17	19.00	20.48
—low	12.70	12.56	13.52	16.85
2002
Net sales	$113.6	$98.3	$115.2	$120.4
Gross profit	49.1	48.0	48.0	48.7
Operating income	29.8	28.4	25.3	5.8
Net income/(loss)[2]	18.4	17.7	18.3	(2.3)
Net cash provided by operating activities	44.0	22.2	18.1	15.7
Per common share:
Earnings —basic	1.56	1.50	1.54	(0.19)
—fully diluted	1.47	1.40	1.45	(0.19)
Market price —high	18.95	25.94	26.09	19.71
—low	16.14	18.60	18.50	15.80

1)	The first quarter figures for 2003 and the figures for 2002 have been restated to reflect the disposals of Manhoko Limited and Octel Waste Management Limited which did not take place until June 2003.
2)	The effective tax rate for fiscal 2002 was 31.0%. However, the estimated effective rate used in quarter 1 was 25.2% and in quarters 2 and 3 it was 23.0%. Had the full year rate been used on a quarterly basis, the effect would have been to reduce net income in the first, second and third quarters by $1.4 million, $2.3 million and $2.0 million, respectively. As a result net income in the fourth quarter would have increased by $5.7 million.

Octel Corp.

Board of Directors

Dr. Robert E. Bew

Chairman and Director

Retired CEO of ICI Chemical & Polymer

Division and Chairman of Phillips Imperial

Petroleum Ltd.

Former Chairman of European Process

Industries Competitiveness Centre.

Dennis J. Kerrison

President and

Chief Executive Officer

Previously Executive Vice President,

Great Lakes Chemical Corporation

Former Chief Executive Officer

of Hickson International PLC.

Martin M. Hale

Director

Director of Great Lakes

Chemical Corporation

Former President and Chief Executive

Officer of Marsh & McClennan

Asset Management Company

Dr. Benito Fiore

Director

Former chairman and Chief Executive

Officer of Enichem UK Ltd.

James M.C. Puckridge

Director

Director of Thomas Swan & Co. Ltd.

Retired Chairman of Elf Atochem UK Ltd.

Charles M. Hale

Director

Executive Chairman of Polar Capital

Partners Ltd.

Former Managing Director and

Vice Chairman of CSFB Europe Ltd.

Former General Partner of Lehman

Brothers Kuhn Loeb.

Former Managing Director of

AG Becker International

Samuel A. Haubold

Director

Former Senior Partner of Kirkland

& Ellis International, London

Corporate Officers

Dennis J. Kerrison

President and Chief

Executive Officer

Dr. Alexander A. Dobbie

Executive Vice President,

Petroleum Specialties

Dr. Catherine Hessner

Senior Vice President,

Human Resources

Dr. Geoffrey J. Hignett

Senior Vice President,

Corporate Leadership

Paul W. Jennings

Executive Vice President and

Chief Financial Officer

Dr. Ian McRobbie

Senior Vice President,

Research and Technology

Richard T. Shone

Vice President, Safety,

Health and Environment

John P. Tayler

Vice President and

General Counsel

Sharon E. Todd

Executive Vice President,

Performance Chemicals

Director of Corporate

Development

Investor Information

Corporate Offices

Octel Corp.

220 Continental Drive

Newark, DE 19713

USA

Shareholder Inquiries

Equiserve

PO Box 43069

Providence, RI 02940-3069

USA

Tel: (781) 575 2726

TDD: 1 800 952 9245

www.equiserve.com

Independent Auditors

PricewaterhouseCoopers LLP,

London, UK

Legal Counsel

Kirkland & Ellis International LLP,

London, UK

Investor Relations

Octel Corp.

Global House

Bailey Lane

Manchester M90 4AA

UK

Tel: +44 161 498 8889

investor@octel-corp.com

Octel Corp. Common Stock

New York Stock Exchange

Symbol: OTL

Corporate Website

www.octel-corp.com

Form 10-K and Additional Information

Form 10-K is the company’s annual report filed with the Securities and Exchange Commission. The CEO and CFO certifications required by Section 302 of the Sarbanes- Oxley Act of 2002 have been filed as an exhibit to the Form 10-K.

Copies of the Form 10-K and other financial and corporate governance information, including Octel’s Code of Ethics, are available from Investor Relations.

This information can also be accessed via the Investor Relations page of our corporate website.

In accordance with the New York Stock Exchange listing rules, the Company will submit the CEO certification required by Section 303A.12 no later than 30 days after the annual shareholder meeting.

Environment, Health and Safety

Copies of our latest report are available from Investor Relations.

www.octel-corp.com