Form 10-K, Exhibit 13
period 2004-12-31
OCTEL CORP
filed 2005-03-31
CIK 1054905

Exhibit 13.1

01

WE’RE NOT JUST

AN ADDITIVES COMPANY.

WE’RE THE

ADDITIVES COMPANY.

02

WE’RE ADDING MORE

TO MAKE LIFE BETTER.

TODAY’S OCTEL IS A DYNAMIC SPECIALTY

CHEMICALS COMPANY WITH A CLEAR FOCUS ON

INTEGRATING PERFORMANCE ADDITIVES INTO

OUR CORE MARKETS.

WE’RE ADDING FOCUS ON OUR CUSTOMERS,

THEIR MARKETS, AND THEIR NEEDS.

WE’RE ADDING ALLIANCES AND ACQUISITIONS

TO BUILD A TRULY GLOBAL BUSINESS.

WE’RE CREATING NOVEL ADDITIVE SOLUTIONS

THAT INCREASE PERFORMANCE IN ALL

END-USE APPLICATIONS.

WE’RE OCTEL—AND WE’RE ADDING VALUE,

VITALITY, AND INNOVATION TO EVERYTHING WE DO.

03

04

05

06

SMARTER PERFORMANCE IN SPECIALTY SOLUTIONS

BUSINESS UNIT

Performance Chemicals

PRODUCT RANGES

Chelating Agents

Conductivity Improvers

Defoamers

Rheology Modifiers

Specialty Surfactants

Dispersants

Conditioning Agents

Emulsifiers

Thickeners

Waxes

Fragrances

Emollients

Performance Chemicals supplies a range of specialty additives to its main markets: personal care and cosmetics; household and industrial; and surface coatings. In 2004, the business flourished and grew as we enhanced our product portfolio with two acquisitions, followed by a third just after year end. New products saw high growth in the year. Now a truly global business, Octel’s Performance Chemicals products are making a difference across the US, Europe, and Asia-Pacific.

The key to better performance in performance chemicals? Listening to and understanding our customers, and providing innovative and practical solutions to their problems across a range of markets and applications.

2004 HIGHLIGHTS

•	Acquired Leuna Polymer GmbH, Germany, manufacturer of specialist synthetic waxes and EVA co-polymers

•	Acquired Aroma & Fine Chemicals, UK, manufacturer of aroma chemicals including lilestralis, used in fabric softeners, soaps, and other personal care products

•	Agreed to acquire Finetex, USA, a high quality, technology-based business supplying specialty surfactants and emollients to industrial markets, including personal care and cosmetics

07

08

09

SMARTER PERFORMANCE IN FUEL ADDITIVES

BUSINESS UNIT

Petroleum Specialties

PRODUCT RANGES

Detergents and Formulations

Conductivity Improvers

Combustion Improvers

Cold Flow Improvers

Cetane Number Improvers

Dispersants

Stabilisers

Lubricity Improvers

Antioxidants

Octane Enhancers

Dyes and Markers

Corrosion Inhibitors

Filter Regeneration Additives

Metal Deactivators

Benefiting from Octel’s experience and expertise in fuel additives, Petroleum Specialties has grown both organically and by acquisition over the last five years. With our diverse product range and worldwide reach, we are well positioned to meet the needs of our customers in a broad section of fuel markets: power and marine; refinery and performance specialties; heating; and diesel particulate filter systems.

We’ve worked steadily through 2004 on integrating our acquisitions, as well as on refocusing our business organization on a regional basis. This has resulted in improved service to our global customers. In the US, the acquisition of full ownership of our former joint venture, Octel Starreon, gives us a strong and wide base from which to further develop our American business.

2004 HIGHLIGHTS

•	Acquired remaining 50 percent of Octel Starreon, and enjoyed a record year for this former joint venture

•	Developed a new three-regional structure

•	Bolstered growth in Asia Pacific through enterprising business partnerships

•	Gained a reliable quality supply of cold flow additives for our European business through Octel’s acquisition of Leuna Polymer

SMARTER PERFORMANCE IN PRODUCT STEWARDSHIP

BUSINESS UNIT

Lead Alkyls

PRODUCT RANGES

Octane Enhancer - Tetraethyl Lead (TEL)

Historically the company’s core product, tetraethyl lead (TEL) is the best performing octane enhancer for automotive and aviation gasoline, but cannot be used in gasoline for motor vehicles with catalytic converters. Octel continues to support the world phase-out program for TEL, working closely with customers to ensure responsible and safe supply of the product while it is still required. Through Octel Environmental, we manage the clean-up of redundant plants as refineries make the necessary transition.

The workforce at our manufacturing site joined hand in hand with our business team to meet with spirit the challenge of change. This year we’ve met production targets, matched the needs and requirements of customers in politically and economically sensitive areas of the world, and delivered an excellent performance in both product supply and redundant plant remediation.

2004 HIGHLIGHTS

•	Maintained gross margin above 50 percent despite lower volumes
•	Deferred plant downsizing at Ellesmere Port into 2005
•	Met all our customers’ needs through a politically challenging time

LETTER TO SHAREHOLDERS

Dear Shareholders: Since Octel’s rebirth in 1998, the task of growing our specialty chemical business—with a clear focus on performance additives—has been our first priority. We believe this is the best way of growing shareholder value.

The success our company has enjoyed in achieving this goal can be attributed to three basic factors: strategically exploiting our technology and core competencies; developing trusting and fruitful partnerships with customers; and, most importantly, creating a company-wide environment that nurtures the dedication and commitment of employees throughout the world.

It should therefore be no surprise that our theme for this year’s Annual Report is Octel’s emergence as a true performance additive company. Indeed, TEL (tetraethyl lead), our original core business and star product, with its unique performance and gasoline enhancement properties, well may be regarded as the performance additive without equal. We are pleased to report that TEL had another excellent year. But demand for the product continues to phase out in our major markets. This, in turn, reinforces the need for us to establish critical mass in the specialty chemicals field.

And we have succeeded. Whereas 2003 was essentially a year of consolidation, 2004 marked a year of significant strides in the direction of specialty chemicals. We accomplished this with a twofold plan of organic growth and acquisitions.

In July, our purchase of the remaining 50 percent of our North American joint venture, Octel Starreon, set the stage for us to create a truly global fuel additives business within Petroleum Specialties. Throughout 2004 we completed the integration of previous acquisitions into this business, and now have a regionally-based organization that is adapted to meet our customers’ needs.

We also made two European acquisitions, purchasing Leuna Polymer in July, and Aroma & Fine Chemicals in August. Our busy summer was complemented by our agreement to purchase the American company Finetex; this transaction was completed in early 2005. Taken together, these three acquisitions have broadened and deepened our range of performance additives, and have also created a new strategic business unit for reporting purposes: Performance Chemicals.

We believe that this separation of our petroleum and non-petroleum specialties businesses will allow us to portray our activities with greater clarity; give shareholders a better understanding of our specialty chemicals business; and impart a real feel for how far we’ve come since our spin-off in 1998. At that time, our Specialty Chemicals business unit comprised a very small percent of our turnover, and the business was not profitable. Since then we have achieved respectable year-on-year growth. In 2004, the business grew 26 percent; since 1998, it has more than tripled.

Of course, a company such as ours requires vigilance across the board, both in financial and non-financial performance. So we continue to improve our non-financial performance in several sectors. We are particularly proud of Octel’s responsible approach to safety, health, and the environment—all areas of paramount concern. Our excellent safety record in 2004 reflects our having recorded no lost time accidents (LTAs) throughout the year. Our main manufacturing site in Ellesmere Port, UK, has achieved a record of three years—and over three million man hours—without an LTA. Our employees’ hard work and insistence on high standards in this area has earned us the UK Chemical Industries Association 2004 Responsible Care Award, as well as a third Gold Award from the Royal Society for the Prevention of Accidents.

We continue to invest in training for our workforce, and in developing a partnership approach throughout a time of significant change. Our efforts were rewarded when we were honored to receive the CIA People Management Award for 2004. We are proud to be recognized in this way by our industry peers, and are fully conscious of the commitment invested by all our employees.

Regarding sustainable development, Octel is taking a prominent position in the UK chemical industry, and we are applying our principles across the company. Our Sustainable Development Report for 2004 builds on and supplements the Environment, Health, and Safety Report we have issued over the past four years, and will be made available to shareholders.

Looking ahead, we foresee a busy year of interesting challenges, sustained commitments, and increasing growth. We are confident in our employees’ ability to solve problems creatively, continue to improve performance, and add value through innovation. Our special thanks to them and to you, our shareholders, for supporting us in 2004.

DENNIS J. KERRISON	ROBERT E. BEW
PRESIDENT AND	CHAIRMAN
CHIEF EXECUTIVE OFFICER

2004

Financial Report

CONTENTS

Financial Highlights	21

Management’s Discussion and Analysis of Financial Condition and Results of Operations	22

Management’s Statement of Responsibility for Financial Statements	38

Report of Independent Registered Public Accounting Firm	39

Consolidated Statements of Income	40

Consolidated Balance Sheets	41

Consolidated Statements of Cash Flows	42

Consolidated Statements of Stockholders’ Equity	43

Consolidated Statements of Comprehensive Income	43

Notes on Consolidated Financial Statements	44

Quarterly Summary (unaudited)	61

Principal Subsidiaries	62

Board of Directors and Corporate Officers	63

Investor Information	64

FINANCIAL HIGHLIGHTS

DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE FIGURES	2004(1)	2003(1)(2)	2002(1)(2)	2001	2000
SUMMARY OF PERFORMANCE
Net sales	$480.5	$454.6	$441.0	$419.2	$422.4
Impairment of TEL business goodwill(3)	40.7	—	—	—	—
Operating income	40.8	97.2	89.4	58.1	58.7
Costs of debt extinguishment	—	—	—	17.1	—
Income before income taxes and minority interest	33.0	80.9	77.3	24.0	39.3
Minority interest	1.9	4.3	3.0	4.2	3.6
Income taxes	20.0	23.2	23.0	14.0	17.4
Income before share of affiliated company earnings
from continuing operations	11.1	53.4	51.3	5.8	18.3
Net income	6.2	51.8	52.1	5.6	18.3
Net cash provided by operating activities	62.4	85.2	100.0	90.0	134.0
FINANCIAL POSITION AT YEAR END
Working capital	60.4	67.8	41.0	68.1	87.2
Total assets	790.6	741.6	747.8	788.7	700.8
Long-term debt (including current portion)	124.3	104.6	159.2	231.0	210.0
Stockholders’ equity	$445.8	$430.2	$362.5	$290.4	$295.6
FINANCIAL RATIOS
Net income as a percent of sales	1.3	11.4	11.8	1.3	4.3
Effective income tax rate(4)	64.3	30.3	31.0	70.7	48.8
Current ratio(5)	1.2	1.6	0.9	1.0	1.4
SHARE DATA
Earnings per share
– Basic	0.50	4.34	4.41	0.48	1.46
– Fully diluted	0.48	4.13	4.15	0.45	1.41
Earnings per share from continuing operations
– Basic	0.90	4.48	4.34	0.49	1.46
– Fully diluted	0.85	4.25	4.09	0.46	1.41
Dividend paid per share	0.12	0.05	0.05	—	—
Shares outstanding (basic, thousands)
– At year end	12,337	12,059	11,843	11,750	11,907
– Average during year	12,345	11,925	11,817	11,764	12,581
Stock price
– High	32.00	20.48	26.09	19.20	12.90
– Low	18.62	12.56	15.80	11.40	7.80
– At year end	20.81	19.69	15.80	18.00	11.50

(1)	From January 1, 2002, the amortization of goodwill ceased in accordance with FAS 142.

(2)	2003 and 2002 comparatives have been restated in order to reflect discontinued operations.

(3)	See note 9 to the financial statements.

(4)	Effective income tax rate is defined as Income taxes divided by Income before income taxes.

(5)	Current ratio is defined as current assets divided by current liabilities.

MANAGEMENT’S DISCUSSION

AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

Octel Corp. (the Company) has three business segments for management purposes — Lead Alkyls (TEL), Petroleum Specialties and Performance Chemicals. As a result of operational and economic similarities and due to the relative sizes of the businesses, Petroleum Specialties and Performance Chemicals have previously been aggregated for reporting purposes as the Specialty Chemicals business segment. However, following the acquisition of the remaining 50% of shares in Octel Starreon LLC in Petroleum Specialties, and the acquisitions of Leuna Polymer GmbH (Leuna) and Aroma & Fine Chemicals Limited (AFC) in Performance Chemicals in 2004, the Company has decided to separate out the two businesses in the former Specialty Chemicals segment for both internal and external reporting with effect from the fourth quarter of 2004. This more accurately reflects the way these businesses are now run. The Company’s strategy is to maximize cash generation from the declining TEL business by consolidating the Company’s position in the market and by rigorous management of the cost base. Funds generated by the TEL business will be used to pay down debt, to buy back shares and to invest in growing the Petroleum Specialties and Performance Chemicals businesses. Investment in these areas will be to stimulate organic growth in existing areas and to acquire new businesses.

TEL BUSINESS

TEL sales represented 50.7% of total sales in the year ended December 31, 2004. The principal product of the TEL business is the lead alkyl antiknock compound tetraethyl lead (TEL). The product was first developed in 1928 and introduced into the European market for internal combustion engines to boost octane levels in gasoline, allowing it to burn more efficiently and eliminating engine knock. It also acts as a lubricity aid, reducing engine wear. Worldwide use of TEL has declined since 1973 following the enactment of the Clean Air Act of 1970 in the USA and similar legislation in other countries, particularly in Europe. The trend away from use of leaded gasoline has resulted in a rate of volume decline in recent years in the range of 10–25% per annum. The rate of volume decline experienced in 2004 was 15.5%. Management believes that a rate of decrease at the high end of this range will occur in 2005 and that TEL volumes will continue to decline year on year at a similar rate. When the market for leaded gasoline for use in automobile engines has ceased, a small volume will remain related to the use of TEL in aviation fuel.

In the TEL market, the Company sells principally to the retail refinery market, which comprises independent, state or major oil company owned refineries throughout the world. The TEL business competes with marketers of products and processes that provide alternative ways of enhancing octane performance in automotive gasoline. The Company is the largest marketer of TEL worldwide.

On October 1, 1998, after Octel’s spin-off from the Great Lakes Chemical Corporation (Great Lakes), the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area for the period to December 31, 2009. The Company manufactures TEL and all marketing and sales effort is in the Octel name. The net proceeds are paid to Ethyl and Octel on an agreed formula, with Octel receiving 68% of the total. Octel supplies Ethyl on a wholesale price basis with TEL for resale to the customers in the United States under two separate long term supply agreements at prices adjusted annually through agreed formulae.

On November 9, 1999 the acquisition of the OBOAdler group was completed. Effective January 1, 2000 OBOAdler entered into sales and marketing agreements with Ethyl similar to those already in place between Octel and Ethyl.

On July 1, 2001 a marketing agreement was signed with Veritel Chemicals BV (Veritel). As Ethyl agreed to participate in this agreement, the only area excluded from the marketing agreements with Ethyl since this date has been North America. At the end of December 2001 the Company was notified, under the terms of the marketing supply and service agreements with Veritel, of a permanent source interruption in the supply of TEL from their supplier. This triggered phased payments to Veritel of $70 million of which 32% was recovered from Ethyl.

The Company continues to reduce the TEL cost base and manufacturing capacity in line with the decline in market demand. The German manufacturing site at Doberitz was closed in March 2002. Environmental remediation continues at the site. Demolition of the buildings is nearing completion and remediation of contaminated hot spots below ground will commence in 2005. In the fourth quarter of 2004 Octel reached agreement with the local and Federal authorities in Germany over the scope of the work and the Company’s liability, allowing the release of $6.4 million of the remediation provision carried in respect of that site. In 2002 the chlorine plant at Ellesmere Port was closed as the Company sought to purchase certain raw materials externally. The Company continues to review the costs of TEL manufacture at its one remaining TEL manufacturing site at Ellesmere Port in the UK. In the latest round of restructuring on that site that commenced in 2003, provision was made for the termination costs associated with the loss of 103 employees. By the end of 2004, 54 of these remained in employment due to the decision taken during 2004 to delay the reduction in the production capacity of TEL in the light of changed forecasts of market demand. These employees are expected to leave employment during 2005.

Effective January 1, 2002, the Company adopted FAS 142 and accordingly ceased amortizing goodwill and instead has performed an annual impairment review on the unamortized carrying value of goodwill of $269.1 million. At this time, the Company considered the transition provisions of FAS 141 and FAS 142 that required companies to disaggregate historical goodwill balances to the extent that information was available that enabled companies to first identify, and then accurately value, intangible assets. As a result of this exercise, management concluded that there were no other intangibles that met the conditions to be disaggregated from goodwill, as goodwill was the only intangible identified at the time of the spin-off from Great Lakes.

During 2002 and 2003, the goodwill impairment test was performed annually at December 31. Both these reviews showed that the fair value of the reporting unit based on after tax cash flows discounted at the Company’s weighted average cost of capital exceeded the carrying value of TEL segment assets and, accordingly, no indicator of impairment existed and step 2 of the FAS 142 impairment test was not performed.

However, in light of the continuing decline in the TEL market globally, as the Company makes sales of TEL in each quarter, the remaining sales and corresponding cash flows that can be derived from the TEL business are reduced, and accordingly the fair value of the reporting unit is reduced. Based on our detailed forecast model, assumptions at December 31, 2003 indicated that the reduction in forecast future cash flows during 2004 would reduce the fair value of the reporting unit below the carrying value of TEL segment assets and, accordingly, there was likely to be a significant goodwill impairment charge during the year ended December 31, 2004. As a result the Company alerted the market and our shareholders to this fact and determined that quarterly impairment reviews be performed from January 1, 2004 and any impairment charge arising be recognized in the relevant quarter.

The value of the remaining cash flows from the TEL business segment is calculated at any review date by reference to the best available estimates for future revenues, gross margins, selling and administrative costs as well as the fixed and working capital requirements of the business. The resulting cash flows are then discounted and the total discounted cash flows of the TEL business are then allocated to the fair value of the assets and liabilities of the TEL business unit at that date. We use this information to derive an implied goodwill value, which is then compared to the carrying value to determine what impairment is needed.

Using this methodology and the assumptions underlying the detailed forecast model, it is possible to predict the pattern of likely future impairment charges of TEL business goodwill. However, although these future impairments are predictable, it is not appropriate to recognize them all immediately. This method reflects the relatively unique nature of the TEL business.

As a result of the reviews performed during 2004, an impairment charge of $40.7 million has been recognized in the year and management expects to incur a charge in subsequent years as the TEL market continues to decline. The current estimated impairment charge for 2005, 2006 and 2007 is $60.0 million, $34.0 million and $40.0 million, respectively. The increase in charge forecast for 2005 over that recognized in 2004 is primarily due to the fact that 2004 contained less than a full year’s charge as the fair value of TEL assets and liabilities only reduced to below the level of forecast discounted cash flows from TEL during the first quarter of 2004, combined with the expectation that the volume decline will be relatively high during 2005. The actual amount and timing of goodwill impairment and charges could differ significantly from the estimated charges due to the inherent nature of estimates and assumptions used in the forecast model. The impairment charge will continue to be reviewed quarterly in the light of developments in the TEL market.

PETROLEUM SPECIALTIES

Petroleum Specialties sales represented 36.3% of total net sales in 2004. The Petroleum Specialties business develops, produces and markets a range of specialty products, used as additives for fuels. The business supplies fuel additives for a wide range of end uses. These include refinery specialty products to improve operational efficiencies and product performance at the refinery, and additives for marine and power end uses as well as additives for domestic heating oil. The main customers are large oil and chemical companies. The business has grown through mergers and acquisitions. In 1999, Octel formed a joint venture with the Starreon Corporation to sell fuel additives in the USA. In 2001 the

Petroleum Specialties business segment acquired the Bycosin AB Group, the CP Manufacturing Group, CP3500 International Ltd, and the Gamlen Group.

In July 2004, the Company purchased the remaining 50.0% of shares in Octel Starreon LLC from the Starreon Corporation for a total consideration of $43.8 million.

Given the international scope of its operations, the Company is subject to laws of many different jurisdictions, including laws relating to the imposition of restrictions on trade and investment with various entities, persons and countries, some of which laws are conflicting. In 2004 the Company reviewed, as it does periodically, aspects of its operations in respect of such restrictions, and determined to dispose of certain non-core, non-US subsidiaries of Bycosin AB which had been engaged, since prior to the acquisition in 2001 of Bycosin AB by the Company, in transactions and activities, including the sale of certain fuel additives, with entities and persons that are in or associated with Cuba. Consequently, on November 15, 2004, Bycosin AB, a wholly-owned subsidiary of the Company organized under the laws of Sweden (now known as Octel Sweden AB, the Seller), entered into a Business and Asset Purchase Agreement (the Agreement) with Pesdo Swedcap Holdings AB (the Purchaser), Håkan Byström and others as the Purchaser’s guarantors, and Octel Petroleum Specialties Limited as the Seller’s guarantor, and completed the all-cash transaction contemplated thereby (together with related transactions, the Transaction). The Agreement provided for, among other things: (i) the disposal of certain non-core Petroleum Specialties business and related manufacturing and other assets of the Seller; and (ii) the supply and distribution of certain power products to certain geographic regions. The net consideration paid by the Purchaser was approximately $2.9 million.

Consequent to the Transaction, subsidiaries of the Company will purchase certain fuel additive products from the Purchaser, and such subsidiaries will supply and distribute those products in certain geographic regions on an exclusive basis. The Company expects to partially offset the loss of net income from this transaction by the elimination of certain costs associated with running the Petroleum Specialties business in the Europe, Middle East and Africa (EMEA) region.

Following completion of the Transaction, the Company made a voluntary disclosure to the US Office of Foreign Assets Control (OFAC) regarding such transactions and activities engaged in by certain non-core non-US subsidiaries of the Seller. The Company has conducted an internal review of such transactions and activities and has disclosed to OFAC the results of such review. While the Company believes that it is no longer engaged in business with certain entities, persons and countries that are subject to restrictions and sanctions under US trade laws and regulations and that it has taken appropriate steps to achieve compliance with applicable US laws and regulations relating to trade and investment, if the Company or its subsidiaries (current or former) were found not to have complied with such laws or regulations, or any other applicable laws or regulations, including those of jurisdictions the laws of which are conflicting, the Company or its subsidiaries could be subject to fines or other civil or criminal penalties which could be material.

PERFORMANCE CHEMICALS

Performance Chemicals sales represented 13.0% of total net sales in 2004. The Company supplies a key additive into the detergent market from the UK. This business segment has also grown by acquisition. In 2001 the business acquired Hi-Mar Specialties Inc. (now known as Octel Performance Chemicals Inc.), a manufacturer of surfactants based in the USA, and ProChem Chemicals Inc., a custom and toll manufacturer also based in the USA. A majority stake in Manhoko Ltd, a supplier of personal care products in Asia Pacific, was acquired in 2001 but was disposed of in June 2003. The portion of the Gamlen Group that specializes in water treatment technology was moved from the Petroleum Specialties segment in 2003. The comparative segmental figures for 2002 have been adjusted to reflect this change. In June 2004 the business segment acquired Leuna Polymer GmbH, a manufacturer of waxes, cold flow improvers and ethyl vinyl acetate (EVA) based in Germany. The total consideration was $8.1 million. In August 2004 the business segment acquired Aroma & Fine Chemicals Limited. This business is based in the UK and manufactures aroma chemicals for use in the household, institutional care, industrial and personal care markets. The total consideration was $34.5 million.

RECENT DEVELOPMENTS

FINETEX ACQUISITION

On January 14, 2005 the Company announced the completion of the acquisition of Finetex, Inc. (Finetex) for a consideration of $20 million. Finetex is a manufacturer and supplier of specialty surfactants and emollients to the personal care, cosmetics and other industrial markets and is based in New Jersey, USA and North Carolina, USA. The results of Finetex will be reported in the Performance Chemicals business segment.

SPECIAL COMMITTEE INVESTIGATION

On March 17, 2005, the Company announced that if had filed a Form 12b-25 (Notification of Late Filing) in respect of its Annual Report on Form 10-K as a result of the need to complete an investigation of the facts relating to the matter described below

(the ‘Transaction’) and to consider the impact of the Transaction on management’s assessment of internal control over financial reporting.

On February 24, 2005, Dennis J. Kerrison, the Chief Executive Officer and President of the Company, arranged to transfer GBP 50,000 (equivalent to approximately ZAR 500,000 and approximately USD 95,000) from his bank account in the United Kingdom to the account of Associated Octel Company (South Africa) (Pty) Limited (‘AOCSA’), a wholly-owned indirect subsidiary of Octel Corp. On the same day, at the initiation of Mr. Kerrison, AOCSA made a payment of ZAR 500,000 (equivalent to approximately USD 95,000) for Mr. Kerrison’s personal use. Mr. Kerrison’s UK bank sent the funds to AOCSA’s bank on February 24, 2005. Those funds were credited to AOCSA’s bank account on February 28, 2005. AOCSA was reimbursed on behalf of Mr. Kerrison for associated costs (of approximately ZAR 629 equivalent to approximately USD 107) on March 3, 2005.

The investigation, which was conducted by independent counsel retained for this purpose by a special committee, consisting of the members of the Audit Committee and the Corporate Governance and Nominating Committee (the ‘Special Committee’), was completed on March 29, 2005. Also on March 29, 2005, the Special Committee reported on the investigation to the Board of Directors of the Company and the Board of Directors adopted the findings of the Special Committee. Based on the findings of the Special Committee, the Board of Directors determined that the Transaction appeared to have violated the Company’s Code of Ethics and that elements of the Transaction may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer, the Managing Director of AOCSA and the Company. The Board of Directors did not identify any matters that required adjustment to the Company’s financial statements.

The individuals involved in the matter described above, including the Chief Executive Officer, will be subject to appropriate disciplinary procedures which as of the date of this report have not been determined. In addition, the following steps, among others, implementation of which will commence with immediate effect, have been recommended by the Special Committee and approved by the Board of Directors:

•	Reinforcement of the importance of compliance with, together with a comprehensive re-education programme in respect of, the Company’s Code of Ethics;

•	Enhancement of procedures in relation to consultation with in-house legal counsel in respect of unusual or non-routine transactions; and

•	The creation of a register of directors’ and officers’ interests and establishment of procedures in respect of actual or potential conflicts.

RESULTS OF OPERATIONS —

FISCAL 2004 COMPARED TO FISCAL 2003

The following table also applies to the results of operations in 2002.

PRODUCT GROUP DATA

(IN MILLIONS)	2004	2003	2002
Net sales:
TEL-Ongoing	$243.5	$266.3	$256.7
TEL-Chlorine	—	—	14.0

	243.5	266.3	270.7
Petroleum Specialties	174.6	155.8	136.4
Performance Chemicals	62.4	32.5	33.9

	$480.5	$454.6	$441.0

Gross profit:
TEL-Ongoing	$140.3	$140.6	$136.3
TEL Chlorine	—	—	(1.8)

	140.3	140.6	134.5
Petroleum Specialties	56.4	54.2	45.3
Performance Chemicals	12.8	7.3	12.1

	$209.5	$202.1	$191.9

Operating income:
TEL-Ongoing	$113.8	$118.4	$117.9
TEL-Chlorine	—	—	(1.8)

	113.8	118.4	116.1
Petroleum Specialties	10.8	13.0	9.5
Performance Chemicals	0.9	(2.9)	0.4
Corporate costs	(31.1)	(16.3)	(17.1)
Restructuring charge	(8.5)	(15.0)	(19.5)
Impairment of TEL business goodwill	(40.7)	—	—
Loss on disposals	(4.4)	—	—

	$40.8	$97.2	$89.4

The following table is presented to show the impact of the acquisitions in 2004. There were no acquisitions in 2003 and so no similar analysis is required for the comparison of 2003 results to those achieved in 2002.

EFFECT OF ACQUISITIONS ON 2004 GROUP RESULTS COMPARED TO 2003

(IN MILLIONS)	2004 AS REPORTED	EFFECT OF ACQUISITIONS	2004 BEFORE ACQUISITIONS	2003 AS REPORTED
Net sales	$480.5	$29.0	$451.5	$454.6

Gross profit	209.5	5.6	203.9	202.1
Selling general and administrative expense	(93.4)	(2.4)	(91.0)	(74.4)
Research and development expense	(10.5)	(0.3)	(10.2)	(5.1)
Amortization of intangible assets	(11.2)	(0.3)	(10.9)	(10.4)
Impairment of TEL business goodwill	(40.7)	—	(40.7)	—
Restructuring charge	(8.5)	(0.1)	(8.4)	(15.0)
Loss on disposals	(4.4)	—	(4.4)	—

Operating Income	$40.8	$2.5	$38.3	$97.2

The table above includes the impact of the acquisition of Leuna, the results of which have been consolidated for six months and the results of AFC, the results of which have been consolidated for four months. The impact of the acquisition of the remaining 50% of the shares in Octel Starreon LLC has not been included as the results of Octel Starreon LLC have been fully consolidated by the Company since the inception of the joint venture in 1999, with a corresponding charge in the minority interest line item. The minority interest charge for the period to full acquisition of Octel Starreon LLC on July 8, 2004 was $1.9 million. Accordingly no table of the impact of acquisitions is presented for the Petroleum Specialties business segment.

The effect of acquisitions on 2004 Performance Chemicals business segment results compared to 2003 is as follows:

(IN MILLIONS)	2004 AS REPORTED	EFFECT OF ACQUISITIONS	PERFORMANCE CHEMICALS BEFORE ACQUISITIONS	2003 AS REPORTED
Net sales	$62.4	$29.0	$33.4	$32.5

Gross profit	12.8	5.6	7.2	7.3
Selling general and administrative expense	(10.3)	(2.4)	(7.9)	(8.0)
Research and development	(1.3)	(0.3)	(1.0)	(2.2)
Amortization of intangible assets	(0.3)	(0.3)	—	—

Business segment operating income	$0.9	$2.6	$(1.7)	$(2.9)

NET SALES

Total net sales for 2004 were $25.9 million (5.7%) ahead of 2003 sales. The 2003 sales of $480.5 million figures have been adjusted from previously reported sales to reflect the disposal of the Bycosin Mexico business in 2004. The results of Bycosin Mexico are now reported in the discontinued operations line item, net of tax. The effect of acquisitions is reflected in the table above. After adjusting for the effect of acquisitions, sales fell by $3.1 million (0.7%).

TEL net sales fell by $22.8 million (8.6%) with volumes 15.5% down on 2003 volumes. Most of the reduction in volume was due to lower sales to the Middle East (down 72% in volume) and South East Asia (down 26% in volume) but sales to Africa, outside of South Africa, were 24% ahead of 2003 volumes. Good price management mitigated the effect of the decrease in volumes.

Net sales in Petroleum Specialties were $18.8 million (12.1%) ahead of 2003 sales, after adjustment for the disposal of Bycosin Mexico. Of this $7.3 million (4.7%) was due to the effect of the appreciation of the euro and sterling against the US dollar. Strong growth was experienced in the USA petroleum additives business. There was also growth in the European refinery and performance business.

Net sales in the Performance Chemicals segment were significantly impacted by the acquisitions in the year, as is demonstrated in the table above. After adjusting for the effect of acquisitions net sales grew by $0.9 million (2.8%) in the year. This was mainly due to growth in the non-detergent sales in the UK.

GROSS PROFIT

Total gross profit for 2004 of $209.5 million was $7.4 million ahead of 2003 gross profit. Gross profit in the TEL business at $140.3 million was only $0.3 million lower than in 2003 despite the lower sales. Gross profit margin increased from 52.8% to 57.6% and was boosted by the $6.4 million (2.6%) release of remediation provisions from the former production site at Doberitz in Germany. The Company reached an agreement in the fourth quarter of 2004 with the local authorities on the scope of work to be carried out and as a result the level of provision required has been reviewed and adjusted accordingly. In addition a $3.2 million provision created in 2003 for a potential liability under a take or pay contract for raw material for TEL has been released, as the decision to delay the reduction in manufacturing capacity has eliminated the expected liability under the contract. This release accounts for 1.3% of the increase in gross profit margin for 2004. The remaining increase in gross profit margin is attributed to strong selling price management.

In Petroleum Specialties, gross profit increased by $2.2 million. However, the gross profit margin fell from 34.8% to 32.3%. The major reason for this was the delay in passing through higher costs of oil based raw materials to selling prices. Also the fair value adjustment arising on the acquisition of the remaining 50% of Octel Starreon LLC in the period required a $0.4 million uplift to the carrying value of inventory to be recognized.

In Performance Chemicals, the effect of the acquisitions on the gross margin can be seen above. Although the acquisitions have a dilutive effect on the gross profit margin, the acquired companies require less selling, general and administrative expenditure and therefore enhance the net profit margin. In the existing businesses there was a weakening in the gross profit margin from 22.5% to 21.6%. The gross profit margin including the impact of acquisitions fell from 22.5% to 20.5%.

OPERATING EXPENSES

Operating expenses consist of selling, general and administrative expenses and research and development expenses. They increased by $24.4 million (30.7%) in 2004 to $103.9 million, $2.7 million of the increase being due to the effect of acquisitions.

In TEL the increase in operating expenses was $4.3 million including the effect of the weaker US dollar ($1.3 million). The rest is due to increased administrative and selling costs in the UK.

In Petroleum Specialties, operating expenses were up from $41.1 million to $45.0 million. The main reason for the increase was the impact of the weaker US dollar on the significant sterling and euro denominated cost base.

In Performance Chemicals, the effect of the acquisitions on operating expenses can be seen from the table above. In the existing business, the improvement in operating income was primarily due to the reduced expenditure on research and development in this business segment.

There was a $14.8 million (90.8%) increase in the corporate costs line item. Due to the high proportion of inactive members in the Company’s principal defined benefit pension scheme in the UK, the net pension credit associated with this is reported in the corporate costs line item. The net pension credit was $6.6 million lower in 2004 at $2.7 million. This was mainly due to the de-risking of the pension fund as a result of the decision to invest in a higher proportion of bonds rather than equities. The effect of the weaker US dollar on our predominantly UK based corporate cost base was $2.9 million. The external cost of compliance with the Sarbanes-Oxley section 404 certification process was $1.5 million. The remaining $3.8 million of increase in the corporate costs line item is due to inflation and the increase of resources, predominantly in the areas of technology, finance and human resources.

The increase of $5.4 million to $10.5 million in reported research and development expense is mainly due to the reclassification of the cost of the UK Fuel Technology Centre to research and development cost from selling general and administrative expense in 2003.

AMORTIZATION OF INTANGIBLE ASSETS

An $11.2 million charge was recognized in 2004 in relation to the amortization of intangible assets. This was $0.8 million higher than the charge for 2003.

A charge of $10.3 million was recognized in the TEL business segment due to the amortization of an intangible asset arising from the permanent source interruption payments to Veritel, which is being amortized on a straight line basis over the six years ending December 31, 2007.

In the Petroleum Specialties business segment, a charge of $0.6 million was recognized relating to the amortization of certain intangible assets identified on acquisition of the remaining 50% of Octel Starreon LLC in July 2004. In the Performance Chemicals business segment, a charge of $0.3 million was recognized in relation to the acquisition of certain intangible assets identified during the fair value exercise that was undertaken on acquisition of AFC.

OPERATING INCOME BY BUSINESS SEGMENT

TEL operating income was $4.6 million (3.9%) below 2003 at $113.8 million. The one-off releases mentioned above broadly offset the volume effect of the lower sales. However, the higher operating expenses incurred were the main reason for the reduced operating income.

Petroleum Specialties operating income was $2.2 million (16.9%) below 2003 at $10.8 million. Although sales and gross profits were both boosted by the effect of the weaker US dollar, the effect of the weaker US dollar on operating expenses outweighed this benefit and reduced operating income overall by $1.3 million. In addition the effects of the fair value inventory charge and the charge for amortization of intangible assets in Octel Starreon LLC further reduced operating income by $1.1 million.

In Performance Chemicals, operating income was up by $3.8 million on 2003 to a profit of $0.9 million. The effect of the acquisitions is shown in the table above. In addition, the existing businesses benefited from a reduction in the level of research and development expenditure dedicated to this business segment.

IMPAIRMENT OF TEL BUSINESS GOODWILL

The Company has recognized a charge of $40.7 million for the impairment of TEL business goodwill in 2004. There was no charge in 2003, as a review of the discounted future cash flows indicated that these were sufficient to support the value of TEL goodwill at that date. The Company has tested TEL business goodwill at the end of each quarter in 2004 and has recognized a charge in each quarter. The charge in the first quarter was relatively small as the surplus discounted cash flow that existed at the end of 2003 was exhausted. The Company will continue to test the value of goodwill at the end of each quarter and expects to recognize a charge of approximately $60.0 million during 2005 based on current estimates of TEL cash flows.

LOSS ON DISPOSALS AND DISCONTINUED OPERATIONS

The Company has recognized a total charge of $13.0 million in respect of the disposal of certain non-core businesses in the Petroleum Specialties business segment, manufacturing and other assets of Bycosin AB (a wholly owned Swedish subsidiary), now known as Octel Sweden AB, and the right to supply and distribute certain power products in certain geographic regions for a net consideration of $2.9 million. Of this total charge, $8.5 million represents a write-off of goodwill. The share of goodwill written off represents the proportion of the disposed business relative to the fair value of the integrated Petroleum Specialties business outside of the USA. The Bycosin Mexico subsidiaries were disposed of in their entirety and there is no ongoing involvement with that business and so the loss associated with that disposal, along with the operating income for the year to the date of disposal, has been included in discontinued operations. The net loss on disposal of the Bycosin Mexico subsidiaries was $3.9 million.

The remaining $9.1 million of the loss on disposal of the Bycosin assets has been included in operating income in the loss on disposals line item as the business continues to source product from Bycosin in Sweden to support the power and marine markets. Also included in the loss on disposals line item is a $4.7 million profit arising on the disposal of the Paris office of Octel France that was no longer required following the integration of this business with Gamlen France.

RESTRUCTURING COSTS

A charge of $8.5 million was recognized in 2004 related to restructuring activities, compared to a charge of $15.0 million in 2003.

The major elements of this charge were:

•	$3.2 million expense for discretionary demolition of redundant facilities at Ellesmere Port;

•	$2.0 million in relation to the programme to streamline production capacity and site support costs that commenced in 2003;

•	$1.5 million relating to the severance of certain senior UK employees;

•	$1.4 million related to restructuring the back office operations of the European Petroleum Specialties business;

•	$0.2 million related to severance in the French TEL office; and

•	$0.2 million related to severance in a US subsidiary.

INTEREST EXPENSE AND INTEREST INCOME

Interest expense was $6.5 million compared to $12.6 million in 2003. The main reasons for this were the significantly lower level of average net debt during 2004 when compared to 2003 and the significantly lower interest rates payable following the refinancing of the company’s finance facility completed in January 2004. The 2003 interest expense also included a charge of $1.9 million, relating to the amortization of deferred finance costs incurred on arranging the previous finance facility that were written off in the fourth quarter of 2003, prior to the completion of the new facility in January 2004. Interest income was $0.3 million higher than in 2003 due to the higher average level of cash on deposit during 2004.

OTHER EXPENSE (NET)

Other expense was a charge of $2.1 million, down from $4.2 million in 2003. A lower level of foreign exchange charge (down by $3.2 million) was the main reason for this reduction.

MINORITY INTEREST

The charge for minority interest in 2004 was $1.9 million down from $4.3 million in 2003 due to the purchase of the remaining 50% of Octel Starreon LLC in July 2004. The results of Octel Starreon had previously been fully consolidated with a corresponding charge to minority interest.

INCOME TAXES

The charge for income tax was $20.0 million at an effective rate of tax of 64.3%, up from 30.3% in 2003. The main reasons for the increase in the effective rate are the non taxable effect of TEL goodwill impairment, certain costs associated with the disposal of the Bycosin Mexico subsidiaries and other Bycosin assets and foreign exchange movements. There was a release of $3.9 million of certain precautionary tax reserves following a review of the tax expenses faced by the Company, as it is no longer considered probable that these tax payments will be made.

SHARE OF AFFILIATED COMPANY EARNINGS

The $1.0 million charge in 2004 related to the disposal of the Company’s 49% stake in Joss Holdings BV (Joss) in the first quarter of 2004. The Company sold its stake to the majority shareholders. Joss had sold TEL into certain territories but this function will now be undertaken by another subsidiary of the Company as the distribution agreement with Joss expired at the end of 2003 and was not renewed. A loss of $1.0 million was recognized on disposal of the company’s investment in Joss, of which $0.6 million related to a tax charge in the holding company that held the investment.

DISCONTINUED OPERATIONS

The charge of $3.9 million in 2004 related to the disposal of the Bycosin Mexico subsidiaries discussed above.

RESULTS OF OPERATIONS —

FISCAL 2003 COMPARED TO FISCAL 2002

Results for 2002 and 2003 have been adjusted to reflect the disposal of both the Manhoko business and the manufacturing and certain other assets of the Bycosin business as discussed above.

NET SALES

In 2003, total net sales were 3.1% ahead of 2002 sales. The expected annual decline in the value of TEL sales did not materialize. The volume of sales fell by 11.1% but the average price of TEL increased by 16.7%. None of the remaining major customers exited the market in 2003. Sales volumes to Venezuela were adversely affected by the political disruption that started in late 2002 and continued into early 2003 but returned to normal levels by the second quarter of 2003. In the year, sales to North and South America were down by 38% and this was the main contributor to the fall in total volume year on year. Sales to Indonesia were up by 25% in the year as the leaded gasoline phase out program in that country was delayed. Sales to the Middle East were up by 36% in volume terms but this was offset by decreases elsewhere in the volumes to Africa and Eastern Europe.

There were no sales of chlorine in 2003 ($14.0 million in 2002) following the closure of the chlorine plant in 2002. This plant had made a loss of $1.8 million in 2002. Thus, total TEL net sales showed a decline of $4.4 million.

Petroleum Specialties net sales increased by 14.2% to $155.8 million. This growth was assisted by a positive currency exchange impact due to the strengthening of the euro and sterling against the US dollar. Without the exchange impact, sales increased by 4.3%. In like for like currency exchange terms, the largest growth was seen in the UK (up 11%) due to the higher sales of refinery products, in Germany (up 10%) due to the growth of both heating products and refinery products, and in additives sold by Octel Starreon in the USA (up 4%).

Performance Chemicals sales fell by 4.1% to $32.5 million. The main reason for this was the lower pricing of the detergent contract supplied through the UK.

GROSS PROFIT

Gross profit in TEL was $140.6 million, up $4.3 million (3.2%) on 2002. The reported gross profit margin on the ongoing TEL business fell slightly from 53.1% to 52.8%. This decline in gross profit margin was more than accounted for by a $3.2 million potential liability under raw material “take or pay” obligations that was recognized in the fourth quarter, following a review of production plans and raw material commitments. Good price management and cost control in the UK manufacturing plant narrowly failed to offset the impact of this charge on gross profit.

Gross profit in Petroleum Specialties was $54.2 million or 34.8% of net sales. This was slightly stronger than the 2002 gross profit margin of 33.2%. The gross margin improved marginally in the UK based refinery business and in Octel Starreon, the USA based petroleum additives business.

The gross profit margin in the Performance Chemicals business fell from 35.7% in 2002 to 22.5% in 2003. The main reason for this was a significant reduction in the pricing on the major detergent contract supplied through the UK.

OPERATING EXPENSES

Operating expenses in the TEL business were $22.2 million in 2003, up from $18.4 million in 2002. Of this total $10.4 million was amortization of intangible assets, up from $9.5 million in 2002. $9.9 million of the $10.4 million charge in 2003 relates to amortization of the intangible asset arising from the permanent source interruption payments to Veritel.

Other operating expenses were $11.8 million in 2003, up from $8.9 million in 2002, an increase of 32.6%. Approximately $0.8 million (9%) of the increase can be ascribed to differences in exchange rates as most of the costs are principally denominated in sterling. TEL also received a higher allocation of overall selling, general and administrative and research and development costs in the year following a review of cost allocation (up from 11.8% of the group total in 2002 to 14.6% in 2003).

Operating expenses in the Petroleum Specialties business segment were $41.2 million in 2003, up from $35.8 million in 2002, an increase of 15.1%. The strengthening of the US dollar added approximately $4.4 million (10.9%) to Petroleum Specialties selling, general and administrative costs but this was offset by benefits from earlier restructuring in the European subsidiaries.

Operating expenses in the Performance Chemicals business segment fell from $11.7 million to $10.2 million as remedial cost saving action was taken to offset the impact of the lower margins from the detergent contract.

Corporate costs were down $0.8 million at $16.3 million. Corporate costs were adversely impacted by the movement of the US dollar against sterling but benefited from the higher allocation of costs to the TEL business. Corporate costs included the benefit of a net pension credit of $9.3 million compared to a net pension credit of $11.8 million in 2002.

RESTRUCTURING CHARGE

The restructuring charge for 2003 was $15.0 million compared to a charge of $19.5 million in 2002. The major elements in this charge were;

•	$6.5 million charge for streamlining production capacity and site infrastructure costs at the Ellesmere Port manufacturing facility. This programme was initiated after January 1, 2003 and as a result was booked in accordance with FAS 146. One hundred and three employees are to leave the company, but of these 75 remained in employment at the end of 2003;

•	$3.4 million charge to streamline the selling and administrative activities of the Specialty Chemicals business in Europe;

•	$2.2 million charge for demolition of the disused sodium plant at Ellesmere Port; and

•	$2.0 million charge to provide for aged and obsolete engineering stores at Ellesmere Port.

OTHER EXPENSES (NET)

Other expenses were $4.2 million (nil in 2002). This charge includes the profits and losses on the sale of assets and includes sundry other non-operating expenses.

MINORITY INTEREST

The minority interest charge increased from $3.0 million to $4.3 million reflecting a strong performance from our 50% owned subsidiary, Octel Starreon.

NET INTEREST CHARGE

The net interest charge was $12.1 million in 2003—the same as in 2002. A charge of $1.9 million was recognized in the fourth quarter as the remaining deferred finance costs relating to the old financing facility were amortized ahead of the refinancing that was completed in January 2004. The gross interest charge was $12.6 million and interest received was $0.5 million in 2003.

TAXATION

The Company’s effective tax rate remained consistent at 30.3% of income before income taxes in the year compared with 31.0% in 2002. The small net improvement arose principally due to changes in the mix of taxable profits made in the different geographical localities in which the Company operates.

CHANGE IN ACCOUNTING PRINCIPLE

The $0.5 million credit recognized on change in accounting principle refers to the net fixed asset, after depreciation recognized on adoption of FAS 143.

LIQUIDITY AND FINANCIAL CONDITION

Net cash provided by operating activities was $62.4 million for 2004 compared to $85.2 million in 2003. Net income was $45.6 million lower than 2003, although $40.7 million of this decrease was attributable to the non-cash charge for impairment of TEL business goodwill. There was no equivalent charge in 2003. Further, the non-cash element of the loss on disposal of the Bycosin assets and the 49% share in Joss Chemicals BV was $13.7 million compared to the $2.7 million non-cash impact of disposals in 2003.

There was a small outflow of $2.2 million on accounts receivable in 2004 but there had been a significant inflow in 2003 in this area of $19.7 million due to the timing of TEL shipments. Receivables at December 31, 2004 represented 70% of fourth quarter sales compared to 60% of fourth quarter sales in 2003. The main difference is due to the receipt of payment for a shipment of TEL in early December 2004 falling in early 2005, compared to collection before year-end in 2003.

Although inventory is $20.4 million higher than 2003 at $76.9 million the impact of acquisitions is responsible for approximately half of that increase. The cash impact was $11.3 million. Of this amount $9.4 million is due to the planned build up of finished goods inventory in TEL ahead of a planned reduction in production capacity. There was a $3.0 million inflow arising from accounts payable and accrued liabilities arising from the phasing of year end payments.

The level of accrued income taxes was $12.6 million higher at the end of 2004 than at the end of 2003. The reason for this was differences in the timing of tax payments based on estimated tax payments and actual tax charges.

Expenditure from previous provisions on plant remediation and restructuring during 2004 resulted in a movement of provision of $6.8 million compared to $1.2 million in 2003.

Capital expenditure was $9.6 million in 2004 compared to $7.8 million in 2003. The major expenditure was on upgrading and improving TEL productive assets ($2.4 million), rollout of Oracle data processing systems and upgrades to IT hardware ($2.3 million) and expenditure on Petroleum Specialties assets ($1.3 million). Capital expenditure in the newly acquired businesses was $0.7 million and in other Performance Chemicals businesses was $0.6 million. The balance relates to $0.7 million spent in the research and development department and sundry other projects ($1.6 million).

The Company spent $80.2 million on acquisitions during 2004. The major elements of this net cash outflow were as follows:

•	acquisition of remaining 50% of Octel Starreon—$43.8 million;

•	acquisition of AFC before payment of deferred consideration by means of Loan Notes—$30.8 million;

•	acquisition of Leuna net of cash acquired—$5.2 million;

•	disposal of 49% shareholding Joss Chemicals BV—net inflow of $4.2 million;

•	acquisition of 20% shareholding in Deurex Microtechnologies GmbH—$2.6 million;

•	Bycosin proceeds to date less cash disposed—outflow of $0.2 million;

•	sundry investments in associates—$1.8 million;

In addition, $4.8 million has been set aside in restricted cash to settle the Loan Notes, maturing in 2006 that were used to acquire AFC.

The Company received $5.2 million from the disposal of assets. The main inflow was $4.7 million from the disposal of the Paris office of Octel France.

In January 2004, the Company repaid the $97.0 million term loan borrowings outstanding under the previous finance facility and drew down $100 million from the new term facility. Repayments of $30.0 million of this term facility are due on January 31 of 2005, 2006 and 2007, respectively, with a final repayment of $10.0 million falling due on July 30, 2007. The amount outstanding on the previous facility for Octel Starreon of $7.6 million was also repaid during 2004. On acquisition of AFC, a loan of $2.9 million was repaid. At December 31, 2004, $100.0 million remained outstanding on the senior term loan. A repayment of the term loan of $30.0 million is due on January 31, 2005.

This facility contains terms which, if breached, would result in the loan becoming repayable on demand. It requires, among other matters, compliance with certain financial ratio covenants, specifically a ratio of net debt to EBITDA (a non-GAAP measure of liquidity) and a ratio of net interest expense to EBITA (another non-GAAP measure of liquidity). The Company has been in compliance with the covenants in 2004.

Under the terms of the finance facility completed in January 2004, the Company agreed a revolving credit facility of $50.0 million. This expires on July 30, 2007. On August 31, 2004 the Company entered into an amendment agreement with the syndicate of banks whereby the revolving credit facility was increased from $50.0 million to $110.0 million. At December 31, 2004 borrowings under the revolving credit facility were $19.0 million.

The Company paid out dividends of $1.5 million during 2004 ($0.6 million in 2003). The Company paid a dividend of 6 cents per share on April 1, 2004 and a further dividend of 6 cents per share on October 1, 2004. The Company spent $4.5 million on share buy backs during 2004 ($1.2 million in 2003) and raised $5.5 million from the exercise and cash purchase of share options ($2.9 million in 2003).

CRITICAL ACCOUNTING ESTIMATES

The policies and estimates that the Company considers the most critical in terms of subjectivity and judgment of assessment are those related to environmental liabilities, the identification of and the impairment of goodwill and intangible assets, pension accounting, restructuring costs and the marketing agreements with Ethyl. Any adverse variance between actual results and future projections in these areas may impact on results of operations and financial condition.

The Company records environmental liabilities when they are probable and costs can be estimated reasonably. Remediation provisions at December 31, 2004 amounted to $21.9 million and relate principally to our sites in the UK and Germany. The Company has to anticipate the program of work required and the associated future costs, and has to comply with environmental legislation in the relevant countries. The Company views the costs of vacating our main UK site ($27.4 million at 2004 year-end) as a contingent liability because there is no present intention to exit the site.

The Company adopted FAS 142 Goodwill and Other Intangible Assets effective January 1, 2002. This requires that goodwill deemed to have an indefinite life should no longer be amortized, but subject to an annual impairment review, or between years if events occur or circumstances change which suggest that an impairment may have occurred.

The Company elected to perform its annual tests in respect of Petroleum Specialties and Performance Chemicals goodwill as of December 31 each year. In reviewing for any impairment charge the fair value of the reporting units underlying the segments is estimated using a discounted after tax cash flow methodology based on management’s best estimates at that time.

During 2002 and 2003, the goodwill impairment test for the TEL business was performed annually at December 31. Both these reviews showed that the fair value of the reporting unit based on after tax cash flows discounted at the Company’s weighted average cost of capital exceeded the carrying value of TEL segment assets and, accordingly, no indicator of impairment existed and step 2 of the FAS 142 impairment test was not performed.

In light of the continuing decline in the TEL market globally, as the Company makes sales of TEL in each quarter, the remaining sales and corresponding cash flows that can be derived from the TEL business are reduced, and accordingly the fair value of the TEL reporting unit is reduced. Based on the Company’s detailed forecast model, assumptions at December 31, 2003 indicated that the reduction in forecast future cash flows during 2004 would reduce the fair value of the reporting unit below the carrying value of TEL segment assets and, accordingly, there was likely to be a significant goodwill impairment charge during the year ended December 31, 2004. As a result the Company determined that quarterly impairment reviews be performed from January 1, 2004 and any impairment charge arising be recognized in the relevant quarter.

The value of the remaining cash flows from the TEL business segment is calculated at any review date by reference to the best available estimates for future revenues, gross margins, selling and administrative costs as well as the fixed and working capital requirements of the business. The resulting cash flows are then discounted and the total discounted cash flows of the TEL business are then allocated to the fair value of the TEL business unit at that date. The Company uses this information to derive an implied goodwill value which is then compared to the carrying value to determine what impairment is needed.

Using this methodology and the assumptions underlying the detailed forecast model, the Company believes that it is possible to predict the pattern of likely future impairment charges of TEL business goodwill. This method reflects the relatively unique nature of the TEL business.

As a result of the reviews performed during 2004, an impairment charge of $40.7 million has been recognized in the year and the Company expects to incur a charge in subsequent years as the TEL market continues to decline. The current estimated impairment charge for 2005, 2006 and 2007, is $60.0 million, $34.0 million and $40.0 million, respectively. The increase in charge forecast for 2005 over that recognized in 2004 is primarily due to the fact that 2004 contained less than a full year’s charge as the fair value of TEL assets and liabilities only reduced to below the level of forecast discounted cash flows from TEL during the first quarter of 2004, combined with the expectation that the volume decline will be relatively high during 2005. The impairment charge will continue to be reviewed quarterly in the light of developments in the TEL market.

At December 31, 2004, the Company performed its annual impairment review for goodwill for Petroleum Specialties and Performance Chemicals and believes that there has been no impairment of goodwill in respect of those reporting segments.

Goodwill of $8.5 million was written off in 2004 relating to the portion of the Bycosin business that was disposed of. However, additional goodwill was created in the year due to the acquisitions of the remaining 50% of Octel Starreon and the acquisition of AFC. The level of cash, current assets and tangible assets acquired in Leuna was such that no goodwill was recognized on that acquisition.

As part of the fair value accounting for the acquisitions the Company identified certain intangible assets in Octel Starreon and in AFC. An intangible asset of $4.8 million was recognized in AFC in respect of a number of specialized manufacturing processes. $2.8 million was also recognized in respect of ongoing customer relationships in that company. These assets will be amortized over their estimated economic life of ten years. A charge of $0.3 million was recognized in 2004 in respect of amortization of intangible assets in AFC.

In Octel Starreon, $2.3 million was recognized in respect of 50.0% of the value of certain approvals for the use of that company’s products in certain military and civilian end uses. In addition $9.0 million was recognized in Octel Starreon as 50.0% of the value of certain critical ongoing customer relationships. $0.2 million was recognized in respect 50.0% of the value of one patent for a key product. These will be effectively amortized over their estimated economic life of ten years. A charge of $0.6 million was recognized in respect of amortization of those intangible assets in 2004.

The creation of these intangible assets has resulted in the recognition of deferred tax liabilities of $2.3 million in AFC and $4.0 million in Octel Starreon, which will be amortized through the income statement over the useful life of these intangible assets.

The Company accounts for pensions in accordance with FAS 87 and provides associated disclosures in accordance with FAS 132. The prepaid pension cost is material to our balance sheet, the net prepayment being $122.9 million at December 31, 2004. The underlying plan asset value and projected benefit obligation were $654.6 million and $647.8 million, respectively, at the end of 2004. Movements in the underlying plan asset value and projected benefit obligation are dependent on actual return on investments and pay awards, as well as our assumptions as to future trends in these areas. The continuation of the prepayment depends on the carrying value of the plan assets exceeding the accumulated benefit obligation. This surplus at the measurement date, October 5, 2004, was $40.7 million. In the event of a deficit, a creditor would be created equal to the sum of the prepayment and the deficit, and the related charge would be written off to accumulated other comprehensive income. The Company’s independent advisors carried out a full actuarial valuation of the pension plan during 2003 and updated this during 2004. The results have been reflected in these financial statements. The Company will continue to monitor the status of the plan on a quarterly basis.

The Company commenced a major program of restructuring during the latter half of 2002. The Company embarked upon further restructuring during 2003 at the UK TEL manufacturing site. This was accounted for under FAS 146 as it was initiated after January 1, 2003. The scheme had a statutory element and an incentive element for agreeing to voluntary severance. The severance terms were also more generous than statutory terms. The statutory minimum element was recognized at the date at which the individual agreed to voluntary redundancy. The amount of total severance cost in excess of statutory requirements is being recognized over the remaining service life of those who agreed to leaving dates beyond their contractual notice period. A charge of $1.7 million related to this program was recognized in 2004 and a further charge of $1.1 million is expected in 2005. Other cash restructuring costs are being recognized as expended.

The Company has entered into a number of sales and marketing agreements with Ethyl for the sale of TEL in all areas of the world except North America and the European Economic Area through December 31, 2009. Under these agreements we produce the TEL and all marketing and sales effort is in the Octel name. Ethyl provides bulk distribution, marketing and other services. The net proceeds are paid to Ethyl and Octel on an agreed formula, with Octel receiving 68% of the total. Sales and expenses incurred under the agreement are included within the Company’s income statement. Ethyl’s share of the net proceeds for services is charged within cost of goods sold. The majority of net proceeds are calculated and settled on a monthly basis, but there is an element receivable by the Company from Ethyl which is computed annually in arrears. In prior years the amounts involved were not significant, but because of increases in the value of this retrospective element we decided effective January 1, 2002, that it was more appropriate to recognize a prudent accrual during the year, based on best current estimates of the expected outcome.

MARKET RISK

We operate manufacturing and blending facilities, offices and laboratories around the world, though the largest manufacturing facility is located in the UK. We sell a range of TEL, Petroleum Specialties and Performance Chemicals to customers around the world. We use floating rate debt to finance these global operations. Consequently, we are subject to business risks inherent in non-US activities, including political and economic uncertainty, import and export limitations, and market risk related to changes in interest rates and foreign exchange rates. Our political and economic risks are mitigated by the stability of the countries in which our largest operations are located. Credit limits, ongoing credit evaluation and account monitoring procedures are used to minimize bad debt risk. Collateral is not generally required.

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

INTEREST RATE RISK

We use interest swaps to manage interest rate exposure and, under the terms of the 2001 refinancing agreements, half of the senior term loan became the subject of swap agreements. These swap agreements, which converted variable rate to fixed rate, ran to their original maturity date in October 2004. As of December 31, 2004 we had cash and cash equivalents of $33.3 million with no bank overdraft. As of December 31, 2004 long-term debt stood at $124.3 million including a current component of $30.2 million. The Company entered into new interest swap agreements in 2004 that covered $25.0 million of the $100.0 million term debt. On the basis that $25.0 million of the $100.0 million senior term loan is hedged against interest movements and that we would receive more interest on the positive cash balances, then unhedged debt, net of cash balances was $66.0 million. Thus a hypothetical absolute change of 1% in interest rates on the net amount of these balances for a one-year period would reduce net income and cash flows by around $0.7 million before tax. On a gross basis, assuming no additional interest on the cash balances, a 1% increase in interest rates would reduce net income and cash flows by approximately $1.0 million before tax.

The above does not consider the effect of interest or exchange rate changes on overall activity, nor management action to mitigate such changes.

EXCHANGE RATE RISK

More than 50% of the Company’s forecast sales for 2005 are denominated in US dollars with the balance mainly comprising euros (over 35%) and sterling (around 10%). The TEL market is predominantly a US dollar market, although sales to certain territories are transacted in euros. TEL raw materials are purchased in a mixture of US dollars, sterling and euros but when the Ethyl compensation payments are taken into account, around 50% of the cost of goods sold in TEL is denominated in US dollars. Selling, administrative and general expenses are generally in the currency of the legal entity with the majority being denominated in sterling. A 5% increase in the US dollar against both sterling and the euro would result in additional operating income of $1.3 million, due mainly to the lower burden of the sterling denominated cost of goods sold and operating expenses.

In the Petroleum Specialties business segment more than 50% of forecast sales are denominated in euros and more than 40% in US dollars. The balance of Company sales are largely in sterling. The Petroleum Specialties segment is reasonably well hedged against a 5% increase in the US dollar against both sterling and the euro, as gross profit in these currencies approximately equals the operating expenses. For this reason such a shift in exchange rates, while reducing net sales by around $5.0 million and reducing operating expenses by more than $1.0 million, would have no material effect on operating income for this business segment.

In the Performance Chemicals business segment approximately 50% of forecast sales are denominated in euros, with the rest split evenly between US dollars and sterling. Due mainly to the large operating profits denominated in euros, a 5% increase in the US dollar against both sterling and the euro would reduce operating profit by approximately $0.4 million.

Corporate costs are largely denominated in sterling. A 5% increase in the US dollar against both the euro and sterling would increase reported operating income by approximately $2.0 million.

In all cases where a 5% increase in the US dollar has been used as an illustration, a 5% decrease would be expected to have the opposite effect on operating income.

CONTRACTUAL COMMITMENTS

The following represents contractual commitments at December 31, 2004 and the effect of those obligations on future cash flows:

(IN MILLIONS)	TOTAL	LESS THAN 1 YEAR	1 TO 3 YEARS	4 TO 5 YEARS	OVER 5 YEARS
Long-term debt	$124.3	$30.2	$94.1	$—	$—
Consideration payable on acquisition of Finetex	20.0	20.0	—	—	—
Settlement of Loan Notes	4.8	—	4.8	—	—
Remediation payments	22.0	3.4	5.3	2.9	10.4
Severance payments	7.7	7.7	—	—	—
Unconditional purchase obligations	16.6	12.6	4.0	—	—
Capital commitments	2.5	2.5	—	—	—
Operating lease commitments	4.5	1.8	2.0	0.3	0.4
Interest payments on debt	14.8	6.9	7.9	—	—
Planned funding of pension obligations	23.0	4.5	9.5	9.0	—

Total	$240.2	$89.6	$127.6	$12.2	$10.8

The Company entered into an agreement in December 2004, and duly completed the acquisition of Finetex, Inc. in January 2005 for a consideration of $20.0 million.

The Company issued $4.8 million of Loan Notes in two equal tranches on acquisition of AFC. These Loan Notes mature in 2006.

Remediation payments represent those cashflows that the Company is currently obligated to pay in respect of current and former facilities. It does not include any discretionary remediation costs that the Company may choose to incur.

Unconditional purchase obligations relate to certain raw material take or pay contracts which have been entered into by the Company.

Capital commitments relate to certain capital projects that the Company has committed to undertake.

Operating lease commitments relate primarily to office space, motor vehicles and items of office equipment which are expected to be renewed and replaced in the normal course of business.

The Company is subject to interest at variable rates on certain elements of its long term debt. The estimated payments included in the table above assume a constant US base interest rate of 2.75% on the main credit facility. Estimated commitment fees are also included.

The amounts related to the pension scheme refer to the likely levels of Company funding of the UK defined benefit pensions scheme and certain pension commitments to senior employees. It is not meaningful to predict an amount after five years because there are so many uncertainities about wage rates and employment levels.

ENVIRONMENTAL MATTERS AND PLANT CLOSURES

The Company is subject to environmental laws in all of the countries in which it operates. Under certain environmental laws, the Company is responsible for the remediation of hazardous substances or wastes at currently or formerly owned or operated properties.

Most of our manufacturing operations have been conducted outside the United States and, therefore, any liability pertaining to the investigation and remediation of contaminated properties is likely to be determined under non-US law.

We evaluate costs for remediation, decontamination and demolition projects on a regular basis. Full provision is made for those costs to which we are committed under environmental laws. Total estimated future costs at December 31, 2004 were $49.3 million, of which $27.4 million were deemed to be at management’s discretion. Full provision has been made for the committed costs of $21.9 million. Expenditure against provisions was $2.0 million, $3.7 million and $6.6 million in the years 2004, 2003 and 2002, respectively.

We have also incurred personnel severance costs in relation to the management of the decline in the TEL market and the restructuring of the Petroleum Specialties business segment. Total severance expenditure was $6.0 million, $8.2 million and $6.7 million in the years 2004, 2003 and 2002, respectively. Provision is made for severance costs under the conditions of FAS 146 and FAS 112. The provision at December 31, 2004 was $6.6 million. Severance charges recognized in the income statement in 2004 relating to the restructuring program were $5.3 million. The Company expects that a further $1.1 million will be recognized in 2005 in respect of current severance programs under FAS 146.

INFLATION

Inflation has not been a significant factor for the Company over the last several years. Management believes that inflation will continue to be moderate over the next several years.

CAUTIONARY STATEMENT RELATIVE TO FORWARD-LOOKING STATEMENTS

Certain written and oral statements made by our Company and subsidiaries or with the approval of an authorized executive officer of our Company, including statements made in the Management’s Discussion and Analysis of Financial Condition and Results of Operations or elsewhere in this report and in other filings with the Securities and Exchange Commission, may constitute “forward-

looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words “believe”, “expect”, “intend”, “estimate”, “project”, “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. All statements which address operating performance, events or developments that we expect or anticipate will occur in the future—including statements relating to volume growth, share of sales or earnings per share growth, and statements expressing general optimism about future operating results—are forward-looking statements. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our Company’s historical experience and our present expectations or projections. As and when made, management believes that these forward-looking statements are reasonable. However, caution should be taken not to place undue reliance on such forward-looking statements since such statements speak only as of the date when made. Although we believe that our expectations are based on reasonable assumptions within the bounds of our knowledge of our business and operations, moreover, there can be no assurance that actual results will not differ materially from our expectations. Factors which could cause actual results to differ from expectations include, without limitation, the timing of orders received from customers, the gain or loss of significant customers, competition from other manufacturers and changes in the demand for our products, including the rate of decline in demand for TEL, and business and legal risks inherent in non-US activities, including political and economic uncertainty, import and export limitations and market risks related to changes in interest rates and foreign exchange rates, successful completion of planned disposals and material fines or other penalties resulting from its voluntary disclosure to OFAC and the existence and impact of any deficiencies or material weaknesses or remedial actions taken by the Company in respect of the potential violation of the Code of Ethics by the Chief Executive Officer which may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer and the Company and compliance with Section 404 of the Sarbanes-Oxley Act of 2002. In addition, increases in the cost of product, changes in the market in general and significant changes in new product introduction could result in actual results varying from expectations. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTROLS AND PROCEDURES

EVALUATION OF DISCLOSURE CONTROLS AND PROCEDURES

As of the end of the period covered by this report the Company carried out an evaluation under the supervision and with the participation of our management, including the Chief Executive Officer and the Chief Financial Officer, of the effectiveness of the design and operation of the Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) as of the end of the period covered by this annual report.

On March 17, 2005, the Company announced that it had filed a Form 12b-25 (Notification of Late Filing) in respect of its Annual Report on Form 10-K as a result of the need to complete an investigation of the facts relating to the matter described below (the ‘Transaction’) and to consider the impact of the Transaction on management’s assessment of internal control over financial reporting.

On February 24, 2005, Dennis J. Kerrison, the Chief Executive Officer and President of the Company, arranged to transfer GBP 50,000 (equivalent to approximately ZAR 500,000 and approximately USD 95,000) from his bank account in the United Kingdom to the account of Associated Octel Company (South Africa) (Pty) Limited (‘AOCSA’), a wholly-owned indirect subsidiary of Octel Corp. On the same day, at the initiation of Mr Kerrison, AOCSA made a payment of ZAR 500,000 (equivalent to approximately USD 95,000) for Mr Kerrison’s personal use. Mr Kerrison’s UK bank sent the funds to AOCSA’s bank on February 24, 2005. Those funds were credited to AOCSA’s bank account on February 28, 2005. AOCSA was reimbursed on behalf of Mr Kerrison for associated costs of approximately ZAR 629 (equivalent to approximately USD 107) on March 3, 2005.

The investigation, which was conducted by independent counsel retained for this purpose by a special committee, consisting of the members of the Audit Committee and the Corporate Governance and Nominating Committee (the ‘Special Committee’), was completed on March 29, 2005. Also on March 29, 2005, the Special Committee reported on the investigation to the Board of Directors of the Company and the Board of Directors adopted the findings of the Special Committee. Based on the findings of the Special Committee, the Board of Directors determined that the Transaction appeared to have violated the Company’s Code of Ethics and that elements of the Transaction may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer, the Managing Director of AOCSA and the Company. The Board of Directors did not identify any matters that required adjustment to the Company’s financial statements.

Upon completion of the investigation, Octel Corp. management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004 and concluded that a material weakness relating to deficiencies in the maintenance of effective controls over compliance with the Company’s Code of Ethics, more fully described below, existed as of December 31, 2004. Based upon the evaluation of disclosure controls and procedures and the material weakness described below, the Company’s Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were not effective as of December 31, 2004. This conclusion is consistent with the Company’s conclusion with regard to its internal control over financial reporting as of December 31, 2004.

However, as the material weakness was limited to the area described below, management believes that the financial statements included in the Annual Report on Form 10-K fairly present, in all material respects, our financial condition, results of operations and cash flows for the periods presented.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act of 1934. The Company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. In addition, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Octel Corp. management assessed the effectiveness of the Company’s internal control over financial reporting as of December 31, 2004. In making this assessment, management used the criteria in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (‘COSO’).

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. Effective controls over compliance with the Company’s Code of Ethics were not maintained. In February 2005, the Company’s Chief Executive Officer arranged to transfer funds from his bank account in the United Kingdom to the account of AOCSA. On the same day, at the initiation of Mr Kerrison, AOCSA made a payment on behalf of Mr Kerrison. The Board of Directors of the Company concluded that the Transaction appeared to have violated the Company’s Code of Ethics and may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer, the Managing Director of AOCSA and the Company. In addition, local controls over disbursements at AOCSA were overridden as a result of the Transaction initiated by Mr Kerrison. Together, these facts provide evidence of a control deficiency in existence at December 31, 2004. This control deficiency did not result in an adjustment to the Company’s financial statements. However, this control deficiency could result in a material misstatement to annual or interim financial statements that would not be prevented or detected. Accordingly, management has concluded that this deficiency constitutes a material weakness as of December 31, 2004. Because of this material weakness, management has concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria in the Internal Control-Integrated Framework issued by the COSO.

Management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 has been audited by PricewaterhouseCoopers LLP, United Kingdom (PwC), an independent registered public accounting firm, as stated in their report that is included on page 39 of this Annual Report.

We have excluded Leuna Polymer GmbH and Aroma & Fine Chemicals Limited from our assessment of internal control over financial reporting as of December 31, 2004 because these entities were acquired by the Company in two purchase business combinations during 2004. These entities are wholly owned subsidiaries whose total assets and total revenues represent 1.4% and 3.7% and 6.0% and 2.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

REMEDIAL STEPS TO ADDRESS THE MATERIAL WEAKNESS

The individuals involved in the matter described above, including the Chief Executive Officer, will be subject to appropriate disciplinary procedures, which as of the date of this report have not been determined. In addition, the following steps, among others, implementation of which will commence with immediate effect, have been recommended by the Special Committee and approved by the Board of Directors:

•	Reinforcement of the importance of compliance with, together with a comprehensive re-education programme in respect of, the Company’s Code of Ethics;

•	Enhancement of procedures in relation to consultation with in-house legal counsel in respect of unusual or non-routine transactions; and

•	The creation of a register of directors’ and officers’ interests and establishment of procedures in respect of actual or potential conflicts.

CHANGES IN INTERNAL CONTROLS OVER FINANCIAL REPORTING

Except as otherwise discussed herein, there were no changes to our internal control over financial reporting that occurred during the fourth quarter of the year ended December 31, 2004 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

FUTURE OUTLOOK

The future outlook reflects the dichotomy between the growing Petroleum Specialties and Performance Chemicals business segments and the declining TEL business segments. In the last seven years, TEL sales have declined from 82% to 51% of the Company total, and its share of gross profit has fallen from 92% to 67%. We expect TEL to continue to decline in importance in the overall Company results.

The TEL market has been in decline since the 1970s, and this trend is expected to continue. Given the uncertainties in the Asian, African and South American markets, world market decline in 2005 is likely to be at the high end of the 10% to 25% range. Cost control initiatives in prior years have delivered benefits in the current year, and the Company will continue to focus on this area. We expect the declining TEL business to continue to be cash generative.

The Petroleum Specialties business segment grew significantly in 2001 through acquisitions. The purchase of the remaining 50% of Octel Starreon in 2004 now gives the Company control over the strategy for growth in the key US petroleum additives market, particularly in the field of additives for the growing diesel market. The business will now seek to pursue organic growth in its three key regions, Europe, Middle East and Africa (EMEA), USA and Asia Pacific. The Company will take further steps to restructure its back office and support operations to support the growth and to enhance profitability in EMEA and a charge of $1.1 million was recognized in the fourth quarter of 2004 in support of this aim.

The Performance Chemicals business segment grew substantially by acquisition in 2004. The full year impact of these acquisitions on operating income has yet to be seen. In continuance of the strategy of reinvesting the cash flows from the TEL segment into growth opportunities in its other businesses, the Company completed the acquisition of Finetex, Inc. in January 2005. The Company is building strategic positions in the personal care market, surfactants and also in the field of waxes. The Company also has a toll manufacturing base in the USA. Growth in sales in this business segment is expected to be approximately 10% per annum.

Following our adoption of FAS 142 in 2002, the annual amortization charge on goodwill has been replaced by an impairment review process. The continued decline in the TEL market will inevitably result in impairment charges in future years. Our latest review has revealed a need to recognize further impairment charges for TEL business goodwill impairment in each period until the TEL business cash flows are exhausted. An annual impairment review of the goodwill relating to the Petroleum Specialties and Performance Chemicals business segments indicates that there is no requirement to recognize an impairment charge in respect of this goodwill.

MANAGEMENT’S STATEMENT OF RESPONSIBILITY FOR FINANCIAL STATEMENTS

The management of Octel Corp. is responsible for the preparation and presentation of the accompanying consolidated financial statements and all other information in this Annual Report. The financial statements are prepared in accordance with the accounting principles generally accepted in the United States of America and include amounts that are based on management’s informed judgments and estimates.

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

The Company’s financial statements have been audited by an independent public registered accounting firm, PricewaterhouseCoopers LLP, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). These standards provide for the review of internal accounting control systems to plan the audit and determine auditing procedures and tests of transactions to the extent they deem appropriate.

The Audit Committee of the Board of Directors, which consists solely of independent non-employee directors, is responsible to the Board of Directors for overseeing the functioning of the accounting systems and related internal controls and the preparation of annual financial statements. The Audit Committee periodically meets with management, internal auditors and the independent auditors to review and evaluate their accounting, auditing and financial reporting activities and responsibilities. The independent registered public accounting firm and internal auditors have full and free access to the Audit Committee without management’s presence to discuss internal accounting controls, results of their audits and financial reporting matters.

PAUL W. JENNINGS
EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Shareholders of Octel Corp:

We have completed an integrated audit of Octel Corp.’s 2004 consolidated financial statements and of its internal control over financial reporting as of December 31, 2004 and audits of its 2003 and 2002 consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Our opinions, based on our audits, are presented below.

CONSOLIDATED FINANCIAL STATEMENTS

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Octel Corp. and its subsidiaries at December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit of financial statements includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

INTERNAL CONTROL OVER FINANCIAL REPORTING

Also, we have audited management’s assessment, included in Management’s Report on Internal Control Over Financial Reporting, and have concluded that Octel Corp. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weakness described below relating to deficiencies in the maintenance of effective controls over compliance with the Company’s Code of Ethics based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (‘COSO’). The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express opinions on management’s assessment and on the effectiveness of the Company’s internal control over financial reporting based on our audit.

We conducted our audit of internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. An audit of internal control over financial reporting includes obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we consider necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The following material weakness has been identified and included in management’s assessment. Effective controls over compliance with the Company’s Code of Ethics were not maintained. In February 2005, Dennis J. Kerrison, the Company’s Chief Executive Officer, arranged to transfer funds from his bank account in the United Kingdom to the account of Associated Octel Company (South Africa) (Pty) Limited (‘AOCSA’), a wholly-owned indirect subsidiary of the Company. On the same day, at the initiation of Mr. Kerrison, AOCSA made a payment on behalf of Mr. Kerrison for his personal use. The Board of Directors of the Company, based on the findings of an investigation undertaken by a Special Committee of the Board of Directors concluded that the transaction appeared to have violated the Company’s Code of Ethics and may have resulted in a potential violation of certain laws and regulations by the Chief Executive Officer, the Managing Director of AOCSA and the Company. In addition, local controls over disbursements at AOCSA were overridden as a result of the Transaction initiated by Mr. Kerrison. Together, these facts provide evidence of a control deficiency in existence at December 31, 2004. This control deficiency did not result in an adjustment to the Company’s financial statements. However, this control deficiency could result in a material misstatement to annual or interim financial statements that would not be prevented or detected.

This material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2004 consolidated financial statements, and our opinion regarding the effectiveness of the Company’s internal control over financial reporting does not affect our opinion on those consolidated financial statements.

In our opinion, management’s assessment that Octel Corp. did not maintain effective internal control over financial reporting as of December 31, 2004, is fairly stated, in all material respects, based on criteria established in Internal Control-Integrated Framework issued by the COSO. Also, in our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, Octel Corp. has not maintained effective internal control over financial reporting as of December 31, 2004, based on criteria established in Internal Control-Integrated Framework issued by the COSO.

As described in the Management’s Report on Internal Control Over Financial Reporting, management has excluded Leuna Polymer GmbH and Aroma & Fine Chemicals Limited from its assessment of internal control over financial reporting as of December 31, 2004 because these entities were acquired by the Company in two purchase business combinations during 2004. We have also excluded Leuna Polymer GmbH and Aroma & Fine Chemicals Limited from our audit of internal control over financial reporting. These entities are wholly owned subsidiaries whose total assets and total revenues represent 1.4% and 3.7% and 6.0% and 2.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2004.

PRICEWATERHOUSECOOPERS LLP
LONDON, UNITED KINGDOM
MARCH 31, 2005

CONSOLIDATED STATEMENTS OF INCOME

(IN MILLIONS, EXCEPT PER SHARE DATA)

YEARS ENDED DECEMBER 31	2004	2003	2002
Net sales (Note 3)	$480.5	$454.6	$441.0
Cost of goods sold	(271.0)	(252.5)	(249.1)

Gross profit (Note 3)	209.5	202.1	191.9

Operating expenses:
Selling, general and administrative	(93.4)	(74.4)	(67.5)
Research and development	(10.5)	(5.1)	(6.0)
Restructuring charge	(8.5)	(15.0)	(19.5)
Amortization of intangible assets	(11.2)	(10.4)	(9.5)
Impairment of TEL business goodwill (Note 9)	(40.7)	—	—
Loss on disposals (Note 20)	(4.4)	—	—

	(168.7)	(104.9)	(102.5)

Operating income (Note 3)	40.8	97.2	89.4
Interest expense	(6.5)	(12.6)	(12.8)
Interest income	0.8	0.5	0.7
Other expense (net)	(2.1)	(4.2)	—

Income before income taxes and minority interest	33.0	80.9	77.3
Minority interest	(1.9)	(4.3)	(3.0)

Income before income taxes (Note 3)	31.1	76.6	74.3
Income taxes (Note 7)	(20.0)	(23.2)	(23.0)

Income before share of affiliated company earnings from continuing operations	11.1	53.4	51.3
Share of affiliated company earnings	(1.0)	0.9	1.1
Discontinued operations, net of tax (Note 22)	(3.9)	(3.0)	(0.3)
Cumulative effect of change in accounting policy, net of tax (Note 24)	—	0.5	—

Net income	$6.2	$51.8	$52.1

Basic earnings per share	$0.50	$4.34	$4.41

Diluted earnings per share	$0.48	$4.13	$4.15

Weighted average shares outstanding (in thousands) — basic	12,345	11,925	11,817
— diluted	12,989	12,554	12,557

The accompanying notes are an integral part of these statements.

CONSOLIDATED BALANCE SHEETS

(IN MILLIONS, EXCEPT PER SHARE DATA)

AT DECEMBER 31	2004	2003
ASSETS
Current assets
Cash and cash equivalents	$33.3	$46.1
Accounts receivable (less allowance of $4.0 and $4.8, respectively)	84.4	71.7
Inventories
Finished goods	50.4	40.7
Work in progress	14.5	11.9
Raw materials	12.0	3.9

	76.9	56.5
Prepaid expenses	5.0	4.6

Total current assets	199.6	178.9
Restricted cash (Note 23)	4.8	—
Property, plant and equipment (Note 12)	71.8	48.7
Goodwill (Note 9)	332.2	348.9
Intangible assets (Note 10)	48.6	40.8
Deferred finance costs (Note 11)	1.4	0.1
Prepaid pension cost (Note 6)	122.9	115.9
Other assets (Note 23)	9.3	8.3

	$790.6	$741.6

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$49.7	$53.0
Accrued liabilities	62.1	43.7
Accrued income taxes	15.4	2.8
Current portion of plant closure provisions (Note 13)	10.0	9.2
Current portion of long-term debt (Note 14)	30.2	1.7
Current portion of deferred income (Note 15)	2.0	2.4

Total current liabilities	169.4	112.8
Plant closure provisions, net of current portion (Note 13)	18.6	27.0
Deferred income taxes (Note 7)	44.4	38.6
Deferred income, net of current portion (Note 15)	4.4	7.7
Long-term debt, net of current portion (Note 14)	94.1	102.9
Other liabilities	13.7	15.8
Minority interest	0.2	6.6

STOCKHOLDERS’ EQUITY (NOTE 16)
Common stock, $0.01 par value, authorized
40,000,000 shares, issued 14,777,250 shares	0.1	0.1
Additional paid-in capital	276.5	276.8
Treasury stock (2,439,737 and 2,717,511 shares at cost, respectively)	(31.2)	(32.4)
Retained earnings	213.8	209.1
Accumulated other comprehensive income	(13.4)	(23.4)

Total stockholders’ equity	445.8	430.2

	$790.6	$741.6

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(IN MILLIONS)

YEARS ENDED DECEMBER 31	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$6.2	$51.8	$52.1
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	24.4	25.8	32.4
Impairment of TEL business goodwill	40.7	—	—
Deferred income taxes	(0.8)	5.0	1.6
(Profit) / loss on disposal of equipment	(4.3)	0.2	5.7
Loss on disposal of business	13.7	2.7	—
Unremitted earnings of affiliated company	—	(0.9)	(1.1)
Changes in operating assets and liabilities:
Accounts receivable and prepaid expenses	(2.2)	19.7	39.7
Inventories	(11.3)	2.2	3.5
Accounts payable and accrued liabilities	3.0	(2.7)	(13.0)
Income taxes and other current liabilities	11.4	(11.4)	0.6
Plant closure provisions	(6.8)	(1.2)	(7.8)
Pension prepayment	(7.0)	(9.2)	(22.7)
Other non-current liabilities	(4.6)	3.2	9.0

Net cash provided by operating activities	62.4	85.2	100.0

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(9.6)	(7.8)	(11.4)
Business combinations, net of cash acquired	(80.2)	(6.0)	(5.8)
Increase in restricted cash	(4.8)	—	—
Proceeds on disposal of property, plant and equipment	5.2	—	—
Veritel (Note 10)	—	(6.8)	(30.8)
Other	—	1.2	(3.8)

Net cash used in investing activities	(89.4)	(19.4)	(51.8)

CASH FLOWS FROM FINANCING ACTIVITIES
Minority interest	(0.5)	1.8	(1.4)
Receipt of long-term borrowings	119.0	—	16.6
Repayment of long-term borrowings	(107.5)	(51.9)	(88.6)
Net (decrease)/increase in short term borrowings	—	(4.0)	4.0
Capital leases	0.5	—	—
Refinancing costs (Note 11)	(2.7)	(0.2)	—
Dividends paid	(1.5)	(0.6)	(0.6)
Repurchase of common stock (Note 16)	(4.5)	(1.2)	(0.2)
Issue of treasury stock	5.5	2.9	0.2

Net cash used in financing activities	8.3	(53.2)	(70.0)
Effect of exchange rate changes on cash and cash equivalents	5.9	6.8	5.5

Net change in cash and cash equivalents	(12.8)	19.4	(16.3)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	46.1	26.7	43.0

CASH AND CASH EQUIVALENTS AT END OF YEAR	$33.3	$46.1	$26.7

The accompanying notes are an integral part of these statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(IN MILLIONS)

	COMMON STOCK	ADDITIONAL PAID IN CAPITAL	TREASURY STOCK	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME	TOTAL STOCKHOLDERS’ EQUITY
Balance at January 1, 2002	$0.1	$276.5	$(35.5)	$106.4	$(57.1)	$290.4
Net income	—	—	—	52.1	—	52.1
Dividend ($0.05 per share)	—	—	—	(0.6)	—	(0.6)
Net CTA(1) change	—	—	—	—	21.2	21.2
Derivatives(2)	—	—	—	—	(1.8)	(1.8)
Repurchase of treasury stock	—	—	(0.2)	—	—	(0.2)
Issue of treasury stock	—	0.2	1.2	—	—	1.4

Balance at December 31, 2002	0.1	276.7	(34.5)	157.9	(37.7)	362.5
Net income	—	—	—	51.8	—	51.8
Dividend ($0.05 per share)	—	—	—	(0.6)	—	(0.6)
Net CTA(1) change	—	—	—	—	13.0	13.0
Derivatives(2)	—	—	—	—	1.3	1.3
Repurchase of treasury stock	—	—	(1.2)	—	—	(1.2)
Issue of treasury stock	—	0.1	3.3	—	—	3.4

Balance at December 31, 2003	0.1	276.8	(32.4)	209.1	(23.4)	430.2
Net income	—	—	—	6.2	—	6.2
Dividend ($0.12 per share)	—	—	—	(1.5)	—	(1.5)
Net CTA(1) change	—	—	—	—	9.4	9.4
Derivatives(2)	—	—	—	—	0.6	0.6
Repurchase of treasury stock	—	—	(4.5)	—	—	(4.5)
Issue of treasury stock	—	—	5.7	—	—	5.7
Redemption of treasury stock	—	(0.3)	—	—	—	(0.3)

BALANCE AT DECEMBER 31, 2004	$0.1	$276.5	$(31.2)	$213.8	$(13.4)	$445.8

(1)	Cumulative Translation Adjustment

(2)	Unrealized exchange gains/(losses) on derivative instruments.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(IN MILLIONS)

TOTAL COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31	2004	2003	2002
Net income for the year	$6.2	$51.8	$52.1
Changes in cumulative translation adjustment	9.4	13.0	21.2
Unrealized exchange gains/(losses) on derivative instruments	0.6	1.3	(1.8)

Total comprehensive income/(loss)	$16.2	$66.1	$71.5

The accompanying notes are an integral part of these statements.

ACCUMULATED OTHER COMPREHENSIVE INCOME

(IN MILLIONS)

AT DECEMBER 31	2004	2003
Cumulative translation adjustment	$(13.5)	$(22.9)
Unrealized gains and losses on derivatives	0.1	(0.5)

Accumulated other comprehensive income	$(13.4)	$(23.4)

NOTES ON CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 NATURE OF OPERATIONS

The Company is a major international manufacturer and distributor of TEL and specialty chemicals, operating in 20 countries worldwide. The Company’s products are sold globally, primarily to oil refineries and other chemical and industrial companies. Principal product lines and reportable segments are TEL, Petroleum Specialties and Performance Chemicals.

On October 1, 1998, the Company entered into sales and marketing agreements with Ethyl Corporation (Ethyl) to market and sell TEL in all areas of the world except North America and the European Economic Area for the period to December 31, 2009. All marketing and sales effort made under the arrangement is made in the name of Octel. Octel continues to produce all TEL marketed under the agreements and also provide marketing and other services. Ethyl continues to provide bulk distribution services, marketing and other services. The net proceeds under the agreements are paid to Octel and Ethyl as compensation for services and are based on an agreed-upon formula, with Octel receiving 68% of the total compensation for services provided. No separate legal entity or joint venture has been established as a consequence of the agreement. Sales and expenses incurred under the agreements are included within Octel’s income statement. These comprise all revenues and costs incurred directly by Octel, together with costs recharged by Ethyl for distribution and other services provided under the terms of the agreements. Ethyl’s share of the net proceeds for services is charged within cost of goods sold. This relationship was extended effective January 1, 2000 when OBOAdler entered into a similar agreement. Effective July 1, 2001 Ethyl agreed to participate in the Veritel agreement (see Note 10) and the scope of the agreements was extended to include the European Economic Area.

Refer to Note 3 for financial information on the Company’s reportable segments.

NOTE 2 ACCOUNTING POLICIES

BASIS OF PREPARATION

The consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America and include all subsidiaries of the Company where the company has a controlling financial interest. All significant intercompany accounts and balances have been eliminated upon consolidation.

All acquisitions are accounted for as purchases and the results of operations of the acquired businesses are included in the consolidated financial statements from the date of acquisition.

The results of discontinued operations are shown separately in the income statement. Comparative figures for 2003 and 2002 have also been adjusted to reflect the discontinued operations.

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

ACCOUNTS RECEIVABLE

The Company records accounts receivable at net realizable value and maintains an allowance for customers not making required payments. The Company determines the adequacy of the allowance by periodically evaluating each customer receivable considering our customer’s financial condition, credit history and current economic conditions.

INVENTORIES

Inventories are stated at the lower of cost (FIFO method) or market price. Cost includes materials, labor, and an appropriate proportion of plant overheads.

The Company accrues volume discounts where it is probable that the required volume will be attained and the amount can be reasonably estimated. The discounts are recorded as a reduction in the cost of materials based on projected purchases over the period of the agreement.

Provision is made for slow-moving or obsolete inventories as appropriate.

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

The measurement date for impairment testing of Petroleum Specialties and Performance Chemicals goodwill is December 31, annually. TEL goodwill is reviewed for impairment at the end of each quarter.

The Company regularly reviews goodwill and the other intangible assets for impairment based on projected post-tax cash flows, discounted at the Company’s weighted average cost of capital. As expected the decline in the TEL market has resulted in impairment charges being incurred from 2004. It is highly likely that further charges will be incurred in future years as the market continues to decline. The impairment reviews of the goodwill relating to the Petroleum Specialties and Performance Chemicals businesses indicates that there is no requirement to recognize an impairment charge in respect of this goodwill.

DEFERRED FINANCE COSTS

The costs relating to debt financing are capitalized and separately disclosed in the balance sheets. A new financing arrangement was agreed on January 30, 2004 together with an amendment to that agreement on August 31, 2004. The costs from those financing arrangements of $2.7 million were capitalized and are being amortized using the average interest method over the expected life of the agreement.

IMPAIRMENT OF LONG-LIVED ASSETS

The Company reviews the carrying value of its long-lived assets, including buildings and equipment, whenever changes in circumstances suggest that the carrying values may be impaired. In order to facilitate this test, the Company groups together assets at the lowest possible level for which cash flow information is available. Undiscounted future cash flows expected to result from the assets are compared with the carrying value of the assets and if they are lower an impairment loss may be recognized. The amount of the impairment loss is the difference between the fair value and the carrying value of the assets. Fair values are determined using post-tax cash flows discounted at the Company’s weighted average cost of capital.

DERIVATIVE FINANCIAL INSTRUMENTS

The Company uses various derivative instruments including forward currency contracts and options and interest rate swaps to manage certain exposures. These instruments are entered into under the Company’s corporate risk management policy to minimize exposure and are not for speculative trading purposes.

FAS 133, Accounting for Derivative Instruments and Hedging Activities establishes accounting and reporting standards for derivative instruments, and requires that an entity recognize all derivatives as either assets or liabilities in the consolidated balance sheet and measure those instruments at fair value. Changes in the fair value of derivatives that are not designated as hedges, or do not meet the requirements for hedge accounting under FAS 133, are recognized in earnings. Derivatives are tested for effectiveness on a quarterly basis. The ineffective portion of the derivative’s change in value is recognized in earnings. The effective portion is recognized in other comprehensive income until the hedged item is recognized in earnings.

The Company employs interest rate swaps which convert variable rate debt on $25.0 million of the $100.0 million senior term loan to fixed rate. These have been designated as cash flow hedges of the underlying variable rate obligation. These have been tested for effectiveness using the dollar offset method. At the end of the term of the swap arrangements, the cumulative gain or loss will be reclassified to the income statement. The interest rate swaps have been recorded as a non-current liability in the balance sheet.

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

A component of Ethyl’s share of net proceeds (see Note 1) is an amount recoverable from Ethyl that is agreed annually in arrears. The Company recognizes this quarterly, based on best current estimates of the expected outcome.

Provisions for sales discounts and rebates to customers are based upon the terms of sales contracts and are recorded in the same period as the related sales as a deduction from revenue. The Company estimates the provision for sales discounts and rebates based on the terms of each agreement at the time of shipping.

COMPONENTS OF NET SALES

All amounts billed to customers relating to shipping and handling are classified as net sales. Shipping and handling costs incurred by the Company are classified as cost of goods sold.

COMPONENTS OF COST OF GOODS SOLD

Cost of goods sold is comprised of raw material costs including inbound freight, duty and non-recoverable taxes, inbound handling costs associated with the receipt of raw materials, packaging materials, production costs including labor costs, maintenance and utility costs, plant and engineering overhead, warehousing and outbound shipping costs and handling costs. Inventory losses and provisions and the costs of customer claims are also recognized in the cost of goods line item.

The 32% compensation which is paid to Ethyl is recognized in cost of goods sold.

COMPONENTS OF SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling expenses comprise the costs of the direct sales force and the sales management and customer service departments required to support them. It also comprises the costs of sales conferences and trade shows, the cost of advertising and promotions and the cost of bad and doubtful debts. General and administrative expenses comprise the cost of support functions including accounting, human resources, information technology and the cost of group functions including corporate management, finance, tax, treasury, investor relations and legal departments.

RESEARCH AND DEVELOPMENT EXPENSES

Research, testing and development costs are expensed to the income statement as incurred.

EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding during the period, while diluted earnings per share includes the effect of options and restricted stock that are dilutive and outstanding during the period.

FOREIGN CURRENCIES

The Company’s policy is that exchange differences arising on the translation of the balance sheets of entities that have functional currencies other than the US dollar are taken to a separate equity reserve, the cumulative translation adjustment. In entities where the US dollar is the functional currency no gains or losses on translation occur. In these entities gains or losses on monetary assets relating to currencies other than the US dollar are taken to the income statement. Gains or losses on foreign currency transactions are included in other expenses in the income statement.

Management has conducted a review of functional currencies during the year and has concluded that there were no changes in the functional currencies in any of the Company’s subsidiaries in 2004.

STOCK OPTION PLANS

The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee stock options. Under APB 25, for fixed awards, when the exercise price of employee stock options equals the market price of the underlying stock on the date of the grant, no compensation expense is recorded. The Company has adopted the disclosure-only provisions of FAS 123, Accounting for Stock-Based Compensation and FAS 148, Accounting for Stock-Based Compensation — Transition and Disclosure.

PENSION PLANS AND OTHER POST-EMPLOYMENT BENEFITS

Annual costs of pension plans are actuarially determined based on FAS 87, Employers’ Accounting for Pensions. The Company has conformed its pension and other post-retirement disclosures to comply with FAS 132R, Employers’ Disclosures about Pensions and Other Post-Retirement Benefits.

RECLASSIFICATIONS

Certain reclassifications have been made to the consolidated financial statements for the prior years to conform to the December 31, 2004 presentation.

NOTE 3 BUSINESS SEGMENT AND GEOGRAPHICAL AREA DATA

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

The Company had two significant customers in the TEL business segment who individually accounted for more than 10% of net sales in 2004 and 2003. Net sales to these customers totalled $63.6 million and $51.3 million in 2004 and $53.7 million and $50.6 million in 2003, respectively. In 2002 the Company had one significant customer to whom net sales of $62.6 million were made.

The following table analyzes sales and other financial information by product group:

PRODUCT GROUP DATA

(IN MILLIONS)	2004	2003	2002
Net sales:
TEL-Ongoing	$243.5	$266.3	$256.7
TEL-Chlorine	—	—	14.0

	243.5	266.3	270.7
Petroleum Specialties	174.6	155.8	136.4
Performance Chemicals	62.4	32.5	33.9

	$480.5	$454.6	$441.0

Gross profit:
TEL-Ongoing	$140.3	$140.6	$136.3
TEL Chlorine	—	—	(1.8)

	140.3	140.6	134.5
Petroleum Specialties	56.4	54.2	45.3
Performance Chemicals	12.8	7.3	12.1

	$209.5	$202.1	$191.9

Operating income:
TEL-Ongoing	$113.8	$118.4	$117.9
TEL-Chlorine	—	—	(1.8)

	113.8	118.4	116.1
Petroleum Specialties	10.8	13.0	9.5
Performance Chemicals	0.9	(2.9)	0.4
Corporate costs	(31.1)	(16.3)	(17.1)
Restructuring charge	(8.5)	(15.0)	(19.5)
Impairment of TEL business goodwill	(40.7)	—	—
Loss on disposals	(4.4)	—	—

	$40.8	$97.2	$89.4

Identifiable assets at year end:
TEL	$342.1	$426.2	$430.5
Petroleum Specialties	239.9	157.4	164.4
Performance Chemicals	85.7	42.1	47.7
Corporate — Prepaid pension cost	122.9	115.9	105.2

	$790.6	$741.6	$747.8

The Company includes in the corporate costs line item the costs of managing the Group as a company with securities listed on the New York Stock Exchange and registered with the SEC. The cost of the President/CEO’s office, group finance, group human resources, corporate secretary, legal fees and investor relations all fall into this category. The establishment costs of running the corporate offices in the USA and Europe are also included. The costs of the corporate development function are also included in this line item as it does not relate to the current trading activities of our other business segments. The corporate share of costs related to information technology, accounting and human resources are also included in this line item. Due to the low proportion of currently active members in the defined benefit pension scheme, any net pension cost or credit is also recognized in this line item.

Sales by geographic area are reported by source (where the transaction originates) and by destination (where the final sale to customers is made). Intercompany sales are priced to recover cost plus an appropriate mark-up for profit and are eliminated in the consolidated financial statements.

Identifiable assets are those directly associated with the operations of the geographical area.

Goodwill has not been allocated by geographical location on the grounds that it would be impracticable to do so.

GEOGRAPHICAL AREA DATA

(IN MILLIONS)	2004	2003	2002
Net sales by source:
United States	$92.7	$75.8	$72.7
United Kingdom	285.3	235.5	278.9
Rest of Europe	182.1	215.8	140.3
Other	19.9	17.2	21.3
Sales between areas	(99.5)	(89.7)	(72.2)

	$480.5	$454.6	$441.0

Net sales by destination:
United States	$96.8	$74.2	$80.1
United Kingdom	31.4	19.5	36.8
Rest of Europe	114.0	50.7	63.1
Other	238.3	310.2	261.0

	$480.5	$454.6	$441.0

Income/(loss) before income taxes:
United States	$(8.7)	$(7.2)	$(3.2)
United Kingdom	47.9	35.8	63.6
Rest of Europe	27.6	47.7	9.3
Other	5.0	0.3	4.6
Impairment of TEL business goodwill	(40.7)	—	—

	$31.1	$76.6	$74.3

GEOGRAPHICAL AREA DATA (continued)

(IN MILLIONS)	2004	2003	2002
Long-lived assets at year end:
United States	$14.5	$3.9	$4.3
United Kingdom	201.0	162.3	161.5
Rest of Europe	43.2	47.5	56.7
Other	0.1	0.1	0.7
Goodwill	332.2	348.9	352.8

	$591.0	$562.7	$576.0

Identifiable assets at year end:
United States	$43.5	$21.3	$30.4
United Kingdom	295.1	238.5	212.0
Rest of Europe	116.9	128.1	144.2
Other	2.9	4.8	8.4
Goodwill	332.2	348.9	352.8

	$790.6	$741.6	$747.8

NOTE 4 STOCK OPTION PLANS

The Company has seven stock option plans which provide for the issuance of options to key employees and directors of the Company. All grants are at the sole discretion of the Compensation Committee of the Board of Directors, which administers the plans. Grants may be priced at market value or at a premium or discount. Vesting periods are up to four years and exercise periods of up to ten years. A total of 3,043,000 shares have been approved by the shareholders for allocation to the issue of share options.

The following table summarizes the transactions of the Company’s stock option plans for the three year period ended December 31, 2004:

	NUMBER OF SHARES	WEIGHTED AVERAGE EXERCISE PRICE	WEIGHTED AVERAGE FAIR VALUE
Options outstanding December 31, 2001	1,351,311	$8.52
Granted —at discount	123,406	$14.97	$5.93
—at premium	174,813	$16.41	$4.46
Exercised	(105,855)	$1.54
Cancelled	(33,043)	$6.41
Cancelled for payment	(32,909)	$1.86

Options outstanding December 31, 2002	1,477,723	$10.69
Granted—at discount	167,892	$—	$12.89
—at premium	159,500	$13.91	$3.89
Exercised	(285,909)	$8.48
Cancelled	(18,809)	$16.12
Cancelled for payment	(16,980)	$12.66

Options outstanding December 31, 2003	1,483,417	$10.31
Granted —at discount	74,070	$—	$22.66
—at market value	18,850	$23.00	$6.70
Exercised	(483,494)	$10.62
Cancelled	(87,565)	$7.12

Options outstanding December 31, 2004	1,005,278	$10.28

The following table summarizes information about options outstanding at December 31, 2004:

RANGE OF EXERCISE PRICE	NUMBER OUTSTANDING AT DEC 31, 2004	WEIGHTED AVERAGE REMAINING LIFE	WEIGHTED AVERAGE EXERCISE PRICE	NUMBER EXERCISABLE AT DEC 31, 2004	WEIGHTED AVERAGE EXERCISE PRICE
$0-$5	214,588	8.43 years	$0.00	10,898	$0.00
$5-$10	146,188	5.36 years	$7.81	146,188	$7.81
$10-$15	403,946	6.24 years	$13.50	245,446	$13.22
$15-$20	223,206	4.70 years	$16.63	106,435	$16.05
$20-$25	17,350	9.37 years	$23.00	—	—

	1,000,278			508,967

The fair value of options granted was estimated using the Black-Scholes model with the following assumptions:

	2004	2003	2002
Dividend yield	0.5%	3%	3%
Expected life	4 years	4.45 years	45 years
Volatility	38.7%	35%	35%
Risk free interest rate	3.43%	2.69%	3.59%

The following table summarizes the effect on net income and earnings per share had the Company recorded its compensation expense consistently with the method prescribed by FAS 123:

	EARNINGS PER SHARE
(IN MILLIONS, EXCEPT PER SHARE DATA)	NET INCOME	BASIC	DILUTED
2004
As disclosed	$6.2	$0.50	$0.48
Compensation expense, net of tax, included in net income	1.1
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.3)

Proforma net income	$6.0	$0.49	$0.46

2003
As disclosed	$51.8	$4.34	$4.13
Compensation expense, net of tax, included in net income	0.6
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.3)

Proforma net income	$51.1	$4.29	$4.07

2002
As disclosed	$52.1	$4.41	$4.15
Compensation expense, net of tax, included in net income	0.5
Compensation expense, net of tax, that would have been included had FAS 123 been adopted	(1.6)

Proforma net income	$51.0	$4.31	$4.06

NOTE 5 EARNINGS PER SHARE

Basic earnings per share is based on the weighted average number of common shares outstanding during the year, while diluted earnings per share includes the effect of options that are dilutive and outstanding during the year. Per share amounts are computed as follows:

	2004	2003	2002
Numerator (millions of dollars):
Income before affiliated company earnings from continuing operations	$11.1	$53.4	$51.3
Share of affiliated company earnings	(1.0)	0.9	1.1
Discontinued operations, net of tax	(3.9)	(3.0)	(0.3)
Cumulative effect of change in accounting policy, net of tax	—	0.5	—

Net income available to common shares	$6.2	$51.8	$52.1

Denominator (in thousands):
Weighted average common shares outstanding	12,345	11,925	11,817
Dilutive effect of stock options and awards	644	629	740

Denominator for diluted earnings per share	12,989	12,554	12,557

Net income per share:
Income before affiliated company earnings from continuing operations	$0.90	$4.48	$4.34
Share of affiliated company earnings	(0.08)	0.07	0.09
Discontinued operations, net of tax	(0.32)	(0.25)	(0.02)
Cumulative effect of change in accounting policy, net of tax	—	0.04	—

Net income available to common shares	$0.50	$4.34	$4.41

Net income per share, diluted:
Income before affiliated company earnings from continuing operations	$0.85	$4.25	$4.09
Share of affiliated company earnings	(0.07)	0.07	0.08
Discontinued operations, net of tax	(0.30)	(0.23)	(0.02)
Cumulative effect of change in accounting policy, net of tax	—	0.04	—

Net income available to common shares	$0.48	$4.13	$4.15

18,850 options were anti-dilutive in 2004 and have been excluded from the calculation of diluted earnings per share. 40,663 options were anti-dilutive in 2003 and 2002.

NOTE 6 PENSION PLANS

The Company maintains a contributory defined benefit pension plan covering substantially all UK employees. The Projected Benefit Obligation (PBO) is based on final salary and years of credited service, reduced by social security benefits according to a plan formula. Normal retirement age is 65, but provisions are made for early retirement.

The Company’s funding policy is to contribute amounts to the plan to cover service costs to date as recommended by the Company’s actuary. Employee and employer contributions since January 1, 2004, were at 5% and 22.6%, respectively, of pensionable pay. The plan’s assets are invested by six investment management companies in funds holding UK and overseas equities, UK and overseas fixed interest securities, index linked securities, property unit trusts and cash or cash equivalents. A full actuarial valuation of the pension plan was carried out during 2003, and an update carried out as at October 5, 2004, the results of both of which are reflected in the calculations below.

Assumptions for the plan as of the end of the last three years were as follows:

	2004	2003	2002
Weighted average discount rate	5.60%	5.50%	5.60%
Rate of increase in compensation levels	3.60%	3.50%	3.00%
Rate of return on plan assets	5.40%	5.75%	6.75%

Movements in PBO and the fair value of plan assets, and the funded status and prepaid pension cost of the plan are as follows:

(IN MILLIONS)	2004	2003
Change in PBO
Balance at January 1	$616.6	$583.3
Interest cost	37.4	32.1
Service cost	6.2	7.0
Contributions by participants	1.1	0.5
Benefits paid	(40.3)	(33.3)
Actuarial losses	26.8	27.0

Balance at December 31	647.8	616.6

Fair value of plan assets
Balance at January 1	644.0	580.7
Actual benefits paid	(40.3)	(33.3)
Actual contributions by employer	4.4	1.4
Actual contributions by participants	1.1	0.5
Actual return on assets	45.4	94.7

Balance at December 31	654.6	644.0

Plan assets excess over PBO	6.8	27.4
Unrecognized net loss	115.2	86.7
Unrecognized prior service cost	0.9	1.8

Prepaid pension cost	$122.9	$115.9

Net pension credit for the UK pension plans is as follows:

(IN MILLIONS)	2004	2003	2002
Service cost	$6.2	$7.0	$5.4
Interest cost on PBO	37.4	32.1	30.5
Expected return on plan assets	(47.4)	(49.4)	(47.4)
Net amortization and deferral	1.1	1.0	(0.3)

	$(2.7)	$(9.3)	$(11.8)

The accumulated benefit obligation for the UK pension plan was $613.9 million and $585.6 million at December 31, 2004, and 2003, respectively.

The UK pension plan’s asset allocations at December 31, 2004 and 2003, by asset category are as follows:

	2004	2003
Equity securities	31%	71%
Debt securities	68%	28%
Other	1%	1%

Total	100%	100%

The current investment strategy of the UK pension plan is to obtain an asset allocation of 70% in favour of debt securities and 30% equity securities, in order to achieve a more predictable return on assets.

The estimated level of Company contributions into the UK pension plan for 2005 is $4.5 million. The following benefit payments, which reflect expected future service, as appropriate, are expected to be made:

(IN MILLIONS)
2005	$43.0
2006	$44.2
2007	$45.3
2008	$46.5
2009	$47.8
2010-2014	$259.6

Our German subsidiary has an unfunded defined benefit pension scheme. A valuation under FAS 87 has been performed in 2004 and a charge was recognized to reflect the projected benefit obligation.

Company contributions to defined contribution pension schemes during 2004 were $1.1 million, (2003: $2.2 million).

NOTE 7 INCOME TAXES

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

The sources of income/(loss) before income taxes were as follows:

(IN MILLIONS)	2004	2003	2002
Domestic	$(8.7)	$(7.2)	$(3.2)
Foreign	39.8	83.8	77.5

	$31.1	$76.6	$74.3

The components of income tax charges are summarized as follows:

(IN MILLIONS)	2004	2003	2002
CURRENT:
Federal	$0.1	$(0.2)	$1.3
Foreign	24.4	11.8	24.9

	$24.5	$11.6	$26.2

DEFERRED:
Federal	(1.5)	—	—
Foreign	(3.0)	11.6	(3.2)

	(4.5)	11.6	(3.2)

	$20.0	$23.2	$23.0

Cash payments for income taxes were $13.7 million, $23.7 million and $21.3 million during 2004, 2003, and 2002, respectively.

The effective tax rate varies from the US federal statutory rate because of the factors indicated below:

	2004	2003	2002
Statutory rate	35.0%	35.0%	35.0%
Foreign tax rate differential	(28.4)	(9.1)	(6.1)
Amortization	(3.5)	—	0.2
Impairment of TEL business goodwill	51.4	—	—
Unrecognized net operating losses	7.6	3.5	5.5
Tax charge/(credit) from previous years	(5.3)	0.1	(4.4)
Discontinued operations	3.9	0.1	—
Other (net)	3.6	0.7	0.8

	64.3%	30.3%	31.0%

The $40.7 million charge in respect of the impairment of TEL business goodwill has no cash or taxation impact and represents the most significant factor in the increase in the effective rate of tax. As in 2003 and 2002, the mix of taxable profits made in the different geographical localities in which the Company operates continued to have a favorable impact on the effective tax rate in 2004.

Details of deferred tax assets and liabilities are as follows:

(IN MILLIONS)	2004	2003
DEFERRED TAX ASSETS:
Excess of tax over book basis in property, plant and equipment	$11.3	$11.1
Net operating loss carryforwards	12.3	8.5

	23.6	19.6
Valuation allowance	(11.3)	(7.6)

Total deferred tax assets	12.3	12.0

DEFERRED TAX LIABILITIES:
Pension costs	36.9	34.8
Other	19.8	15.8

	56.7	50.6

Total net provision	$44.4	$38.6

As a result of the Company’s assessment of its net deferred tax assets at December 31, 2004, the Company considers it more likely than not that no valuation allowance is required for $1.0 million (2003 - $0.9 million) of its net operating loss carryforwards. These net operating loss carryforwards in 2004 and 2003 were generated in France as a result of recent restructuring activity in Europe. It is expected that sufficient taxable profits will be generated against which the net operating loss carryforwards can be relieved before their usage expires in approximately four years time.

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

NOTE 8 ACQUISITIONS

On June 30, 2004, the Company acquired a 100% interest in Leuna Polymer GmbH (Leuna) for consideration of $8.1 million. The Company purchased one common share which was valued at €1. Leuna is a manufacturer of diesel fuel additives and specialty waxes. Leuna was released from receivership in late June 2004 and consequently its results have only been consolidated since the beginning of July 2004.

On July 8, 2004, the Company purchased the 50% share in Octel Starreon LLC which had previously been held by Starreon Corporation LLC for total consideration of $43.8 million. The value of the partnership interest acquired from Starreon Corporation LLC was $0.6 million. The results of Octel Starreon LLC were already consolidated prior to acquisition of the remaining 50%, though from July 2004 there has been no charge in the income statement for minority interests in relation to Octel Starreon LLC.

On August 26, 2004, the Company acquired a 100% interest in Aroma & Fine Chemicals Limited (AFC) for $34.5 million. The results of AFC have been consolidated since September 1, 2004. 1.3 million common shares were purchased at a value of $0.2 million. Of the total consideration $4.8 million is in the form of Loan Notes, half of which are due for repayment in January 2006, with the remaining half in September 2006. AFC manufactures aroma chemicals which are principally sold into the household, institutional, industrial and personal care markets.

Octel Starreon LLC (Octel Starreon) was fully consolidated by the Company prior to the acquisition of the remaining 50% held by Starreon Corporation LLC, with the appropriate 50% proportion of its net income and balance sheet recognized as minority interest. Consequently the table below represents only the fair value adjustments made to the acquisition balance sheet, together with the removal of the associated minority interest.

The Company is still waiting for certain information in respect of site remediation and asset retirement obligations in order to complete the purchase price allocation for AFC and Leuna. It is not expected that there will be any material adjustment to the provisional assessment, and consequently the following values have been assigned to the major classes of assets and liabilities in the balance sheets of the acquired entities at acquisition date:

(IN MILLIONS)	LEUNA	AFC	OCTEL STARREON	TOTAL
Cash	$2.9	$—	$—	$2.9
Receivables	4.4	6.0	—	10.4
Inventories	2.4	6.8	0.4	9.6
Property, plant and equipment	1.0	25.2	—	26.2
Goodwill	—	2.3	30.0	32.3
Intangible assets	—	7.6	11.5	19.1

Total assets	10.7	47.9	41.9	100.5
Current liabilities	2.6	7.6	—	10.2
Long-term debt	—	2.9	—	2.9
Deferred taxes	—	2.6	4.0	6.6
Other non-current liabilities	—	0.3	—	0.3

Total liabilities	2.6	13.4	4.0	20.0

Net assets acquired	8.1	34.5	37.9	80.5
Decrease in minority interest	—	—	5.9	5.9

Increase in net assets	$8.1	$34.5	$43.8	$86.4

The goodwill recognized in respect of Octel Starreon has been included within the Petroleum Specialties business segment and the goodwill in respect of AFC has been included within Performance Chemicals (see Note 9).

The following intangible assets were recognized in respect of AFC and Octel Starreon. Following review, no intangible assets were identified in respect of Leuna.

(IN MILLIONS	AFC	OCTEL STARREON	TOTAL
Technology	$4.8	$2.3	$7.1
Customer relationships	2.8	9.0	11.8
Patents	—	0.2	0.2

Total assets	$7.6	$11.5	$19.1

All the intangible assets have been assessed as having a useful life of ten years and have no residual value.

The following unaudited information illustrates the results of operations for the years ended December 31, 2004, 2003 and 2002 as if all the acquisitions had occurred on January 1, 2002. It has been adjusted to reflect amortization of goodwill on acquisitions and financing transactions and the related interest expense. This information is for illustrative purposes only and is not meant to be indicative of actual results that might have been achieved or results that might be attained in the future.

UNAUDITED PROFORMA INFORMATION

(IN MILLIONS EXCEPT PER SHARE DATA)	2004	2003	2002
Net sales	$521.0	$512.2	$488.8
Net income	$8.5	$58.3	$52.0
Earnings per share — basic	$0.69	$4.89	$4.40
— diluted	$0.65	$4.64	$4.14

On January 13, 2005, the Company acquired Finetex Inc. (Finetex) for consideration of approximately $20 million. Finetex is a technology based supplier of specialty surfactants and emollients for the personal care, cosmetics and industrial markets. Finetex will be included within the Performance Chemicals business segment for reporting purposes.

Due to the short amount of time which has elapsed since the acquisition, it is not yet practicable to provide a purchase price allocation or an estimate of goodwill.

NOTE 9 GOODWILL

Goodwill comprises the following:

		PETROLEUM PERFORMANCE
(IN MILLIONS)	TEL	SPECIALTIES	CHEMICALS	TOTAL
Gross cost — at January 1, 2003	$559.4	$66.5	$25.0	$650.9
Disposals	(0.8)	(3.4)	—	(4.2)
Exchange effect	—	0.3	—	0.3

Gross cost — at December 31, 2003	558.6	63.4	25.0	647.0

Amortization — at January 1, 2003	(289.4)	(8.4)	(0.3)	(298.1)
Exchange effect	(0.1)	0.1	—	—

Amortization — at December 31, 2003	(289.5)	(8.3)	(0.3)	(298.1)

Net book amount — at December 31, 2003	$269.1	$55.1	$24.7	$348.9

Gross cost — at January 1, 2004	$558.6	$63.4	$25.0	$647.0
Acquisitions	—	30.0	2.3	32.3
Disposals	—	(8.5)	—	(8.5)
Impairment	(40.7)	—	—	(40.7)
Exchange effect	—	0.2	—	0.2

Gross cost — at December 31, 2004	517.9	85.1	27.3	630.3

Amortization — at January 1, 2004	(289.5)	(8.3)	(0.3)	(298.1)
Amortization — at December 31, 2004	(289.5)	(8.3)	(0.3)	(298.9)

Net book amount — at December 31, 2004	$228.4	$76.8	$27.0	$332.2

The Company’s reporting units are generally consistent with the operating segments underlying the segments identified in Note 3.

The Company adopted FAS 142, Goodwill and Other Intangible Assets effective January 1, 2002. This requires that goodwill deemed to have an indefinite life should no longer be amortized, but subject to an annual impairment review, or between years if events occur or circumstances change which suggest that an impairment may have occurred.

The Company elected to perform its annual tests in respect of Petroleum Specialties and Performance Chemicals goodwill as of December 31 each year. In reviewing for any impairment charge the fair value of the reporting units underlying the segments is estimated using a discounted after tax cash flow methodology based on management’s best estimates at that time.

During 2002 and 2003, the goodwill impairment test for the TEL business was performed annually at December 31. Both these reviews showed that the fair value of the reporting unit based on after tax cash flows discounted at the Company’s weighted average cost of capital exceeded the carrying value of TEL segment assets and, accordingly, no indicator of impairment existed and step 2 of the FAS 142 impairment test was not performed.

In light of the continuing decline in the TEL market globally, as the Company makes sales of TEL in each quarter, the remaining sales and corresponding cash flows that can be derived from the TEL business are reduced, and accordingly the fair value of the TEL reporting unit is reduced. Based on the Company’s detailed forecast model, assumptions at December 31, 2003 indicated that the reduction in forecast future cash flows during 2004 would reduce the fair value of the reporting unit below the carrying value of TEL segment assets and, accordingly, there was likely to be a significant goodwill impairment charge during the year ended December 31, 2004. As a result the Company determined that quarterly impairment reviews be performed from January 1, 2004 and any impairment charge arising be recognized in the relevant quarter.

The value of the remaining cash flows from the TEL business segment is calculated at any review date by reference to the best available estimates for future revenues, gross margins, selling and administrative costs as well as the fixed and working capital requirements of the business. The resulting cash flows are then discounted and the total discounted cash flows of the TEL business are then allocated to the fair value of the TEL business unit at that date. The Company uses this information to derive an implied goodwill value which is then compared to the carrying value to determine what impairment is needed.

Using this methodology and the assumptions underlying the detailed forecast model, the Company believes that it is possible to predict the pattern of likely future impairment charges of TEL business goodwill. This method reflects the relatively unique nature of the TEL business.

As a result of the reviews performed during 2004, an impairment charge of $40.7 million has been recognized in the year and the Company expects to incur a charge in subsequent years as the TEL market continues to decline.

At December 31, 2004, the Company performed its annual impairment review for goodwill for Petroleum Specialties and Performance Chemicals and believes that there has been no impairment of goodwill in respect of those reporting segments.

NOTE 10 INTANGIBLE ASSETS

Intangible assets comprise the following:

(IN MILLIONS)	2004	2003
Gross cost
—Veritel	$60.6	$60.6
—Technology	7.1	—
—Customer relationships	11.8	—
—Other	1.0	0.7

	80.5	61.3

Accumulated amortization
—Veritel	(30.3)	(20.0)
—Technology	(0.3)	—
—Customer relationships	(0.6)	—
—Other	(0.7)	(0.5)

	(31.9)	(20.5)

	$48.6	$40.8

VERITEL

An intangible asset was recognized in 2001 in relation to amounts payable to Veritel Chemicals BV by our Swiss subsidiary pursuant to a marketing agreement effective July 1, 2001. An initial signing fee of $5.0 million was paid on entering into the agreement. In December, 2001, notice was given of a permanent source interruption which triggered further payments due to Veritel of $70.0 million. Under the terms of a separate marketing agreement with Ethyl, $24.5 million was recoverable from Ethyl, and the Company’s share of $50.5 million was capitalized by our Swiss subsidiary. The asset is being amortized on a straight-line basis over the six years ending December 31, 2007.

TECHNOLOGY

Following the acquisition of the remaining 50% of Octel Starreon LLC, the Company recognized an intangible asset of $2.3 million in respect of various technological approvals the business has received from certain military and civilian authorities. The approvals act as a barrier to entry to any potential competitor in the market who would wish to supply these products.

An intangible asset of $4.8 million was recognized in respect of a number of specialized manufacturing processes carried out by Aroma & Fine Chemicals Limited following the acquisition of that entity in August 2004.

Both of these assets have an expected life of ten years and will be amortized on a straight-line basis over this period. No residual value is anticipated.

CUSTOMER RELATIONSHIPS

Intangible assets were recognized in respect of both the Octel Starreon LLC ($9.0 million) and Aroma & Fine Chemicals Limited ($2.8 million) acquisitions relating to ongoing customer relationships. These have an expected life of ten years and will be amortized on a straight-line basis over that period. No residual value is anticipated.

OTHER

The remaining balance relates chiefly to software costs which are amortized over 3 years and a patent amortized over ten years.

The Company adopted FAS 142, Goodwill and Other Intangible Assets, effective January 1, 2002. This requires that intangible assets should be subject to an annual impairment review, or between years if events occur or circumstances change which suggest that an impairment may have occurred.

The Company has elected to perform its annual tests in respect of its intangible assets as of December 31 each year. At the end of the fourth quarter of 2004, the Company performed its annual impairment review of intangible assets and believes that no impairment exists.

Intangible asset amortization expense was $11.2 million, $10.4 million and $9.5 million in 2004, 2003 and 2002, respectively.

Future estimated amortization expense is $12.1 million per annum for 2005 through 2007 and $2.0 million in 2008 and 2009.

NOTE 11 DEFERRED FINANCE COSTS

The Company agreed a three and one half year financing facility on January 30, 2004, which was amended on August 31, 2004 (see Note 14). This replaced the previous Company debt facility at December 31, 2003. The net book amount of the deferred finance costs which had been capitalized as a result of the refinancing in October 2001, some $4.4 million at the beginning of 2003, was amortized in full during 2003 in anticipation of the refinancing. The $0.1 million balance at the end of 2003 relates to deferred finance costs held by Octel Starreon LLC, a subsidiary of the Company.

During 2004, there were cash outflows of $2.7 million for refinancing costs which have been capitalized. These were incurred in relation to the refinancing agreed on January 30, 2004, and also the amendment agreement dated August 31, 2004. These will be amortized over the expected life of the agreement using the average interest method.

(IN MILLIONS)	2004	2003
Gross cost	$2.8	$7.0
Accumulated amortization	(1.4)	(6.9)

	$1.4	$0.1

Amortization expense was $1.4 million, $4.4 million and $2.2 million in 2004, 2003 and 2002, respectively. The charge is included in interest payable (see Note 2).

NOTE 12 PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consists of the following:

(IN MILLIONS)	2004	2003
Land	$7.0	$3.4
Buildings	5.0	5.9
Equipment	74.0	88.0
Work in progress	3.8	1.1

	89.8	98.4
Less accumulated depreciation	(18.0)	(49.7)

	$71.8	$48.7

Of the total net book value of equipment at December 31, 2004, $0.7 million (2003: $nil) is in respect of assets held under capital leases, principally computer hardware. No assets were held under capital leases in 2003.

Depreciation charges were $11.9 million, $11.2 million and $20.7 million in 2004, 2003 and 2002, respectively.

The estimated additional cost to complete work in progress is $2.5 million (2003- $1.2 million).

During the year a number of old assets in the UK, having nil book value, were disposed of. This had the effect of reducing equipment cost and accumulated depreciation by approximately $38.0 million.

The Company adopted FAS 143, Accounting for Asset Retirement Obligations, on January 1, 2003 (see Note 24). As a result of this, the Company recognized historic assets of $8.3 million of costs to the carrying value of historical property plant and equipment with a cumulative depreciation uplift of $7.8 million.

NOTE 13 PLANT CLOSURE PROVISIONS

The liability for estimated closure costs of Octel’s TEL manufacturing facilities includes costs for personnel reductions (severance) and decontamination and environmental remediation activities (remediation) when demand for TEL diminishes. Severance provisions have also been made in relation to the Petroleum Specialties and the Performance Chemicals businesses.

Movements in the provisions are summarized as follows:

(IN MILLIONS)	2004 SEVERANCE	2004 OTHER RESTRUC- TURING	2004 REMEDIATION	2004 TOTAL	2003 TOTAL
Balance at January 1	$7.1	$0.2	$28.9	$36.2	$36.4
Charge for the year	5.3	3.2	1.7	10.2	18.2
Accretion expense	—	—	0.4	0.4	1.1
Utilized	(6.0)	(3.3)	(2.0)	(11.3)	(18.0)
Released	—	—	(8.0)	(8.0)	(3.0)
Exchange effect	0.2	—	0.9	1.1	1.5

Balance at December 31	$6.6	$0.1	$21.9	$28.6	$36.2

Current element of provision	$6.6	$0.1	$3.3	$10.0	$9.2
Non-current element of provision	—	—	18.6	18.6	27.0

Balance at December 31	$6.6	$0.1	$21.9	$28.6	$36.2

Severance charges are recognized in the Income Statement as restructuring costs along with other restructuring costs. Remediation costs are recognized in cost of goods sold.

SEVERANCE:

Severance provisions related to programs initiated after January 1, 2003 are recognized in accordance with FAS 146, Accounting For Exit and Disposal Activities. The only such program recognized in 2003 related to the Ellesmere Port site. The site infrastructure and production capacity was streamlined in anticipation of a further forecast reduction in TEL manufacturing in 2004. A charge of $6.5 million was recognized in 2003 for the severance of 103 employees. 65 of those employees remained in employment at December 31, 2004 as they work towards agreed leaving dates. These dates are later than originally anticipated as the decision to reduce TEL production capacity has been deferred and the charge has been rephased to reflect this. A charge of $2.0 million was recognized in 2004 and a further charge of $1.1 million is expected to be recognized in 2005 related to this program.

A $1.2 million charge was recognized in the UK relating to the severance costs of several senior corporate employees. A $1.5 million charge was recognized in the Petroleum Specialties business segment relating to the severance of several senior employees and relating to the restructuring of the back office selling and administrative operations in the UK and Europe.

A charge of $0.2 million was recognized relating to the severance of six employees in the Bycosin business following reorganization after the disposal of certain parts of that operation. A charge of $0.2 million was recognized in relation to the severance of two employees in the Octel France subsidiary.

Severance expenditure against provisions in 2004, 2003, and 2002 was $6.0 million, $8.2 million and $6.7 million, respectively. Amounts provided at December 31, 2004 are expected to be paid during 2005.

OTHER RESTRUCTURING:

A charge of $3.2 million was recognized for expenditure in the year on the discretionary demolition of redundant facilities at the Ellesmere Port site.

REMEDIATION:

Total costs for remediation are evaluated on a regular basis to take account of expenditure incurred and to amend the scope of future activities in the light of findings from projects carried out. A detailed review of the expected future costs of decontamination and remediation at the Ellesmere Port site was concluded in December 2004. The results were summarized in a discounted cash flow model and the results are reflected herein. Management’s estimate of the total costs of remediation and decontamination for the entire Company and the provisions held in respect of these charges at December 31, 2004 is analyzed as follows:

(IN MILLIONS)	DECONTAMINATION	REMEDIATION	TOTAL
Total estimated future costs	$34.6	$14.7	$49.3
Discretionary contingent costs	(15.0)	(12.4)	(27.4)

Provision	$19.6	$2.3	$21.9

Decontamination costs relate to the post-operational cleaning and disposal of equipment and the demolition of buildings. Remediation costs relate to soil and groundwater contamination.

Total costs include $27.4 million, which comprise the potential cost of vacating the Ellesmere Port site. Management has no present intention to adopt this course of action and intends to continue manufacturing other products at Ellesmere Port when production of TEL ceases. Consequently management views these costs as a contingent liability and no provision is made for them.

Of the opening remediation provision, $6.4 million has been released following agreement in December 2004 of the liability of the Company in the costs of decontamination and remediation at the former TEL manufacturing site at Doberitz in Germany which was closed in March 2002. Of this provision $1.8 million had been utilized on demolition activities on this site during 2004. A further $1.6 million of the decontamination provision was released as it related to the Swedish Bycosin production facility disposed of in November 2004. This release has been included in the loss on disposal (see Note 20). The balance of the charge reflects changes in estimates, FAS 143 accretion charges and currency impacts.

Remediation expenditure against provisions in 2004, 2003, and 2002 was $2.0 million, $3.7 million and $6.6 million, respectively.

The remediation provision represents the fair value of the Company’s liability recognized under FAS 143, Accounting for Asset Retirement Obligations.

NOTE 14 LONG-TERM DEBT

Long-term debt consists of the following:

(IN MILLIONS)	2004	2003
Senior term loan	$100.0	$97.0
Revolving credit	19.0	—
Other loan facility	—	7.6
Loan notes	4.8	—
Capital leases	0.5	—

	124.3	104.6
Less current portion	(30.2)	(1.7)

	$94.1	$102.9

Payments of interest on long-term debt were $4.7 million, $7.8 million and $8.1 million in 2004, 2003 and 2002, respectively.

The net cash outflow in respect of refinancing costs was $2.7 million, $0.2 million and $nil in 2004, 2003 and 2002, respectively.

The financing package agreed in October 2001 comprised a term loan of $210 million and a revolving credit facility of $40 million. The term loan was repayable in semi-annual instalments over three years. The revolving facility was available throughout the loan period until October 2004.

There was $97 million outstanding under the terms of this facility at December 31, 2003, which would have fallen due for repayment in October 2004. There was no drawdown against the revolving credit facility at December 31, 2003.

On January 30, 2004 the Company reached an agreement with a syndicate of banks for a new term loan of $100 million repayable over three and one half years. An additional $50 million revolving credit facility was also agreed, which will expire on July 30, 2007. On August 31, 2004, the Company entered into an amendment agreement with the syndicate of banks by which the revolving credit facility was increased from $50 million to $110 million. Repayments of the term loan of $30 million are due on January 31 of 2005, 2006 and 2007 and a final repayment of $10 million will fall due on July 30, 2007.

This facility contains terms which, if breached, would result in the loan becoming repayable on demand. It requires, among other matters, compliance with certain financial ratio covenants, specifically a ratio of net debt to EBITDA (a non-GAAP measure of liquidity) and a ratio of net interest expense to EBITA (another non-GAAP measure of liquidity). Management believes that the Company has not breached these covenants throughout 2004. The facility is secured by a number of fixed and floating charges over certain assets of the Company and its subsidiaries.

Following the acquisition of the remaining 50% of Octel Starreon LLC (see Note 8), the Company repaid the remaining amount of $6.3 million due under that facility on October 1, 2004.

On acquisition of Aroma & Fine Chemicals Limited (see Note 8), the Company issued £2.5 million ($4.8 million) of loan notes to the vendors. These loan notes are secured by an equal amount of restricted cash in escrow and a repayable in two equal tranches in January and September 2006.

During the year the Company capitalized $0.7 million of assets held under capital leases. These are principally in respect of items of computer hardware based in the UK. The leases expire in three years. $0.2 million of capital repayments were made during 2004.

The following table presents the projected annual maturities for the next three years after 2004:

(IN MILLIONS)	TERM LOAN	REVOLVING LEASES	LOAN NOTES	CAPITAL LEASES	TOTAL
2005	$30.0	$—	$—	$0.2	$30.2
2006	30.0	—	4.8	0.2	35.0
2007	40.0	19.0	—	0.1	59.1

	$100.0	$19.0	$4.8	$0.5	$124.3

NOTE 15 DEFERRED INCOME

Movements in deferred income are summarized as follows:

(IN MILLIONS)	2004	2003
Received	$38.6	$38.6
Amortized	(32.2)	(28.5)

	6.4	10.1
Less: current portion	(2.0)	(2.4)

	$4.4	$7.7

Deferred income relates to amounts received from Ethyl relating to a prepayment for services to be provided under the sales and marketing agreement with OBOAdler, effective January 1, 2000.

NOTE 16 STOCKHOLDERS’ EQUITY

	COMMON STOCK			TREASURY
(NUMBER OF SHARES IN THOUSANDS)	2004	2003	2002	2004	2003	2002
At January 1	14,777	14,777	14,777	2,718	2,934	3,027
Exercise of options	—	—	—	(483)	(285)	(106)
Stock purchases	—	—	—	205	69	13

At December 31	14,777	14,777	14,777	2,440	2,718	2,934

NOTE 17 FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table presents the carrying amount and fair values of the Company’s financial instruments at December 31, 2004 and 2003:

	2004		2003
(IN MILLIONS)	CARRYING AMOUNT	FAIR VALUE	CARRYING AMOUNT	FAIR VALUE
Non-derivatives:
Cash and cash equivalents	$33.3	$33.3	$46.1	$46.1
Restricted cash	4.8	4.8	—	—
Long term debt	124.3	124.3	104.6	104.6
Derivatives:
Interest rate swaps	$0.1	$0.1	$(0.5)	$(0.5)

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents and restricted cash: The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt: The carrying amount of long-term borrowings at variable interest rates approximates fair value. The fair value of fixed interest rate debt is based on the quoted market prices for the same or similar debt.

Derivatives: The fair value of derivatives that relates to interest rate swaps was estimated based on current settlement prices and comparable contracts using current assumptions.

The cumulative gains and losses on the interest rate swaps are summarized as follows:

(IN MILLIONS)	2004	2003
Balance at January 1	$(0.5)	$(1.8)
Change in fair value	0.6	1.3

Balance at December 31	$0.1	$(0.5)

The interest rate swaps have been designated as a cash flow hedge against $25.0 million of underlying variable rate debt obligations that stood at $119.0 million at December 31, 2004. All the swaps expire on July 30, 2007.

The hedges were determined to be effective and consequently the unrealized gain of $0.1 million in 2004 and the unrealized loss of $0.5 million in 2003 have been recorded in accumulated other comprehensive income. Ineffectiveness was determined to be immaterial in 2004 and 2003 and accordingly no gain or loss was recognized in earnings in either period. The Company does not expect any significant portion of the gain to be reclassified into earnings in the next 12 months.

NOTE 18 FINANCIAL INSTRUMENTS AND RISK MANAGEMENT

The Company has limited involvement with derivative financial instruments and does not trade them. The Company does use derivatives to manage certain interest rate and foreign exchange exposures.

The Company uses interest rate swaps, floors, collars and cap agreements to reduce the impact of changes in interest rates on its floating rate debt. The swap agreements are contracts to exchange floating rate for fixed interest payments periodically over the life of the agreements without the exchange of the underlying notional amounts. The notional amounts of interest rate agreements are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss.

Under the terms of the January 2004 financing agreement (see Note 14), the Company is not obliged to take out interest rate swaps for any portion of the senior term loan. However, the Company has determined to hedge a proportion of the outstanding variable rate debt obligation.

As of December 31, 2004 the Company had the following interest rate instruments in effect (notional amounts in millions):

(IN MILLIONS)	NATIONAL AMOUNT	STRIKE RATE	EXPIRY DATE
Interest swap	$25.0	2.66%	July 30, 2007

The Company sells a range of TEL, petroleum additives and performance chemicals to major oil refineries and chemical companies throughout the world. Credit limits, ongoing credit evaluation and account monitoring procedures are utilized to minimize risk. Collateral is not generally required.

NOTE 19 COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

The Company has commitments under operating leases primarily for office space, motor vehicles and various items of computer and office equipment. The leases are expected to be renewed and replaced in the normal course of business. Rental expense was $2.7 million in 2004, $1.8 million in 2003 and $1.5 million in 2002. Future commitments under non-cancelable operating leases are as follows:

(MILLIONS OF DOLLARS)
2005	$1.8
2006	1.4
2007	0.6
2008	0.2
2009	0.1
Thereafter	0.4

$4.5

Commitments in respect of environmental remediation obligations are disclosed in Note 13.

GUARANTEES

The Company and certain of its consolidated subsidiaries were contingently liable at December 31, 2004 for $5.9 million, primarily relating to guarantees of debt of affiliated companies and performance under contracts entered into as a normal business practice. This includes guarantees of non-US excise taxes and customs duties.

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

INDEMNITIES AND WARRANTIES

In connection with the disposal of Octel Waste Management Limited (OWM) on June 26, 2003 the Company indemnified the purchaser in respect of the environmental liability arising from the possible historic contamination of their leased site at Ellesmere Port, UK up to a maximum of £2.0 million ($3.8 million). In general, the environmental conditions or events that are subject to this indemnity must have arisen prior to June 26, 2003 and there is no time limit on when claims must be asserted. This potential liability is included in the Company’s remediation provision.

In addition, the Company provided certain warranties in respect of the disposal of OWM. The Company would be required to perform should the contingent liabilities in respect of the warranties become actual and could be required to make maximum future payments of £3.7 million ($7.1 million).

There are no recourse provisions enabling recovery of any amounts from third parties nor are any assets held as collateral in respect of the indemnity or warranties.

NOTE 20 LOSS ON DISPOSALS

The loss on disposals was made up as follows:

(MILLIONS OF DOLLARS)
Profit on disposal of French office	$4.7
Loss on disposal of Swedish manufacturing assets	(9.1)

$(4.4)

In November 2004, our French subsidiary disposed of its former offices in Paris for consideration of $4.9 million. The offices were unoccupied as the business’s operations had moved to another site in Vernon. The net book value of the property was $nil but the sale incurred costs of $0.2 million.

On November 15, 2004, the Company disposed of certain manufacturing and other assets held by our Swedish subsidiary, Bycosin AB, for consideration of $2.2 million. The net assets disposed of were $11.3 million which comprised:

(MILLIONS OF DOLLARS)
Inventories	$1.1
Property, plant and equipment	2.2
Goodwill	5.8
Intercompany balances	2.9
Plant closure provisions	(0.7)

$11.3

The net loss on disposal was $9.1 million. No tax charge or credit for the loss is anticipated.

As part of the sale of the Swedish manufacturing and other assets, Bycosin de Mexico SA de CV and Bycosin SA de CV, non-core subsidiaries of Octel Sweden AB, were disposed of in their entirety. As there will be no ongoing involvement with this business, this element of the transaction has been included within discontinued operations (see Note 22). As the Company will continue to source product to support the marine and power markets from Sweden, the sale of the Swedish manufacturing and other assets does not meet the criteria laid down in FAS 144, Accounting for the Impairment or Disposal of Long-lived Assets for inclusion within discontinued operations.

NOTE 21 SHARE OF AFFILIATED COMPANY EARNINGS

On March 18, 2004, we disposed of our 49% interest in Joss Holdings BV for cash consideration of $4.2 million. The principal function of this entity had been to sell TEL into certain territories and this function has now been taken over by another subsidiary of the Company. A loss after income tax of $1.0 million was recognized on this disposal including a $0.6 million tax charge in the holding company that held the investment. The $4.7 million asset disposed had previously been shown in “other assets” in the consolidated balance sheet.

NOTE 22 DISCONTINUED OPERATIONS

On November 15, 2004, the Company disposed of a non-core business, Bycosin Mexico, for consideration of $0.9 million. The net assets disposed of were $4.8 million which comprised:

(MILLIONS OF DOLLARS)
Cash	$0.5
Accounts receivable	3.4
Inventories	0.8
Prepaid expenses	0.6
Property, plant and equipment	0.2
Goodwill	2.7
Accounts payable	(0.3)
Intercompany balances	(3.1)

$4.8

The net loss on disposal was $3.9 million which includes the net income of Bycosin Mexico for 2004 up to the date of disposed of $0.4 million, professional fees of $0.2 million and a tax charge of $0.2 million.

On June 26, 2003 we disposed of our investment in Octel Waste Management Limited, a non-core UK business which was part of the TEL reporting segment, for cash consideration of $4.2 million. The net assets of the company were $1.4 million, principally comprising capital work-in-progress of $5.0 million offset by bank debt of $1.6 million and intercompany balances of $2.0 million. The company had not started trading. The net loss to the Company was $0.3 million, on which no tax charge or credit arose.

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

$(3.0)

The Company loss on disposal was $3.1 million and included pre-tax losses for the six months ended June 30, 2003 in Manhoko’s books of $0.6 million, based on net sales in the period of $1.0 million. No tax charge or credit on the loss is anticipated.

NOTE 23 OTHER BALANCE SHEET INFORMATION

RESTRICTED CASH

During the year the Company acquired Aroma & Fine Chemicals Limited (see Note 8). Of the consideration, £2.5 million ($4.8 million) is in the form of Loan Notes. These are repayable in two equal tranches in January and September 2006.

Under the terms of the loan notes they must be secured by an equal amount of restricted cash in escrow.

OTHER ASSETS

Included within other assets are investments that are not consolidated by the Company on the grounds that the Company does not have a controlling financial interest. These investments are held at cost less provision for impairment. The principal affiliates are as follows:

OWNERSHIP INTEREST
Deurex Micro Technologies Gmbh	20.0%
Ferrous Corp	47.7%
Octel Chemay (Pty) Limited	50.0%
Stylacats Limited	37.6%

All of the unconsolidated affiliates are privately held companies and as such quoted market prices are not available. No dividends were received during 2004, 2003 and 2002.

During the year the Company made sales of 0.9 million euros ($1.2 million) to Deurex Micro Technologies GmbH (Deurex). At December 31, 2004, the balance owed to the Company by Deurex was 0.3 million euros ($0.4 million).

NOTE 24 ASSET RETIREMENT OBLIGATIONS

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

The amounts recorded as liabilities in our balance sheet were unchanged by FAS 143 because all qualifying costs had been fully provided under our pre-existing environmental compliance and remediation accounting policy. However, we had previously expensed these costs in full, so the change brought about by FAS 143 has been the retrospective capitalization and depreciation of those costs. As a result, a total of $8.3 million of costs were added to the carrying amount of property, plant and equipment. Since most of the relevant plant was nearing the end of its useful life, the cumulative depreciation uplift was $7.8 million.

The effect on the income statement, reflecting the net book value of costs previously written off but now capitalized, was $0.5 million and has been disclosed separately on the face of the income statement as “cumulative effect of change in accounting principle.”

NOTE 25 RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

On December 15, 2004, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 123R, Share-Based Payments (FAS 123R). This requires that the cost of equity based service awards are based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which the employee is required to provide service in exchange for the award or the requisite service period (usually the vesting period). No compensation cost is recognized for equity instruments for which employees do not render service.

In order to provide the disclosures in Note 4, management have had to calculate the cost of share-based payments on a FAS 123 basis and compare this to the current method of calculating share-based compensation. This shows that the impact of FAS 123 would have been to reduce net income by $0.2 million to $6.0 million in 2004 and consequently is unlikely to have had a material effect of the Company’s results of operations.

FAS 123R is effective for the Company as of the beginning of the third quarter, 2005, but will be adopted with effect from January 1, 2005.

In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, Inventory Costs (FAS 151), an amendment of ARB No. 43. The new standard requires that the Company recognizes amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) as current period charges. In addition, this statement requires that the Company allocates fixed production overhead to the costs of conversion based on the normal capacity of its production facilities. The provisions of this statement are effective for inventory costs that are incurred during fiscal years beginning after June 15, 2005. The adoption of the provisions of FAS 151 is not expected to have a material impact on the Company’s financial position or results of operations.

NOTE 26 RELATED PARTY TRANSACTIONS

On February 24, 2005, Dennis J. Kerrison, the Chief Executive Officer and President of the Company, arranged to transfer GBP 50,000 (equivalent to approximately ZAR 500,000 and approximately USD 95,000) from his bank account in the United Kingdom to the account of the Associated Octel Company (South Africa) (Pty) Limited (“AOCSA”), a wholly-owned indirect subsidiary of Octel Corp. On the same day, at the initiation of Mr. Kerrison, AOCSA made a payment of ZAR 500,000 (equivalent to approximately USD 95,000) for Mr. Kerrison’s personal use. Mr. Kerrison’s UK bank sent the funds to AOCSA’s bank on February 24, 2005. Those funds were credited to AOCSA’s bank account on February 28, 2005. AOCSA was reimbursed on behalf of Mr. Kerrison for associated costs (of approximately ZAR 629 equivalent to approximately USD 107) on March 3, 2005

QUARTERLY SUMMARY (UNAUDITED)

(DOLLAR AMOUNTS IN MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTER	SECOND QUARTER	THIRD QUARTER	FOURTH QUARTER
2004
Net sales	$106.9	$123.0	$130.6	$120.0
Gross profit	44.6	58.1	52.5	54.3
Operating income/(loss)	12.8	12.5	19.3	(3.8)
Net income/(loss)	7.2	3.2	9.1	(13.3)
Net cash provided by operating activities	17.2	19.2	0.5	25.5
Per common share:
Earnings/(loss) — basic	0.59	0.26	0.73	(1.08)
— fully diluted(2)	0.56	0.25	0.70	(1.08)
Stock price — high	30.05	32.00	27.00	23.85
— low	19.75	20.06	21.15	18.62
2003(1)
Net sales	$95.3	$111.9	$121.4	$126.0
Gross profit	39.3	49.0	55.8	58.0
Operating income	18.9	20.6	30.7	27.0
Net income	10.9	9.6	18.4	12.9
Net cash provided by operating activities	5.5	11.7	38.8	29.2
Per common share:
Earnings — basic	0.92	0.81	1.54	1.08
— fully diluted	0.88	0.77	1.47	1.02
Stock price — high	18.27	16.17	19.00	20.48
— low	12.70	12.56	13.52	16.85

(1)	The figures for 2003 have been restated in order to reflect discontinued operations. This had no impact on cash flows or earnings per share.

(2)	In view of the fact that a net loss of $13.3 million was made in the fourth quarter, 2004, the basic and fully diluted loss per common share are the same for that quarter. However, on an annual basis the fully diluted earnings per common share was $0.48, meaning that effectively the impact of the fourth quarter loss on fully diluted earnings per share was a loss of $1.03.

PRINCIPAL SUBSIDIARIES

AK CHEMIE GMBH (GERMANY)

ALCOR CHEMIE AG (SWITZERLAND)

ALCOR CHEMIE VERTRIEBS GMBH (SWITZERLAND)

AROMA & FINE CHEMICALS LIMITED (UK)

THE ASSOCIATED OCTEL COMPANY LIMITED (UK)

ASSOCIATED OCTEL COMPANY (SOUTH AFRICA) (PTY)

LIMITED (SOUTH AFRICA)

CP3500 INTERNATIONAL LIMITED (CYPRUS)

GAMLEN INDUSTRIES SA (FRANCE)

LEUNA POLYMER GMBH (GERMANY)

NOVOKTAN GMBH (GERMANY)

OCTEL AMERICA INC. (USA)

OCTEL DEUTSCHLAND GMBH (GERMANY)

OCTEL DEVELOPMENTS PLC (UK)

OCTEL ENVIRONMENTAL LIMITED (UK)

OCTEL EXHAUST SYSTEMS LIMITED (UK)

OCTEL FRANCE SAS (FRANCE)

OCTEL INNOVATIONS LIMITED (UK)

OCTEL INTERNATIONAL LIMITED (UK)

OCTEL ITALIA SRL (ITALY)

OCTEL PERFORMANCE CHEMICALS INC. (USA)

OCTEL STARREON LLC (USA)

OCTEL SWEDEN AB (SWEDEN)

OCTEL VALVEMASTER LIMITED (UK)

PROCHEM CHEMICALS INC. (USA)

OCTEL CORP.

BOARD OF DIRECTORS

DR. ROBERT E. BEW*

CHAIRMAN AND DIRECTOR

Retired CEO of ICI Chemical & Polymer

Division and Chairman of Phillips

Imperial Petroleum Ltd.

Former Chairman of European Process

Industries Competitiveness Centre.

DENNIS J. KERRISON

PRESIDENT AND CHIEF

EXECUTIVE OFFICER

Previously Executive Vice President,

Great Lakes Chemical Corporation.

Former Chief Executive Officer

of Hickson International PLC.

HUGH G.C. ALDOUS*

DIRECTOR

Chairman of the Eastern European

Trust plc and Craegmoor

Health Care Ltd.

Director of Henderson TR Pacific

Trust plc, and Elderstreet Millennium

Venture Capital Trust plc.

Partner of RSM Robson Rhodes LLP.

DR. BENITO FIORE

DIRECTOR

Former Chairman and Chief Executive

Officer of Enichem UK Ltd.

CHARLES M. HALE*

DIRECTOR

Executive Chairman of Polar

Capital Partners Ltd.

Former Managing Director and

Vice Chairman of CSFB Europe Ltd.

Former General Partner of Lehman

Brothers Kuhn Loeb.

Former Managing Director of

AG Becker International.

MARTIN M. HALE*

DIRECTOR

Director of Great Lakes

Chemical Corporation.

Former President and Chief Executive

Officer of Marsh & McClennan

Asset Management Company.

SAMUEL A. HAUBOLD

DIRECTOR

Former Senior Partner of Kirkland

& Ellis International, London.

JAMES M.C. PUCKRIDGE

DIRECTOR

Director of Thomas Swan & Co. Ltd.

Retired Chairman of Elf Atochem

UK Ltd.

CORPORATE OFFICERS

DENNIS J. KERRISON

PRESIDENT AND

CHIEF EXECUTIVE OFFICER

PAUL W. JENNINGS

EXECUTIVE VICE PRESIDENT

AND CHIEF FINANCIAL OFFICER

SHARON E. TODD

EXECUTIVE VICE PRESIDENT,

CORPORATE DEVELOPMENT

DR. CATHERINE HESSNER

SENIOR VICE PRESIDENT,

HUMAN RESOURCES

DR. GEOFFREY J. HIGNETT

SENIOR VICE PRESIDENT,

CORPORATE LEADERSHIP

DR. IAN MCROBBIE

SENIOR VICE PRESIDENT,

RESEARCH AND TECHNOLOGY

ANDREW HARTLEY

VICE PRESIDENT AND

GENERAL COUNSEL

RICHARD T. SHONE

VICE PRESIDENT, SAFETY,

HEALTH AND ENVIRONMENT

*	Members of Audit Committee

INVESTOR INFORMATION

CORPORATE OFFICES

OCTEL CORP.

220 CONTINENTAL DRIVE

NEWARK, DE 19713

USA

SHAREHOLDER INQUIRIES

EQUISERVE TRUST COMPANY, NA

PO BOX 219045

KANSAS CITY, MO 64121-9045

USA

TEL: 816-843-4299

TDD: 1-800-952-9245

INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

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

REQUIRED BY SECTION 302 OF THE SARBANES-OXLEY

ACT OF 2002 HAVE BEEN FILED AS AN EXHIBIT

TO THE FORM 10-K.

COPIES OF THE FORM 10-K AND OTHER FINANCIAL

AND CORPORATE GOVERNANCE INFORMATION,

INCLUDING OCTEL’S CODE OF ETHICS,

ARE AVAILABLE FROM INVESTOR RELATIONS.

THIS INFORMATION CAN ALSO BE ACCESSED

VIA THE CORPORATE WEBSITE.

IN ACCORDANCE WITH THE NEW YORK STOCK

EXCHANGE LISTING RULES, THE COMPANY

WILL SUBMIT THE CEO CERTIFICATION REQUIRED

BY SECTION 303A.12 NO LATER THAN 30 DAYS

AFTER THE ANNUAL MEETING OF STOCKHOLDERS.

SUSTAINABLE DEVELOPMENT

COPIES OF OCTEL’S LATEST SUSTAINABLE

DEVELOPMENT REPORT ARE AVAILABLE

FROM INVESTOR RELATIONS.

ANNUAL MEETING

THE ANNUAL MEETING OF STOCKHOLDERS

WILL BE HELD ON MAY 3, 2005 AT 10 A.M. LOCAL TIME,

AT THE HYATT REGENCY BOSTON, ONE AVENUE

DE LAFAYETTE, BOSTON, MA 02111, USA